 As filed with the Securities and Exchange Commission on February 9, 2000
                                                      Registration No. 333-91615
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  -----------

                              Amendment No. 4
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------

                              VIA NET.WORKS, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                     7370                     84-1412512
    (State or other           (Primary Standard           (I.R.S. Employer
    jurisdiction of              Industrial              Identification No.)
   incorporation or          Classification Code
     organization)                 Number)

                                  -----------

                       12100 Sunset Hills Road, Suite 110
                                Reston, VA 20190
                                 (703) 464-0300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                  -----------

                               David M. D'Ottavio
                            Chief Executive Officer
                              VIA NET.WORKS, Inc.
                       12100 Sunset Hills Road, Suite 110
                                Reston, VA 20190
                                 (703) 464-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -----------

                                   Copies to:
          Steven A. Museles                      David J. Johnson, Jr.
           Suzanne A. Barr                        David G. Pommerening
        Hogan & Hartson L.L.P.                   O'Melveny & Myers LLP
     555 Thirteenth Street, N.W.              555 Thirteenth Street, N.W.
      Washington, DC 20004-1109                Washington, DC 20004-1109
            (202) 637-5600                           (202) 383-5300

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  -----------

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                   Proposed       Proposed
                                                                   maximum         maximum
             Title of each class of                Amount to    offering price   aggregate       Amount of
           securities to be registered           be registered    per share    offering price registration fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share (2).....   17,000,000       $21.00      $357,000,000      $97,048
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(a). $74,586 of the filing fee has previously been paid.

(2) The shares are not being registered for sales outside the United States.

                                  -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                                Explanatory Note

  This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten United States and Canadian offering, the underwritten prospectus, and one to be used in a concurrent direct offering to preferred stockholders of the registrant, the direct offering prospectus. The two prospectuses will be identical in all respects except for the front and back cover pages, the table of contents and the sections captioned "Legal Matters" and "Underwriting" or "Plan of Distribution." The pages to be included in the direct offering prospectus and not the underwritten prospectus are marked "alternate page" and appear immediately before Part II of this Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION - FEBRUARY 9, 2000

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Prospectus
     , 2000

                            [LOGO OF VIA NET.WORKS]

                     14,300,000 Shares of Common Stock

--------------------------------------------------------------------------------

    VIA NET.WORKS,       The Offering:
    Inc.:

    . We are a leading   . We are offering
      international        shares of our
      provider of          common stock. This
      Internet access      prospectus relates
      and services         to an underwritten
      focusing on small    offering of
      and mid-sized        7,150,000 shares
      businesses           in the United
      located in Europe    States and Canada.
      and Latin            In addition, we
      America.             are offering
                           7,150,000 shares
    . VIA NET.WORKS,       outside the United
      Inc. 12100 Sunset    States and Canada
      Hills Road, Suite    in an underwritten
      110 Reston, VA       international
      20190 (703) 464-     offering. We are
      0300                 also directly
                           offering 700,000
                           shares to our
    Symbol & Markets:      preferred
    . VNWI                 stockholders in a
    . Nasdaq National      concurrent
      Market               offering.
    . Amsterdam Stock
      Exchange
                         . The U.S.
                           underwriters have
                           an option to
                           purchase an
                           additional
                           2,000,000 shares
                           from us to cover
                           over-allotments.

                         . This is our
                           initial public
                           offering and we
                           anticipate that
                           the initial public
                           offering price
                           will be between
                           $19.00 and $21.00
                           per share.

                         . Closing:
                           February  , 2000

    --------------------------------------------------
                                       Per Share Total
    --------------------------------------------------
     Public offering price:             $        $
     Underwriting fees:                 $        $
     Proceeds to VIA NET.WORKS, Inc.:   $        $
    --------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on Page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete, nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

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Donaldson, Lufkin & Jenrett                           Morgan Stanley Dean Witter

                           -------------------------

   Salomon Smith Barney        DLJdirect Inc.

[A Map of Europe and North and South America appears here, on which is marked the following:

Current Network Connection Points:

         London, Amsterdam, Dusseldorf, New York and Washington D.C.

Network Connection Points expected by the end of February 2000:

         Paris, Palo Alto, Chicago

Network Connection Points proposed for 2000:

         Madrid, Geneva and Milan.

Operating Companies:

i-way, Reading, UK                    M&Cnet, Fribourg, SU
MediaNet, Dublin, IE                  DNS, Paris, FR
U-Net, Warrington, UK                 Artinternet, Paris, FR
WWS, Staines, UK                      Interbook, Sevilla, ES
Netlink, London, UK                   Esoterica, Lisbon, PT
bART, Rotterdam, NL                   Dialdata, Sao Paulo, BR
Ecce Terram, Oldenberg, DE            VIA Net Works Argentina, Buenos Aires, AR
INS, Castrop-Rauxel, DE               ServiceNet, Buenos Aires, AR
GTN, Duisburg, DE                     InfoAcces, Mexico City, MX
Net4You, Klagenfurt, AU

Rights to 155 Mbps capacity:          Proposed Routes for Rights to 155 Mbps
                                      capacity:

         New York to London                     Dusseldorf to Milan
         London to Amsterdam                    Milan to Geneva
         Amsterdam to Dusseldorf                Geneva to Madrid
         Dusseldorf to Paris                    Madrid to Paris
         Paris to London

Leased capacity:                      Leased capacity proposed for end of
                                      February 2000:

         Palo Alto to London                    New York to
         New York to                              Palo Alto
             Washington, D.C.                     Chicago
             Lisbon
         Washington, D.C. to
             Warrington
         London to
             Reading
             Dublin
             Warrington
             Staines

"VIA NET.WORKS owns and operates a European and trans-Atlantic network which carries Internet traffic generated by our operating companies."]

                            [LOGO OF VIA NET.WORKS]

                               TABLE OF CONTENTS

                                                   Page
Prospectus Summary..............................     1
Risk Factors....................................     6
Special Note Regarding Forward-
 Looking Statements.............................    14
Use of Proceeds.................................    15
Dividend Policy.................................    15
Capitalization..................................    16
Dilution........................................    17
Selected Consolidated Financial
 Data...........................................    18
Selected Combined Pro Forma
 Financial Data.................................    20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations..................................    23

                                                  Page
Business........................................    33
Management......................................    49
Transactions with Related Parties...............    58
Principal Stockholders..........................    61
Description of Capital Stock....................    64
Shares Eligible For Future Sale.................    67
Material Federal Income Tax Consequences to Non-
 United States Stockholders.....................    70
Material Netherlands Tax Consequences...........    73
Underwriting....................................    76
Legal Matters...................................    80
Experts.........................................    80
Where You Can Find More Information.............    81
Index to Financial Statements...................   F-1

                               PROSPECTUS SUMMARY

  The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in this offering. The other information is important, so please read this entire prospectus carefully.

                              VIA NET.WORKS, Inc.


  VIA NET.WORKS is a leading international provider of Internet access and services focused on small and mid-sized businesses in Europe and Latin America. By targeting these customers and regions, we are positioned to capitalize on some of the most rapidly growing areas of the Internet market. Both of these regions have a relatively low number of total Internet users, and small and mid-sized businesses in each region have a relatively low number of Internet services available to them. By choosing to serve these market segments, we have the opportunity to sell our services to a large number of small and mid-sized businesses who have identifiable Internet needs but little or no Internet experience. Once we have developed relationships with these customers, we can upgrade them from entry-level Internet access services to more sophisticated and higher margin products and services like web hosting, virtual private networks and e-commerce solutions which will allow them to compete in both local and global markets.

  Since our founding in late 1997, we have rapidly established our international presence by acquiring, integrating and growing 19 business-focused Internet services providers in 12 European and Latin American countries. In addition, we recently agreed to purchase one additional Internet services provider, ISAR, located in Munich, Germany, on or shortly after the closing of this offering. As of September 30, 1999, pro forma for four acquisitions we made after September 30, 1999 and one pending acquisition, we had 87,900 customers in Europe, of which 45.7% were businesses, and 25,500 customers in Latin America, of which 32.7% were businesses. Pro forma for these acquisitions, as of September 30, 1999 we hosted 18,200 web sites and had registered 50,700 domain names. For the nine months ended September 30, 1999, we had pro forma revenue of $48.7 million and pro forma net losses of $33.0 million. To date, our operations have been funded by investments of $181.0 million from our current investors, which include The Centennial Funds, Norwest Equity Capital, Telecom Partners II, HarbourVest International, Providence Equity Partners, Verio Inc. and Boston Millennia Partners.

  We are a customer-focused sales, marketing and service organization. We leverage our local marketing, sales and customer care efforts with the benefits of our global scale by providing our local operations international network capacity, marketing support, capital and management resources. We believe that our local focus combined with our global capabilities will allow us to increase both our market share and revenue.

Our Products and Services

  We offer a suite of bundled and stand-alone Internet products and services which can be tailored to the individual needs of our small and mid-sized business customers. Our products and services include

  . dedicated high speed and dial-up Internet access

  . hosting of customer web sites

  . co-location services, where a customer places equipment in our facilities for the purposes of hosting software, database, web site and other applications

  . e-mail services

  . e-commerce solutions including secure electronic payment processing, electronic procurement and business portal design and hosting

  . Internet virtual private networks which provide individual commercial customers with greater security for their electronic communications over the Internet

  . domain name registration of Internet addresses, such as www.customername.com

  . Internet security products, which protect the integrity of customer data and networks, authenticate users and provide secure data transmissions

Our Markets

  Internet access and services markets are among the fastest growing segments of the global telecommunications marketplace. Favorable trends which should help fuel continued growth in Europe and Latin America include

  . increasing availability and affordability of computer hardware

  . increasing Internet penetration, which is the ratio of World Wide Web users to total population

  . increasing adoption of the Internet and related technologies to drive productivity and e-commerce revenue

  . continuing telecommunications industry deregulation, which encourages improved infrastructure and competitive pricing

Our Network

  We own and operate a European and trans-Atlantic network which carries Internet traffic generated by our operating companies. The backbone of this network provides 155 Mbps of redundant capacity on two fiber optic rings. The first ring provides trans-Atlantic capacity between New York City and London. The second ring provides pan-European capacity with network connection points in London, Dusseldorf and Amsterdam, and we plan to establish connection points in four additional cities during 2000. We also operate 138 network points of presence throughout Europe and Latin America which provide our customers with access to the Internet. We plan to add points of presence to further expand our international service capabilities. We believe that combining the transmission capacity requirements of our operating companies onto our network increases efficiency, reduces costs and results in higher service quality than our operating companies could obtain on their own.

Our Strategy

  Our goal is to become the premier international provider of Internet access and services to small and mid-sized businesses in Europe and Latin America. We intend to reach our goal by

  . maintaining a strong local presence through locally managed operating companies

  . leveraging our brand name and international network

  . delivering single-source Internet solutions to our customers

  . delivering quality customer service supported by continued investment in billing, back-office and customer care systems

  . continuing investment in network infrastructure and product development

  . accelerating our growth through strategic acquisitions

                                 The Offerings

Common stock offered by us in our
 underwritten initial public offering...  14,300,000 shares
Common stock offered directly by us in a
 concurrent offering to our preferred
 stockholders...........................     700,000 shares
Total common stock offered by us........  15,000,000 shares
Common stock to be outstanding after      57,068,821 shares
 this offering..........................
Use of proceeds.........................  We intend to use the net proceeds of these offerings for general corporate
                                          purposes, including funding our
                                          operations, capital expenditures,
                                          network expansion, working capital and
                                          acquisitions of Internet services
                                          providers in our target markets.
Nasdaq National Market and Amsterdam
 Stock Exchange symbol..................  VNWI

  We are making our offering of 700,000 shares directly to our preferred stockholders in fulfillment of our obligations under a stockholders agreement. Although our underwritten initial public offering is not contingent on our completing the offering to our preferred stockholders, the completion of our offering to our preferred stockholders is contingent on our completing our underwritten initial public offering. We refer to these offerings throughout this prospectus collectively as this offering.

  The common stock to be outstanding after this offering is based on the number of shares outstanding as of January 14, 2000 and assumes the underwriters do not exercise their over-allotment option. For further information regarding how we calculated the number of our outstanding shares, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management," "Transactions with Related Parties," "Description of Capital Stock."

  A prior version of this prospectus incorrectly described lock-up agreements to be signed by some of our directors pursuant to requirements of the Amsterdam Stock Exchange. Please see the revised description on page 69 of this prospectus.

                                  ------------

  We were incorporated in Delaware in June 1997. Our principal executive offices are located at 12100 Sunset Hills Road, Suite 110, Reston, Virginia 20190 and our telephone number is (703) 464-0300. Our website can be found at www.via-net-works.com. Information contained on our website is not intended to be a prospectus and is not incorporated into this prospectus.

           Summary Consolidated and Combined Pro Forma Financial Data

  The table below summarizes

  . our historical consolidated financial data for the period from inception, June 13, 1997, to December 31, 1997, for the year ended December 31, 1998 and for the nine months ended September 30, 1998 and September 30, 1999

  . our combined pro forma financial data for the year ended December 31, 1998 and for the nine months ended September 30, 1999

  . our pro forma as adjusted balance sheet data as of September 30, 1999, which give effect to our sale of 15,000,000 shares of common stock at an assumed initial public offering price of $20.00 per share less applicable underwriting fees and estimated offering expenses, and the issuance of an estimated 332,632 shares of common stock and payment of $1.8 milion on or shortly after the closing of this offering to repay indebtedness associated with prior acquisitions and to acquire the minority interest in our Brazilian operating company, Dialdata

   Our historical statement of operations data for the period from inception, June 13, 1997, to December 31, 1997 and for the year ended December 31, 1998 are derived from our audited consolidated financial statements. Our statement of operations data for the nine months ended September 30, 1998 and 1999 and our balance sheet data as of September 30, 1999 are derived from our unaudited interim financial statements and, in the opinion of our management, include all material adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

  Our pro forma statement of operations and other financial data for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to our acquisition of 19 companies between January 1, 1998 and January 14, 2000 and one pending acquisition as though these acquisitions had occurred on January 1, 1998. The pro forma balance sheet data and operating statistics as of September 30, 1999 give effect to our acquisition of four companies after September 30, 1999 and one pending acquisition. The pro forma statement of operations and balance sheet data also give effect to the conversion of all of our outstanding mandatorily redeemable convertible preferred stock into common stock and the pro forma balance sheet data are further adjusted to reflect this offering. The pro forma financial data for the year ended December 31, 1998 and the nine months ended September 30, 1999 are not necessarily indicative of the results that would have occurred if the transactions had been consummated as of January 1, 1998 and are not intended to indicate expected results for any future period.

  As used in the table below, "EBITDA" represents earnings or loss from operations before interest, taxes, depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry, it should not be considered an alternative to net earnings, when determined in accordance with generally accepted accounting principles, or GAAP, or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA we use may not compare to other similarly titled measures used by other companies.

  The summary consolidated and combined pro forma financial data shown below should be read together with our audited consolidated financial statements, our unaudited interim financial statements, our unaudited pro forma condensed combined financial statements, our acquired companies' financial statements and related notes, and other financial information including "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                                            Historical                              Pro Forma
                          ------------------------------------------------  --------------------------
                            Period from
                             Inception                 Nine Months Ended        Year      Nine Months
                          (June 13, 1997)  Year Ended    September 30,         Ended         Ended
                          to December 31, December 31, -------------------  December 31, September 30,
                               1997           1998       1998      1999         1998         1999
                          --------------- ------------ --------  ---------  ------------ -------------
                                        (Dollars in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Europe.................      $   --        $  2,697   $    --   $  18,373   $   33,315   $   35,508
 Latin America..........          --             651        --       3,988       13,946       13,237
                              -------       --------   --------  ---------   ----------   ----------
  Total revenues........          --           3,348        --      22,361       47,261       48,745
Operating costs and
 expenses...............          336          9,415      2,867     41,973       86,735       84,203
                              -------       --------   --------  ---------   ----------   ----------
Loss from operations....         (336)        (6,067)    (2,867)   (19,612)     (39,474)     (35,458)
Interest income, net....           15          1,425        962      1,308         (210)         951
Loss in unconsolidated
 affiliate..............          --          (1,199)      (447)      (177)         --           --
Foreign currency gains..          --             115        --       1,283          194        1,123
                              -------       --------   --------  ---------   ----------   ----------
Loss before minority
interest and income
taxes...................         (321)        (5,726)    (2,352)   (17,198)     (39,490)     (33,384)
Income tax benefit
 (expense)..............          --             145        --         --          (673)        (649)
Minority interest.......          --             239        --       1,241         (317)       1,006
                              -------       --------   --------  ---------   ----------   ----------
Net loss attributable to
common stockholders.....      $  (321)      $ (5,342)  $ (2,352) $ (15,957)  $  (40,480)  $  (33,027)
                              =======       ========   ========  =========   ==========   ==========
Net loss per common
 share..................      $(10.66)      $ (24.29)  $ (11.64) $  (20.17)  $    (3.20)  $    (2.24)
                              =======       ========   ========  =========   ==========   ==========
Weighted average common
 shares outstanding.....       30,063        219,964    202,077    790,953   12,661,530   14,733,293

Other Financial Data:
Cash flows from
 operating activities...      $  (233)      $ (3,784)  $ (1,618) $  (6,877)
Cash flows from
 investing activities...           (8)       (14,383)    (3,185)   (61,616)
Cash flows from
 financing activities...        1,048         52,187     52,237    125,994
EBITDA..................         (336)        (4,763)    (2,864)    (8,494)
Depreciation and
 amortization...........          --           1,304          3     10,635
Non-cash stock
 compensation charges...          --             --         --         483
Capital expenditures....            8            520         45     11,318

                                                  As of September 30, 1999
                                              --------------------------------
                                                                    Pro Forma
                                              Historical Pro Forma As Adjusted
                                              ---------- --------- -----------
                                                   (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents....................  $ 91,502  $ 21,178   $297,164
Restricted cash..............................       --     15,000     15,000
Goodwill.....................................    91,535   147,602    147,602
Total assets.................................   215,095   227,498    503,484
Total long-term debt and capital leases, net
 of current portion..........................    13,551    14,973     11,011
Mandatorily redeemable convertible preferred
 stock.......................................   180,933       --         --
Total stockholders' (deficit) equity ........   (13,245)  169,487    453,941

Operating Statistics:
Number of PoPs...............................       101       138
Number of business customers.................    38,876    48,517
Number of consumer customers.................    50,083    64,877
Number of web-sites hosted...................    16,612    18,163
Number of domain names registered............    45,947    50,683

                                  RISK FACTORS

  You should carefully consider the following risk factors and all of the other information included in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could cause our quarterly operating results to fluctuate or materially adversely affect our business, operating results or financial condition and could result in a complete loss of your investment.

Risks Related to our Business

We are not profitable and do not expect to achieve profitability in the near future, if at all.

  We have not achieved profitability. We expect to continue to incur net losses for the foreseeable future and may never become profitable. We incurred net losses of $321,000 from inception through December 31, 1997. For the year ended December 31, 1998, we incurred additional net losses of $5.3 million. For the nine months ended September 30, 1999, we incurred additional net losses of $16.0 million and had an accumulated deficit of $21.6 million as of September 30, 1999, and we expect to report additional net losses for the period since September 30, 1999.

  Our business plan calls for us to continue to acquire and invest in operating companies. As a result, we will continue to amortize substantial amounts of goodwill. As we grow, we expect that the amount of goodwill we will amortize in connection with these investments will represent an increasingly smaller portion of our expenses. Therefore, we expect to continue to incur net losses until that point in time when the goodwill we amortize represents a sufficiently small amount of our expenses that it is exceeded by our net income before amortization. Because we cannot predict the nature, size and timing of future acquisitions, we do not know when we will become profitable, if ever.

We have a history of negative cash flow, and we may never achieve positive cash flow.

  For the year ended December 31, 1998, we had losses from operations, before depreciation and amortization, of $4.8 million. For the nine months ended September 30, 1999, we had losses from operations, before depreciation and amortization, of $9.0 million, and we expect to report additional losses for the period since September 30, 1999. Additionally, we used $14.3 million in 1998 and $61.3 million in the first nine months of 1999 to acquire operations and fixed assets. If we are unable to increase our revenue to cover our costs and investment expenditures, we will continue to experience negative cash flow. For information regarding our expected losses for the three months ended December 31, 1999, see "Management's Discussion and Analysis--Recent Developments" on page 24.

We may not be able to obtain sufficient funds to execute our business plan.

  We expect that the net proceeds of this offering will fund our operations for the next 12 months. After we have used the net proceeds from this offering, we will need to obtain additional debt or equity financings to fund operations, capital expenditures for expansion of network and information systems, and acquisitions. If we obtain debt financings, we may be required to agree to restrictions on our activities that could impair our ability to execute our business plan. For example, these restrictions may prohibit us from incurring additional debt or making acquisitions without prior lender approval. If we obtain additional equity financings, the per share value of our outstanding common stock may be diluted. In general, if we are unable to obtain these financings on favorable terms, we may be unable to implement our business plan.

Our combined operating history is limited and may not be indicative of our future performance.

  Although a number of the operating companies we have acquired have been in operation for some time, VIA itself has a limited history of operations. Consequently, the financial information in this prospectus may not be indicative of our future performance.

Because we have grown rapidly and we expect our growth to continue, we may have difficulty managing our growth effectively, which could adversely affect the quality of our services and the results of our operations.

  We have grown rapidly and expect to continue to grow rapidly by acquiring new companies, increasing the number of customers served and increasing the number and types of products and services we offer. We have acquired 19 companies since June 1998, and agreed to acquire one other company, and the total number of our employees grew from five to 903 between June 1, 1998 and January 14, 2000. To manage our expected growth effectively, we must

  . implement additional management information systems

  . develop additional operating, administrative, financial and accounting systems and controls

  . hire and train additional personnel

  If we are unable to meet these demands, the quality of our services may suffer, causing us to lose customers and revenues.

If we fail to integrate operating systems, networks and management of our acquired companies successfully, we may suffer operating inefficiencies and reduced operating cash flow.

  We may not be able to integrate our acquired companies successfully because we currently operate in 12 different countries with different governmental regulations, languages, customs, currencies and availabilities of telecommunication capacity to carry data. We will have to commit substantial management, operating, financial and other resources to integrate our operating companies and implement our business model, which will reduce our operating cash flow.

Because we operate in markets where extended vacations are typical, and since in some of these markets, we receive a portion of our revenues based on customer usage, we may experience seasonal variation in our quarterly revenue and operating results that could cause our stock price to decline.

  In Europe and Latin America, four or more weeks of vacation is typical and often mandated under law. As a result, extended summer and winter holiday vacations are common and it is difficult to attract new customers during these periods. In these markets, our customers also pay their telephone companies for the number of minutes they spend on-line, even if we provide a local telephone number that they can use for access. We may receive a portion of these fees from the telephone companies as payment for generating usage, and customer usage generally declines in the summer months, July and August in Europe and January and February in Latin America, and in December. As a result, we may experience lower revenues during these periods and our operating results may be affected. To the extent our quarterly results fluctuate more widely than expected by us, securities analysts and investors, our stock price could decline.

We face increasing competition for the purchase of local Internet services providers, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

  Our business strategy depends, in part, upon our ability to identify and acquire new local Internet services providers that meet our acquisition criteria. In pursuing these opportunities, we compete with other Internet services providers, local, regional, national and global telecommunication companies and other buyers. These competitors may drive up the price of our acquisition targets or may acquire our acquisition targets. Many of these competitors are larger than we are and have greater financial and other resources than we have. Increasing competition has raised the price we have paid for acquisitions in some markets and may continue to do so. In addition, our acquisition targets may find our competitors more attractive because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy.

Financial information on which we rely to make future acquisitions may not be accurate, which may result in our acquiring undisclosed liabilities or experiencing lower than expected operating results.

  The companies we target for acquisition typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. As a result, we may acquire undisclosed liabilities or experience lower-than-expected revenues or higher-than-expected costs, which could adversely affect our operating results. To date, no issues of this kind have arisen that have materially adversely affected our results; however, they may arise in the future.

Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect our operating results.

  We record the revenues and expenses of our local operations in their home currencies and translate these amounts into U.S. dollars. As a result, fluctuations in foreign currency exchange rates may adversely affect our revenues, expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. For example, the value of the Brazilian Real fluctuated by 45.6% in relation to the U.S. dollar during the nine months ended September 30, 1999 and ended the period 37.2% lower than its value to the U.S. dollar in the beginning of the year. Since each Real converted to fewer U.S. dollars, our U.S. dollar revenue was reduced. In the past, the currencies of many Latin American countries, including Brazil and Mexico in particular, have experienced substantial devaluation and volatility.

Our Latin American markets have a history of political and economic instability which may disrupt our operations and adversely affect our results.

  We derive and expect to continue to derive a significant portion of our revenues from the Latin American markets. Latin America has experienced periods of political and economic instability. If these conditions were to reoccur, our business could be adversely affected. Historically, instability in Latin American countries has been caused by

  . extensive governmental involvement, control or ownership of industries in local economies, including telecommunications facilities, financial institutions and other commerce infrastructure

  . unexpected changes in regulatory requirements such as imposing licensing requirements or levying new taxes

  . slow or negative growth as a result of recessionary trends caused by foreign currency devaluations, interest rate hikes and inflation

  . imposition of trade barriers through trade restrictions, high tariffs and taxes

  . wage and price controls that reduce potential profitability of businesses

Any occurrence of adverse political and economic conditions may deter growth in Internet usage or create uncertainty regarding our operating climate, which my adversely impact our business. Currently, we do not have political risk insurance to guard against business interruptions and other losses caused by political acts.

Logistical problems or economic downturns that could result from the introduction of the Euro may affect our ability to operate and adversely impact our operating results.

  On January 1, 1999, 11 of the 15 European Union member countries adopted the Euro as their common legal currency, at which time their respective individual currencies became fixed at a rate of exchange to the Euro, and the Euro became a currency in its own right. During a January 1, 1999 to January 1, 2002 transition period, we must manage transactions with our customers and our third-party vendors who conduct business in Euro participating countries in both the Euro and the individual currencies. If we, our customers or our vendors experience systems problems in converting to the Euro, we could be unable to bill and collect from customers or pay vendors for services, and our operating results could be materially adversely affected.

  The establishment of the European Monetary Union may have a significant effect on the economies of the participant countries. Since a substantial portion of our revenue will be denominated in the Euro or currencies of European Union countries, our operating results could be adversely affected if there is a downturn in the economies of participating countries or if the Euro weakens against other currencies.

Our brand names are difficult to protect and may infringe on the intellectual property rights of third parties.

  We are aware of other companies using or claiming to have rights to use our trademarks and variations of those marks, including the VIA NET.WORKS mark. In particular, one company has notified us that it believes our use of the VIA NET.WORKS mark in Brazil infringes upon its trademark applications. The users of these or similar marks may be found to have senior rights if they were ever to assert a claim against us for trademark infringement. If an infringement suit were instituted against us, even if groundless, it could result in substantial litigation expenses in defending the suit. If such a suit were to be successful, we could be forced to cease using the mark and to pay damages.

  We have applied to register several of our trademarks in various countries. Our application to register in Argentina the trademark "VIA Net Works Argentina" has been opposed by a third party. If any of our applications are unsuccessful, we may be required to discontinue the use of those trademarks.

Risks Related to our Industry

Regulatory and economic conditions of the countries where our operating companies are located are uncertain and may decrease demand for our services, increase our cost of doing business or otherwise reduce our business prospects.

  Our operating companies are located in countries with rapidly changing regulatory and economic conditions which may affect the Internet services industry. Any new law or regulation pertaining to the Internet or telecommunications, or the application or interpretation of existing laws, could decrease demand for our services, increase our costs or otherwise reduce our profitability or business prospects. Specific examples of the types of laws or regulations that could adversely affect us include laws that

  . impose taxes on transactions made over the Internet

  . impose telecommunications access fees on Internet services providers

  . directly or indirectly affect telecommunications costs generally or the costs of Internet telecommunications specifically

  . prohibit the transmission over the Internet of various types of information and content

  . impose requirements on Internet services providers to protect Internet users' privacy or to permit government interception of data traffic

  . increase the likelihood or scope of competition from telecommunications or cable companies

  For example, some states of Brazil impose a tax of up to 30% on revenues generated by communications services. There has been no judicial determination that Internet access services constitute communications services. If Internet services providers are ultimately required to pay this tax, our Brazilian operations would be negatively and significantly impacted.

  These laws could require us to incur costs to comply with them or to incur new liability. They could also increase our competition or change our competitive environment so that customer demand for our products and services is affected. For a discussion of specific regulatory proposals that may affect our business, see "Business--Regulatory Matters."

  In addition to risks we face from new laws or regulations, we face uncertainties in connection with the application of existing laws to the Internet. It may take years to determine the manner in which existing laws governing issues like property ownership, libel, negligence and personal privacy will be applied to communications and commerce over the Internet.

Increasing competition for customers in our markets may cause us to reduce our prices or increase spending, which may negatively affect our revenues and operating results.

  There are competitors in our markets with more significant market presence and brand recognition and greater financial, technical and personnel resources than we have. As a result of this competition, we currently face and expect to continue to face significant pressure to reduce our prices and improve the products and services we offer. Although the competitors we face vary depending on the market and the country, these competitors may include local and regional Internet services providers, telecommunication companies and cable companies. Some of our competitors, especially the telecommunications companies, have large networks in place as well as a significant existing customer base.

If demand for Internet services in our markets does not grow as we expect, our ability to grow our revenues will be negatively affected.

  Internet use in our markets is relatively low. If the market for Internet services fails to develop, or develops more slowly than expected, we may not be able to increase our revenues. Obstacles to the development of Internet services in our markets include:

  . low rates of personal computer ownership and usage

  . lack of developed infrastructure to develop Internet access and applications

  . limited access to Internet services

  In particular, we depend on increasing demand for Internet services by small to mid-sized businesses in our geographic markets. Demand for Internet services by these businesses will depend partly on the degree to which these businesses' customers and suppliers adopt the Internet as a means of doing business, and partly on the extent to which these businesses adopt Internet technologies to deal with internal business processes, such as internal communications.

We are in a rapidly evolving industry in which the products and services we offer, their methods of delivery and their underlying technologies are changing rapidly, and if we do not keep pace with these changes, we may fail to retain and attract customers, which would reduce our revenues.

  The Internet services market is characterized by changing customer needs, frequent new service and product introductions, evolving industry standards and rapidly changing technology. Our success will depend, in part, on our ability to recognize and respond to these changes in a timely and cost-effective manner. If we fail to do so, we will not be able to compete successfully.

We rely on telecommunications companies in our markets to provide our customers with reliable access to our services, and failures or delays in providing access could limit our ability to service our customers and impact our revenues and operating results.

  Our customers access our services either through their normal telephone lines or dedicated lines provided by local telecommunications companies specifically for that use. In some of our markets, we experience delays in delivery of new telephone lines that have prevented our customers from accessing our services. These delays result in lost revenues. Additionally, some local telecommunications companies that provide Internet services provide delivery of telephone or dedicated lines to their Internet customers on a preferential basis, which may cause us to lose current and potential customers. We also lease network capacity from telecommunications companies and rely on the quality and availability of their service. These companies may experience disruptions of service which could disrupt our services to, or limit Internet access for, our customers. We may not be able to replace or supplement these services on a timely basis or in a cost-effective manner, which may result in customer dissatisfaction and lost revenues.

We depend on the reliability of our network, and a system failure or a breach of our security measures could result in a loss of customers and reduced revenues.

  We are able to deliver services only to the extent that we can protect our network systems against damages from telecommunication failures, computer viruses, natural disasters and unauthorized access. Any system failure, accident or security breach that causes interruptions in our operations could impair our ability to provide Internet services to our customers and negatively impact our revenues and results of operations. To the extent that any disruption or security breach results in a loss or damage to our customer's data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches. Although we currently possess errors and omissions insurance and business interruption insurance, these policies may not provide effective coverage upon the occurrence of all events. We do not have insurance specifically to guard against losses resulting from computer viruses and security breaches.

If we fail to attract and retain qualified personnel or lose the services of our key personnel, our operating results may suffer.

  Our success depends on our key management, engineers, sales and marketing personnel, technical support representatives and other personnel, many of whom may be difficult to replace. If we lose key personnel, we may not be able to find suitable replacements which may negatively affect our business. In addition, since the demand for qualified personnel in our industry is very high, we may have to increase the salaries and fringe benefits we may offer to our personnel, which may affect our operating results. We do not maintain key person life insurance on, or restrictive employment agreements with, any of our executive officers.

We may be liable for information disseminated over our network.

  We may face liability for information carried on or disseminated through our network. Some types of laws that may result in our liability for information disseminated over our network include:

  . laws designed to protect intellectual property, including trademark and copyright laws

  . laws relating to publicity and privacy rights and laws prohibiting defamation

  . laws restricting the collection, use and processing of personal data and

  . laws prohibiting the sale, dissemination or possession of pornographic material

  The laws governing these matters vary from jurisdiction to jurisdiction. For information about the applicable laws that may affect our liability for information carried or disseminated through our network, see "Business-- Regulatory Matters."

The availability of protection for intellectual property rights in the context of the Internet remains uncertain.

  We rely on trademark and copyright law, laws restricting unfair trade practices, laws relating to trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. The applicability and enforceability of legal principles concerning intellectual property rights in an Internet context remains substantially uncertain as the courts and legislatures in each country in which we operate continue to address the issues. Substantially all of the countries in which we operate are signatories to the same international treaties relating to the protection of intellectual property to which the United States adheres. Nonetheless, in many of these countries, the courts have not had the opportunity to address the legal issues within the Internet context to the same degree as U.S. courts. It is therefore uncertain whether the intellectual property of our non-U.S. operations will be subject to a lesser or different degree of protection than that generally afforded in the United States.

The Year 2000 issue could impair our ability to provide services to our customers, increase our costs, or reduce our revenues or profitability.

  Year 2000 issues may adversely affect our business and our customers' businesses. Many computer systems may fail or malfunction because they are unable to distinguish 21st century dates from 20th century dates. We have incurred costs to upgrade our computers to address the year 2000 issue and may in the future incur additional costs. Our customers may also need to incur costs to either upgrade their computers or correct any problems their computers may encounter, which may reduce our revenues by diverting our customers' information systems resources away from our products and services. In addition, if our computer systems or those of our telecommunications suppliers fail or malfunction as a result of Year 2000 issues, our ability to provide services to our customers will be disrupted, which could result in lost revenues, lost customers or claims for damages, which could lead to costly litigation. For information on how we are addressing year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

Risks Related to this Offering

We have discretion over the use of all of the net proceeds from this offering and may fail to use them effectively to grow our business.

  We will retain discretion over how to use the net proceeds of this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you will not be able to determine at this time the value or appropriateness of our use of the proceeds.

You will pay a higher price for our common stock than was paid by existing stockholders and will experience immediate and substantial dilution.

  If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, assuming an initial public offering price of $20.00 per share, you will experience immediate and substantial dilution of approximately $13.78 per share, and our existing stockholders will experience an unrealized gain of $186.8 million in the aggregate.

42,068,821, or 73.7%, of our total outstanding shares may be sold into the market in the near future. These sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

  After this offering, we will have outstanding 57,068,821 shares of common stock, based on the number of shares of our common stock outstanding on January 14, 2000. This amount includes the 15,000,000 shares we are selling in this offering, which may be resold in the public market immediately. The remaining 73.7%, or 42,068,821 shares, of our total outstanding shares will become available for resale in the public market, subject to restrictions under federal securities laws, as shown in the chart below. For information regarding these restrictions, see "Shares Eligible for Future Sale."

  As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

   Number of shares/
 % of total outstanding   Date of availability for resale into public market
 ----------------------   --------------------------------------------------
 41,613,184/            180 days after the date of this prospectus due to an
  72.9%                 agreement these stockholders have agreed to deliver to
                        the underwriters. However, the underwriters can waive
                        this restriction and allow these stockholders to sell
                        their shares at any time.

  455,637/              Between 90 and 365 days after the date of this
    0.8%                prospectus due to the requirements of the federal
                        securities laws.

  In addition, holders of approximately 41,340,721 shares of common stock and non-voting common stock will be entitled to registration rights with respect to their common stock. If these holders exercise their registration rights, causing a large number of shares to be sold in the public market, our market price may drop significantly.

Our stock has not traded publicly and may not trade actively after this offering.

  Prior to this offering, you could not buy or sell our common stock publicly. We cannot assure you that an active public trading market for our stock will develop or be sustained after this offering.

The market price of our common stock, like the market prices of stocks of other Internet-related and technology companies, may fluctuate widely and rapidly.

  The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of Internet-related and technology companies have frequently reached elevated levels following their initial public offerings. These levels may be unsustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. Fluctuations in our common stock's market price may affect our visibility and credibility in the Internet services provider market.

  In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were to become involved in a class action suit, it could be costly and divert the attention of management. Furthermore, if adversely determined, a class action suit may have a material adverse effect on our business, financial condition and results of operations.

The price per share of our common stock in this offering may not be indicative of the market price that will prevail after this offering.

  Since our stock has not yet traded publicly, our management and the underwriters will negotiate the common stock's initial public offering price per share. The price they determine may not be indicative of the market price that will prevail after this offering. For example, the market price of our common stock after this offering could vary from the initial public offering price in response to any of the following factors, some of which are beyond our control:

  . changes in earnings estimates or recommendations by analysts

  . future announcements concerning us or our competitors of key personnel changes, significant contracts, strategic partnerships, acquisitions, technological innovations or capital commitments

  . additions or departures of key personnel

  . quarterly fluctuations in operating results

  . fluctuations in the stock price and volume of traded shares, especially in the traditionally volatile Internet-related and technology sectors

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events or results.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the 15,000,000 shares of common stock we are offering, consisting of 14,300,000 shares offered in our underwritten public offering and 700,000 shares offered in our concurrent direct offering, will be approximately $277.8 million based upon an assumed initial public offering price of $20.00 per share, after deducting the estimated applicable underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be $315.1 million.

  We intend to use $9.0 million of the net proceeds of this offering to pay the purchase price for one pending acquisition, $8.8 million to pay the cash portion of the consideration for one acquisition we closed in escrow, $906,700 to acquire the minority interest in one of our operating companies and $908,300 to repay promissory notes we issued for some of our prior acquisitions. As of January 14, 2000 these notes bore interest at a weighted average interest rate of 5.0% and had maturity dates of May 18, 2000 and February 26, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for more information regarding the consideration to be paid for our acquisitions.

  We intend to use the remaining net proceeds of this offering for general corporate purposes, including funding our operations, capital expenditures, network expansion, working capital and acquisitions of Internet services providers in our target markets. As part of our growth strategy, we are continually evaluating, engaging in discussions with and entering into letters of intent with acquisition candidates. There can be no assurance that any of these discussions or letters of intent will lead to completed transactions. Until they are used, the net proceeds of the offering will be invested in short-term marketable securities.

                                DIVIDEND POLICY

  We have not paid any dividends to date, and we do not anticipate paying any dividends on any of our common stock in the foreseeable future. We currently intend to retain all of our earnings, if any, for use in our business. We may also incur debt in the future which may prohibit or restrict the payment of dividends.

                                 CAPITALIZATION

  The following table shows our cash and cash equivalents and capitalization on

  . an actual basis as of September 30, 1999

  . a pro forma basis to reflect four acquisitions we made after September
    30, 1999 and one pending acquisition as though these acquisitions had occurred on September 30, 1999 and the conversion of our outstanding mandatorily redeemable convertible preferred stock on a one-for-one basis into common stock and non-voting common stock, which will occur concurrently with the completion of this offering

  . a pro forma as adjusted basis to further reflect

   . the sale of the 15,000,000 shares of common stock we are offering at an assumed initial public offering price of $20.00 per share, after deducting the applicable underwriting fees and estimated offering expenses

   . an increase in the number of our authorized shares of common stock we effected in February 2000 and a reduction in the number of our authorized shares of preferred stock and the elimination of our currently designated series of mandatorily redeemable convertible preferred stock from our certificate of incorporation to be effected shortly after the closing of this offering

   . the issuance of an estimated 332,632 shares of common stock and payment of $1.8 million on or shortly after the closing of this offering to repay indebtedness associated with prior acquisitions and to acquire the minority interest in one operating company

  The information regarding stockholders' equity in the table below excludes stock options, warrants, and rights to purchase an aggregate of 5,635,000 shares outstanding on January 14, 2000 and assumes the underwriters do not exercise their over-allotment option.

  This table should be read together with the unaudited interim financial statements and unaudited pro forma condensed financial statements and the related notes included elsewhere in this prospectus.

                                                  As of September 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                   (Dollars in thousands)
Cash, cash equivalents and restricted cash..... $ 91,502  $ 36,178   $312,164
                                                ========  ========   ========
Short-term notes and current portion of long-
 term debt..................................... $  6,489  $  7,439   $  5,314
Long-term debt, less current portion...........   13,551    14,973     11,011
Mandatorily redeemable convertible preferred
 stock:
  48,800,000 shares authorized actual and pro
   forma; no shares authorized as adjusted;
   33,223,649 voting shares issued and
   outstanding actual; 6,770,001 non-voting
   shares issued and outstanding actual; no
   shares issued and outstanding pro forma and
   as adjusted.................................  180,933       --         --
Stockholders' (deficit) equity:
  Preferred stock, $.001 par value; no shares
   authorized actual and pro forma; 10,000,000
   shares authorized as adjusted; no shares
   issued and outstanding......................      --        --         --
  Common stock, $.001 par value; 57,000,000
   shares authorized actual and pro forma;
   125,000,000 shares authorized as adjusted;
   1,957,671 shares issued and outstanding
   actual; 35,293,820 shares issued and
   outstanding pro forma; 50,626,452 shares
   issued and outstanding as adjusted..........        2        35         51
  Non-voting common stock, $.001 par value;
   7,500,000 shares authorized actual, pro
   forma, and as adjusted; no shares issued and
   outstanding actual, 6,770,001 shares issued
   and outstanding pro forma and as adjusted;
   6,770,001 shares issued and outstanding as
   adjusted....................................      --          7          7
Additional paid-in capital.....................   13,313   196,005    480,443
Deferred compensation..........................   (1,333)   (1,333)    (1,333)
Accumulated deficit............................  (21,620)  (21,620)   (21,620)
Accumulated other comprehensive loss...........   (3,607)   (3,607)    (3,607)
                                                --------  --------   --------
    Total stockholders' (deficit) equity.......  (13,245)  169,487    453,941
                                                --------  --------   --------
      Total capitalization..................... $187,728  $191,899   $470,266
                                                ========  ========   ========

                                    DILUTION

  Our net tangible book value at September 30, 1999 was $75.9 million, or $1.81 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

  Dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 15,000,000 shares of common stock in this offering at an assumed initial public offering price of $20.00 per share and after deducting applicable underwriting fees and estimated offering expenses, our adjusted net tangible book value at September 30, 1999 would have been $354.0 million, or $6.22 per share. This amount represents an immediate increase in net tangible book value per share to existing stockholders of $4.41 and an immediate dilution in net tangible book value per share to new investors purchasing shares in this offering of $13.78 per share, as of September 30, 1999. The following table illustrates this per share dilution.

      Assumed initial public offering price per share............        $20.00
        Net tangible book value per share at September 30, 1999..  $1.81
        Increase per share to existing investors.................   4.41
                                                                   -----
      Net tangible book value per share, as of September 30,
       1999, after this offering.................................          6.22
                                                                         ------
      Dilution per share to new investors........................        $13.78
                                                                         ======

  The following table presents the number of shares of common stock purchased from us and the total consideration paid to us by existing and pending stockholders as of January 14, 2000 and by new investors, before deduction of the applicable underwriting discount and commissions and estimated offering expenses payable by us:

                          Shares Purchased  Total Consideration
                         ------------------ -------------------- Average Price
                           Number   Percent    Amount    Percent   Per Share
                         ---------- ------- ------------ ------- -------------
Existing and pending
 stockholders........... 42,401,453    74%  $202,740,900    40%     $ 4.78
New investors........... 15,000,000    26    300,000,000    60      $20.00
                         ----------   ---   ------------   ---
  Total................. 57,401,453   100%  $502,740,900   100%
                         ==========   ===   ============   ===

  Pending stockholders are persons to be issued an estimated 332,632 shares of common stock on or shortly after the closing of this offering to repay indebtedness associated with prior acquisitions and to acquire the minority interest in one operating company, assuming an initial public offering price of $20.00 per share and assuming applicable foreign exchange rates on January 13, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of these issuances.

  The above discussion excludes

    . 5,437,500 shares of common stock issuable upon the exercise of options granted under our 1998 Stock Option and Restricted Stock Plan and outstanding as of January 14, 2000 with a weighted average exercise price of $6.75 per share. To the extent any of these stock options are exercised, there will be further dilution to new investors.

    . 97,500 shares of common stock reserved for issuance pursuant to purchase rights granted under our Key Employee Equity Plan at a weighted average exercise price of $12.15 per share.

    . 100,000 shares of common stock reserved for the exercise of an outstanding warrant at an exercise price of $2.40 per share.

    . any shares we may issue under the underwriters' over-allotment option.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  Our selected consolidated statement of operations data for the period from inception, June 13, 1997, to December 31, 1997 and for the year ended December 31, 1998 and our balance sheet data as of December 31, 1997 and 1998 are derived from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. Our statement of operations data for the nine months ended September 30, 1998 and 1999 and our balance sheet data as of September 30, 1999 are derived from our unaudited interim financial statements and, in the opinion of our management, include all material adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results of operations and financial condition. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

  As used in the table below, "EBITDA" represents earnings or loss from operations before interest, taxes, depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry, it should not be considered an alternative to net earnings, when determined in accordance with generally accepted accounting principles, or GAAP, or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies.

  The selected consolidated financial data and accompanying notes should be read together with our audited consolidated financial statements, our unaudited interim financial statements, our acquired companies' financial statements and related notes, and other financial information including "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                          Period from Inception                      Nine Months        Nine Months
                           (June 13, 1997) to      Year Ended           Ended              Ended
                            December 31, 1997   December 31, 1998 September 30, 1998 September 30, 1999
                          --------------------- ----------------- ------------------ ------------------
                                          (Dollars in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Access.................         $   --             $  3,212           $    --           $  16,253
 Value-added services...             --                  136                --               5,461
 Other..................             --                  --                 --                 647
                                 -------            --------           --------          ---------
 Total revenues.........             --                3,348                --              22,361
Operating costs and
 expenses:
 Internet services......             --                1,724                --               9,649
 Selling, general and
  administrative........             336               6,387              2,864             21,689
 Depreciation and
  amortization..........             --                1,304                  3             10,635
                                 -------            --------           --------          ---------
 Total operating costs
  and expenses..........             336               9,415              2,867             41,973
                                 -------            --------           --------          ---------
Loss from operations....            (336)             (6,067)            (2,867)           (19,612)
Other operating
 expenses:
 Interest income, net...              15               1,425                962              1,308
 Loss in unconsolidated
  affiliates............             --               (1,199)              (447)              (177)
 Foreign currency
  gains.................             --                  115                --               1,283
                                 -------            --------           --------          ---------
Loss before minority
 interest and income
 taxes..................            (321)             (5,726)            (2,352)           (17,198)
 Income tax benefit.....             --                  145                --                 --
 Minority interest......             --                  239                --               1,241
                                 -------            --------           --------          ---------
Net loss attributable to
 common stockholders....         $  (321)           $ (5,342)          $ (2,352)         $ (15,957)
                                 =======            ========           ========          =========
Basic and diluted loss
 per share attributable
 to common
 stockholders...........         $(10.66)           $ (24.29)          $ (11.64)         $  (20.17)
                                 =======            ========           ========          =========
Shares used in computing
 basic and diluted loss
 per share..............          30,063             219,964            202,077            790,953
Other Financial Data:
Net cash used in
 operating activities...            (233)             (3,784)            (1,618)            (6,877)
Net cash used in
 investing activities...              (8)            (14,383)            (3,185)           (61,616)
Net cash provided by
 financing activities...           1,048              52,187             52,237            125,994
EBITDA..................            (336)             (4,763)            (2,864)            (8,494)
Depreciation and
 amortization...........             --                1,304                  3             10,635
Non-cash stock
 compensation charges...             --                  --                 --                 483
Capital expenditures....               8                 520                 45             11,318

                                          As of December 31,         As of
                                          ---------------------  September 30,
                                            1997        1998          1999
                                          ---------  ----------  --------------
                                                (Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents................ $     807  $   34,711     $ 91,502
Goodwill.................................       --       29,848       91,535
Other assets.............................        14       8,466       32,058
                                          ---------  ----------     --------
Total assets............................. $     821  $   73,025     $215,095

Short-term notes and current portion of
 long-term debt.......................... $     --   $   11,182     $  6,489
Long-term debt and capital lease
 obligations, net of current portion.....       --          565       13,551
Other liabilities........................        94       6,487       22,566
Minority interest in consolidated
 subsidiaries............................       --        7,597        4,801
Mandatorily redeemable convertible
 preferred stock.........................     1,018      53,075      180,933
Total stockholders' deficit..............      (291)     (5,881)     (13,245)
                                          ---------  ----------     --------
Total liabilities, minority interest,
 mandatorily redeemable convertible
 preferred stock and stockholders
 deficit................................. $     821  $   73,025     $215,095

                   SELECTED COMBINED PRO FORMA FINANCIAL DATA

  Our pro forma statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to our acquisition of 19 companies between January 1, 1998 and January 14, 2000 and one pending acquisition as though these acquisitions had occurred on January 1, 1998, and the conversion of all of the outstanding mandatorily redeemable convertible preferred stock into common stock. The pro forma balance sheet data as of September 30, 1999 give effect to our acquisition of four companies after September 30, 1999 and one pending acquisition and the conversion of all of the outstanding mandatorily redeemable convertible preferred stock into common stock. The pro forma financial data for the year ended December 31, 1998 and the nine months ended September 30, 1999 are not necessarily indicative of the results that would have occurred if the transactions had been consummated as of January 1, 1998 and are not intended to indicate expected results for any future period.

  The selected unaudited pro forma combined financial data and accompanying notes should be read together with our audited consolidated financial statements, unaudited interim financial statements, unaudited pro forma condensed combined financial statements, our acquired companies' financial statements and related notes and other financial information including "Management's Discussion and Analysis of Financial Conditions and Results of Operations," all of which are included elsewhere in this prospectus.

                                       Year Ended December 31, 1998
                                ------------------------------------------------
                                          Completed
                                         and Pending   Pro Forma
                                  VIA    Acquisitions Adjustments     Pro Forma
                                -------  ------------ -----------     ----------
                                  (Dollars in thousands, except per share
Statement of Operations Data:                      data)
Revenues:
 Access.......................  $ 3,212    $30,083    $      --       $   33,295
 Value-added services.........      136     10,243           --           10,379
 Other........................      --       3,587           --            3,587
                                -------    -------    ----------      ----------
 Total revenues...............    3,348     43,913           --           47,261
Operating costs and expenses:
 Internet services ...........    1,724     18,030           --           19,754
 Selling, general and
  administrative..............    6,387     24,267           --           30,654
 Depreciation and
  amortization................    1,304      3,211        31,812(1)       36,327
                                -------    -------    ----------      ----------
 Total operating costs and
  expenses....................    9,415     45,508        31,812          86,735
                                -------    -------    ----------      ----------
Loss from operations..........   (6,067)    (1,595)      (31,812)        (39,474)
Interest income (expense),
 net..........................    1,425       (791)         (844)(2)        (210)
Gain (loss) in unconsolidated
 affiliate....................   (1,199)       --          1,199 (3)         --
Foreign currency gains........      115         79           --              194
                                -------    -------    ----------      ----------
Loss before minority interest
 and income taxes.............   (5,726)    (2,307)      (31,457)        (39,490)
Income tax benefit (expense)..      145       (818)          --             (673)
Minority interest.............      239        --           (556)(4)        (317)
                                -------    -------    ----------      ----------
Net loss attributable to
 common stockholders..........  $(5,342)   $(3,125)   $  (32,013)     $  (40,480)
                                =======    =======    ==========      ==========
Basic and diluted loss per
 share attributable to common
 stockholders.................  $(24.29)                              $    (3.20)
                                =======                               ==========
Shares used in computing basic
 and diluted loss per share...  219,964               12,441,566 (5)  12,661,530

---------------------
(1) Reflects the additional goodwill amortization expense which would have been recognized if all acquisitions had occurred on January 1, 1998.
(2) Reflects the additional interest expense on notes related to various acquisitions which would have accrued had the acquisitions occurred on January 1, 1998.
(3) Reverses the loss in unconsolidated affiliate.
(4) Reverses the minority interest recognized for one subsidiary, which is treated as if 100% was acquired on January 1, 1998 and reflects additional minority interest which would have been recognized if all acquisitions had occurred on January 1, 1998.
(5) Reflects the conversion of our outstanding mandatorily redeemable convertible preferred stock into common stock and the issuance of shares in connection with various acquisitions.

                                   Nine Months Ended September 30, 1999
                               -------------------------------------------------
                                          Completed
                                         and Pending   Pro Forma
                                 VIA     Acquisitions Adjustments     Pro Forma
                               --------  ------------ -----------     ----------
                                 (Dollars in thousands, except per share
                                                  data)
Revenues:
 Access......................  $ 16,253    $15,802    $      --       $   32,055
 Value-added services........     5,461      7,085           --           12,546
 Other.......................       647      3,497           --            4,144
                               --------    -------    ----------      ----------
 Total revenues..............    22,361     26,384           --           48,745
Operating costs and expenses:
 Internet services...........     9,649     10,552           --           20,201
 Selling, general and
  administrative.............    21,689     14,322           --           36,011
 Depreciation and
  amortization...............    10,635      1,624        15,732(1)       27,991
                               --------    -------    ----------      ----------
 Total operating costs and
  expenses...................    41,973     26,498        15,732          84,203
                               --------    -------    ----------      ----------
Loss from operations.........   (19,612)      (114)      (15,732)        (35,458)
Interest income, net.........     1,308       (165)         (192)(2)         951
Gain (loss) in unconsolidated
 affiliate...................      (177)       --            177 (3)         --
Foreign currency gain........     1,283       (160)          --            1,123
                               --------    -------    ----------      ----------
Loss before minority interest
 and income taxes............   (17,198)      (439)      (15,747)        (33,384)
Income tax expense...........       --        (649)          --             (649)
Minority interest............     1,241        --           (235)(4)       1,006
                               --------    -------    ----------      ----------
Net loss attributable to
 common stockholders.........  $(15,957)   $(1,088)   $  (15,982)     $  (33,027)
                               ========    =======    ==========      ==========
Basic and diluted loss per
 share attributable to common
 stockholders................  $ (20.17)                              $    (2.24)
                               ========                               ==========
Shares used in computing
 basic and diluted loss per
 share.......................   790,953               13,942,340 (5)  14,733,293

---------------------
(1) Reflects the additional goodwill amortization expense which would have been recognized if all acquisitions had occurred on January 1, 1998.
(2) Reflects the additional interest expense on notes related to various acquisitions which would have accrued had the acquisitions occurred on January 1, 1998.
(3) Reverses the loss in unconsolidated affiliate.
(4) Reverses the minority interest recognized for one subsidiary, which is treated as if 100% was acquired on January 1, 1998 and reflects additional minority interest which would have been recognized if all acquisitions had occurred on January 1, 1998.
(5) Reflects the conversion of our outstanding mandatorily redeemable convertible preferred stock into common stock and the issuance of shares in connection with various acquisitions.

                                      As of September 30, 1999
                            ---------------------------------------------------
                                      Completed and
                                         Pending
                                      Acquisitions
                                      Subsequent to
                                      September 30,  Pro Forma
                              VIA         1999      Adjustments       Pro Forma
                            --------  ------------- -----------       ---------
                              (Dollars in thousands, except per share
                                               data)
Assets
Current assets:
 Cash and cash
  equivalents.............  $ 91,502     $ 2,149     $ (72,473)(1)    $ 21,178
 Restricted cash..........       --          --         15,000 (1)      15,000
 Trade and other accounts
  receivable..............     6,833       4,699           --           11,532
 Other current assets.....     1,916       1,073           --            2,989
                            --------     -------     ---------        --------
 Total current assets.....   100,251       7,921       (57,473)         50,699
Property and equipment,
 net......................    22,843       3,083           --           25,926
Goodwill..................    91,535         --         56,067 (1)     147,602
Other assets..............       466       1,805         1,000 (1)       3,271
                            --------     -------     ---------        --------
 Total assets.............  $215,095     $12,809     $    (406)       $227,498
                            ========     =======     =========        ========
Liabilities, Mandatorily
 Redeemable Convertible
 Preferred Stock And
 Stockholders Equity
 (Deficit)
Current liabilities:
 Accounts payable.........  $  7,189     $ 3,169     $     --         $ 10,358
 Current portion of long-
  term debt...............     6,489         740           210 (1)       7,439
 Deferred revenue.........     8,795         934           --            9,729
 Other current liabilities
  and accrued expenses....     6,311       2,042           --            8,353
                            --------     -------     ---------        --------
 Total current
  liabilities.............    28,784       6,885           210          35,879
 Long-term debt, less
  current portion.........    13,551         436           986 (1)      14,973
 Other noncurrent
  liabilities.............       271       1,043           --            1,314
                            --------     -------     ---------        --------
 Total liabilities........    42,606       8,364         1,196          52,166
Minority interest in
 consolidated
 subsidiaries.............     4,801         --          1,044 (1)       5,845
Mandatorily redeemable
 convertible preferred
 stock....................   180,933         --       (180,933)(2)         --
Stockholders' equity
 (deficit):
 Common stock.............         2       5,223        (5,190)(1)(2)       35
 Non-voting common stock..       --          --              7 (2)           7
 Additional paid in
  capital.................    13,313         128       182,564 (1)(2)  196,005
 Accumulated deficit......   (21,620)     (1,204)        1,204 (2)     (21,620)
 Deferred compensation....    (1,333)        --            --           (1,333)
 Accumulated other
  comprehensive loss......    (3,607)        298         (298) (2)      (3,607)
                            --------     -------     ---------        --------
 Total stockholders'
  equity (deficit)........   (13,245)      4,445       178,287         169,487
                            --------     -------     ---------        --------
  Total liabilities,
   minority interest,
   mandatorily redeemable
   convertible preferred
   stock and stockholders'
   equity (deficit).......  $215,095     $12,809     $    (406)       $227,498
                            ========     =======     =========        ========

---------------------
(1) Reflects the consolidation of InfoAcces, M&CNet, Net4You, DNS and ISAR as if they were acquired on September 30, 1999.
(2) Reflects the conversion of our outstanding mandatorily redeemable convertible preferred stock on a one-for-one basis into common stock, which will occur concurrently with completion of this offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis is based on the consolidated historical results of VIA NET.WORKS, Inc. and the historical results for each of our operating companies for which separate data have been included in this prospectus.

Overview

  We are a leading international provider of Internet access and services focused on small and mid-sized businesses in Europe and Latin America. We have built our business through the acquisition, integration and growth of 19 Internet services providers in 12 countries, all of which have been acquired since June 1998. In addition, we have agreed to acquire another Internet services provider, ISAR, on or shortly after the closing of this offering. We currently operate in Argentina, Austria, Brazil, France, Germany, Ireland, Mexico, the Netherlands, Portugal, Spain, Switzerland and the United Kingdom.

  Our financial statements for the period from inception through December 31, 1997 include only corporate expenses. We were a development stage company during this period and had no revenue-producing operations. Our consolidated financial statements as of and for the year ended December 31, 1998 include the results of the four wholly or majority-owned operating companies we acquired during 1998. These statements also recognize our equity interest in a fifth operating company, i-way, in which we acquired a minority interest during 1998. Our consolidated financial statements as of and for the nine months ended September 30, 1999, include the results of the 14 wholly or majority-owned operating companies we acquired during 1998 and the first nine months of 1999. These statements also recognize our equity interest in i-way through August 5, 1999. On that date we purchased the remaining equity in i-way and began recognizing its results on a consolidated basis.

  We evaluate our business based on our geographic regions, and we evaluate performance based on revenues and EBITDA. The following table presents information about our European and Latin American market segments individually and on a consolidated basis, which includes corporate financial data, for the years ended December 31, 1997 and December 31, 1998, and for the nine months ended September 30, 1998 and September 30, 1999.

                                                                Nine Months
                                               Year Ended          Ended
                                              December 31,     September 30,
                                              --------------  -----------------
                                              1997    1998     1998      1999
                                              -----  -------  -------  --------
                                                      (In thousands)
Europe
  Total revenue.............................. $ --   $ 2,697  $   --   $ 18,373
  EBITDA.....................................   --       (45)     --     (1,928)
  Total assets...............................   --     7,666      --     14,177
Latin America
  Total revenue..............................   --       651      --      3,988
  EBITDA.....................................   --      (329)     --       (902)
  Total assets...............................   --     4,407    3,294    (1,015)
Consolidated
  Total revenue..............................   --     3,348      --     22,361
  EBITDA.....................................  (336)  (4,763)  (2,864)   (8,494)
  Total assets...............................   821   73,025   54,286   215,095

  As used in the above table and in the table under "Quarterly Results of Operations" in this section, "EBITDA" represents earnings or loss from operations before interest, taxes, depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry, it should not be considered an alternative to net earnings, when determined in accordance with generally accepted accounting principles, or GAAP, or as an alternative to cash flows from operating activities, determined in accordance with GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies.

Recent Developments

  On October 10, 1999, we acquired all of the outstanding common stock of InfoAcces, an Internet services provider headquartered in Mexico City, Mexico, for a $35.0 million initial cash payment and a maximum of an additional $30.0 million of contingent earn-out payments. In connection with the contingent consideration, we have placed $15.0 million in escrow.

  On October 11, 1999, we acquired 60% of the outstanding shares of M&CNet, an Internet services provider headquartered in Fribourg, Switzerland, for $3.3 million, $1.2 million of which is payable in two installments six and 12 months following this acquisition. We have an option, for 42 months following our acquisition of M&CNet, to acquire the remaining interest in M&CNet. The exercise price for this option is determined based on annualized revenues of the six months preceding the date of exercise and is payable in shares of our common stock.

  On January 4, 2000, we acquired 57.5% of the outstanding capital of Net4You, an Internet services provider headquartered in Klagenfurt, Austria, for approximately $2.8 million, $210,000 of which is payable 12 months following this acquisition. Between 12 and 36 months from the date of closing, we have the right to purchase the remaining interest held by the shareholders of Net4You. The exercise price for this option is determined based on annualized revenues for the six months preceding the date of exercise and is payable in cash or shares of our common stock at the election of the Net4You shareholders. If we do not exercise our call right by the end of this period, the Net4You shareholders may require us to sell our 57.5% interest in Net4You to them. We also have a right of first refusal pursuant to which the shareholders must offer to sell their shares to us if they receive an offer from a third party to purchase their shares.

  On January 7, 2000, we acquired 100% of DNS Telecom, a provider of integrated telecommunications services and solutions located just outside of Paris, France. We issued a promissory note in the amount of approximately $986,000, issued 112,500 shares of our common stock and are obligated to pay approximately $8.8 million in cash to the sellers of DNS Telecom. The transaction was closed in escrow, which will be released upon the payment of the cash portion of the consideration on or shortly after the closing of this offering.

  On January 13, 2000, we entered into an agreement to acquire 100% of ISAR, an Internet services provider located in Munich, Germany, on or shortly after the closing of this offering for approximately $9.0 million, in cash. We may be obligated to pay additional consideration of up to approximately $3.7 million based on ISAR's operating results for the year ending December 31, 2000.

  For each of the three-month periods in the nine months ended September 30, 1999, our revenue and losses increased signifcantly from the prior quarter's. Our revenue growth is primarily attributable to revenues generated by acquired businesses and internal growth, while our increased losses are primarily attributable to losses generated by acquired businesses and amortization of goodwill resulting from acquisitions. For the three months ended December 31, 1999, we expect that our revenue and losses will substantially increase from those in the prior three-month period. In addition to losses generated by acquired businesses and resulting from goodwill amortization, our loss for this quarter will reflect significant non-cash deferred stock compensation charges. For more information on our quarterly results of operations, see "Management's Discussion and Analysis--Quarterly Results of Operations" on page 28.

Revenues

  Our operating companies generally have both business and consumer customers at the time we acquire them. After acquisition, our strategy is to grow the customer base and revenues primarily by marketing value-added services to the small and mid-sized businesses in our markets. Given this focus, we expect that our number of business customers will grow more rapidly than our number of consumer customers, and that revenue from the sale of value-added services will increase more rapidly than revenue from the sale of Internet access. Therefore, our current customer and revenue mix is not expected to be indicative of the future.

  Revenue from Internet access services, both dial-up and dedicated, comes primarily from subscriptions purchased by businesses and consumers. These subscriptions, most often for three, six or 12-month service periods, are generally paid for in advance. Larger business customers may be billed monthly with payment generally being made by direct charge to a credit or debit account. Additionally, in some countries we receive revenue in the form of payments from the telecommunications companies that our customers use to access our services. These providers charge by the minute for both local and long distance calls, and pay us a portion of the fees they generate from our customers' Internet use. All of our access revenues are recognized as they are earned.

  Revenue from Internet value-added services comes from web hosting, applications hosting and related maintenance, domain name registration, sales of hardware and third-party software, installation, training and consulting and other services. Services such as web and applications hosting and domain name registration are sold on a subscription basis and are paid for in advance or by monthly direct charges to credit or debit accounts. These revenues are recognized over the period in which the services are provided. Revenues from hardware and third-party software sales, installation, maintenance, training and consulting, and other services are on a contract basis. We bill our customers when the product is shipped or when services are rendered. Revenues from installation, maintenance, training and consulting are recognized over the contract term as the related services are provided. Revenues from hardware and third-party software sales are recognized upon delivery or installation of the products, depending on the terms of the arrangement, and when the fee is fixed or determinable and collectibility is considered probable.

  Internet access charges and fees for value-added services vary among our operating companies, depending on competition, economic and regulatory environments and other market factors. In some markets, we have reduced prices, especially for access services, as a result of competitive pressure. We expect that this pressure will continue in our markets as the demand for, and supply of, Internet services continue to grow.

Expenses

  Our Internet services operating costs are the costs we incur to carry customer traffic to and over the Internet. We lease lines that connect our points of presence, or PoPs, either to our own network or to other network providers. We pay other network providers for transit, which allows us to transmit our customers' information to or from the Internet over their networks. We also pay other recurring telecommunications costs, including the cost of the local telephone lines our customers use to reach our PoPs and access our services. We expect that our Internet services operating costs will increase as we increase capacity to meet customer demand. We anticipate that these costs will decline as a percentage of revenue, however, as we expand our owned network facilities and as competition drives the overall price of network capacity downward.

  Our largest selling, general and administrative expenses are compensation costs and the costs associated with marketing our products and services. Compensation costs include salaries and related benefits, commissions and bonuses. In many of our markets, we are required to make significant mandatory payments for government-sponsored social welfare programs, and we have little control over these costs. Our marketing expenses include the costs of direct mail and other mass marketing programs, advertising, customer communications, trade show participation, web site management and other promotional costs. Other selling, general and administrative expenses include the costs of travel, rent, utilities, insurance and professional fees. We expect that our selling, general and administrative expenses will increase to support our growth.

  The largest component of our depreciation and amortization expense is the amortization of the goodwill arising from our acquisitions. Goodwill, which we amortize over five years, is created when the price at which we acquire a company exceeds the value of its tangible and intangible assets. We expect goodwill amortization expense to increase as we make additional acquisitions and as competition pushes the prices of those acquisitions higher. We also recognize depreciation expense primarily related to telecommunications equipment, computers and network infrastructure. We depreciate these assets over their useful lives, generally ranging from three to five years. Our network infrastructure is depreciated over 20 or 25 years, depending on the contract term. We expect depreciation expense to increase as we expand our network infrastructure and acquire additional operations.

  When applicable, we also recognize interest income and expense, our interest in an unconsolidated subsidiary and minority interest. We earn interest income primarily by investing our available cash in short-term treasury securities funds. To date, this interest income has been partially offset by interest expense, largely arising from purchase and lease financing in our operating subsidiaries. Interest in an unconsolidated subsidiary recognizes the value of our minority investment in i-way. In August 1999 we acquired all the remaining shares of i-way and began consolidating the results of that subsidiary. For subsidiaries where we own less than 100% of the equity, minority interest eliminates a portion of operating results equal to the percentage of equity we do not own.

  We have recorded deferred stock compensation totaling $1.8 million in connection with the grant of stock options to employees, through September 30, 1999. This amount represents the difference between the deemed fair market value of our common stock on the dates these options were granted and the exercise price of the options. The amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years. For the nine months ended September 30, 1999, we recorded $483,000 in non-cash, deferred stock compensation charges, leaving $1.3 million to be recognized over the remaining vesting periods of the stock options. For the three months ended December 31, 1999 we anticipate recording an additional $12.7 million in deferred stock compensation. As a result, we expect to recognize $1.3 million in non-cash, deferred stock compensation charges in the year ended December 31, 1999, $3.5 million in each of the years ended December 31, 2000, 2001 and 2002 and $2.7 million in the year ended December 31, 2003.

Results of Operations

Nine months ended September 30, 1999 compared with nine months ended September 30, 1998

  Revenue. For the nine months ended September 30, 1999, we had revenue of $22.4 million. This revenue was generated by the 15 consolidated subsidiaries that we owned for all or a portion of the period. Of this revenue, 72.7% came from the sale of Internet access and 27.3% came from the sale of value-added and other services. Of our value-added and other services revenue, 72.0% came from web site services including web hosting, web design and domain name registration. We had no revenue for the nine months ended September 30, 1998 as we acquired our first consolidated subsidiary on September 24, 1998 and did not recognize revenue from that operation until October 1998.

  Internet services operating costs. Our Internet services operating costs were $9.6 million for the nine months ended September 30, 1999. We incurred these costs primarily to lease lines and purchase transit for the local networks maintained by the 15 consolidated subsidiaries that we owned for all or a portion of the period, as well as for operating costs associated with our international network. We had no Internet services operating costs for the nine months ended September 30, 1998. We acquired our first consolidated subsidiary on September 24, 1998 and did not consolidate the results of that operation until October 1998. Additionally, we did not establish our international network until June 1999.

  Selling, general and administrative. We incurred selling, general and administrative expenses of $21.7 million for the nine months ended September 30, 1999, a 657.3% increase over the $2.9 million we incurred for the nine months ended September 30, 1998. This increase was primarily due to the addition of costs incurred by the 15 consolidated subsidiaries that we owned for all or a portion of the 1999 period, but that we did not own for the 1998 period. During the 1999 period, $15.5 million, or 71.7%, of these expenses were incurred by our local operations and $6.2 million, or 28.3%, were incurred by our corporate organization. The expenses incurred by our corporate organization increased by 114.6% between the 1998 and 1999 periods, largely due to the costs associated with employing a larger number of corporate and regional personnel and identifying and acquiring an increasing number of operating companies.

  Depreciation and amortization. Our depreciation and amortization expense was $10.6 million for the nine months ended September 30, 1999, up from $3,000 for the nine months ended September 30, 1998. This increase was primarily due to the amortization of goodwill arising from the acquisitions of the 15 consolidated subsidiaries completed between September 24, 1998 and September 30, 1999. The acquisition of these subsidiaries and the implementation of our international network also increased our depreciation expense for telecommunications equipment, computers and other fixed assets. For the 1999 period, $8.1 million, or 76.6%, of our depreciation and amortization expense was related to the amortization of acquisition goodwill and $2.5 million, or 23.4% was related to the depreciation of fixed assets. For the 1998 period, all of this expense was related to the depreciation of fixed assets.

  Interest income and expense. For the nine months ended September 30, 1999, we earned $2.3 million in interest income, a 137.2% increase over the $962,000 we earned for the nine months ended September 30, 1998. Interest income in both periods was generated primarily from investing funds generated by the sale of preferred shares until those funds were used for acquisitions, operating expenses or capital expenditures. We raised $127.9 million in April 1999, $51.6 million in May 1998 and $1.5 million between August 1997 and April 1998 from these sales. For the 1999 period, we also incurred $974,000 in interest expense, primarily for purchase and lease financing of equipment in our operating subsidiaries. We incurred no interest expense for the 1998 period.

  Interest in unconsolidated subsidiary. For the nine months ended September 30, 1999, we recognized a $177,000 loss related to our minority investment in i-way. This compared to a $447,000 loss recognized for the nine months ended September 30, 1998 related to the same minority investment. This improvement was due to i-way's significantly increased revenue and operating results, largely related to a single contract under which it provides managed bandwidth for another Internet services provider. In August 1999, we purchased all of the remaining equity in i-way.

  Foreign currency gains. We recognized a $1.3 million foreign currency gain for the nine months ended September 30, 1999. In conjunction with some of our acquisitions, we incurred debts to the acquired companies or their selling stockholders denominated in foreign currencies. During this period, the U.S. dollar strengthened relative to these currencies, and the related reduction in the U.S. dollar value of these debts created a gain. $1.3 million of this gain was generated by the devaluation of the Brazilian Real and $307,000 was generated by the devaluation of the German Mark, offset by losses of $340,000 in other foreign currencies. We had no similar debts for the nine months ended September 30, 1998 and so incurred no foreign currency gains or losses for the period.

Year ended December 31, 1998 compared with period from inception, June 13, 1997, to December 31, 1997

  Revenue. For the year ended December 31, 1998, we had revenue of $3.3 million. This revenue was generated by the four consolidated subsidiaries that we owned for a portion of the period. We had no operations and therefore no revenue for the period from inception to December 31, 1997.

  Internet services operating costs. Our Internet services operating costs were $1.7 million for the year ended December 31, 1998. We incurred these costs to expand and maintain the network capabilities of the four consolidated subsidiaries that we owned for a portion of the period. We had no operations and therefore no Internet services operating costs for the period from inception to December 31, 1997.

  Selling, general and administrative. We incurred selling, general and administrative expenses of $6.4 million for the year ended December 31, 1998, up from $336,000 for the period from inception to December 31, 1997. This increase was due to the addition of costs incurred by the four consolidated subsidiaries that we owned for a portion of 1998 but that we did not own for the 1997 period, and for the expansion of our corporate organization. During 1998, $2.0 million, or 31.3%, of these expenses were incurred by our local operations and $4.4 million, or 68.7%, were incurred by our corporate organization. All of the costs for the period from inception to December 31, 1997 were incurred in conjunction with the start-up of our corporate organization.

  Depreciation and amortization. Our depreciation and amortization expense was $1.3 million for the year ended December 31, 1998. This expense was largely made up of the amortization of goodwill arising from the acquisition of four consolidated subsidiaries during 1998, and of depreciation expense for telecommunications equipment, computers and other fixed assets in these operations. For 1998, $936,000, or 71.8%, of our depreciation and amortization expense was related to the amortization of acquisition goodwill and $368,000, or 28.2% was related to the depreciation of fixed assets. We had no depreciation and amortization expense for the period from inception to December 31, 1997.

  Interest income and expense. For the year ended December 31, 1998, we earned $1.5 million in interest income, up from $15,000 for the period from inception to December 31, 1997. Interest income in both periods was generated primarily from investing funds generated by the sale of preferred shares until those funds were used for operating expenses, capital expenditures or, in 1998, acquisitions. We raised $51.6 million in May 1998 and $1.5 million between August 1997 and April 1998 from these sales. For 1999, we also incurred $29,000 in interest expense for purchase and lease financing of equipment in our operating subsidiaries. We incurred no interest expense for the 1997 period.

  Interest in unconsolidated subsidiary. For the year ended December 31, 1998, we recognized a $1.2 million loss related to our minority investment in i-way. We acquired this minority interest in June 1998 and therefore had recognized no gains or losses for the period from inception to December 31, 1997.

  Foreign currency gains. We recognized a $115,000 foreign currency gain for the year ended December 31, 1998. In conjunction with some of our acquisitions, we incurred debts to the acquired companies or their selling stockholders denominated in foreign currencies. During this period, the U.S. dollar strengthened relative to these currencies, and the related reduction in the U.S. dollar value of these debts created a gain. The majority of this gain was created by fluctuations in the British Pound, offset in part by losses in other foreign currencies. We had no similar debts for the period from inception to December 31, 1997 and so incurred no foreign currency gains or losses for the period.

Quarterly Results of Operations

  The following tables present our results of operations for the four quarters ended December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999. This information has been compiled from our unaudited financial statements. In the opinion of our management, our unaudited financial statements have been prepared on the same basis as our audited financial statements which appear elsewhere in this prospectus, and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary to fairly present this information. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                               Three Months Ended
                                  ----------------------------------------------
                                  December 31, March 31, June 30,  September 30,
                                      1998       1999      1999        1999
                                  ------------ --------- --------  -------------
                                                 (In thousands)
Revenues:
  Access.........................   $ 3,212     $ 3,601  $ 5,143      $ 7,509
  Value-added services...........       --          873    1,325        3,263
  Other..........................       136          35      120          492
                                    -------     -------  -------      -------
    Total revenues...............     3,348       4,509    6,588       11,264
Operating costs and expenses:
  Internet services costs........     1,724       2,086    3,021        4,542
  Selling, general and
   administrative................     3,528       4,109    7,107       10,473
  Depreciation and amortization..     1,297       1,870    3,002        5,763
                                    -------     -------  -------      -------
    Total operating costs and
     expenses....................     6,549       8,065   13,130       20,778
                                    -------     -------  -------      -------
Loss from operations.............   $(3,201)    $(3,556) $(6,542)      (9,514)

EBITDA...........................   $(1,904)    $(1,686) $(3,150)     $(3,658)
                                           As a Percentage of Revenues
                                  ----------------------------------------------
                                  December 31, March 31, June 30,  September 30,
                                      1998       1999      1999        1999
                                  ------------ --------- --------  -------------
Total revenues...................     100.0%      100.0%   100.0%       100.0%
Operating costs and expenses:
  Internet services..............      51.5        46.3     45.9         40.3
  Selling, general and
   administrative................     105.4        91.1    107.9         93.0
  Depreciation and amortization..      38.7        41.5     45.6         51.2
                                    -------     -------  -------      -------
    Total operating costs and
     expenses....................     195.6       178.9    199.3        184.5
                                    -------     -------  -------      -------
Loss from operations.............    (95.6)%     (78.9)%  (99.3)%      (84.5)%

EBITDA...........................    (56.9)%     (37.4)%  (47.8)%      (32.5)%

Provision for Income Taxes

  We incurred operating losses from inception through September 30, 1999 and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our net deferred taxes as the future realization of the net tax benefit is not currently likely.

  As of December 31, 1998, we had U.S. net operating loss carry-forwards of approximately $1.4 million, which can be used to reduce future taxable income through 2018. We also had foreign net operating loss carry-forwards of $406,000, the majority of which will begin to expire in 2003.

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through the sale of equity securities. We have raised an aggregate of $181.0 million in three private preferred stock offerings since August 1997, and at September 30, 1999, we had cash and cash equivalents of $91.5 million. We used an additional $39.7 million to acquire InfoAcces, M&CNet and Net4You after September 30, 1999. In addition, upon the closing of this offering we expect to pay $8.8 million to pay the cash portion of the consideration for our acquisition of DNS, which was closed into escrow, and $9.0 million to acquire ISAR pursuant to a purchase agreement we signed on January 13, 2000. We are pursuing an aggressive internal growth and acquisition strategy that we anticipate will require significant additional funding before becoming self-sustaining.

  Additionally, on or shortly after the closing of this offering we expect to pay an estimated $1.8 million and issue an estimated 332,632 shares of our common stock to repay notes we issued to the sellers of U-Net, Esoterica and Disbumad, also known as Interbook, and to acquire the minority interest in Dialdata. The exact amount of cash to be paid and stock to be issued assumes an initial public offering price of $20.00 per share and that the exchange rates that were in effect on January 13, 2000 for the British Pound, the Portuguese Escudo and the Spanish Peseta remain constant.

  Net cash used in operating activities was $6.9 million for the nine months ended September 30, 1999, $3.8 million for the year ended December 31, 1998 and $233,000 for the period from inception through December 31, 1997. In each period, cash was primarily used to fund operating losses.

  Net cash used in investing activities was $61.6 million for the nine months ended September 30, 1999, $14.4 million for the year ended December 31, 1998 and $8,000 for the period from inception through December 31, 1997. For the nine months ended September 30, 1999 and the year ended December 31, 1998, cash was primarily used for acquisitions, including, in 1998, our equity investment in an unconsolidated subsidiary. We also made purchases of property and equipment in each of the three periods.

  Net cash provided by financing activities was $126.0 million for the nine months ended September 30, 1999, $52.2 million for the year ended December 31, 1998 and $1.0 million for the period from inception through December 31, 1997. In each period, cash was primarily generated by the sale of equity securities.

  In conjunction with our acquisition of InfoAcces, we have agreed to pay additional purchase price consideration of up to $30.0 million based on that company's revenue growth between the time of acquisition and December 31, 2000. A formula, based largely on multiples of revenue categories, will be applied to the annualized revenues for each of five consecutive quarters beginning with the fourth quarter of 1999 to arrive at the additional purchase price to be paid, if any. Any additional purchase price, if earned, will be paid on or prior to the 45th day after the end of each calendar quarter beginning in February 2000, with the last possible payment date being February 2001. We have restricted cash of $15.0 million to secure the payment of any additional earned purchase price. This amount will be reduced as payments are made.

  In conjunction with the acquisitions of some other operating companies, we have issued notes to former owners and to less than wholly owned subsidiaries. The amount and terms of these notes are disclosed in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements. At maturity, some of the notes to former owners will be valued at the greater of principal plus interest or a percentage of the value of the operating company based on a predetermined formula which considers revenue growth, operating results and cash flow. As of January 14, 2000, the aggregate principal amount of these notes outstanding was $8.9 million, and we intend to repay $8.4 million of this amount upon the closing of this offering. Currently, the principal amount of these notes is, in aggregate, greater than the value that would be calculated using the formula. We expect, however, that some or all of these operating companies will achieve results that will increase the value of these notes and that we will have to recognize and pay additional purchase price.

  We plan to continue acquiring and investing in operating companies. As a result, we will continue to amortize substantial amounts of goodwill. As we grow, we expect that the amount of goodwill we will amortize in connection with our investments will represent an increasingly smaller portion of our expenses. Therefore, we expect to continue to incur net losses until that point in time when the goodwill we amortize represents a sufficiently small amount of our expenses that it is exceeded by our net income before amortization. Exactly when that point in time will occur depends on the nature, size and timing of future acquisitions, which we cannot predict.

  We believe that the proceeds of this offering, together with our cash and cash equivalents, will be sufficient to fund our operations for the next 12 months. If our internal growth exceeds our expectations, or if we make more or larger-than-anticipated acquisitions, we may need to raise additional capital from debt or equity sources. We cannot be sure that we will be able to obtain this additional financing or that, if we can, the terms will be acceptable to us. If we cannot obtain additional financing on terms acceptable to us, we may be forced to curtail our expansion and may be unable to fund our ongoing operations.

Foreign Currency Exchange Risks

  We conduct business in 12 different currencies. With the exception of the Argentine Peso, the value of these currencies fluctuates in relation to the U.S. dollar. At the end of each reporting period, the revenues and expenses of our operating companies are translated into U.S. dollars using the average exchange rate for that period, and their assets and liabilities are translated into U.S. dollars using the exchange rate in effect at the end of that period. Fluctuations in these exchange rates impact our financial condition, revenues and results of operations, as reported in U.S. dollars.

  Exchange rates can vary significantly, including exchange rates between Euro-linked currencies and the U.S. dollar. This is possible because, although these currencies are linked to the Euro, the exchange rates of these currencies into U.S. dollars fluctuates independently from the exchange rate of the Euro into U.S. dollars. During the first nine months of 1999, we experienced exchange rate fluctuations in the Euro-linked currencies, and particularly in the German Mark. The Mark varied by 15.2% in relation to the U.S. dollar during this period, and ended the period 8.7% below where it was nine months earlier. We also experienced a devaluation of the Brazilian Real in January 1999. The Real varied by 45.6% in relation to the U.S. dollar during the first nine months of the year, and ended the period 37.2% below where it began. We also experienced fluctuations in other exchange rates but they did not have a material impact on our results.

  Our local operations collect revenues and pay expenses in their home currencies. They do not have significant assets, liabilities or other accounts denominated in currencies other than their home currency, and therefore are not subject to exchange rate risk with respect to their normal operations. On a consolidated basis, we are subject to exchange rate risks because we translate our local operations' financial data into U.S. dollars. These risks cannot be reduced through hedging arrangements.

Year 2000 Readiness Disclosure

  Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, beginning January 1, 2000, many of these systems could fail or malfunction because they may be unable to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our suppliers, our customers and our potential customers, may need upgrades to comply with Year 2000 requirements. To date, we have experienced no reported problems due to the year 2000.

  Internal readiness assessment. The Year 2000, or Y2K, problem may affect the network infrastructure, computers, software and other equipment that we use, operate or maintain for our operations. As a result, we have a formal Year 2000 compliance plan, implemented by our internal Y2K task group. This group is responsible for monitoring the assessment and remediation status of our Year 2000 projects. Under our Year 2000 compliance plan, the Y2K task group has compiled a listing of all items critical to our operations, both internally developed and externally purchased, which may be impacted by the Year 2000 problem. We believe that we have identified most of the major computers, software applications and related equipment used in connection with our internal operations that will need to be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. In 1999 we upgraded our network and operating systems and purchased Year 2000 compliant servers, workstations, software packages and peripheral devices. As a result of our upgrades, new purchases and Year 2000 testing, we believe that our principal internal systems are Year 2000 compliant. However, we will continue to assess and test our internal systems to ensure that all additions and modifications to our systems meet our specifications for Year 2000 compliance. Because we and our customers depend, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to correctly recognize dates beyond December 31, 1999 could materially disrupt our operations and adversely affect our business, financial condition and results of operations.

  We have also undertaken a program to address the Year 2000 problem with respect to our non-information technology systems, such as buildings, plants, equipment, telephone systems, power supplies and other infrastructure.

  Third-party readiness assessment. We have obtained verification or validation from most of our independent third-party suppliers and service providers whose products and services are deemed critical to our operations as part of our assessment of any Year 2000 problems we may encounter. However, we have limited or no control over the actions of these third-party suppliers and customers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with these third-parties, we cannot be certain that these business relationships will resolve any or all Year 2000 problems before the occurrence of a material disruption to our operations. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could significantly harm our business, financial condition and results of operations.

  Costs. Because our acquired operating companies generally have short operating histories, most of their systems were already Year 2000 compliant when these systems were acquired and implemented. In addition, to the extent necessary, most of our operating companies already had funded the costs of upgrading their systems prior to our acquisition of them.

  A significant portion of our costs to become Year 2000 compliant has been personnel- and administrative-related and, to date, we have funded these costs in the normal course of operations and have not separately accounted for these costs. These costs have not been material and we do not expect any additional material costs.

  Most likely consequences of Year 2000 problems. We expect to identify and resolve all Year 2000 problems that could significantly harm our business. However, we believe that the possibility exists that we may experience problems and costs with Year 2000 compliance which could divert our time and resources from ordinary business activities and have a material adverse effect on our business, financial condition and results of operations.

  We have identified three most reasonably likely worst case scenarios which are

  .loss of public power supplies

  .loss of communication infrastructure

  .failure of our mission critical information technology systems and infrastructure

  Within these three most reasonably likely worst case scenarios, our goal is to identify actions that can be taken that would minimize or mitigate the effects of the failures should they occur after January 1, 2000.

  Contingency plans. We have developed contingency plans to be implemented if our efforts to identify and correct Year 2000 problems are not effective. Both at the management and the operating company levels, we have implemented a detailed plan to minimize the negative effects of Year 2000 problems. At the operating company level, we dispatched a team of employees who were on call to carefully monitor all systems and regularly communicate with supervisors and teams of other operating companies during the December 31, 1999 to January 2, 2000 "rollover period." These teams were placed to ensure that if a Year 2000 problem did arise, they could communicate with each other and re-allocate equipment and resources as necessary to resolve the problem.

  Our contingency plan was adopted with the following goals, among others, in mind:

  .keeping customers in service

  .communicating frequently to assess and evaluate any potential trouble

  .maintaining trouble reporting and response

  .shifting resources as necessary to cure trouble spots

  To date, we have experienced no reported problems due to the year 2000.

Conversion to the Euro

  On January 1, 1999, 11 of the 15 European Union member countries adopted the Euro as their common legal currency, at which time their respective individual currencies became fixed at a rate of exchange to the Euro, and the Euro became a currency in its own right. Presently, the following 11 currencies are subject to the Euro conversion: the Austrian Schilling, the Belgian Franc, the Dutch Guilder, the Finnish Markka, the French Franc, the German Mark, the Irish Punt, the Italian Lire, the Luxembourg Franc, the Portuguese Escudo and the Spanish Peseta.

  During a January 1, 1999 until January 1, 2002 transition period, the Euro will exist in electronic form only and the participating countries' individual currencies will continue in tangible form as legal tender in fixed denominations of the Euro. During the transition period, we must manage transactions with our customers and our third-party vendors in both the Euro and the participating countries' respective individual currencies. We have purchased and specified our business support systems, including accounting and billing, to accommodate Euro transactions and dual currency operations during the transition period. In addition, we intend to require all vendors supplying third-party software to us to warrant that their software will be Euro compliant. Because our acquired European companies generally have short operating histories, most of their systems were acquired and implemented after the Euro was already contemplated. Consequently, any expenditures related to Euro compliance have largely been, and will be, in the normal course of business.

  We conduct business transactions with customers, network suppliers, banks and other businesses, and we will be exposed to Euro conversion problems in these third-party systems. During the transition period, to the extent we are supplying local service, we can continue billings and collections in the individual currencies to avoid Euro conversion problems. However, to the extent we have cross-border transactions in European Union countries, we will be exposed to Euro-related risks. The establishment of the European Monetary Union may have a significant effect on the economies of the participant countries. While we believe that the introduction of the Euro will eliminate exchange rate risks in respect of the currencies of those member states that have adopted the Euro, there can be no assurance as to the relative strength of the Euro against other currencies. Since a substantial portion of our net sales will be denominated in the Euro or currencies of European Union countries, we will be exposed to that risk.

                                    BUSINESS

  We have 19 operating companies in 12 countries in Europe and Latin America. These operating companies provide local service and support to over 48,500 business customers in our two targeted regional markets. The table below provides information on the countries in which we operate, their Internet penetration, which is the percentage of population using the World Wide Web, the number of customers we had as of September 30, 1999, giving pro forma effect to four acquisitions we made after September 30, 1999 and one pending acquisition, and our pro forma revenues for the three months ended September 30, 1999.

                                                                Pro Forma
                                                               Revenues for
                                  Country                       the Three
           VIA Operating          Internet      Number of      Months Ended
         Company Countries     Penetration(1) VIA Customers September 30, 1999
         -----------------     -------------- ------------- ------------------
                                                              (In thousands)
      Europe:
        Austria...............      11.1%         3,200         $   323.8
        France................       6.9            800           1,449.3
        Germany...............      12.4          3,000           3,101.3
        Ireland...............       8.6          3,300             279.5
        Netherlands...........      15.7         10,000             953.1
        Portugal..............       4.7         11,600             953.6
        Spain.................       5.1          8,700             350.8
        Switzerland...........      14.4          2,600             402.9
        United Kingdom........      15.1         44,700           5,731.5
                                                 ------         ---------
          Total Europe........                   87,900         $13,545.8
      Latin America:
        Argentina.............       1.5%         3,700         $   962.1
        Brazil................       2.0          4,300             548.6
        Mexico................       0.6         17,500           2,294.9
                                                 ------         ---------
          Total Latin
           America............                   25,500         $ 3,805.6

     ---------------------
     (1)According to IDC (March 1999) for Europe, and The Yankee Group (December 1998) for Latin America.

  The number of customers in the table above does not include the end user customers that are served by our direct customers who resell our access services.

Our Markets

  Overview. The rapidly growing demand for Internet access and other value-added Internet services, coupled with low barriers to entry into the marketplace, have resulted in a highly fragmented Internet services industry. There are currently over 8,000 Internet services providers, of which over 3,000 operate outside of the United States. We believe small and mid-sized businesses in our targeted markets are under-served by both large and small Internet services providers. Large Internet services providers in Europe and Latin America, which generally focus on Internet access products and rely on indirect sales, telemarketing and remote customer call centers to serve their customers, typically lack the local presence needed to provide customized, hands-on solutions to small and mid-sized business customers. Small, local Internet services providers in these markets typically cannot provide dedicated, high-capacity Internet access, round-the-clock support and a complete range of competitively priced service offerings.

  Market size. The Internet experienced rapid growth in the 1990s and has emerged as a global medium for communications and commerce. Internet access and services represent two of the fastest growing segments of the telecommunications services market. This growth is driven by a number of factors, including:

  . the large and increasing number of personal computers and other devices, in both offices and homes, that are linked to the Internet

  . advances in network design which allow for rapid retrieval of information from the Internet

  . increased availability of Internet-based software and applications

  . the emergence of useful content and e-commerce technologies

  . Internet access becoming more widely available, convenient and inexpensive

  As shown below, market studies forecast strong growth in Internet services revenue in our target markets. International Data Corporation, or IDC, predicts that business Internet services revenues will grow 32.7% annually in Western Europe from $3.0 billion in 1998 to $12.5 billion in 2003. These revenues come from the sale of access and value-added services, along with the sale of network capacity and traffic management services to other Internet service providers. According to IDC, the greatest growth during this period will occur in the value-added services area, where revenues are forecasted to increase from $528 million in 1998 to $3.7 billion in 2003, or 47.6% annually. IDC also expects that overall business access revenue growth will remain strong, averaging nearly 28.5% annually during the same period.

[A bar graph appears here, showing the projected amount (in billions of dollars) of Western Europe Business Internet Revenues for Business Access, Value-Added Services, and Managed Bandwidth Services for each of the years 1998-2003]

  According to a December 1998 Yankee Group study of active Internet accounts, Internet usage in Latin America grew by 120% in 1998, the highest growth rate of any region in the world. The region remains one of the world's least penetrated, with an estimated 14 Internet users for each 1,000 people. The same study predicts that the number of active Internet access accounts will grow 80.0% annually to 26.4 million in 2002, as Latin American markets become deregulated, network infrastructure improves and local content becomes more available. The Yankee Group also estimates that Internet access revenues alone should increase by 68.2% annually, to $6.0 billion in 2002.

  Business use of the Internet. Businesses initially used the Internet by establishing web sites to improve internal and external corporate communications. Today, businesses worldwide increasingly are using the Internet for critical applications, such as on-line sales and marketing, customer service, purchasing and project management. The Internet presents a compelling profit opportunity for businesses by enabling them to reduce operating costs, access valuable information and reach new markets. Internet access provides a company with a basic gateway to the Internet, allowing it to use e-mail, access information, and communicate and conduct transactions with employees, customers and suppliers. A web site provides a company with an identity and interactive presence on the Internet, allowing it to post company information and automate business processes such as sales, order entry and customer service.

  In Europe, we have seen the emergence of "free Internet" providers. These companies offer Internet access at no charge, generating income instead through revenue sharing arrangements with the local telephone providers. In contrast to the United States where individuals and businesses typically obtain local telephone service for flat-rate monthly charges, in Europe and Latin America, customers generally pay on a per-minute basis. We believe the "free Internet" providers create an opportunity for us because these providers bring a large number of new Internet users on-line, which makes it more important for small and mid-sized businesses to have an Internet presence.

  Our targeted customers recognize the benefit of having a business presence on the Internet. However, they often do not have the resources to implement and maintain rapidly changing technologies, create and update content and communicate with employees, customers and suppliers electronically. Outsourcing arrangements provide a simple and cost-effective solution to these challenges.

  Effect of deregulation. In recent years, European and Latin American governments have, to varying degrees, pursued efforts to deregulate and liberalize their telecommunications markets. These efforts, which include the gradual opening up of the long-held monopolies of the incumbent national telephone companies and the gradual reduction of price controls and other regulatory burdens on market competitors, create an environment which fosters new entrants and competition.

  The immediate effect of deregulation on the Internet market in these countries has been improved and expanded network infrastructure for the support of advanced corporate Internet services. These improvements take the form of greater numbers of both local dial-up access lines and dedicated, high speed business lines, as well as improved national and international network capacity, being made available to business users. Over time, deregulation has proven to be a catalyst for new entrants to enter the market and not only compete for the business of the existing customers, but also introduce new service delivery models, such as cable, digital subscriber line, and broadband wireless platforms for the delivery of telephone, Internet and multimedia services.

The VIA Strategy

  Our goal is to become the premier international provider of Internet access and services to small and mid-sized businesses in Europe and Latin America. We intend to reach our goal by:

  Maintaining a strong local presence through locally managed operating companies. In our experience, small and mid-sized businesses generally seek a provider with locally based personnel who are available to respond to technical issues, who can assist in developing and implementing effective Internet solutions and with whom they can establish a long-term relationship. To date, we have acquired 19 companies in 12 European and Latin American countries and agreed to acquire one additional company. We targeted these companies based on an overall evaluation of the capabilities of their management teams, their focus on providing Internet solutions to small and mid-sized businesses and their history of customer satisfaction. At VIA, local management teams retain the authority to manage day-to-day operations to meet the demands of their specific business environments. They also participate in the development of new products and services so that we can ensure that customer needs in diverse markets are considered and met.

  Leveraging our brand name and international network. Our high capacity trans-Atlantic and pan-European network and centralized operations support enable our local market service providers to compete on a global scale and to provide their customers international Internet solutions, while retaining their advantage of quality local service. By linking our operations to our own European and trans-Atlantic network, we significantly reduce our incremental data communications costs. In addition, our European and trans-Atlantic network delivers the high level of Internet services increasingly demanded by businesses. Because a majority of Internet traffic originating in Europe is directed through the United States, Internet access from Europe is often characterized by substantial delays and data loss. Because we can control congestion on our European and trans-Atlantic network, we can reduce delays and minimize resultant data loss. We believe similar economic efficiencies and improvements in overall service levels will result from the investments we are currently making and planning to make for upgrades to our local, regional and international network and regional back office, accounting, billing, and customer care systems.

  By being part of an international Internet services provider, our local operations gain competitive marketing advantage. The companies we acquire usually retain their pre-acquisition names and add the VIA name as a co-brand. Additionally, VIA develops commonly branded products that are offered by our various operating companies across all of our markets. Over time, and as market conditions allow, we may convert these local operations exclusively to the VIA brand.

  Delivering single-source Internet solutions to our customers. We believe that small and mid-sized businesses are seeking to increase their use of the Internet as a business tool and are integrating web-based products and services into their business processes. We intend to capitalize on this trend by offering a single-source solution to our business customers' Internet products and services needs. By providing our customers with a single source solution, we can increase customer satisfaction, reduce customer churn and better leverage our network infrastructure and sales and marketing resources. We currently offer a wide range of corporate Internet products and services designed to respond to these needs and to allow our customers to add additional services as their needs grow. To provide an easy and cost effective way for our customers to start and expand their Internet presence, we offer a suite of bundled corporate Internet services under the Expresso brand. We believe these products and services will allow us to strengthen our relationships with our customers and offer them higher margin services.

  The following chart shows how our access and value-added services, both individually and in bundled service offerings, anticipate the evolving business Internet needs of our customers. By offering products and services at each step on this value chain, we can expand our customers' Internet usage, help them transform their business processes to an Internet platform, and increase our profitability by selling higher margin services.

                                    [CHART]

[A graphic depicting the steps in the Internet Services Value Chain appears here, as listed below:
             Products & Services                  Benefits
1. Access    . Dial-up and dedicated access       . Conduct market & product
             . E-mail                               research
                                                  . Lower communications costs
                                                  . Increase productivity

2. Presence  . Web design                         . Provide customer service
             . Web/Application Hosting            . Create brand recognition
             . Server Co-location                 . Recruit employees
                                                  . Attract and inform investors

3. Transact  . E-commerce                         . Process transactions
             . Security                             securely on-line
             . Internet Virtual Private Networks  . Increase revenues
                                                  . Replace expensive multi-
                                                    site private networks
                                                  . Increase productivity

4. Transform . Managed Hosting                    . Streamline operations
             . Intranets & Extranets              . Manage supply chains and
             . Business-to-Business E-commerce      inventories
                                                  . Achieve operating cost
                                                    efficiencies]

  Delivering quality customer service supported by continued investment in billing, back-office and customer care systems. Our customers will benefit from our continuing investment in billing, back-office and customer care systems through quality and responsive customer service. We intend to establish local, national or regional customer care facilities to provide to all our customers around-the-clock technical support and customer service. Our goal is to be recognized by our customers as a provider of quality service.

  Continuing investment in network infrastructure and product development. We intend to continue to make significant investments to improve and expand our operating infrastructure. We are upgrading and expanding our network capacity in each of the 12 countries where we now operate. In Europe, we integrate our local operating companies' networks into our international network. We plan to extend this network into Latin America as trans-oceanic and land-based network capacity becomes commercially available. We are significantly increasing the web hosting, server co-location, data storage and processing capacities at each of our operating companies. In many of the countries in which we have local operations, we are continuing to expand our market opportunities by building new Internet points of presence in commercial centers in those countries. We are also in the process of upgrading the customer care and billing facilities of our local companies, as necessary, and integrating them into regional back office management information data centers. These infrastructure expansions and improvements will give us the capacity we need to continue to expand the services we offer to our current customers and to offer services to additional customers.

  Accelerating our growth through strategic acquisitions. We intend to continue to acquire business-focused Internet products and services providers. In identifying acquisition targets, we seek companies that are run by experienced managers, are well positioned in their markets and will enhance our portfolio of products and services. Given the increasingly competitive environment in our targeted markets and the capital resources required to offer a broad base of reliable Internet services and accommodate rapid anticipated growth, we believe that under-capitalized local Internet services providers in our markets will continue to benefit from combining their operations with ours.

Our Network

  Our European and trans-Atlantic network provides our European operating companies with high-capacity, redundant Internet Protocol transit. Our network is connected to the Internet by multiple high-speed fiber connections and by peering arrangements at major commercial Internet exchanges. Using these diverse connections, our network dynamically routes traffic over the network of the provider best able to deliver the data in the most efficient manner. Direct connections to multiple major carriers and Internet exchanges assure reliable service levels, protecting against traffic congestion and network outages. We have designed a redundant network to avoid any single point of failure. Our Latin American operations are currently connected to the Internet by multiple leased, high-speed links. We expect to expand our network and network operations center infrastructure to Latin America as capacity becomes commercially available.

  Our European operating companies' local networks are connected with our international network via high-capacity optical transmission media and co-location of routers. Where co-location is not an option, our operating companies access our international network through high-speed data communications facilities. Our European network operations center, which is located in Duisburg, Germany, is staffed 24 hours a day, 7 days a week, by Internet systems engineers who are responsible for monitoring the performance of our network equipment. From this center, we are able to efficiently identify and correct network problems either remotely or by local dispatch.

  We are currently expanding our network infrastructure by replacing individual Internet transit arrangements previously entered into by our operating companies. Our network expansion is designed to offer greater reliability, improved performance and additional functionality at a lower cost per transmitted data packet.

  The backbone of our network is made up of two STM-1 fiber optic cable rings, each providing 155 Mbps of redundant capacity. The first ring provides trans-Atlantic capacity and connects our New York City and London network nodes. We acquired a 25-year Indefeasible Right of Use, or IRU, from Global Crossing, an owner of fiber optic cable systems, in June 1999. Our agreement with Global Crossing also provides us with the right to acquire additional network capacity at favorable rates. Global Crossing may suspend services provided to us under the IRU if we fail to make the required payments or are in a breach of the IRU.

  The second ring provides pan-European capacity and allows us to establish network nodes in up to seven European cities. We acquired a 20-year IRU from iaxis, an owner of fiber optic cable systems, in July 1999. The iaxis IRU may be terminated upon written notice by either party if the other party is in material breach, or may be terminated or suspended upon the occurrence of specified events, such as insolvency, bankruptcy or material damage by VIA to the network. We currently have network nodes in London, Dusseldorf and Amsterdam and plan to connect a Paris node by February 2000 and nodes in three additional cities later in 2000. Future cities we are considering connecting to this network include Madrid, Geneva and Milan.

  We maintain a network in the United States to facilitate access by our European customers to the large number of web sites hosted in the United States. We have co-located routers at the major public peering locations in Washington, DC, Palo Alto, Chicago and New York. Our U.S. network nodes are interconnected through diverse, redundant DS-3, or 45 Mbps capacity, data communications facilities provided by local telephone companies, inter-exchange carriers and specialized carriers.

  VIA's network has multiple, redundant connections to Tier 1 Internet transit providers and major public peering locations in London, Frankfurt, Amsterdam, Washington, DC and Palo Alto, where we have co-located routers. A substantial number of our operating companies have established peering relationships with other local or regional Internet services providers. In peering relationships, Internet services providers agree to carry each others' traffic on their networks to improve performance and reduce congestion and costs. We are in the process of establishing additional peering relationships with international Internet services providers. Peering relationships can take the form of either public peering or private peering. Public peering takes place at a physical location, usually a network access point, designed for the exchange of Internet traffic between private Internet services providers. Private peering involves an agreement between two Internet service providers allowing traffic to pass between each other's networks at private connection points without having to traverse the public Internet and public peering points. We are actively pursuing both private and public peering agreements.

Products and Services

  We currently offer a comprehensive range of bundled and stand-alone Internet access and value-added products and services. The specific products offered in each market are determined by the needs of the market and local regulations and competition. We intend to continue to develop a broad range of innovative and flexible value-added products and services independently, through acquisitions and through strategic relationships with key vendors.

  Connectivity services. We offer a variety of connectivity solutions, including Internet access and third-party software and hardware implementations and configuration services, which are offered in bundled and stand-alone packages. Internet access currently includes leased line access and corporate and consumer dial-up connectivity. We also offer a full range of hardware and software required to connect to the Internet, including routers, servers, browsers and other products.

  Value-added services. We believe that our customers will increasingly use the Internet as a business tool and, as a result, will require an expanding array of services. We currently offer a wide range of services which provide additional value to our customers, and we intend to continue expanding our service offerings through internal development, acquisitions and strategic relationships with software, hardware and content providers. In most cases, the software we provide to our customers in connection with these services has been developed by third parties. We do not currently offer all of our services in each of our markets. The value-added services we offer include the following:

  . Web hosting, domain name registration and co-location. Web hosting offers business customers a presence on the Internet, enabling them to take advantage of the marketing, customer service, internal company information, or intranets, and other benefits offered by this presence. We currently offer our customers web hosting services through Internet data centers located in our local operations. The services include the full range of web hosting, web design, web site maintenance and ongoing consulting services through a combination of internal efforts and the use of independent partners. We also offer web site co-location, where a customer-owned web server is located at one of our local provider's points of presence, or PoPs, for higher reliability. This solution allows the customer to own its own web server without having to maintain and manage the data center environment. We also intend to implement emerging content distribution technologies such as content replication, also known as mirroring, and caching for enhanced end user performance. As of September 30, 1999, giving effect to four subsequently completed acquisitions and one pending acquisition, we had registered 50,700 domains and host web sites for 18,200 customers.

  . Virtual private networks, or VPNs. Many companies today use private data communication networks, often referred to as wide area networks, or WANs, to transfer proprietary data between office locations. These networks are built using leased lines from traditional telecom providers. We offer companies a less expensive alternative to WANs through VPNs which provide secure transmission of private Internet traffic through the Internet. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling. Through our VPN products, we can provide intranet and extranet services. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices. Extranets expand the network to selected business partners through secured links on the Internet. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems.

  . Electronic commerce solutions. Electronic commerce, or e-commerce, solutions give businesses the ability to process transactions and perform other business functions over the Internet. We provide e-commerce solutions that allow our customers to sell products or services directly to customers, purchase supplies, coordinate inventory systems with suppliers, process electronic payments, track shipments and perform other business functions, all in a secure on-line environment. To take full advantage of the business opportunity offered by e-commerce, we intend to construct additional single-source e-commerce applications and hosting environments, making use of our own software development capabilities as well as those of third-party software development partners.

  . Security. Security solutions are a vital component for most businesses connected to the Internet. Our security solutions provide customers

    .an ability to prevent unauthorized users from accessing their corporate network

    .authentication of users attempting to gain access to proprietary or confidential information

    .encryption services, providing secured transmission of company data through the Internet

  . E-mail. We provide e-mail services that enable our business customers to outsource their e-mail requirements and e-mail management to our trained systems administrators and support staff. We establish accounts, manage the associated mail servers and provide full accessibility to e-mail for our customers while saving them the investment in additional servers and staff.

  . National and global roaming. We offer the ability for employees of small and mid-sized businesses to access their e-mail and the Internet while traveling. Currently, many users either cannot do so because of the limitations of their local service provider or because they are required to pay expensive long distance access charges. We are in the process of implementing a global dial-up access roaming product to enable business customers to access the Internet locally as they travel throughout their countries and abroad.

  . Professional services. Our target customers typically do not have the internal resources or personnel to design and maintain Internet services. As more businesses use the Internet for mission critical applications, we expect they will rely on outside support for many of their information technology applications. As a result, we believe it will be increasingly important for us to offer onsite, technical consulting to customers. Our local providers currently offer a broad range of professional services to their customers, including network and system design, web content creation, security system needs analysis and implementation, virtual private network design and implementation, and other Internet-related consulting projects. We intend to invest in additional professional services capabilities to provide customers with single-source Internet solutions.

  . Enhanced products and services. Customers are increasingly seeking to tailor the use of the Internet to their business. We plan to serve these needs through the packaging and configuration of third-party applications, such as data storage and retrieval, Internet Protocol telephony, which permits users to make voice calls on the Internet, Internet faxing, Internet audio and video conferencing solutions, and other applications that may be developed. As businesses commit to using the Internet, we believe that the advanced applications product category will continue to expand, offering additional revenue opportunities.

  Bundled services. To expand market share, increase customer loyalty and develop strong VIA NET.WORKS brand recognition among the small and mid-sized businesses in our targeted markets, we are bundling Internet services under a single brand name, Expresso. We are offering the Expresso suite of products in each of our markets, with only slight differences in features depending upon local tariffs and network infrastructure. Our entry-level product, ExpressoWeb, is designed to give the small and mid-sized business customer a simple, cost effective way to establish a presence on the Internet. By moving up to our higher level products, ExpressoNet and ExpressoWay, the same business can expand its Internet capabilities to meet its increasing needs, without interrupting its ongoing Internet-based business processes.

  ExpressoNet enables businesses that use local area networks, or LANs, to route e-mail and other information to users quickly and efficiently while reducing their call charges and other telecommunications costs. ExpressoWay offers all of the benefits of ExpressoNet and allows businesses to provide their employees with Internet access at home or while travelling.

  The features of the various Expresso products generally consist of the following:

                                                     Product
                                    ------------------------------------------
Feature                              ExpressoWeb    ExpressoNet   ExpressoWay
-------                             -------------- ------------- -------------
Internet Access                     Unlimited      Unlimited     Unlimited
Connection to Internet              56 Kbps Dialup 128 Kbps ISDN 128 Kbps ISDN
LAN router                          N/A            Fully Managed Fully Managed
Domain name registration/transfer   Yes            Yes           Yes
Domain-based e-mail addresses       Up to 10       Up to 30      Up to 30
Number of dial-up accounts for
 remote access                      N/A            N/A           Up to 20
Amount of web hosting space at VIA
 facilities                         Up to 50 Mb    Up to 100 Mb  Up to 100 Mb
Quick-install web-authoring tool    Yes            Yes           Yes

Organization

  We have 19 locally managed operating companies located in 12 countries in Europe and Latin America and have agreed to acquire one company in Europe on or shortly after the closing of this offering. These companies focus on providing a full range of Internet solutions to small and mid-sized business customers in their local markets. All of our operating companies provide a range of value added services, and all of the companies except Netlink, Ecce Terram and DNS provide Internet access. To best serve the market-specific needs of our target customer base, each of our operations is staffed with local management, sales, technical and customer care personnel. Our local managers retain the authority to manage the day-to-day operations of their businesses, allowing them to establish business practices, create or customize products and services and develop product delivery mechanisms that meet the Internet business needs of customers in their local markets. In every aspect of their relationships with us, our customers are served in their own language, their own currency and by people who understand the regulations and business practices in the markets in which they operate. We believe that by maintaining this type of presence within each of our markets, we are in the best position to understand, and provide solutions for, the Internet needs of our customers. The following table summarizes our operations in Europe and Latin America by country, operating company and percentage ownership. Ecce Terram and INS are each 100% owned by GTN, which is 51% owned by us. We have agreed to acquire ISAR on or shortly after the closing of this offering.

                            VIA Operating Companies

                                          Percentage Owned as
                                            of January 14,      Percentages of Total
                                          2000, Pro Forma for    Pro Forma Revenue
   Country of                                 One Pending       for the Nine Months
   Operation      Operating Company           Acquisition     Ended September 30, 1999
   ----------     -----------------       ------------------- ------------------------
   Europe:
    Austria       Net4You                          58%                    2%
    France        Artinternet                      51                     1
                  DNS                             100                     5
    Germany       GTN                              51                    10
                  Ecce Terram                      51                     1
                  INS                              51                     3
                  ISAR                            100                     4
    Ireland       MediaNet                         60                     2
    The
     Netherlands  bART                            100                     5
    Portugal      Esoterica                       100                     5
    Spain         Interbook                        87                     2
    Switzerland   M&CNet                           60                     3
    United
     Kingdom      i-way                           100                    10
                  U-Net                           100                    12
                  WWS                             100                     5
                  Netlink                         100                     4

   Latin
    America:
    Argentina     VIA Net Works Argentina         100%                    4%
                  ServiceNet                      100                     1
    Brazil        Dialdata                         53                     3
    Mexico        InfoAcces                       100                    18

  We generally have agreements with the minority stockholders of our majority-owned operating companies that give us the right to purchase their shares in those operating companies based on predetermined price formulas which consider revenue growth, operating results and cash flows. In some cases, the minority stockholders have the right to purchase our shares in those operating companies if we do not exercise our purchase right by a specified date.

  Regional operating, marketing and financial personnel, hired in the regions they serve, support our local operations. In both Europe and Latin America, a Regional Vice President is responsible for monitoring the results of, coordinating efforts among, and assisting in the operations of our local operating companies. In Europe, regional marketing personnel develop products for regional deployment, create marketing and advertising programs to promote cross-market brand recognition and assist our operating managers with local product, marketing and sales efforts. European financial personnel assist our local operating companies with financial reporting, budget preparation and the implementation of proper financial policies, procedures and controls. We are currently recruiting similar regional marketing and financial positions to support our Latin American operations.

  We maintain a small corporate staff, located in Reston, Virginia, to perform and coordinate company-wide activities. These activities include raising capital and managing its deployment to fund growth, creating and implementing international network and management information systems, acquiring additional operating companies in our target markets and creating strategic vendor, product and service relationships. We intend to keep our corporate staff small, performing as many functions as possible within the local operating companies and the regions.

Sales and Marketing

  We sell our products and services through local sales efforts, supported by local, regional and international advertising and promotion programs. Our direct sales and marketing force of 284 locally based, technically competent and experienced Internet sales representatives is our primary sales tool, but we also maintain significant distribution capabilities through local reseller and referral channels. We will continue to expand both our direct and indirect sales capabilities, as well as develop new product and strategic relationships to support those efforts.

  Direct sales. Each of our local operating companies has a direct sales force. Depending on the market, the local sales force may include both telemarketing and field representatives. Typically, telemarketing representatives, both inbound and outbound, handle sales of basic services, where consulting, customization or training is not required. Field sales representatives handle sales of more complex services. Our field representatives are technically proficient Internet specialists who understand the environment in which their customers do business and who can create or tailor Internet solutions to meet customer and market specific needs.

  Our local operating companies maintain customer and prospect data that is used to identify likely users of existing and new services. They also maintain competitive data that is used to identify areas of opportunity for new products and services. Depending on the accepted practices and regulations in their markets, our operating companies may use techniques such as direct mail or fax, outbound telemarketing, seminars and trade shows to target large potential customer groups that they believe would benefit from our Internet business applications and services.

  Indirect sales. In many of our markets, indirect sales channels represent a significant source of revenue and revenue growth. Currently, our operating companies have various indirect sales channels within their markets. These include reseller and distributor relationships with systems integrators, value-added resellers, marketers of other subscription-based products and others who have established relationships with our target customers and sales forces capable of selling Internet services. Our operating companies also maintain relationships with referral partners, such as web designers or advertising agencies, whose core businesses typically do not include providing Internet services, but who represent a valuable source of leads.

  We are also developing company-wide reseller and referral programs that will permit us to increase the number of indirect sales channels available to our operating companies. We will also use these programs to expand the relationships our local operating companies currently have to a regional or international basis.

  New products and strategic marketing relationships. To support our local direct and indirect sales efforts, we are developing strategic relationships with providers of related technology, products and services, for use in all of our markets. These relationships will allow our operating companies to offer an expanded range of Internet services to their customers by giving them access to new stand-alone or bundled solutions. Our first agreement is with Trellix Corporation, under which we both resell their web development software on a stand-alone basis and bundle it into our Expresso products in some of our markets. By bundling our services with those of related product and service providers, we believe that we can not only provide expanded services to our customers, but strengthen our relationship with them as well.

Competition

  Competition in the market for Internet access and value-added services has increased significantly in our markets as Internet usage has grown, and we expect this trend to continue. Though Internet usage remains lower in Europe and Latin America than in more mature markets such as the United States, high recent growth rates and large potential market sizes have attracted many new entrants. Though our specific competitors vary from market to market, they generally are international, regional and local Internet services providers, long distance and local exchange telecommunications companies, cable television companies or on-line services providers.

  Internet services providers. According to Boardwatch magazine, there are over 8,000 Internet services providers worldwide with approximately 3,000 of those located outside of the United States. Depending on the market, our primary competitors may be small, local services providers with limited ranges of service and geographic reach, or large international or regional services providers with broad services offerings, large network capacities and wide geographic presence. The small, local providers often focus on consumer dial-up Internet access and frequently do not have the services or expertise to assist small and mid-sized businesses in establishing a presence on the Internet or creating an Internet platform to support their business processes. The large international and regional providers also often focus on consumer dial-up Internet access. While these large Internet services providers may have the range of services required to meet the needs of small and mid-sized businesses, they may not have the local personnel and market expertise to effectively implement solutions for this customer base. By combining local market expertise and service with an international network and a wide range of services targeted towards small and mid-sized business customers, we believe we can compete effectively with both large and small Internet services providers.

  Telecommunications companies. Many of the major international telecommunications companies offer Internet services in our markets, either directly or through subsidiaries or alliances. In several of our markets, former telecommunications monopolies have been deregulated and privatized, and have also become providers of Internet services. New telecommunications company entrants to these markets are beginning to use high-speed wireless technology to bypass overcrowded, existing networks and are offering Internet and corporate data services as well. Generally, these network-based companies focus on consumer dial-up Internet access and large corporate accounts, customer bases that can generate high volume data traffic to carry on their networks. We believe that our focus on providing products and services that meet the Internet needs of small and mid-sized businesses will allow us to compete effectively with telecommunications company competitors.

  Cable television companies. Cable operators in some of our markets have either introduced or announced that they intend to introduce Internet access services, both by upgrading their networks and using new, cable modem technology. Their existing customers are primarily residential and their physical networks are largely limited to residential areas. We therefore expect these companies to present relatively little competition for small and mid-sized business customers in our markets.

  On-line service providers. We compete with large on-line and portal services providers in Europe and Latin America. These on-line services providers generally have business models which rely on consumer dial-up access and advertising revenue.

  Other providers. Recently, two large Brazilian banks announced their intention to sell Internet access, which due to their large, existing customer base, could create additional competition for us in Brazil.

Intellectual Property and Proprietary Rights

  We rely on trademark and copyright law, laws restricting unfair trade practices, laws relating to trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. The applicability and enforceability of legal principles concerning intellectual property rights in an Internet context remain substantially uncertain as the courts and legislatures in each country continue to address the issues. Substantially all of the countries in which we operate are signatories to international treaties relating to the protection of intellectual property. Nonetheless, in many of these countries, the courts have not had the opportunity to address the legal issues within the Internet context to the same degree as United States courts. It is therefore uncertain whether the intellectual property of our non-U.S. operations will be subject to a lesser or different degree of protection than that generally afforded in the United States.

  In Latin America and Europe, we pursue the registration of our trademarks for marks that we believe are particularly unique and that will be used in our business over a long period of time. Conversely, we have not pursued registration of trademarks of our local operations where we have decided to transition entirely to the VIA NET.WORKS mark over a short period of time. We have applied for registration of the VIA Net Works Argentina mark in Argentina. We have also applied for registration of the Expresso Web and Expresso Net marks and the VIA NET.WORKS mark and variations of that mark in Mexico. In Portugal we have registered some marks since registration is required as a condition to obtaining the right to use specified domain names. We hold trademarks and registrations for other marks in some other countries as well.

  Except as noted above, we have generally not pursued the registration of the trademark VIA NET.WORKS, or variations of this mark. Consequently, a competitor with senior rights in a mark similar to ours may be able to argue successfully that we should be barred from continuing to use our mark, or our competitors may adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Defending trademark infringement litigation and policing unauthorized use of our marks is also difficult and expensive. For more information regarding difficulties we may have in protecting our brand names, please see "Risk Factors."

  We actively seek to protect our marks against similar and confusing marks of third parties by

  .using our local law firms and management teams to identify applications to register trademarks

  .filing oppositions to third parties' applications for trademarks and

  .if necessary, bringing lawsuits against infringers

Regulatory Matters

  There exists no uniform body of law in Europe or Latin America specific to the regulation of Internet services or Internet services providers. However, many local laws which are not specific to Internet services and use of the Internet apply to the provision of our services generally. As a new and important medium for communication and business transactions, the Internet is undergoing considerable legal and regulatory scrutiny worldwide. New laws and regulations regarding the Internet have been proposed or are currently being considered in many countries in which we operate, covering issues such as user privacy and information security, wire tapping, obscenity and child protection, defamation, taxation, and intellectual property rights. At the same time, the application of existing laws to communications and the transaction of business through the Internet are being clarified and refined. We cannot predict what impact future judicial, legislative or regulatory changes will have on the industry in general or our operating results specifically, or whether local regulatory bodies will question our compliance with applicable regulations.

  For example, due to the global nature of the Internet, it is possible that, although the equipment and software used to provide our services is based in Europe or Latin America and transmission by us and our users of content over the Internet would originate primarily in these regions, the governments of countries in other regions might attempt to regulate the content contained on or transmitted using our services or prosecute us for violations of their laws. As content produced by us or our users is available over the Internet in countries all around the world, these countries may also claim that we are required to qualify to do business in their jurisdictions. Any application of existing laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business, results of operations and financial condition.

  Further, future regulatory developments might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have a material adverse effect on our business, financial conditions or results of operations.

  The regulatory framework in each of the two major markets in which we provide services is described further below.

 European Union

  Overview. Our European operations, other than in Switzerland, are all located in member countries of the European Union. Within the European Union, the European Commission, in coordination with the Council of Ministers, can enact legislation that is enforceable in each of the member states. It is rare, however, for the European Commission to take legislative action directly. Instead, it typically adopts "directives" which require member states to enact laws within their own countries implementing the principles and rules established by the directive.

  Data Protection. In October 1995, the European Union adopted the "directive on the protection of individuals with regard to the processing of personal data and the free movement of such data." This directive imposes restrictions on the collection, use and processing of personal data. Member states of the European Union were required to implement the directive into national laws by October 24, 1998, but many of them, including the Netherlands, France, Germany and Ireland, have yet to do so. In these countries, however, there is prior legislation that deals with the protection of personal information in varying degrees.

  The data protection directive is intended to prohibit the transfer of personal information to countries outside the European Union that do not maintain adequate standards of privacy and data protection. Currently, the European Union considers the United States to not have an adequate level of protection in relation to the processing of personal data. Therefore, except under limited circumstances, we would not be permitted to cause any of our operations located within European Union member states to transfer their customers' or employees' personal information to the United States, including to our Reston, Virginia headquarters. We cannot predict how the current difference between the United States and the European Union regarding data protection will be resolved, or what impact the directive may have on our operations and our effective use of data collection. In addition, until specific implementing legislation is enacted in the member states in which we operate, it is unclear how our operations might be impacted by restrictions that might be established in each European Union country with respect to the use of personal information about our customers and employees that we collect in the ordinary course of business.

  Content Regulation and Liability. There currently are no specific laws within European Union member states governing liability of Internet services providers for the content transmitted from or stored on their facilities. Courts in some countries have recognized the general principle that Internet services providers should not be responsible for content created or maintained by a third party which the provider makes available to users unless the provider has knowledge of such content and is technically able and can reasonably be expected to block the use of such content. In contrast, courts in other countries have determined that an Internet services provider may be liable for content made available to users even though the provider did not have knowledge of the content. Because this area of law is still developing, there is uncertainty in some of our operating countries about the potential liability of providers for content carried on their networks.

  On December 21, 1998 the European Union approved an "action plan to promote safer use of the Internet by combating illegal and harmful content on global networks." This directive would serve as the basis of new laws in member states relating to the protection of minors, rating and filtering systems and content. Any legislation that is adopted by European Union member states relating to this directive could impose additional obligations and expenses on our operations.

  On December 7, 1999, the Council of Ministers of the European Union adopted the proposed electronic commerce directive. The proposal must still be examined on second reading by the European Parliament pursuant to the co-decision process. The proposal calls for implementation of the directive by Member States within twelve months after its entry into force. The text currently provides, among other things, that an Internet services provider would not be liable for information hosted unless the Internet services provider knew that the information was illegal, so long as the Internet services provider acts promptly to remove or disable access to the information upon becoming aware that it is illegal. In addition, the proposal currently states that an Internet services provider providing access to communication networks or transmitting over communication networks information that is provided by its customers will not be liable for that information provided that the Internet services provider does not initiate the transmission, does not select the recipient of the transmission and does not modify the transmitted information.

  Licensing Requirements. In the United Kingdom, the Telecommunications Act 1984 provides that it is a criminal offense to run a telecommunications system without a license. Licenses take two forms--Class and Individual licenses. Internet services providers are permitted to provide services within the United Kingdom and acquire international capacity from other carriers under Telecommunications Services Class Licenses and are generally not required to hold individual licenses under the Telecommunications Act. However, we own and operate our own network facilities in the United Kingdom connecting our trans-Atlantic backbone to connection points in the city of London. Accordingly, we have acquired an individual public telecommunications operator license issued under the Telecommunications Act 1984 which permits us to carry international traffic across international network facilities that we own. In connection with this license, we were placed on Annex 2 of the Interconnection Directive by the United Kingdom regulator, OFTEL, which permits us to negotiate for direct interconnection with British Telecom and other licensed network operators in the United Kingdom. Our license also imposes conditions on us, including the obligation to provide, at our cost, the technical means for authorized government agencies to intercept communications traffic on our network within the United Kingdom. If we were to fail to continue to satisfy in any material respect the conditions on which we hold our license, we would not be permitted to operate our trans-Atlantic 155 Mbs network within the United Kingdom, which would have a materially adverse effect on our operations.

 Latin America

  In all Latin America markets in which we currently operate, the provision of Internet access and value-added services, with the exception of Internet telephony, is completely deregulated, and, other than in Brazil, where no licenses are required, companies may satisfy all the licensing requirements necessary to become an authorized provider of Internet access and value-added services by obtaining a value-added services license. All of our Latin American local providers possess licenses where required.

  In each of the countries in Latin America in which we are operating, there are restrictions against the provision of basic, public telephony services over the Internet by companies other than the licensed basic services providers. The provision of private corporate network Internet telephony services remains a gray area. We do not intend to offer either public or private Internet telephony services in these countries until the respective regulatory authorities explicitly permit Internet services providers to do so.

  As in Europe, Latin American countries in which we operate are considering specific legislation with respect to the Internet, covering issues such as user privacy, obscenity, libel, child protection, taxation, advertising, intellectual property rights, and information security.

  Our Brazilian local operating company, Dialdata, is located in the state of Sao Paulo, which levies a 25% sales tax on communication services. The question of whether providing access to the Internet is a communication service has not been addressed by the courts or tax authorities in Brazil. Dialdata does not charge this tax to its customers or pay it to the state tax authority. If Internet access providers are ultimately required to pay the tax, our operating results in Brazil would be significantly and negatively impacted.

  In Mexico, the Federal Telecommunications Law prohibits Internet services providers from building and operating a public telecommunications network or national satellite connection without first obtaining a concession. Under the concession scheme, non-Mexican ownership of the concession holder may not exceed 49%. As a result, in Mexico we will not be able to own our own network facilities without partnering with a Mexican company or person. Our Mexican operating company, InfoAcces, leases all the network facilities it requires from local public telecommunications network operators.

Restrictions on the Import and Export of Encrypted Material or Encryption Software.

  None of the countries in which we do business other than France imposes any material import restrictions on cryptography. In France, the import of cryptography devices is subject to prior declaration requirements by the importer and, depending on the strength of the encryption, prior authorization by the French government. Among the countries in which we do business, Brazil and Mexico do not currently restrict the export of cryptography devices. However, all of the other countries in which we operate do maintain export controls to some degree on encryption software and devices. The United States, Argentina, Switzerland and the European Union member countries restrict the export of technology that could be used for both commercial and military purposes. These restrictions extend to encryption hardware and software, including World Wide Web browsers, e-mail applications and e-commerce servers.

  Our operating companies generally offer customers, among other services, encryption services, providing the customer with the ability to transmit company data over the Internet in a secure fashion. However, in most cases, our operating companies do not design, develop, manufacture, or distribute their own encryption software, but instead, rely upon third-party vendors and manufacturers. We are not aware that our operating companies have experienced any difficulty in obtaining from commercial vendors security software or devices containing the level of encryption technology required by our customers.

  Many of the most widely used cryptography devices are developed by companies based in the United States. To the extent that U.S. export laws would impede or prevent the use by our customers of any U.S. vendor's software, we believe that we would be able to substitute other available encryption software, of other than U.S. origin, for our customers' requirements and therefore would not experience any material adverse impact as a result.

Legal Proceedings

  We are not a party to any material legal proceedings.

Employees

  At January 14, 2000, giving effect to one pending acquisition, we employed 903 people on a full-time equivalent basis. 32 employees were located in our Reston, Virginia headquarters and 871 were located in our local operating companies or European and Latin American regional offices. Of our total employees, 284 were involved in sales and marketing, 135 were employed in customer care, 227 were involved in technical and engineering and the remaining 257 were devoted to finance, legal, strategic planning and other administrative functions. On January 1, 1999, we employed 230 people on a full-time equivalent basis, including 13 in Northern Virginia and 217 in our local operating companies or European regional offices. Of these, 58 were employed in sales and marketing, 22 in customer care, 87 in technical and engineering and 63 in various administrative functions. On January 1, 1998, we employed two people on a full-time equivalent basis. Relations with our employees are good. Some of our operating companies are parties to collective bargaining agreements.

  Labor laws in Europe and Latin America are generally more protective of employees than in the United States. Unlike in the United States where an employer will often have the right to terminate an employee at will, most countries in Europe and Latin America have laws protecting employees from being terminated without proper cause or without paying terminated employees severance compensation in established statutory amounts. In some European and Latin American countries, the law establishes a minimum number of vacation days. In Argentina and Brazil, employees are entitled to an additional month's salary each year as a compulsory bonus. In Portugal and Spain, employees are entitled to two additional months' salary, a summer bonus and a winter holiday vacation bonus. In Mexico and Brazil, profit-sharing with employees is mandatory.

Facilities

  Our principal executive offices are located in leased facilities at 12100 Sunset Hills Road, Reston, Virginia. Additionally, we lease space in our operating markets for offices, network operations centers, data centers and points of presence. We believe that our present facilities are in good condition and are currently suitable for our business needs. We anticipate that we will need additional space, particularly in our operating markets, as we expand, and that we will be able to obtain suitable space where and as needed.

                                   MANAGEMENT

Directors and Executive Officers

  The following table shows information about each of our directors and executive officers as of the date of this prospectus.

   Name                  Age                            Position
David M. D'Ottavio......  50 Chief Executive Officer and Chairman of the Board of Directors
Michael J. Simmons......  46 President
C. Elliott Bardsley.....  48 Vice President, Corporate Development
Kenneth Blackman........  43 Vice President, European Region
Catherine A. Graham.....  39 Vice President, Chief Financial Officer and Treasurer
Kevin T. Malone.........  51 Vice President, Information Systems
Matt S. Nydell..........  40 Vice President, General Counsel and Secretary
Roy D. Stubbs II........  57 Vice President, Engineering and Technical Operations
Antonio Tavares.........  51 Vice President, Latin American Region
Gabriel A. Battista.....  55 Director
Edward D. Breen.........  43 Director
Stephen J. Eley.........  39 Director
William J. Elsner.......  48 Director
Adam Goldman............  39 Director
William A. Johnston.....  48 Director
Mark J. Masiello........  32 Director
John G. Puente..........  69 Director
Erik Torgerson..........  34 Director

  Each of our directors and executive officers can be reached c/o VIA NET.WORKS, Inc., 12100 Sunset Hills Road, Suite 110, Reston, Virginia 20190.

Executive Officers

  David M. D'Ottavio has served as VIA's Chief Executive Officer and a Director since April 1998 and as VIA's Chairman of the board of directors since November 1999. From April 1998 to June 1999, he also served as President. From January 1995 to August 1997, Mr. D'Ottavio served as Senior Managing Director of United Philips Communications, B.V., now United Pan-Europe Communications N.V., or UPC, responsible for all acquisition, business development, finance, marketing and administration functions and launched UPC's telephony, Internet services provider and high-speed data services. From 1991 to 1994, Mr. D'Ottavio was Chief Operating Officer for United International Holdings, Inc., now UnitedGlobalCom, Inc., and was responsible for cable, MMDS and telephone operations in 14 countries. Previously, Mr. D'Ottavio served as Regional Vice President for Comcast Cable Communications and held various management positions with Westinghouse Electric Corporation. Mr. D'Ottavio received his B.B.A. in Economics from Kent State University.

  Michael J. Simmons has served as VIA's President since June 1999. From September 1998 to June 1999 he was Vice President, European Region. Mr. Simmons was employed by United Pan-Europe Communications, serving as Managing Director--Portugal, from July 1995 to December 1997, and as Vice President-- Marketing for A2000, the UPC and MEDIA ONE joint venture in Amsterdam from December 1997 to September 1998. In that role, he was responsible for telephony and cable modem Internet products in both the residential and business markets, as well as all sales, customer service and call center operations. From September 1987 to December 1994, Mr. Simmons was employed by Comcast Cable Communications, serving first as General Manager of Comcast's Ft. Wayne, Indiana system and then as Area Vice President in New Jersey. Previously, he held marketing, sales and operating positions with Insight Communications Company, Inc. and

Westinghouse Broadcasting and Cable. Mr. Simmons received his B.A. in History and Communications from St. Mary's University of Minnesota.

  C. Elliott Bardsley joined VIA in September 1997 as Vice President, Corporate Development and was Treasurer through August 1998. From September 1992 to March 1997, he was Vice President, Asia Pacific, for Orion Network Systems, Inc. where he was responsible for developing Orion's satellite business in the Asia Pacific region. Since May 1995, Mr. Bardsley also has been Chairman of Dark Horse Multimedia, Inc., an international Internet and telecommunications consulting firm. Mr. Bardsley received a B.S. degree, cum laude, in Computer Science from Union College and an M.B.A. from Stanford University.

  Kenneth Blackman joined VIA in May 1999 when we acquired WorldWide Web Services, the company he founded. He became Vice President, European Region in June 1999 after serving as Chairman and Managing Director of WorldWide Web Services since its founding in June 1996. Mr. Blackman also co-founded The Training Centre Ltd., a privately-held PC software training company, in 1990 and remained there until it was sold to Admiral plc, an international information technology services company, in January 1994. From January 1994 to June 1996, Mr. Blackman sat on the boards of various information technology service companies mostly within the Admiral plc group. Mr. Blackman received an honors degree in Physics from Bangor University in the United Kingdom.

  Catherine A. Graham joined VIA in July 1998 as Vice President, Chief Financial Officer and Treasurer. From January 1996 to July 1998, she was Vice President, Finance and Investor Relations Officer for Yurie Systems, Inc., a publicly traded telecommunications equipment manufacturer subsequently purchased by Lucent Technologies, Inc. Ms. Graham was responsible for Yurie's financial and risk management infrastructure, managing Yurie's initial public offering and handling communications with the investment community. From August 1994 to December 1995, she was with Smith Barney, Inc. as a consultant in the Corporate and Institutional Services Group. From August 1991 to April 1994, she was Chief Financial Officer, Treasurer and Senior Investor Relations Officer for DavCo Restaurants, Inc., the largest franchisee of Wendy's International. Ms. Graham received a B.A. in Economics from the University of Maryland and an M.B.A. from Loyola College.

  Kevin T. Malone joined VIA in July 1998 as Vice President, Information Technology. From January 1998 to July 1998, he was a General Partner in Infomatrix, a firm offering consulting services to software and communications companies. From May 1994 to January 1998, he worked as an independent consultant through Confluent Technologies, focusing on the design and development of billing, customer care and other back office systems. From 1981 to 1994, he held various positions with US Computer Services/Cabledata, including Vice President, International Software Development, where he was responsible for developing international billing and customer care applications. Mr. Malone studied Electrical Engineering at Southern Methodist University.

  Matt S. Nydell joined VIA in August 1998 as Vice President, General Counsel and Secretary. From November 1996 to August 1998, he was Director, Ventures and Alliances for MCI Communications Corporation, where he oversaw MCI's interest in Concert Communications Company, an international telecommunications joint venture with British Telecommunications. From June 1994 to November 1996, he was Senior Counsel in MCI's legal group responsible for supporting MCI's Mass Markets' advanced technologies and its information technology groups. Prior to joining MCI, Mr. Nydell was an attorney with the Washington office of Donovan Leisure Newton and Irvine, focusing on telecommunications and multimedia issues, and general corporate and commercial matters. Mr. Nydell received a J.D./M.A., foreign affairs, from the University of Virginia, and a B.A., with honors, in Philosophy from Bucknell University.

  Roy D. Stubbs II joined VIA in July 1998 as Vice President, Engineering and Technical Operations. From November 1997 to July 1998, he directed Engineering and Operations for Enterprise Network Applications, Inc., a company providing Operations Support System software to second and third tier telephone companies. From July 1991 to November 1997, Mr. Stubbs was also President and owner of DataSciences Atlanta, Inc., a company providing operating, strategic and network technology planning services to users and providers of telecommunications services. He served as Vice President, Technical Operations at AccessLine Technologies, Inc., a personal communications services company, from May 1994 to October 1995. Previously, Mr. Stubbs held various management positions with BellSouth Corporation. Mr. Stubbs received a B.S. in Electrical Engineering from the University of Florida and an M.S. in Management Science from Pace University.

  Antonio Tavares joined VIA in December 1998 when we acquired Dialdata S.A. Internet Systems and became Vice President, Latin American Region in May 1999. He had been President of Dialdata, a corporate Internet services provider in Brazil, since he founded it in 1993. Mr. Tavares was General Manager of Habasit, a Swiss manufacturer of industrial products, operating in Brazil, from April 1986 to May 1994. Since November 1996, he has served as President of ABRANET, the Brazilian Internet service providers association, responsible for leading the development of the Brazilian Internet industry. He also is the IT Director of FIESP, the Sao Paulo State Industry Association, and Director of Camara Portuguesa de Comercio do Brasil. Mr. Tavares is also a member of the National Advise of Telecommunications, a private council made up of several private telecommunication associations in Brazil. Mr. Tavares has completed the general course of Commerce at Escola Comercial Oliveira Martins in Portugal and also of Sales & Marketing at Fundacao Getulio Vargas in Brazil.

Directors

  Gabriel A. Battista has served as a Director of VIA since June 1999. He is Chairman and Chief Executive Officer of Talk.com, Inc., where he has served since January 1999. From October 1996 to December 1998, he served as Chief Executive Officer of Network Solutions, Inc. From May 1994 to October 1996, he was Chief Executive Officer of Cable & Wireless, Inc., the nation's largest telecommunications services provider that exclusively serves businesses. Mr. Battista has also served as Chief Operating Officer of National Telephone Services Corporation and President of U.S. Sprint's Eastern Group and has held various positions with GTE Telenet and GE Information Services, Inc. Mr. Battista is a member of the board of directors of Axent Technologies, Inc., Capitol College, Systems & Computer Technology Corporation and Online Technologies Group, Inc. He is also a registered Professional Engineer in the State of Pennsylvania. Mr. Battista received a B.S.E.E. from Villanova University, an M.S.E.E. from Drexel University and an M.B.A. from Temple University.

  Edward D. Breen has served as a Director of VIA since November 1999. Mr. Breen became Executive Vice President of Motorola, Inc. and President of Motorola's Broadband Communications Sector in January 2000 following the merger of General Instrument Corporation with Motorola, Inc. From December 1997 to January 2000, Mr. Breen served as Chairman of the Board, President and Chief Executive Officer of General Instrument Corporation, which provides integrated and interactive broadband access solutions, after having served as its Acting Chief Executive Officer and President from October 1997 to December 1997. Mr. Breen was President of General Instrument's predecessor company's Broadband Networks Group from February 1996 to October 1997 and Vice President of General Instrument's predecessor company from November 1996 until October 1997. From October 1994 to January 1996 Mr. Breen was Executive Vice President, Terrestrial Systems of General Instrument's predecessor company. Mr. Breen is also a member of the board of directors of CommScope, Inc.

  Stephen J. Eley has served as a Director of VIA since April 1999. Since January 1990, he has been a general partner of each of BCI Growth III, IV & V, private equity funds focused on providing growth capital to later stage companies. Prior to joining BCI, Mr. Eley was employed by AMEV Holdings/Venture Management in New York from 1986 to 1989 and by Peat Marwick Mitchell & Co. from 1983 to 1986. Mr. Eley received his B.S. in accounting in 1982 from the University of Rhode Island.

  William J. Elsner has served as a Director of VIA since September 1997. Since October 1997, he has been a Managing Member of Telecom Management II, L.L.C., a general partner of Telecom Partners II, L.P., a venture capital fund focused on early stage telecommunications services companies. From November 1995 until November 1997, Mr. Elsner was a private investor. From July 1991 until November 1995, Mr. Elsner was the Chief Executive Officer of United International Holdings, Inc., now UnitedGlobalCom, Inc., an international cable television operator he co-founded. Mr. Elsner is currently Chairman of the board of directors of Formus Communications, Inc. and a member of the board of directors of Allied Riser Communications Corporation and VeloCom Inc. Mr. Elsner received a B.S. in Accounting from Regis University and an M.B.A. from the University of Denver.

  Adam Goldman has served as a Director of VIA since September 1999. Since April 1993, Mr. Goldman has been a general partner of Centennial Holdings IV and V and is a managing principal of Centennial Holdings VI. He serves as a senior vice president of Centennial Holdings, Inc., which he joined in 1992. From 1989 through 1991, Mr. Goldman was an associate of Booz, Allen and Hamilton in the strategy practice. Mr. Goldman is a member of the board of directors of ATG Group and Chairman of the board of directors of Exactis.com, Inc. Previously, he served on the boards of Prime Video and Spectrum Resources of the Midwest and was Chairman of the board of directors of Centennial Telecommunications. Mr. Goldman is the Chairman of the board of directors and former President of the Venture Capital Association of Colorado. Mr. Goldman received a Bachelor of Arts in economics from Northwestern University and a Masters of Management from the J.L. Kellogg School of Management at Northwestern University.

  William A. Johnston has served as a Director of VIA since May 1998 and served as Chairman of VIA's board of directors from December 1998 through November 1999. Since January 1997, he has served as a managing director of both Hancock Venture Partners, Inc. and HarbourVest Partners, LLC. He joined Hancock Venture Partners as a Vice President in January 1983 after working in the corporate finance department of John Hancock from 1981. He serves on the advisory council of the Centennial Funds and the advisory committees of Austin Ventures and Highland Capital Partners. Additionally, Mr. Johnston is a member of the board of directors of Benchmark Media, Inc., Epoch Networks, Inc., Formus Communications, Inc., Golden Sky Systems, Inc., The Marks Group, Inc. and Pangea, Ltd. Mr. Johnston received a B.S. from Colgate University and an M.B.A. from Syracuse University School of Management.

  Mark J. Masiello has served as a Director of VIA since September 1999. Since 1989, Mr. Masiello has been a principal of Providence Equity Partners Inc., and he is a member of the general partner of Providence's private equity funds. Mr. Masiello has been with Providence since 1989 and he currently serves as a director of MGC Communications Inc., Netcom Canada, Inc. and Netcom Internet Limited. Mr. Masiello received a B.A. from Brown University.

  John G. Puente has served as a Director of VIA since April 1998. From 1987 through 1997, he held various positions at Orion Network Systems, Inc., most recently as the Chairman, Chief Executive Officer and member of the board of directors. He was a founder, and Chairman, of SouthernNet, Inc., and was instrumental in the founding of the National Telecommunications Network, a consortium of long distance fiber optic companies for which he served as the first Chairman. Mr. Puente was also a founder of DCC, Inc., which was merged with Microwave Associates in 1978 to form M/A-Com, subsequently acquired by Hughes Aircraft, now known as Hughes Network Systems, Inc. Mr. Puente is a member of the board of directors of Primus Telecommunications Group, Incorporated and Micros Systems, Inc. He is also Chairman of the board of directors of Internet Cargo Services, Inc., Capitol College and Telogy, Inc. Mr. Puente received a B.S.E.E. from Polytechnic University and an M.S.E.E. from Stevens Institute of Technology.

  Erik Torgerson has served as a Director of VIA since May 1999. He is a general partner of Norwest Equity Partners. Prior to joining Norwest Equity Partners in 1993, Mr. Torgerson was employed by Arthur Andersen & Co. in the financial consulting and audit practice. Mr. Torgerson currently serves on the board of directors at Norigen Communications, Inc., Golden Sky Systems, Inc. and Norwesco, Inc. He is a C.P.A. and received his B.S. degree from the University of Minnesota and his M.B.A. from the University of Iowa.

  Some of our stockholders have the right to designate members of our board of directors under the terms of a stockholders agreement we entered into with them. Specifically, each of Providence Equity Partners, L.P., BCI Growth V, LLC, Norwest Equity Partners, LLC, Centennial Fund VI, L.P., Telecom Partners II, L.P., Verio Inc. and HarbourVest International Private Equity Partners III-Direct Fund L.P. has a right to designate one member of our board of directors. The director designees of these stockholders are as follows:

    (1) Mr. Johnston is the director designee for HarbourVest International Private Equity Partners III-Direct Fund L.P.

    (2) Mr. Eley is the director designee for BCI Growth V, LLC

    (3) Mr. Elsner is the director designee for Telecom Partners II, L.P.

    (4) Mr. Goldman is the director designee for Centennial Fund VI, L.P.

    (5) Mr. Masiello is the director designee for Providence Equity Partners,
  L.P.

    (6) Mr. Torgerson is the director designee for Norwest Equity Partners,
  LLC

  The stockholders agreement also provides that parties to the agreement shall vote to elect our chief executive officer and two independent directors to the board of directors. Upon completion of this offering, these board designation rights will terminate.

  There are no family relationships among any of our directors or executive officers.

Board of Directors

  Our board of directors is authorized to have 11 members and we currently have ten. After this offering closes, our board size will be reduced to ten members, and directors will be divided into three classes. Stephen Eley, Mark Masiello and William Johnston will serve as Class I directors, and their terms will expire at our 2001 annual stockholders meeting. William Elsner, Adam Goldman and Eric Torgerson will serve as Class II directors, and their terms will expire at our 2002 annual stockholder meeting. David D'Ottavio, Gabriel Battista, Edward Breen and John Puente will serve as Class III directors, and their terms will expire at our 2003 annual stockholders meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms. Our directors may be removed without cause only upon the vote of holders of two-thirds of our outstanding common stock, or for cause upon the vote of holders of a majority of our outstanding common stock.

Committees of the Board of Directors

  Our board of directors has established an audit committee, a compensation committee, a finance committee and a nominating committee.

  Among other functions, the audit committee

  . nominates independent auditors for approval by our stockholders

  . reviews the scope, results and costs of the audit with our independent auditors

  . reviews our financial statements

  . reviews and evaluates our internal control practices

  The members of the audit committee are Mr. Torgerson, who is Chairman, and Messrs. Puente and Eley.

  The compensation committee is responsible for administering our 1998 Stock Option and Restricted Stock Plan and our Key Employee Equity Plan, both of which are described below, and for reviewing and approving all compensation arrangements for our officers. The members of the compensation committee are Mr. Puente, who is Chairman, and Messrs. Battista and Goldman.

  The finance committee is responsible for reviewing and making recommendations on proposed debt and equity financings. The members of the finance committee are Mr. Elsner, who is Chairman, and Messrs. Goldman, Johnston and Masiello.

  The nominating committee is responsible for identifying, evaluating and recommending individuals for membership on our board of directors and its committees. The members of the nominating committee are Mr. Battista, who is Chairman, and Messrs. D'Ottavio, Eley and Elsner.

  None of the members of the audit committee or the compensation committee performs the same function for any other entity whose executive officers serve on our board of directors.

Limitation of Liability and Indemnification Matters

  We have adopted provisions in our amended and restated certificate of incorporation which provide that our directors shall not be liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  In addition, our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We expect to enter into indemnification agreements with our directors and officers which may, in some cases, be broader than the specific indemnification provisions of applicable law. The indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that arise because of their status or service as directors or officers, to reimburse or advance the expenses they may incur as a result of threatened claims or proceedings brought against them, and to cover them under our directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

  At present, we are not aware of any pending or threatened material litigation or proceeding involving any director or officer where indemnification will be required or permitted. We believe that these provisions in our certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Executive Compensation

  In the year ended December 31, 1999, we paid all of our executive officers an aggregate of $1,586,869 in salary. We also expect to pay our executive officers bonuses for services rendered in 1999. In addition, we sold shares of our common stock and granted stock purchase rights to some of our executive officers. These sales or purchase rights are described below and in "Transactions with Related Parties."

  The following table presents a summary of compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999, all of whom we refer to as our named executive officers:

                                                                  Long-Term
                                        Annual Compensation      Compensation
                                        --------------------- ------------------
                                                                  Securities
Name and Principal Positions       Year  Salary    Bonus(1)   Underlying Options
----------------------------       ---- ---------- ---------- ------------------
David M. D'Ottavio(2)............. 1999 $  300,000 $     --        700,000
 Chief Executive Officer           1998    212,500   100,000       300,000

Michael J. Simmons................ 1999    200,630       --        335,000
 President

Catherine A. Graham(3)............ 1999    177,792       --        265,000
 Vice President, Chief Financial
  Officer & Treasurer              1998     78,570    33,000       110,000

Matt S. Nydell.................... 1999    156,875       --        265,000
 Vice President, General Counsel
  and Secretary

C. Elliott Bardsley............... 1999    156,604       --        155,000
 Vice President, Corporate
  Development                      1998    142,598    75,162       110,000

---------------------
(1) We expect that the bonuses to be paid for services rendered in 1999 will be determined by the compensation committee of the board of directors in March 2000 based on the achievement of corporate and individual goals.
(2) Mr. D'Ottavio joined VIA on April 14, 1998.
(3) Ms. Graham joined VIA on July 13, 1998.

  Option Grants in Last Fiscal Year. The following table provides information relating to options to purchase common stock we granted our named executive officers during the year ended December 31, 1999. The percentages in the table below are based on the options to purchase shares of our common stock we granted under our 1998 Stock Option and Restricted Stock Plan in the year ended December 31, 1999. The options described in the table below become exercisable over periods of from three to four years and have a term of ten years. The market value per share presented in the table below has been determined on a basis consistent with the method we used to price shares of preferred stock we sold our investors. Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the 10-year term. These numbers are calculated based on the requirements of the SEC and do not reflect our estimates of future stock price growth.

                       Option Grants in Last Fiscal Year

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                                                      Annual Rates of Share Price
                                              Individual Grants                       Appreciation for Option Term
                         ------------------------------------------------------------ ----------------------------
                         Number of  Percent of Total
                         Securities     Options                     Market
                         Underlying    Granted to                   Value
                          Options     Employees in   Exercise Price  Per   Expiration
Name                      Granted     Fiscal Year      Per Share    Share     Date       0%       5%        10%
----                     ---------- ---------------- -------------- ------ ---------- -------- --------- ---------
David M. D'Ottavio......  100,000          2.4%          $4.00      $4.80   04/05/09  $ 80,000 $ 344,637 $ 731,815
                          100,000          2.4            4.00       4.80   05/24/09    80,000   344,637   731,815
                          500,000         11.9            9.00       9.00   10/21/09         0 2,480,976 6,110,766
Michael J. Simmons......   35,000          0.8            4.00       4.80   04/05/09    28,000   120,623   256,135
                          100,000          2.4            4.00       6.40   06/06/09   240,000   592,850 1,109,087
                          200,000          4.8            9.00       9.00   10/21/09         0   992,390 2,444,306
Catherine A. Graham.....   35,000          0.8            4.00       4.80   04/05/09    28,000   120,623   256,135
                           30,000          0.7            4.00       4.80   05/24/09    24,000   103,391   219,545
                          200,000          4.8            9.00       9.00   10/21/09         0   992,390 2,444,306
Matt S. Nydell..........   35,000          0.8            4.00       4.80   04/05/09    28,000   120,623   256,135
                           30,000          0.7            4.00       4.80   05/24/09    24,000   103,391   219,545
                          200,000          4.8            9.00       9.00   10/21/09         0   992,390 2,444,306
C. Elliott Bardsley.....   35,000          0.8            4.00       4.80   04/05/09    28,000   120,623   256,135
                           20,000          0.5            4.00       4.80   05/24/09    16,000    68,927   146,363
                          100,000          2.4            9.00       9.00   10/21/09         0   496,195 1,222,153

  Option Exercises and Fiscal Year-End Option Values. The following table presents summary information with respect to stock options owned by our named executive officers at December 31, 1999, none of whom exercised stock options in 1999. We have calculated the value of unexercised in-the-money options based on an assumed initial public offering price of $20.00 per share.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                     Dollar
                             Number of Securities             Value of Unexercised
                            Underlying Unexercised            In-The-Money Options
                         Options at December 31, 1999         at December 31, 1999
                         --------------------------------   -------------------------
Name                      Exercisable      Unexercisable    Exercisable Unexercisable
----                     --------------   ---------------   ----------- -------------
David M. D'Ottavio......          160,416           839,584 $2,714,576   $11,685,424
Michael J. Simmons......           45,832           389,168    696,648     5,423,352
Catherine A. Graham.....           53,331           321,669    828,630     4,347,370
Matt S. Nydell..........           51,039           323,961    788,291     4,387,709
C. Elliott Bardsley.....           67,914           197,086  1,140,295     2,775,705

Key Employee Equity Plan

  In 1998, we adopted the Key Employee Equity Plan to attract and retain qualified officers, key employees, directors and other persons at VIA and our operating companies by granting them the right to purchase shares of our common stock. Typically, purchase rights under this plan are fully vested on the date of the grant and expire two months from the date of the grant unless earlier terminated.

  A total of 800,000 shares have been reserved for issuance under our Key Employee Equity Plan, of which 495,158 have been issued and are currently outstanding, and an additional 97,500 are subject to outstanding purchase rights, as of January 14, 2000.

  Our compensation committee, which administers the Key Employee Equity Plan, has full power and final authority to designate the grantees, to determine the number of purchase rights awarded, and to determine the terms and conditions relating to the vesting, exercise, transfer or forfeiture of the grant, including the exercise price. Upon termination of a grantee's employment or other relationship with us, any unexercised purchase rights held by the grantee terminate immediately.

1998 Stock Option and Restricted Stock Plan

  We have adopted the 1998 Stock Option and Restricted Stock Plan, which allows us to issue restricted shares of our common stock or options to purchase shares of our common stock. The total number of shares of our common stock available for issuance under the 1998 plan is 9,200,000, no more than 125,000 of which may be issued in the form of restricted common stock. No person may be granted more than 125,000 shares of restricted stock or options to purchase more than 1,000,000 shares of stock in any calendar year following this offering.

  The 1998 plan is administered by the compensation committee. Except as described in the plan, our compensation committee determines the grantees, the type of grant, number of shares subject to each grant, and the term, exercise price, and vesting schedules for each grant. All of our employees are eligible to participate under the 1998 plan. The maximum term of options granted under the 1998 plan is ten years plus one month.

  As of January 14, 2000, options to purchase 5,437,500 shares of common stock have been issued and are outstanding under the 1998 plan. All of these options are subject to vesting requirements based on continued employment, typically vesting over two to four years, and have an exercise price equal to what the board determined the fair market value of the common stock to be on the date of the grant.

Employment Agreements

  We have entered into an agreement with Mr. Kenneth Blackman under which he receives an annual salary of approximately $160,000, is eligible to receive an annual bonus of up to 50% of his annual base salary and is entitled to other specified benefits. In addition, Mr. Blackman is entitled to receive 12 months' notice prior to termination until June 22, 2000 and six months' notice after June 22, 2000.

  We also have entered into an agreement with Mr. Antonio Tavares under which he became one of our executive officers. This agreement entitles Mr. Tavares to receive an annual bonus of up to 60% of his base annual salary through December 31, 1999. Beginning January 1, 2000, Mr. Tavares' maximum annual bonus will be 50% of his base annual salary.

Compensation of Directors

  During the year ended December 31, 1998, our directors were not compensated for serving as members of the board of directors. Beginning in 1999, each of our independent directors who is not an employee of VIA or a board designee of one of our preferred stockholders receives an annual fee of $5,000 for serving on our board, plus a $1,000 fee for each regularly scheduled meeting he or she attends and a $500 fee for each special meeting and each committee meeting he or she attends. In addition, each of these directors, upon joining our board, receives an option to purchase 100,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant. These options typically vest over three years. Currently Messrs. Battista, Breen and Puente are our only directors who have received this compensation. During the year ended December 31, 1999, Messrs. Battista and Breen also received the right to purchase 50,000 shares of our common stock under our Key Employee Equity Plan. Mr. Battista exercised his right to purchase all 50,000 shares at a per share price of $4.00. Subsequent to January 14, 2000, Mr. Breen exercised his right to purchase all 50,000 shares at a price of $9.75. All of our directors are reimbursed for travel and other expenses relating to attendance at meetings of the board of directors or committees of the board of directors.

  Because our directors may serve as executive officers or directors of companies that compete with us for acquisition candidates, we have adopted a policy on confidentiality to protect our confidential information and prevent our directors from facing conflicts of interest which may not be able to be resolved. Under this policy, our directors are not required to bring to our attention any information about potential acquisitions of Internet services providers and other related services providers of which they become aware exclusively through their affiliations with, or membership on the boards of directors of, other specified companies, and we do not consider this type of opportunity to constitute a corporate opportunity of ours. Specifically, we have entered into agreements under this policy with Edward D. Breen relating to his relationship with Motorola, Inc. and with John G. Puente relating to his relationship with Primus Telecommunications Group. In addition, under this policy, our directors are required to maintain the confidentially of our financial and operating information.

                       TRANSACTIONS WITH RELATED PARTIES

Preferred Stock Purchases

  In connection with our preferred stock financings, some of our directors, our executive officers, and persons who hold 5% or more of our stock, or entities affiliated with these persons, purchased stock from us. Details regarding these purchases by 5% stockholders are shown in the table below. Share amounts and prices in the following table give effect to the conversion upon the closing of this offering of each outstanding share of our preferred stock into one share of our common stock.

                                                                                  Number of
                                                                    Aggregate     Shares of
                           Additional Relationship to    Date of  Purchase Price Common Stock
  Purchaser                            VIA              Purchase  (In thousands)  Purchased
  ---------                --------------------------   --------- -------------- ------------
The Centennial Funds....  Adam Goldman, a director, is  August 97    $   200        200,000
                          a general partner of           April 98         91         90,951
                          Centennial Funds IV and V        May 98      8,000      2,666,667
                          and is a managing principal    April 99     27,720      4,620,033
                          of Centennial Fund VI. He
                          serves as a senior vice
                          president of Centennial
                          Holdings, Inc.

Norwest Equity Capital..  Eric Torgerson, a director,   August 97        200        200,000
                          is a general partner of        April 98         92         91,928
                          Norwest Equity Partners.         May 98      6,000      2,000,000
                                                         April 99     26,500      4,416,667

Telecom Partners II.....  William J. Elsner, a          August 97        200        200,000
                          director, has been a           April 98         92         91,928
                          managing member of Telecom       May 98      8,000      2,666,667
                          Management II, L.L.C., an      April 99      7,000      1,166,667
                          affiliate of Telecom
                          Partners II, L.P., since
                          November 1997

HarbourVest               William Johnston, a              May 98      8,000      2,666,667
 International..........  director, is a managing        April 99      7,000      1,166,667
                          director of HarbourVest
                          Partners, LLC.

Providence Equity         Mark Masiello, a director,     April 99     20,000      3,333,333
 Partners...............  is a principal of Providence
                          Equity Partners Inc., and is
                          a member of the general
                          partner of Providence's
                          private equity funds

Verio...................  None                          August 97        200        200,000
                                                         April 98         92         91,928
                                                           May 98      8,000      2,666,667

Boston Millennia          None                             May 98      4,390      1,463,333
 Partners...............                                 April 99      7,000      1,166,667

  Stockholders Agreement. We entered into a stockholders agreement with the purchasers of our preferred stock. As amended in April 1999, this agreement gives each of the following stockholders the right to designate one director to our board: Providence Equity Partners, L.P., BCI Growth V, LLC, Norwest Equity Partners, LLC, Centennial Fund VI, L.P., Telecom Partners II, L.P., Verio Inc. and HarbourVest International Private Equity Partners III-Direct Fund L.P. The stockholders agreement also gives our preferred stockholders a right of first refusal to purchase some or all of the shares of stock that are proposed to be sold by us, by some of our officers or by other preferred stockholders. In the context of our initial public offering, the stockholders agreement gives our preferred stockholders the right to purchase in the aggregate up to 5% of the shares of stock sold in the offering. All of these rights will terminate upon the closing of this offering.

  The stockholders agreement also gives our preferred stockholders the right to require us to register their shares of common stock for resale and to pay the expenses of registering their shares. These registration rights will continue until 2009, but will terminate early for any stockholder whose shares may be sold under Rule 144(k) under the Securities Act, so long as that stockholder holds less than 2% of our then outstanding shares of common stock.

Common Stock Purchases

  The following table gives information about purchases of our common stock since inception by our directors or executive officers where the value of the stock purchased was $60,000 or more:

                                                                                    Number of
                                                                      Aggregate     Shares of
                                                         Date of    Purchase Price Common Stock
 Purchaser                    Relationship to VIA        Purchase   (In thousands)  Purchased
 ---------               ----------------------------  ------------ -------------- ------------
David M. D'Ottavio...... Chief Executive Officer and       April 98      $150        150,000
                         Chairman of the Board of
                         Directors

Michael J. Simmons...... President                       January 99       120         50,000

C. Elliott Bardsley..... Vice President, Corporate       January 99       120         50,000
                         Development

Catherine A. Graham..... Vice President, Chief           January 99       120         50,000
                         Financial Officer and
                         Treasurer

Kevin T. Malone......... Vice President, Information     January 99       120         50,000
                         Systems

Matt S. Nydell.......... Vice President, General         January 99        95         39,584
                         Counsel and Secretary

Antonio Tavares......... Vice President, Latin              July 99       140         35,000
                         American Region

Gabriel Battista........ Director                         August 99       200         50,000

Kenneth Blackman........ Vice President, European      September 99       160         40,000
                         Region
                                                       September 99       631         76,506
Edward D. Breen......... Director                        January 00       488         50,000

  Registration Rights. We have entered into a registration rights agreement with some of the former shareholders of our operating companies who received shares of our common stock in connection with our acquisition of these companies, including Mr. Blackman, who formerly owned 23.0% of WorldWide Web Services, Inc. None of our other directors, officers or beneficial owners of 5% or more of our outstanding stock is a party to this registration rights agreement. Under this agreement, if at any time after our initial public offering we decide to register shares of our common stock for our own account or for the account of other stockholders, then our stockholders who are parties to the registration rights agreement may require us to register their shares of common stock as well. We are obligated to pay all expenses incurred in connection with registering shares of common stock under the registration rights agreement. For a description of these and other registration rights, see "Shares Eligible for Future Sale--Registration Rights."

Warrant

  In April 1998 we issued a warrant to Steven C. Halstedt, who at the time was a director of VIA, to purchase 100,000 shares of our common stock at a per share price of $2.40. The warrant, which was exercisable upon issuance and has a term of five years, was issued in consideration of Mr. Halstedt's services to VIA as acting president. Centennial Fund V, L.P., of which Mr. Halstedt is a principal, and which holds more than 5% of our outstanding stock, has informed us that Centennial Holdings I, LLC, an entity affiliated with Centennial Fund V, is entitled to the economic benefit of this warrant under the terms of its partnership agreement.

Acquisitions of Dialdata and WorldWide Web Services

  In December 1998, we purchased stock totaling 51% of the outstanding stock of Dialdata S.A. Internet Systems, located in Brazil, from Dialdata and from some of Dialdata's shareholders. In exchange for the shares we purchased from Dialdata, we paid $1.4 million in cash and $4.1 million in notes bearing interest at an annual rate of 4% and payable in ten equal monthly installments, the last of which we paid in October 1999. Mr. Antonio Tavares, a co-founder of Dialdata who owned 35.7% of Dialdata prior to our acquisition and 19.2% after our acquisition, became one of our executive officers after our acquisition of Dialdata. As part of our acquisition, Mr. Tavares also sold us shares of stock in Dialdata for $960,000 in cash. In July 1999, we acquired additional shares representing 2.3% of Dialdata's stock from Mr. Tavares in exchange for 35,000 shares of VIA common stock.

  In addition, upon the closing of this offering and our acquisition of the minority interest in Dialdata, Mr. Tavares will receive $602,800 and 12,917 shares of common stock, based on an assumed initial public offering price of $20.00 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of this transaction.

  In May 1999, we acquired all of the outstanding stock of WorldWide Web Services, Inc., located in the United Kingdom, for $7.3 million in cash and promissory notes, which bore interest at an annual rate of 5%. We paid off the entire outstanding balance due under the notes in September 1999. Mr. Kenneth Blackman owned 23.0% of WorldWide Web Services prior to our acquisition of the company. Mr. Blackman became one of our executive officers subsequent to our acquisition of WorldWide Web Services.

  Our acquisitions of Dialdata and WorldWide Web Services were each consummated in the local currency for these companies. As a result, the dollar amounts stated above are based on the exchange rates we used to make these calculations.

Loans and Guarantees

  We have no outstanding loans to, or guarantees on behalf of, any of our directors or executive officers.

                             PRINCIPAL STOCKHOLDERS

  The following table shows the number and percentage of outstanding shares of our common stock that were owned as of January 14, 2000 and that will be owned immediately following this offering by:

  . each person who we know to be the beneficial owner of more than 5% of our outstanding common stock

  . each of our directors and named executive officers

  . all of our directors and executive officers as a group.

  Share numbers and percentages in this section and the following table and related footnotes assume that each share of our mandatorily redeemable convertible preferred common stock has been converted into one share of our common stock or our non-voting common stock, which will occur concurrently with the closing of this offering. Information in this section also assumes the underwriters' over-allotment option is not exercised.

  As of January 14, 2000, there were 35,298,820 shares of common stock and 6,770,001 shares of non-voting common stock outstanding. Following this offering and based on the numbers of shares of our common stock outstanding on January 14, 2000, we will have 50,298,820 shares of common stock outstanding and 6,770,001 shares of non-voting common stock outstanding.

  The total number of shares of common stock outstanding used in calculating the percentage owned by each person includes the shares of common stock issuable upon conversion of our non-voting common stock or upon the exercise of options held by that person that are exercisable within 60 days of January 14, 2000.

  Unless indicated otherwise below, the address for our directors and officers is c/o VIA NET.WORKS, Inc., 12100 Sunset Hills Road, Suite 110, Reston, VA 20190. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                                                          Percentage of Shares
                                                           Beneficially Owned
                                        Number of Shares  --------------------
                                       Beneficially Owned  Before     After
                 Name                   Before Offering   Offering Offering(1)
                 ----                  ------------------ -------- -----------
Norwest Equity Capital, L.L.C. and
 related entity(2)....................     6,708,595        16.6%     12.1%
John E. Lindahl, George J. Still, Jr.
 and John R. Whaley(2)................     6,708,595        16.6      12.1
Telecom Partners II, L.P. and Stephen
 W. Schovee(3)........................     4,175,262        11.8       8.3
Centennial Fund V, L.P.(4)............     4,005,806        11.3       8.0
HarbourVest International Private
 Equity Partners III-Direct Fund
 L.P.(5)..............................     3,833,334        10.9       7.6
Edward Kane and Brooks Zug(5).........     3,833,334        10.9       7.6
Providence Equity Partners L.P. and
 affiliated entity(6).................     3,333,333         9.2       6.5
Centennial Fund VI, L.P.(7)...........     3,189,792         9.0       6.3
Verio Inc.(8).........................     2,958,595         8.4       5.9
Boston Millennia Partners Limited
 Partnership and affiliated
 entities(9)..........................     2,630,000         7.5       5.2
David M. D'Ottavio(10)................       391,665         1.1         *
C. Elliott Bardsley(11)...............       220,227           *         *
Catherine A. Graham(12)...............       135,203           *         *
Michael J. Simmons(13)................       127,080           *         *
Matt S. Nydell(14)....................       122,495           *         *
Gabriel A. Battista...................        50,000           *         *
Edward D. Breen(15)...................        50,000           *         *
Stephen J. Eley(16)...................     1,666,666         4.7       3.3
William J. Elsner(3)..................     4,175,262        11.8       8.3
Adam Goldman(4)(7)....................           --            *         *
William A. Johnston(5)................           --            *         *
Mark J. Masiello(6)...................           --            *         *
John G. Puente........................        50,000           *         *
Erik M. Torgerson(17).................           --            *         *
All directors and executive officers
 as a group (18 persons)(18)..........     7,307,340        20.3      14.3

---------------------
 * Less than 1%.

(1) Excludes shares which may be acquired by holders of our preferred stock in connection with our offering of 700,000 shares of common stock directly to these stockholders in connection with this offering. Each preferred stockholder is entitled to purchase his, her or its pro rata share of such shares, plus a pro rata share of any shares not purchased by other preferred stockholders, pursuant to a stockholders agreement.
(2) This amount consists of 5,050,000 shares of common stock issuable upon the conversion of shares of non-voting common stock held by Norwest Equity Capital, L.L.C., 1,366,667 shares of common stock held by Norwest Equity Capital and 291,928 shares of common stock held by Norwest Venture Partners VI, L.P. As the managing member of Norwest Equity Capital, L.L.C., Itasca NEC, L.L.C. has voting and investment power over the shares of stock held by Norwest Equity Capital and may therefore be deemed to be the beneficial owner of these shares. Messrs. Lindahl, Still and Whaley share voting and investment power over shares held by Norwest Equity Capital and may also therefore be deemed to beneficially own these shares. Itasca and each of Messrs. Lindahl, Still and Whaley disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest in them. In addition, Messrs. Still and Whaley share voting and investment power over shares beneficially owned by Norwest Venture Partners VI, and each disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. Mr. Torgerson does not have voting or investment power over any of these shares. The address for each of Norwest Equity Capital, Itasca, and Messrs. Lindahl, Still and Whaley is 2800 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402.
(3) Mr. Elsner and Mr. Schovee may be deemed to share voting and investment power over these shares. Each of Messrs. Elsner and Schovee disclaims beneficial ownership over these shares except to the extent of his pecuniary interest in them. The address of Telecom Partners II, L.P., Mr. Schovee and Mr. Elsner is 4600 South Syracuse, Suite 1000, Denver, Colorado 80237.
(4) Excludes 3,189,792 shares held by Centennial Fund VI, L.P. and 429,991 shares held by other entities affiliated with Centennial Fund V, L.P., including 124,274 shares held by Centennial Entrepreneurs Fund V, L.P. and 225,972 shares held by Centennial Holdings I, LLC, an entity affiliated with Centennial Fund V. Centennial Fund V has no voting or investment power over these shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund V disclaims beneficial ownership of shares held by Centennial Fund V. Centennial Holdings V, L.P. is the sole general partner of Centennial Fund V and of Centennial Entrepreneurs Fund V and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. Also excludes 100,000 shares of common stock issuable upon the exercise of a warrant held by Steven Halstedt that is exercisable within 60 days. While this warrant is held in Mr. Halstedt's name, it is held for the benefit of Centennial Holdings, Inc., the managing member of Centennial Holdings I, and Centennial Holdings, Inc. has the voting and investment power over this warrant and may be deemed the beneficial owner of these shares. Mr. Halstedt disclaims beneficial ownership of the shares underlying the warrant. Mr. Halstedt is a unit holder, officer and director of Centennial Holdings I. Acting alone, Mr. Halstedt does not have voting or investment power with respect to any of the shares directly held by Centennial Holdings I and, as a result, Mr. Halstedt disclaims beneficial ownership of shares held by Centennial Holdings I. Mr. Goldman, who is one of five general partners of Centennial Holdings V, has no voting or investment power over any of these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address for Centennial Fund V and Mr. Goldman is 1428 Fifteenth Street, Denver, Colorado 80202.
(5) Voting and investment power over these shares is held jointly by Mr. Edward Kane and Mr. Brooks Zug, the managing members of HarbourVest Partners, LLC, which is the managing member of HIPEP III--Direct Associates L.L.C., which in turn is the general partner of HarbourVest International Private Equity Partners III-Direct Fund L.P. Although Mr. William Johnston is a managing director and owner, or member, of HarbourVest Partners, LLC, Mr. Johnston is not a managing member of HarbourVest Partners, LLC and accordingly has no voting or investment power over these shares. Each of Messrs. Kane and Zug disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address of HarbourVest International Private Equity Partners III and of Messrs. Johnston, Kane and Zug is c/o HarbourVest Partners, LLC, One Financial Center, 44th Floor, Boston, Massachusetts 02111.
(6) Includes 833,334 shares of non-voting common stock held by Providence Equity Partners II L.P. and 45,840 shares of common stock held by Providence Equity Partners II L.P., an entity affiliated with

   Providence Equity Partners. Mr. Masiello, who is a principal of Providence Equity Partners Inc., the investment advisor to Providence Equity Partners and Providence Equity Partners II, has no voting or investment power over these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address for Providence Equity Partners and Providence Equity Partners II is 50 Kennedy Plaza, 900 Fleet Center, Providence, Rhode Island 02903.
(7) Excludes 4,005,806 shares held by Centennial Fund V, L.P. and 429,991 shares held by other entities affiliated with Centennial Fund VI, L.P., including 79,745 shares held by Centennial Entrepreneurs Fund VI, L.P. and 225,972 shares held by Centennial Holdings I, LLC, an entity affiliated with Centennial Fund VI. Centennial Fund VI has no voting or investment power over these shares and disclaims beneficial ownership of them. Centennial Entrepreneurs Fund VI disclaims beneficial ownership of shares held by Centennial Fund VI. Centennial Holdings VI, LLC is the sole general partner of Centennial Fund VI and of Centennial Entrepreneurs Fund VI and, accordingly, may be deemed to be the indirect beneficial owner of the shares of common stock they hold by virtue of its authority to make decisions regarding the voting and disposition of such shares. See note (4) for more information regarding the holdings of Mr. Halstedt, Centennial Holdings I and Centennial Holdings, Inc. Mr. Goldman, who is one of five managing principals of Centennial Holdings, VI, has no voting investment power over any of these shares and disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest in them. The address for Centennial Fund VI is 1428 Fifteenth Street, Denver, Colorado 80202.
(8) The address of Verio Inc. is 8005 South Chester Street, Suite 200, Englewood, Colorado 80112.
(9) Includes 50,630 shares held by entities affiliated with Boston Millennia Partners Limited Partnership. The address of Boston Millennia Partners is 30 Rowes Wharf, Boston, Massachusetts 02110.
(10) Includes 241,665 shares of common stock issuable upon the exercise of options held by Mr. D'Ottavio that are exercisable within 60 days.
(11) Includes 87,285 shares of common stock issuable upon the exercise of options held by Mr. Bardsley that are exercisable within 60 days.
(12) Includes 85,203 shares of common stock issuable upon the exercise of options held by Ms. Graham that are exercisable within 60 days.
(13) Includes 77,080 shares of common stock issuable upon the exercise of options held by Mr. Simmons that are exercisable within 60 days.
(14) Includes 82,911 shares of common stock issuable upon the exercise of options held by Mr. Nydell that are exercisable within 60 days.
(15) Includes 50,000 shares of common stock issuable upon the exercise of options held by Mr. Breen that are exercisable within 60 days.
(16) Consists of 1,633,333 shares held by BCI Growth V, LP and 33,333 shares held by BCI Investors LLC. Mr. Eley is a general partner of BCI Growth V and, as such, may be deemed to share voting and investment power over these shares. Mr. Eley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.
(17) Consists of 433,962 shares of common stock held by Norwest Equity Capital and 2,066,038 shares issuable upon the conversion of shares of non-voting common stock held by Norwest Equity Capital. See note (2).

(18) Includes 2,066,038 shares of common stock issuable upon the conversion of shares of non-voting common stock and 740,380 shares of common stock issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days. See notes (2) through (17) for more information regarding these options. Excludes an estimated 12,917 shares of common stock we intend to issue to Antonio Tavares upon the closing of this offering in connection with our acquisition of the minority interest in Dialdata.

                          DESCRIPTION OF CAPITAL STOCK

General

  Giving effect to an amendment to our certificate of incorporation we effected in February 2000, our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.001 per share, 7,500,000 shares of non-voting common stock, par value $0.001 per share, and 48,800,000 shares of voting and non-voting preferred stock, par value $0.001 per share. As of January 14, 2000, there were 2,075,171 shares of common stock outstanding, 33,223,649 shares of voting preferred stock outstanding and 6,770,001 shares of non-voting preferred stock outstanding. Our non-voting preferred stock is held by some of our stockholders whose acquisition of our voting stock is restricted due to bank regulations or antitrust restrictions. Upon the closing of this offering, each share of voting preferred stock will automatically convert into one share of common stock and each share of non-voting preferred stock will automatically convert into one share of non-voting common stock. As of January 14, 2000, our outstanding shares were held by 70 stockholders of record. In addition, as of January 14, 2000, there were outstanding stock options to purchase a total of 5,437,500 shares of common stock at a weighted average exercise price of $6.75 per share, a warrant to purchase a total of 100,000 shares of common stock at an exercise price of $2.40 per share and rights to purchase 97,500 shares of common stock for a weighted average exercise price of $12.15 per share.

  Following this offering, based on the number of shares of common stock and mandatorily redeemable convertible preferred stock outstanding on January 14, 2000, we will have outstanding 50,298,820 shares of common stock and 6,770,001 shares of non-voting common stock. This amount excludes an estimated 332,632 shares of common stock we intend to issue on or shortly after the closing of this offering to repay indebtedness associated with prior acquisitions and to acquire the minority interest in one operating company, assuming an initial public offering price of $20.00 per share and assuming applicable foreign exchange rates that were in effect on January 13, 2000 remain constant. See "Management's Discussion and Analysis of Financial Condition and Results of operations--Liquidity and Capital Resources" for a description of these issuances.

Certificate of Incorporation and Bylaws; Delaware law

  Upon the closing of this offering, our amended and restated bylaws will become effective. Giving effect to the amendment to our certificate of incorporation we effected in February 2000, our amended and restated certificate of incorporation and bylaws contain the provisions described below.

General

  Under our certificate of incorporation, our purpose is to engage in any lawful act or activity for which corporations may be organized under Delaware law. In accordance with Delaware law and except as described below, provisions in our certificate of incorporation regarding capitalization and stockholder rights may be amended only with the approval of our board of directors and of a majority of each class of our stock outstanding entitled to vote on these amendments.

Common Stock

  We are authorized by our certificate of incorporation to issue 125,000,000 shares of common stock and 7,500,000 shares of non-voting common stock. Each stockholder of record will be entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of non-voting common stock will not be entitled to vote except as required by law, and each share of non-voting common stock will be convertible into one share of common stock at the holder's option at any time so long as the holder is permitted by applicable laws to hold the underlying shares of common stock. In all other respects, the rights of the non-voting common stock will be the same as those of the common stock. We anticipate that our non-voting common stock will be held only by current stockholders of ours who may not be able to acquire shares of our voting stock due to bank regulations or antitrust restrictions. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, after the payment of liquidation preferences to holders of preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The shares of common stock offered in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

  Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Shortly after the closing of this offering we intend to file an amended and restated certificate of incorporation which will authorize our board of directors, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and to fix the number of shares constituting any series and the designations of these series. This provision could have the effect of delaying or preventing a change in control of VIA or of reducing the price that investors might be willing to pay for our common stock.

Anti-Takeover Provisions

 General

  Our certificate of incorporation and bylaws contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. These provisions could have the effect of discouraging attempts to acquire VIA or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for the shares of common stock they hold.

 Classified board and stockholder meetings

  Our certificate of incorporation provides that each director will serve for a three-year term with approximately one-third of the directors to be elected annually. Candidates for director may be nominated only by the board of directors or by a stockholder who gives us written notice between 60 and 90 days prior to the first anniversary of the last annual meeting of stockholders. Two-thirds of the board may pass a resolution changing the size of the board to between three and 15 directors. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships. The certificate of incorporation does not provide for cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding common stock can elect the entire board of directors, while stockholders controlling 49% or less of the common stock may not be able to elect any directors. A director may be removed from office without cause only by the affirmative vote of two-thirds of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors and for cause only by the affirmative vote of a majority of the combined voting power. These provisions will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  In addition, special meetings of VIA stockholders may be called only by the board of directors, the chairperson of the board, the chief executive officer or president of VIA, or by any person or persons holding shares representing at least a majority of our outstanding stock then entitled to vote in an election of directors.

 Amendments

  Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote and the approval of a majority of our entire board of directors will be necessary for the alteration, amendment or repeal of sections of our certificate of incorporation relating to the election, classification and removal of members of the board of directors and the vote requirement for these amendments.

  Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

  We have applied to have our common stock approved for quotation on the Nasdaq National Market and for listing on the Official Segment of the Amsterdam Exchange N.V.'s stock market under the trading symbol "VNWI."

 Trading through the Amsterdam Security Account System

  Trading of shares of our common stock on the Amsterdam Stock Exchange will take place through the improved Amsterdam Security Account System, or New ASAS, in the form of ASAS rights.

  Under New ASAS, the legal owner of the common stock traded on the Amsterdam Stock Exchange will be the Nominee Amsterdam Stock Exchange N.V., or the ASAS Nominee, a wholly-owned subsidiary of the Amsterdam Stock Exchange. The shares of common stock owned by the ASAS Nominee will be deposited to its account with the Bank of New York. For each share of common stock so deposited, the ASAS Nominee will create an ASAS right representing the share of common stock. This ASAS right will be deposited with the Netherlands securities settlement system, Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., or NECIGEF. The ASAS rights representing shares of our common stock will trade on the Amsterdam Stock Exchange and be cleared by its securities clearing division, AEX-Effectenclearing, and settled through NECIGEF.

  Investors holding ASAS rights will have a claim for delivery of the shares of common stock owned by the ASAS Nominee in respect of which the ASAS rights have been created.

  Prices of the ASAS rights representing our shares of common stock on the Amsterdam Stock Exchange will be quoted in the Euro.

  Payments, if any, we make in respect of our shares of common stock traded through New ASAS will be made through that system. Pursuant to New ASAS procedures, stockholder notices will not be sent directly to investors holding ASAS rights, but will instead be published in the Daily Official List (Officiele Prijscourant) of the Amsterdam Stock Exchange and in at least one Netherlands newspaper indicating, when applicable, where stockholders can obtain copies of any documents referred to in the notice.

  The above description is only a summary of New ASAS. Investors should consult with their professional advisors if they require more information or if they have any questions about New ASAS or the Amsterdam Stock Exchange.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price. Based on the number of shares of our common stock outstanding on January 14, 2000, upon completion of this offering, we will have outstanding 50,298,820 shares of our common stock and 6,770,001 shares of our non-voting common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, and without giving effect to the estimated 332,632 shares of our common stock we expect to issue on or shortly after the closing of this offering. For a description of these issuances, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Because each share of non-voting common stock may be converted into one share of common stock at the holder's option, information in this section assumes the conversion of each share of non-voting common stock into one share of common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" of VIA as that term is defined in Rule 144 under the Securities Act.

  The remaining 42,068,821 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Securities Act Rule 144 or 701. We summarize these two rules below.

Rule 144

  Under Rule 144, 40,090,350 shares of common stock will be tradable 90 days after the date on which the registration statement of which this prospectus is a part becomes effective, subject to the restrictions discussed below. Sales of some of these shares of common stock will be limited under lock-up agreements with the underwriters. In general, under Rule 144, beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 492,988 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

  Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about VIA must be available.

  Under Rule 144(k), an additional approximately 825,100 shares of common stock will be freely tradable after this offering closes. Some of these shares of common stock will be restricted from sale under lock-up agreements. Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "Rule 144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

  As of January 14, 2000, approximately 113,000 shares of common stock had been issued in reliance on Rule 701. An additional approximately 827,000 shares of common stock are issuable upon the exercise of options outstanding on January 14, 2000 that were issued in reliance on Rule 701. All of these shares may be eligible for sale in reliance on Rule 701 beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective. In general, under Rule 701 as currently in effect, any of our employees who have purchased shares from us in connection with a compensatory plan or other agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

Registration Rights

  Upon the closing of this offering, the holders of approximately 41,340,721 shares of common stock and non-voting common stock that are restricted securities will be entitled to require us to register sales of their shares of common stock with the SEC. Under the stockholders agreement we entered into with purchasers of our mandatorily redeemable convertible preferred stock, holders of 39,993,650 shares of common stock and non-voting common stock will be entitled to have us register their shares of common stock, including common stock issuable upon the conversion of their non-voting common stock, upon request, so long as the shares to be sold represent at least 10% of the securities subject to the stockholders agreement or so long as we are eligible to file a short-form registration statement with the SEC and the shares to be sold will be sold for an anticipated offering price of at least $5,000,000. In addition, if we register any of our securities under the Securities Act for our own account or for the account of other stockholders, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration, subject to limitations in the case of an underwritten offering. In most circumstances, we will be required to pay the expense of registering these stockholders' shares.

  The holders of 1,347,071 shares of our common stock have entered into a registration rights agreement with us. In addition, the recipients of an estimated 258,934 shares of common stock we expect to issue on or shortly after the closing of this offering will be entitled to become parties to this agreement. Under the registration rights agreement, if at any time after this offering we register any of our securities under the Securities Act for our own account or for the account of other stockholders, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration, subject to limitations in the case of an underwritten offering. Under the registration rights agreement, we will be required to pay the expense of registering these stockholders' shares.

Stock Options and Purchase Rights

  As soon as practicable after this offering, we intend to file a registration statement under the Securities Act covering an aggregate of 9,504,842 shares of common stock reserved for issuance under our 1998 Stock Option and Restricted Stock Plan and Key Employee Equity Plan. As of January 14, 2000, options to purchase 5,437,500 shares of common stock were outstanding under our 1998 Plan and rights to purchase 97,500 shares of common stock were outstanding under our Key Employee Equity Plan. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, provided options have vested and Rule 144 volume limitations applicable to our affiliates are complied with, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

Lock-Up Agreements

  All of VIA's officers and directors who hold stock, and several of its stockholders, who will beneficially own 41,613,184 shares of common stock after this offering closes based on their holdings on January 14, 2000, will sign lock-up agreements with the underwriters under which they will agree, among other things, not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. This consent may be given at any time without public notice.

  In addition, in accordance with the rules for admission to listing on the Amsterdam Stock Exchange governing issuers with less than three years of net profit, all of our directors who directly hold shares of our common stock or non-voting common stock as of the date of this prospectus have agreed with VIA that they will not, for a period of one year after the date of admission to listing, dispose of any of the shares of common stock they hold directly as of the date of this prospectus.

   MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES STOCKHOLDERS

  This is a general summary of material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock if you are a holder other than:

  .  a citizen or resident of the United States

  . a corporation, partnership or other entity created or organized in, or under the laws of, the United States or of any political subdivision of the United States

  . an estate, the income of which is subject to United States federal income taxation regardless of its source

  . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or

  . a trust that was treated as a domestic trust on August 20, 1996 and has elected to continue to be treated as a domestic trust as of that date

  This summary does not address all United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under United States income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates. This summary does not discuss any aspects of state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

  We urge prospective non-United States investors to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

  As described above, we do not expect to pay you dividends. If we later decide to pay dividends, any dividends we pay to you generally would be subject to United States withholding tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty, of the gross amount of the dividends unless the dividends were effectively connected with your conduct of a trade or business within the United States, or if selected tax treaties apply, were attributable to a United States permanent establishment maintained by you, and you file the appropriate documentation with us. Dividends effectively connected with a United States trade or business generally would be subject to United States federal income tax on a net income basis, in the same manner as generally applied to United States persons. If you are a corporation, effectively connected income could also be subject to the branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of your "effectively connected earnings and profits," subject to adjustments. If we later decide to pay dividends, you should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above. You could be required to satisfy certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, withholding under these rules.

Sale or Other Dispositions of the Common Stock

  You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

  . the gain is effectively connected with the conduct of a trade or business within the United States, or, if some tax treaties apply, is attributable to a United States permanent establishment you maintain

  . you are an individual, you hold shares of common stock as a capital asset, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other requirements

  . you are subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of some U.S. expatriates or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes, which we do not believe that we are or will become, and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for the shares of the common stock, more than 5% of the common stock

  Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax on a net income basis, in the same manner as generally applied to United States persons, and if you are a corporation, the branch profits tax may also apply in some circumstances, but you will not be subject to withholding. If you are described in the second bullet point above, you generally will be subject to tax at a rate of 30% on the gain realized, although the gain may be offset by some United States capital losses. You should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above.

Information Reporting and Backup Withholding

  We do not currently anticipate paying dividends to you, but if we decide to pay dividends in the future, we would be required to report annually to the IRS and to you the amount of dividends we pay you and any tax we withhold. These reporting requirements would apply regardless of whether withholding is reduced by an applicable income tax treaty.

  Under current Treasury regulations, dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-U.S. holder fails to establish that the holder is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to non-U.S. holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under the recently finalized Treasury regulations regarding withholding and information reporting, payment of dividends to non-U.S. holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. holder satisfies specified certification requirements.

  Under current Treasury regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to payments to you of the proceeds of a sale of the common stock by a United States office of a broker unless you certify, under penalties of perjury, that you are not a U.S. holder or otherwise establish an exemption. Information reporting, but not backup withholding, generally will also apply to payments of the proceeds of sales of the common stock by foreign offices of United States brokers, or foreign brokers with some types of relationships with the United States, unless the broker has documentary evidence in its records that you are not a U.S. holder and some other conditions are met, or you otherwise establish an exemption.

  The IRS has issued Treasury regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by you in establishing that you are not a U.S. holder for purposes of the backup withholding and information reporting requirements. Among other things, if you are not currently required to furnish certification of foreign status, you may be required to furnish certification of foreign status in the future. You should consult your tax advisor concerning the effect of this regulation on an investment in the common stock.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you can be refunded or credited against your United States federal income tax liability, if any, if the required information is furnished to the IRS.

  Pursuant to applicable tax treaties or other agreements, any information reported by us also may be made available to the tax authorities in the country in which you reside or are established.

Estate Tax

  Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for United States federal estate tax purposes, of the United States at the time of his or her death, and some lifetime transfers of common stock made by the individual, will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

                     MATERIAL NETHERLANDS TAX CONSEQUENCES

  The following overview of material Netherlands taxes is intended only for individuals and corporate entities who reside in the Netherlands and invest in our common stock. The overview describes the tax consequences that will generally apply to these investors under the Netherlands tax laws in force and in effect as of the date of this prospectus and is subject to changes in Netherlands law, including changes that could have retroactive effect. Not every potential tax consequence of an investment in the common stock under the laws of the Netherlands is addressed in this section. Therefore, we recommend that purchasers of our common stock who reside in the Netherlands consult their own tax adviser with respect to the tax consequences of an investment in our common stock. In addition, see preceding section entitled "Material Federal Income Tax Consequences to Non-United States Stockholders" for an overview of additional U.S. tax consequences that affect all foreign investors, including Netherlands residents.

Individual and Corporate Income Tax

 Individuals Not Engaged in an Enterprise

  As a general rule, an individual who resides or is deemed to reside in the Netherlands and who holds shares of our common stock that are not attributable to an enterprise carried on by or on behalf of the individual is subject to income tax at progressive rates or, under some circumstances, at a flat rate of 45%, on distributions made by us as well as on some distributions deemed made by us as described below, unless the stockholder has a substantial interest in us, as discussed below.

 Distributions to Netherlands Individual Stockholders

  As described above, we do not plan to pay you dividends. If we decide later to make distributions to you, then individual stockholders who are subject to Netherlands income tax may be taxed under the Netherlands tax laws on the following types of distribution, among others:

  . distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Netherlands income tax purposes;

  . liquidation proceeds, proceeds of redemption of shares of our common stock or, as a general rule, consideration we pay to repurchase shares of our common stock in excess of the average paid-in capital recognized for Netherlands income tax purposes;

  . the par value of shares issued to a stockholder or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution, recognized for the Netherlands income tax purposes, has been made or will be made; and

  . partial repayment of paid-in capital, recognized for Netherlands income tax purposes, if and to the extent that there are anticipated net profits, unless stockholders have previously approved of the repayment and provided that the par value of the shares on which repayment is made has been reduced by the amount of the repayment pursuant to an amendment to our certificate of incorporation.

 Capital Gains

  Capital gains realised on the disposition of shares of our common stock by an individual who resides in or is deemed to reside in the Netherlands are generally exempt from Netherlands income tax if the resident does not have a substantial interest in us, as discussed below, and the shares of common stock are not attributable to an enterprise carried on by or on behalf of such individual. For a discussion of whether shares of our common stock will be considered to be attributable to an enterprise carried on by or on behalf of an individual, see "--Individuals Engaged in an Enterprise, Companies and Other Entities" below.

 Substantial Interest of Individuals

  A Netherlands resident individual will be subject to tax, generally at a rate of 25%, with respect to any dividend or deemed dividend derived from, and any gain or deemed gain realised on the disposal, deemed or actual, of shares of our common stock if the holder has or is deemed to have a substantial interest in us.

Generally, a holder of our common stock will not have a substantial interest in us unless the holder, together with the holder's spouse, specified other relatives, including foster children, and other persons sharing the holder's household, holds, directly or indirectly, the ownership of, or specified other rights over, shares of our common stock representing five percent or more of our total issued and outstanding capital or the issued and outstanding capital of any class of our common stock, or holds rights to acquire our common stock, whether or not already issued, that represent at any time, and from time to time, five percent or more of our total issued and outstanding capital, or the issued and outstanding capital of any class of our common stock, or holds the ownership of specified profit participating certificates that relate to five percent or more of our annual profit and/or five percent or more of our liquidation proceeds. A deemed substantial interest is present if all or part of a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

 Individuals Engaged in an Enterprise, Companies and Other Entities

  Individuals who are or are deemed to be Netherlands residents and who own shares of our common stock that are attributable to an enterprise carried on by or on behalf of the individual, and companies or other entities subject to Netherlands corporate income tax, that are resident in the Netherlands for Netherlands tax purposes and that own our common stock, are generally subject to Netherlands income tax or corporate income tax with respect to distributions made by us as well as with respect to specified distributions deemed made by us and with respect to any gain realised on the disposal of our common stock.

 Netherlands Qualifying Pension Funds and Investment Institutions
("Beleggingsinstellingen")

  A Netherlands qualifying pension fund is not subject to corporate income tax. Furthermore, qualifying investment institutions residing in the Netherlands are subject to corporate income tax at a special rate of zero percent.

Net Wealth Tax

  Individuals who reside in or are deemed to reside in the Netherlands are subject to Netherlands net wealth tax based on their world-wide net wealth, which includes the fair market value of shares of our common stock they hold.

Gift, Estate and Inheritance Taxes

  Gift, estate and inheritance taxes will arise in the Netherlands with respect to an acquisition of our common stock by way of a gift by, or on the death of, a holder of our common stock who resides or is deemed to reside in the Netherlands.

  For purposes of Netherlands gift, estate and inheritance taxes, an individual who holds the Netherlands nationality will be deemed to be resident in the Netherlands if he or she has resided in the Netherlands at any time during the ten years preceding the date of the gift or his death. In addition, for purposes of the Netherlands gift tax, an individual not holding the Netherlands nationality will be deemed to be resident in the Netherlands if he or she has resided in the Netherlands at any time during the 12 months preceding the date of the gift.

Withholding Tax

  Under the tax treaty between the Netherlands and the United States as currently in effect, dividends distributed by us to qualifying Netherlands stockholders are generally subject to a United States dividend withholding tax rate which shall not exceed 15% of the gross amount of the dividends. See section entitled "Material Federal Income Tax Consequences to Non-United States Stockholders." The United States dividend withholding tax shall not exceed five percent of the gross amount of the dividends if the beneficial owner of the dividends is a qualifying Netherlands company which holds directly at least ten percent of our voting power. Subject to the Netherlands tax position of the qualifying Netherlands stockholder, this United States withholding may be creditable against Netherlands tax.

Other Taxes and Duties

  No Netherlands capital tax, registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of our common stock.

TAX REFORM 2001

  In the Netherlands, a major tax reform is pending which would become effective as of January 1, 2001. If effected, this reform will change the taxation relating to shares held by individual stockholders residing or deemed to be residing in the Netherlands. Under the proposed legislation, individuals who reside or are deemed to reside in the Netherlands and who hold our common stock will be taxed annually at a rate of 30% on a deemed income of 4% of the annual average value of the shares, regardless of whether any dividends are received, capital gains are realised, or capital losses are suffered. Furthermore, under the proposed legislation, the net wealth tax would be abolished. We cannot predict whether this legislation will come into effect or, if it does come into effect, whether it will come into effect in the form proposed.

  You should consult legal and tax advisors in the countries of your citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding and redeeming our common stock under the laws of your jurisdiction.

                                  UNDERWRITING

  Subject to the terms and conditions of an underwriting agreement, dated as of
February   , 2000, the U.S. underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and DLJdirect Inc., and the international managers named below, together with the U.S. underwriters, the "underwriters," who are represented by DLJ International Securities, Morgan Stanley & Co. International Limited, Salomon Brothers International Limited, Cazenove & Co. and MeesPierson N.V., together with the U.S. representatives, the "representatives," have severally agreed to purchase from us the respective number of shares of common stock shown opposite their names below.

U.S. Underwriters                                               Number of Shares
Donaldson, Lufkin & Jenrette Securities Corporation............
Morgan Stanley & Co. Incorporated .............................
Salomon Smith Barney Inc.......................................
DLJdirect Inc..................................................
                                                                   ----------
  Subtotal.....................................................     7,150,000
                                                                   ----------
International Managers                                          Number of Shares
DLJ International Securities...................................
Morgan Stanley & Co. International Limited.....................
Salomon Brothers International Limited.........................
Cazenove & Co. ................................................
MeesPierson N.V. ..............................................
                                                                   ----------
  Subtotal.....................................................     7,150,000
                                                                   ----------
Total..........................................................    14,300,000
                                                                   ==========

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of the common stock for quotation on the Nasdaq National Market and for trading on the Amsterdam Stock Exchange and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares of common stock.

  The underwriters propose to offer initially some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of the shares of common stock to dealers, including the underwriters, at the initial public offering price less a concession not in excess of $. per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $. per share to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and these concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                  No      Full
                                                               Exercise Exercise
Per share.....................................................  $        $
Total.........................................................  $        $

  We estimate expenses related to this offering will be $2.9 million.

  VIA has granted to the U.S. underwriters an option, exercisable within 30 days after the date of the underwriting agreement, to purchase up to 2,000,000 additional shares of common stock at the initial public offering price less underwriting fees. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that U.S. underwriter's initial purchase commitment.

  VIA has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

  VIA, our executive officers and directors who hold stock, and some of our stockholders have agreed, for a period of 180 days from the date of this prospectus and subject to some exceptions, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

  Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during this 180 day period and subject to specified exceptions, VIA has agreed not to file any registration statement with respect to, and each of our executive officers and directors who hold stock and some of our stockholders have agreed not to exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  At our request, the underwriters have reserved for sale up to 665,000 shares of common stock offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other persons designated by us. The number of shares of common stock available for sale to the general public will be reduced extent these individuals purchase or confirm for purchase, orally or in writing, these reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

  Under the terms of a stockholders agreement with those stockholders of ours who currently hold our preferred stock, we have reserved 700,000 shares of common stock to be offered directly to them in a concurrent offering at a price equal to the initial public offering price. The underwriters will not receive underwriting fees with respect to these shares. Each of these stockholders has agreed not to dispose of the shares for a period of 180 days.

  We have applied to have our common stock approved for quotation on the Nasdaq National Market, and for trading on the Amsterdam Stock Exchange under the symbol "VNWI."

  Under an intersyndicate agreement between the U.S. underwriters and international managers, each U.S. underwriter has represented and agreed that, with some exceptions:

  . it is not purchasing any shares of common stock included in this offering for the account of anyone other than a United States or Canadian person; and

  . it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock included in this offering or distribute any prospectus relating to the shares of common stock outside the United States or Canada or to anyone other than a United States or Canadian person.

  Under the intersyndicate agreement, each international manager has represented and agreed that, with some exceptions:

  . it is not purchasing any shares of common stock included in this offering for the account of any United States or Canadian person; and

  . it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock included in this offering or distribute any prospectus relating to the shares of common stock in the United States or Canada or to any United States or Canadian person.

  With respect to any underwriter that is both a U.S. underwriter and an international manager, these representations and agreements made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and made by it in its capacity as an international manager apply only to it in its capacity as an international manager. These limitations do not apply to stabilization transactions and to other transactions specified in the intersyndicate agreement. As used in this section, "United States or Canadian person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof, other than the foreign branch of any United States or Canadian person, and includes any United States or Canadian branch of a person other than a United States or Canadian person.

  Under the intersyndicate agreement, sales may be made between the syndicates of U.S. underwriters and international managers of a number of the shares of common stock included in this offering as may be mutually agreed. Unless otherwise determined by the representatives of the U.S. underwriters and international managers, the per share price of any shares of common stock so sold shall be the initial public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described above.

  Under the intersyndicate agreement, each U.S. underwriter has represented and agreed that:

  . it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock included in this offering in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the applicable securities laws; and

  . without limiting the generality of the foregoing, any offer or sale of shares of common stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made.

  Each U.S. underwriter has further agreed to send to any dealer who purchases from it any shares of common stock included in this offering a notice stating in substance that by purchasing those shares of common stock the dealer represents and agrees that:

  . it has not offered or sold and will not offer or sell, directly or indirectly, any of those shares of common stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of applicable securities laws;

  . any offer or sale of those shares of common stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made; and

  . it will send to any other dealer to whom it sells any of those shares of common stock a notice containing substantially the same statement as is contained in this sentence.

  Under the intersyndicate agreement, each international manager has represented and agreed that:

  . it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of common stock to the international managers under the Underwriting Agreement, will not offer or sell, any shares of common stock included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock included in this offering in, from or otherwise involving the United Kingdom; and

  . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with this offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

  Other than in the United States, no action has been taken by VIA or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered through this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

  DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation is facilitating the distribution of the shares sold in this offering over the Internet. Some of the underwriters and their affiliates engage in transactions with, and perform services for, VIA and its affiliates, and have engaged in and may in the future engage in commercial and investment banking and other transactions with VIA and its affiliates. Donaldson, Lufkin & Jenrette Securities Corporation has been engaged to provide financial advisory services to VIA relating to possible strategic partnerships, for which it will be paid customary compensation.

Stabilization

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover a syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have purchased the common stock and immediately resold the shares for a profit. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, may end any of these activities at any time, and in any event will discontinue these activities no later than 30 days after the closing of this offering.

Pricing of the Common Stock

  Prior to this offering, there has been no established trading market for our common stock. The initial public offering price of our common stock will be determined by negotiation among VIA and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  .the history of and the prospects for the industry in which VIA competes .VIA's past and present operations
  .VIA's historical results of operations
  .VIA's prospects for future earnings
  .the recent market prices of securities of generally comparable companies
     and
  .the general condition of the securities markets at the time of this offering

  This prospectus may be used by underwriters and dealers in connection with offers and sales of the common stock to persons located in the United States.

                                 LEGAL MATTERS

  Hogan & Hartson L.L.P., Washington, D.C., will pass upon the validity of the issuance of the shares being offered. O'Melveny & Myers LLP will act as counsel for the underwriters. Matters relating to Dutch tax law have been passed upon by Nauta Dutilh.

                                    EXPERTS

  The consolidated financial statements of VIA NET.WORKS, Inc. as of December 31, 1997 and 1998 and for the period from June 13, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of VIA Net Works Argentina S.A. as of December 31, 1997 and September 24, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of GTN Gesellschaft fur Telekommunikations und Netzwerkdienste mbH as of December 31, 1997 and October 9, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers GmbH, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of U-Net Limited as of July 31, 1997 and 1998 and October 29, 1998 and for the years ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dialdata S.A. Internet Systems as of December 31, 1997 and December 29, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to December 29, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of I-Way Limited as of April 30, 1997 and 1998 and December 31, 1998 and for the two years ended April 30, 1998 and for the period from May 1, 1998 to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of bART Holding B.V. as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Esoterica-Novas Tecnologias de Informacao SA as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers-Auditores e Consultores, Lda, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of WorldWide Web Services Limited as of May 27, 1999 and for the period from July 1, 1998 to May 27, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Netlink Internet Services Limited as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Disbumad, SL as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores, S.L., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Infoacces, S.A. de C.V. as of December 31, 1997 and 1998, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG CARDENAS DOSAL, S.C., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus contains all information about VIA and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC.

                               VIA NET.WORKS INC.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements
  Pro Forma Condensed Combined Balance Sheet as of September 30, 1999
   (unaudited)............................................................  F-5
  Pro Forma Condensed Combined Statement of Operations for the year ended
   December 31, 1998 (unaudited)..........................................  F-6
  Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1999 (unaudited)...................................  F-7
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements....  F-8

VIA NET.WORKS, Inc. and subsidiaries -- Consolidated Financial Statements
  Report of Independent Accountants....................................... F-15
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and
   September 30, 1999 (unaudited)......................................... F-16
  Consolidated Statements of Operations for the period from inception
   (June 13, 1997) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)...... F-17
  Consolidated Statement of Stockholders' Deficit for the period from inception (June 13, 1997) to December 31, 1997, December 31, 1998 and
   the nine months ended September 30, 1999 (unaudited)................... F-18
  Consolidated Statements of Cash Flows for the period from inception
   (June 13, 1997) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)...... F-19
  Notes to Consolidated Financial Statements.............................. F-20

VIA Net Works Argentina, S.A. -- Financial Statements
  Report of Independent Accountants....................................... F-36
  Balance Sheets as of December 31, 1997 and September 24, 1998........... F-37
  Statements of Operations for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998.................. F-38
  Statement of Stockholders' Deficit for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998.......... F-39
  Statements of Cash Flows for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998.................. F-40
  Notes to Financial Statements........................................... F-41

Gesellschaft fur Telekommunikations und Netzwerkdienste mbH ("GTN") --
  Financial Statements
  Report of Independent Accountants....................................... F-48
  Balance Sheets as of December 31, 1997 and October 9, 1998.............. F-49
  Statements of Operations for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998..................... F-50
  Statement of Stockholders' Equity for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998............. F-51
  Statements of Cash Flows for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998..................... F-52
  Notes to Financial Statements........................................... F-53

U-Net Limited -- Financial Statements
  Report of Independent Accountants....................................... F-58
  Balance Sheets as of July 31, 1997 and 1998 and October 29, 1998........ F-59
  Statements of Operations for the years ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998................. F-60

  Statement of Stockholders' Deficit for the years ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998...  F-61
  Statements of Cash Flows for the years ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998................  F-62
  Notes to Financial Statements..........................................  F-63

Dialdata S.A., Internet Systems -- Financial Statements
  Report of Independent Accountants......................................  F-69
  Balance Sheets as of December 31, 1997 and December 29, 1998...........  F-70
  Statements of Operations for the year ended December 31, 1997 and for the period from January 1, 1998 to December 29, 1998..................  F-71
  Statement of Stockholders' Equity for the year ended December 31, 1997 and for the period from January 1, 1998 to December 29, 1998..........  F-72
  Statements of Cash Flows for the year ended December 31, 1997 and for the period from January 1, 1998 to December 29, 1998..................  F-73
  Notes to Financial Statements..........................................  F-74

I-Way Limited and Subsidiary -- Consolidated Financial Statements
  Report of Independent Accountants......................................  F-79
  Consolidated Balance Sheets as of April 30, 1997 and 1998 and December
   31, 1998 and June 30, 1999 (unaudited)................................  F-80
  Consolidated Statements of Operations for the years ended April 30,
   1997 and 1998 and for the period from May 1, 1998 to December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).......  F-81
  Consolidated Statements of Cash Flows for the years ended April 30,
   1997 and 1998 and for the period from May 1, 1998 to December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).......  F-82
  Consolidated Statement of Stockholders' Equity (Deficit) for the years ended April 30, 1997 and 1998 and for the period from May 1, 1998 to
   December 31, 1998 and for the six months ended June 30, 1999
   (unaudited)...........................................................  F-83
  Notes to Consolidated Financial Statements.............................  F-84

bART Holding B.V. and Subsidiaries -- Consolidated Financial Statements
  Report of Independent Accountants......................................  F-90
  Consolidated Balance Sheet as of December 31, 1998.....................  F-91
  Consolidated Statement of Operations for the year ended December 31,
   1998..................................................................  F-92
  Consolidated Statement of Stockholders' Deficit for the year ended
   December 31, 1998.....................................................  F-93
  Consolidated Statement of Cash Flows for the year ended December 31,
   1998..................................................................  F-94
  Notes to Consolidated Financial Statements.............................  F-95

ESOTERICA-Novas Tecnologias de Informacao S.A. -- Financial Statements
  Report of Independent Accountants...................................... F-102
  Balance Sheet as of December 31, 1998.................................. F-103
  Statement of Operations for the year ended December 31, 1998........... F-104
  Statement of Stockholders' Deficit for the year ended December 31,
   1998.................................................................. F-105
  Statement of Cash Flows for the year ended December 31, 1998........... F-106
  Notes to Financial Statements.......................................... F-107

Worldwide Web Services Limited -- Financial Statements
  Report of Independent Accountants...................................... F-111
  Balance Sheet as of May 27, 1999....................................... F-112
  Statement of Operations for the period from July 1, 1998 to May 27,
   1999.................................................................. F-113
  Statement of Stockholders' Deficit for the period from July 1, 1998 to
   May 27, 1999.......................................................... F-114
  Statement of Cash Flows for the period from July 1, 1998 to May 27,
   1999.................................................................. F-115
  Notes to Financial Statements.......................................... F-116

Netlink Internet Services Limited -- Financial Statements
  Report of Independent Accountants...................................... F-121
  Balance Sheets as of December 31, 1998 and June 30, 1999 (unaudited)... F-122
  Statements of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)............... F-123
  Statement of Stockholders' Deficit for the year ended December 31, 1998 and for the six months ended June 30, 1999 (unaudited)................ F-124
  Statements of Cash Flows for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited)............... F-125
  Notes to Financial Statements.......................................... F-126

Disbumad, S.L. -- Financial Statements
  Report of Independent Accountants...................................... F-131
  Balance Sheets as of December 31, 1998 and June 30, 1999 (unaudited)... F-132
  Statement of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1998 and June 30, 1999 (unaudited)...... F-133
  Statement of Stockholders' Deficit for the years ended December 31,
   1998 and for the 6 month period ended June 30, 1999 (unaudited)....... F-134
  Statements of Cash Flows for the year ended December 31, 1998 and for the six months ended June 30, 1998 and June 30, 1999 (unaudited)...... F-135
  Notes to Financial Statements.......................................... F-136

InfoAcces S.A. de C.V. and Subsidiary -- Consolidated Financial
 Statements
  Independent Auditors' Report........................................... F-143
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and
   September 30, 1999 (unaudited)........................................ F-144
  Consolidated Statements of Operations for the years ended December 31,
   1997 and 1998 and for the nine months ended September 30, 1998 and
   September 30, 1999 (unaudited)........................................ F-145
  Consolidated Statements of Changes in Stockholders' Equity for the year ended December 31, 1998 and for the nine months ended September 30,
   1999 (unaudited)...................................................... F-146
  Consolidated Statements of Changes in Financial Position for the years ended December 31, 1997 and 1998 and for the nine months ended
   September 30, 1998 and September 30, 1999 (unaudited)................. F-147
  Notes to Consolidated Financial Statements............................. F-148

                              VIA NET.WORKS, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  During the period beginning September 24, 1998 through January 14, 2000,
VIA NET.WORKS, Inc. (the "Company") completed 19 business combinations, whereby the Company acquired either 100% or a majority of the voting stock of companies operating as Internet services providers in Europe and Latin America (the "Completed Acquisitions"). Additionally, on January 10, 2000, the Company entered into an agreement to acquire a 100% interest in I.S.A.R Netzwerke Dienstleistungs GmbH ("ISAR") with the cash proceeds from the IPO (the "Pending Acquisition"). All of the Completed and Pending Acquisitions have been or will be accounted for using the purchase method of accounting. The Completed and Pending Acquisitions are described in Note 1--Basis of Presentation to the accompanying unaudited pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the acquisition of InfoAcces S.A. de C.V. ("InfoAcces"), M&C Management & Communications S.A. ("M&CNet") Net4You EDV Dienstleistungs and Handelges.m.b.h. ("Net4You") and DNS Telecom SAS ("DNS") and the pending acquisition of ISAR which occurred subsequent to September 30, 1999 and the conversion of the outstanding mandatorily redeemable convertible preferred stock into common stock. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and for the nine-month period ended September 30, 1999 give effect to the Completed and Pending Acquisitions, as though these acquisitions had occurred on January 1, 1998. The unaudited pro forma condensed combined financial statements do not give effect to the payment of $1.8 million and the issuance of 332,632 shares of common stock to be issued on or shortly after the closing of these offerings to repay indebtedness associated with prior acquisitions and to acquire the minority interest in one operating company, assuming an initial public offering price of $20.00 per share and assuming applicable foreign exchange rates remain constant.

  The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and is not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company, and the financial statements of certain of the completed acquisitions, included herein.

  The allocation of the purchase price to the acquired tangible and intangible assets of InfoAcces, Net4You, DNS and ISAR has not been finalized pending an analysis of the amount of tangible and intangible assets and liabilities acquired. The actual purchase accounting adjustments may be revised, and the Company may allocate a portion of the purchase price to intangible assets other than goodwill, such as customer base, employee workforce and tradename. Such intangible assets may have an estimated useful life that differs from the five-year life used for the amortization of goodwill. Any adjustment would not have a material impact on the pro forma statements of operations. With respect to the acquisitions prior to September 30, 1999 and M&CNet, because the Company's operating strategy following the acquisitions is intended to change the nature of the existing target market from residential subscribers to small to mid-sized businesses, the value of the acquired customer base was determined to not be significant. The Company has also determined, due to the short histories of these acquired businesses, that there is significant uncertainty regarding the future rate of employee retention following the acquisitions and accordingly, the Company has concluded that the value of the employee workforce was nominal. The Company has likewise determined that the value of the tradenames acquired was not significant based on the intention to modify the branding of the acquired businesses following the acquisition. Therefore, with respect to these acquisitions, the entire excess purchase price over the tangible net assets acquired has been allocated to goodwill.

                              VIA NET.WORKS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1999

                             (Amounts in thousands)

                                   Historical
                          -----------------------------
                                       Completed and
                                          Pending
                                        Acquisitions     Pro Forma
                                       Subsequent to    Adjustments
                                     September 30, 1999  (See Note
                             VIA        (See Note 2)        4)            Pro Forma
                          ----------------------------- -----------       ---------
         ASSETS
Current assets:
  Cash and cash
   equivalents........... $  91,502       $  2,149       $ (72,473)(a)    $ 21,178
  Restricted cash........       --             --           15,000 (a)      15,000
  Trade and other
   accounts receivable...     6,833          4,699             --           11,532
  Other current assets...     1,916          1,073             --            2,989
                          ---------       --------       ---------        --------
    Total current
     assets..............   100,251          7,921         (57,473)         50,699
Property and equipment,
 net.....................    22,843          3,083             --           25,926
Goodwill.................    91,535            --           56,067 (b)     147,602
Other assets.............       466          1,805           1,000 (b)       3,271
                          ---------       --------       ---------        --------
    Total assets......... $ 215,095       $ 12,809       $    (406)       $227,498
                          =========       ========       =========        ========
LIABILITIES, MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED STOCK AND
   STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....... $   7,189       $  3,169       $     --         $ 10,358
  Current portion of
   long-term debt........     6,489            740             210 (c)       7,439
  Deferred revenue.......     8,795            934             --            9,729
  Other current
   liabilities and
   accrued expenses......     6,311          2,042             --            8,353
                          ---------       --------       ---------        --------
    Total current
     liabilities.........    28,784          6,885             210          35,879
Long-term debt, less
 current portion             13,551            436             986 (c)      14,973
Other non-current
 liabilities.............       271          1,043             --            1,314
                          ---------       --------       ---------        --------
    Total liabilities....    42,606          8,364           1,196          52,166
Minority interest in
 consolidated
 subsidiaries............     4,801            --            1,044 (d)       5,845
Mandatorily redeemable
 preferred stock.........   180,933            --         (180,933)(e)         --
Stockholders' equity
 (deficit):
  Common stock...........         2          5,223          (5,190)(e)(f)       35
  Non-voting common
   stock.................       --             --                7 (e)           7
  Additional paid in
   capital...............    13,313            128         182,564 (e)     196,005
  Accumulated deficit....   (21,620)        (1,204)          1,204 (f)     (21,620)
  Deferred compensation..    (1,333)           --              --           (1,333)
  Accumulated other
   comprehensive loss....    (3,607)           298            (298)(f)      (3,607)
                          ---------       --------       ---------        --------
    Total stockholders'
     equity (deficit)....   (13,245)         4,445         178,287         169,487
                          ---------       --------       ---------        --------
    Total liabilities,
     minority interest,
     mandatorily
     redeemable
     convertible
     preferred stock and
     stockholders' equity
     (deficit)........... $ 215,095       $ 12,809       $    (406)       $227,498
                          =========       ========       =========        ========

                See accompanying notes to pro forma statements.

                              VIA NET.WORKS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

            (Amounts in thousands, except share and per share data)

                                 Historical
                            ----------------------
                                       Completed    Pro Forma
                                      and Pending  Adjustments
                                      Acquisitions  (see Note
                              VIA     (see Note 3)     4)           Pro Forma
                            --------  ------------ -----------     -----------
Revenue:
  Access..................  $  3,212    $30,083                    $    33,295
  Value-added services....       136     10,243                         10,379
  Other...................       --       3,587                          3,587
                            --------    -------    -----------     -----------
    Total revenue.........     3,348     43,913            --           47,261
Operating costs and
 expenses:
  Internet services.......     1,724     18,030            --           19,754
  Selling, general and
   administrative.........     6,387     24,267            --           30,654
  Depreciation and
   amortization...........     1,304      3,211         31,812 (g)      36,327
                            --------    -------    -----------     -----------
    Total operating costs
     and expenses.........     9,415     45,508         31,812          86,735
                            --------    -------    -----------     -----------
Loss from operations......    (6,067)    (1,595)       (31,812)        (39,474)
                            --------    -------    -----------     -----------
Interest income (expense),
 net......................     1,425       (791)          (844)(h)        (210)
Loss in unconsolidated
 affiliate................    (1,199)       --           1,199 (i)         --
Foreign currency gain.....       115         79            --              194
                            --------    -------    -----------     -----------
Loss before minority
 interest and income
 taxes....................    (5,726)    (2,307)       (31,457)        (39,490)
Income tax
 benefit/(expense)........       145       (818)           --             (673)
Minority interest.........       239        --            (556)(i)        (317)
                            --------    -------    -----------     -----------
Net loss attributable to
 common stockholders......  $ (5,342)   $(3,125)   $   (32,013)    $   (40,480)
                            ========    =======    ===========     ===========
Basic and diluted loss per
 share attributable to
 common stockholders......  $ (24.29)                              $     (3.20)
                            ========                               ===========
Shares used in computing
 basic and diluted loss
 per share................   219,964                12,441,566 (j)  12,661,530


                See accompanying notes to pro forma statements.

                              VIA NET.WORKS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

            (Amounts in thousands, except share and per share data)

                                Historical
                          -----------------------
                                      Completed    Pro Forma
                                     and Pending  Adjustments
                                     Acquisitions  (see Note
                             VIA     (see Note 3)     4)           Pro Forma
                          ---------  ------------ -----------     -----------
Revenue:
  Access................. $  16,253    $15,802    $       --      $    32,055
  Value-added services...     5,461      7,085            --           12,546
  Other..................       647      3,497            --            4,144
                          ---------    -------    -----------     -----------
    Total revenue........    22,361     26,384                         48,745
Operating costs and
 expenses:
  Internet services......     9,649     10,552            --           20,201
  Selling, general and
   administrative........    21,689     14,322            --           36,011
  Depreciation and
   amortization..........    10,635      1,624         15,732 (g)      27,991
                          ---------    -------    -----------     -----------
  Total operating costs
   and expenses..........    41,973     26,498         15,732          84,203
                          ---------    -------    -----------     -----------
Loss from operations.....   (19,612)      (114)       (15,732)        (35,458)
Interest income
 (expense), net..........     1,308       (165)          (192)(h)         951
Loss in unconsolidated
 affiliate...............      (177)       --             177 (i)         --
Foreign currency
 gain/(loss).............     1,283       (160)           --            1,123
                          ---------    -------    -----------     -----------
Loss before minority
 interest and income
 taxes...................   (17,198)      (439)       (15,747)        (33,384)
Income tax expense.......       --        (649)           --             (649)
Minority interest........     1,241        --            (235)(i)       1,006
                          ---------    -------    -----------     -----------
Net loss attributable to
 common stockholders..... $ (15,957)   $(1,088)   $   (15,982)    $   (33,027)
                          =========    =======    ===========     ===========
Basic and diluted loss
 per share attributable
 to common stockholders..  $ (20.17)                              $     (2.24)
                          =========                               ===========
Shares used in computing
 basic and diluted loss
 per share...............   790,953                13,942,340 (j)  14,733,293
                          =========               ===========     ===========

                See accompanying notes to pro forma statements.

                              VIA NET.WORKS, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(1) BASIS OF PRESENTATION
  Through January 14, 2000, the Company has completed or anticipates completing the following acquisitions. All of the Completed and Pending Acquisitions have been or will be accounted for using the purchase method of accounting. Under the purchase method of accounting the purchase price is allocated to assets acquired, including intangible assets, and liabilities assumed based on their respective fair values on the acquisition date. Primarily all purchase price in excess of net tangible assets has been recorded as goodwill.

                                                               Ownership
                                                             Percentage for
                                                             the Completed
                                                              and Pending
                                                              Acquisitions           Consideration
                                                                Through     -----------------------------------
                                                              January 14,                    Common
  Completed and Pending Acquisitions     Acquisition Date(s)      2000        Cash    Notes  Stock      Total   Goodwill
  ----------------------------------     ------------------- -------------- -------- ------- ------    -------- --------
                                                                                 (Dollars in thousands)
i-way Ltd. ("i-way")...................  June 22, 1998              36%     $  2,387 $   --  $  --     $  2,387 $    --
                                         August 5, 1999             64%       10,472     --   2,619(b)   13,091   14,174
                                                                  ----      -------- ------- ------    -------- --------
                                                                   100%       12,859     --   2,619      15,478   14,174
                                                                  ----      -------- ------- ------    -------- --------
VIA Net Works Argentina S.A. ("VNWA")..  September 24, 1998         51%        1,313   2,944    --        4,257    3,222
                                         July 31, 1999              49%        1,356     --   1,237(b)    2,593    1,913
                                                                  ----      -------- ------- ------    -------- --------
                                                                   100%        2,669   2,944  1,237       6,850    5,135
                                                                  ----      -------- ------- ------    -------- --------
Gesellschaft fur Telekommunikations und
 Netzwerkdienste mbH ("GTN")...........  October 9, 1998            51%        3,976   6,127    --       10,103    5,923
U-Net Ltd. ("U-Net")...................  October 29, 1998          100%        8,553   8,212    --       16,765   17,664
Dialdata S. A. Internet Systems
 ("Dialdata")..........................  December 29, 1998          53%        3,196   2,800    140(b)    6,136    4,452
bArt Holding B. V. ("bART")............  March 25, 1999            100%        6,707     --     --        6,707    9,557
MediaNet Ireland Ltd. ("Medianet").....  April 19, 1999             60%        1,466     --     --        1,466    2,276
Ecce Terram GmbH ("Ecce
 Terram") (a)(c) ......................  April 30, 1999            100%           68     585    --          653      745
Artinternet S.A. ("Artinternet").......  May 12, 1999               51%        1,455     --     --        1,455    1,385
Esoterica-Novas Technologias de
 Informacao S. A. ("Esoterica")........  May 13, 1999              100%        6,995     986    --        7,981    9,006
Worldwide Web Services Ltd. ("WWS")....  May 27, 1999              100%        3,658   3,658    --        7,316    8,051
Informationstechnik, Netzwerke und
 Systeme Vertriebs GmbH
 ("INS") (a)(c) .......................  June 30, 1999             100%        1,874   1,188    --        3,062    2,947
Netlink Internet Services Ltd.
 ("Netlink")...........................  July 9, 1999              100%        8,744     --   3,153(b)   11,897   13,742
Service Net S.A. ("Service Net").......  July 30, 1999             100%        1,125     --     --        1,125    1,299
Disbumad, SL ("Interbook").............  August 26, 1999            87%        4,433   1,471    --        5,904    6,513
InfoAcces S.A. de C.V.
 ("InfoAcces") (c).....................  October 10, 1999          100%       35,000     --     --       35,000   31,633
M&C Communications & Management, S.A.
 ("M&CNet")............................  October 11, 1999           60%        2,139   1,190    --        3,329    2,549
Net4You EDV Dienstleistungs und
 Handelges. m.b.h. ("Net4You").........  January 4, 2000          57.5%        2,259     581    --        2,840    2,370
DNS Telecom SAS ("DNS") (c)............  January 7, 2000           100%        8,766     986  1,800(d)   11,552   11,205
I.S.A.R. Netzwerke Dienstleistungs GmbH
 ("ISAR") (c)..........................  Pending                   100%        8,959     --     --        8,959    8,333
                                                                            -------- ------- ------    -------- --------
  Total................................                                     $124,901 $30,728 $8,949    $164,578 $158,959
                                                                            ======== ======= ======    ======== ========

--------------------
(a) These entities were acquired by GTN, a 51% consolidated entity of VIA.
(b) Represents shares of common stock valued at $8.25 per share. This per share value was determined by the Company's Board of Directors based on comparable valuation methodologies based on multiples of revenue and arms-length negotiated values.
(c) The purchase agreement for this acquisition includes a provision that the selling shareholders could receive additional consideration based on the performance of the acquired operation following the date of acquisition, calculated in accordance with a formula based on revenues and EBITDA.

(d) Represents shares of common stock valued at $16.00 per share, as determined by the Board of Directors.

                              VIA NET.WORKS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The total consideration, including acquisition costs, for the Completed and Pending Acquisitions has been allocated as follows (amounts in thousands):

Total consideration................................................... $164,578
Acquisition costs.....................................................    6,356
                                                                       --------
    Total purchase price.............................................. $170,934
                                                                       ========
Allocated as follows:
  Property and equipment and other assets............................. $ 50,958
  Goodwill............................................................  158,959
  Net current liabilities.............................................  (38,983)
                                                                       --------
    Total purchase price.............................................. $170,934
                                                                       ========

Promissory notes included in total consideration are as follows (amounts in thousands):

                                          Outstanding at
                                 Original  January 14,   Interest
                                  Amount       2000      Rate
                                 -------- -------------- --------
Payable to sellers
  U-Net......................... $ 8,212      $3,582     6.563%
  Ecce Terram...................     585         566     5%
  Esoterica.....................     986         939     5%
  WWS...........................   3,658         --      5%
  INS...........................   1,188       1,179     no interest, total
                                                         amount due 12 months
                                                         after closing
  Interbook.....................   1,471       1,412     5%
  DNS...........................     986         980     5%
  Net4You.......................     210         211     no interest, total
                                 -------     -------     amount due 12 months
                                                         after closing
    Subtotal Payable to
     sellers....................  17,296       8,869
Payable to less than wholly-
 owned entities
  VNWA..........................   2,944         --      4%
  GTN...........................   6,127         --      5%
  Dialdata......................   2,800         186     4%
  M&CNet........................   1,190       1,140     no interest, $547 due
                                                         6 months after closing
                                                         and $643 due 12 months
                                                         after closing
  Net4You.......................     371         373     no interest, total
                                 -------     -------     amount due 6 months
                                                         after closing
    Subtotal Payable to wholly-
     owned entities.............  13,432       1,699
                                 -------     -------
  Total......................... $30,728     $10,568
                                 =======     =======

                              VIA NET.WORKS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(2)HISTORICAL CONDENSED COMBINED BALANCE SHEET INFORMATION--ACQUISITIONS SUBSEQUENT TO SEPTEMBER 30, 1999

                               SEPTEMBER 30, 1999

  Historical condensed balance sheet information at September 30, 1999 for the four acquisitions which occurred subsequent to September 30, 1999 and the pending acquisition of ISAR are as follows. Amounts are presented in accordance with U.S. GAAP and have been translated into U.S. Dollars using the exchange rate at September 30, 1999.

                                InfoAcces M&CNet  Net4You  DNS     ISAR   Total
                                --------- ------  ------- ------  ------ -------
                                            (amounts in thousands)
Current assets:
  Cash and cash equivalents...   $   238  $  36    $  10  $  788  $1,077 $ 2,149
  Trade and other accounts
   receivable.................     2,601    223      307     893     675   4,699
  Other current assets........       816      6      115     136     --    1,073
                                 -------  -----    -----  ------  ------ -------
    Total current assets......     3,655    265      432   1,817   1,752   7,921
  Fixed assets, net...........     2,468    278      224      66      47   3,083
  Other assets................     1,768      7        2      28     --    1,805
                                 -------  -----    -----  ------  ------ -------
    Total assets..............   $ 7,891  $ 550    $ 658  $1,911  $1,799 $12,809
                                 =======  =====    =====  ======  ====== =======
Current liabilities:
  Accounts payable............   $ 2,383  $ 126    $ 327  $  252  $   81 $ 3,169
  Current portion of long-term
   debt.......................       431    195       14      89      11     740
  Deferred revenue............       482    285      --      167     --      934
  Other current liabilities
   and accrued expenses.......       726     90       79   1,045     102   2,042
                                 -------  -----    -----  ------  ------ -------
    Total.....................     4,022    696      420   1,553     194   6,885
  Long-term debt, less current
   portion....................       330    --       106     --      --      436
  Other noncurrent
   liabilities................        86    --       --      --      957   1,043
                                 -------  -----    -----  ------  ------ -------
    Total liabilities.........     4,438    696      526   1,553   1,151   8,364
                                 -------  -----    -----  ------  ------ -------
Stockholders' equity(deficit):
  Common stock................     4,857    267       77       8      14   5,223
  Additional paid-in capital..       128    --       --      --      --      128
  Accumulated deficit.........    (1,829)  (415)      55     351     634  (1,204)
  Other comprehensive loss....       297      2      --       (1)    --      298
                                 -------  -----    -----  ------  ------ -------
    Total.....................     3,453   (146)     132     358     648   4,445
                                 -------  -----    -----  ------  ------ -------
    Total liabilities and
     stockholders' equity
     (deficit)................   $ 7,891  $ 550    $ 658  $1,911  $1,799 $12,809
                                 =======  =====    =====  ======  ====== =======

                              VIA NET.WORKS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(3)HISTORICAL CONDENSED STATEMENTS OF OPERATIONS INFORMATION--COMPLETED ACQUISITIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

  Historical condensed statements of operations information for the Completed and Pending Acquisitions for the year ended December 31, 1998 including the periods from January 1, 1998 to the dates of consolidation for acquisitions occurring during 1998 and for the 12 months ended December 31, 1998 for acquisitions occurring during 1999 and 2000 are as follows. Information for InfoAcces, M&CNet, Net4You, DNS and ISAR, which were acquired or anticipated to be acquired after September 30, 1999, and all other acquisitions is presented as though they were acquired on January 1, 1998. Amounts are presented in accordance with U.S. GAAP and have been translated into U.S. dollars using average exchange rates for the period.

                                                                             Ecce
                           VNWA    GTN    U-Net   Dialdata  bART   Medianet Terram Artinternet Esoterica  WWS
                          ------  ------  ------  -------- ------  -------- ------ ----------- --------- -----
                                               (amounts in thousands)
Revenue:
 Access.................  $1,393  $3,608  $4,768   $2,176  $2,335   $ 468    $--      $135      $1,388   $ 693
 Value-added services...     --      338     --       745     557     284     --       602         143   1,202
 Other..................       1     --      --        86     --       34     499        9         247       9
                          ------  ------  ------   ------  ------   -----    ----     ----      ------   -----
Total revenue...........   1,394   3,946   4,768    3,007   2,892     786     499      746       1,778   1,904
Operating costs and
 expenses:
 Internet services......     301   2,697   1,954      694     856     201     226      264         971     264
 Selling general and
  administrative........   1,501   1,210   2,157    1,166   2,188     754     280      402         806   1,600
 Depreciation and
  amortization..........     124      72     711      112     521      77      24       47         246      74
                          ------  ------  ------   ------  ------   -----    ----     ----      ------   -----
 Total operating costs
  and expenses..........   1,926   3,979   4,822    1,972   3,565   1,032     530      713       2,023   1,938
                          ------  ------  ------   ------  ------   -----    ----     ----      ------   -----
Income (loss) from
 operations.............    (532)   (33)     (54)   1,035    (673)   (246)    (31)      33       (245)    (34)
Interest income
 (expense), net.........     (49)    (1)    (121)     (66)    (89)    (13)     (3)      (1)        (69)    --
Foreign currency
 gain/(loss)............     --        3     --       --      --      --      --       --          --      --
                          ------  ------  ------   ------  ------   -----    ----     ----      ------   -----
Income (loss) before
 taxes..................    (581)    (31)   (175)     969    (762)   (259)    (34)      32        (314)    (34)
Income tax expense......     --      --      --      (274)    --      --      --       --          --      --
                          ------  ------  ------   ------  ------   -----    ----     ----      ------   -----
Net income (loss) before
 discontinued operations
 and extraordinary
 gain...................  $ (581) $  (31) $ (175)  $  695  $ (762)  $(259)   $(34)    $ 32      $ (314)  $ (34)
                          ======  ======  ======   ======  ======   =====    ====     ====      ======   =====

                                         Service
                           INS   Netlink   Net   Interbook  i-way   InfoAcces M&CNet  Net4You  ISAR    DNS     TOTAL
                          -----  ------- ------- --------- -------  --------- ------  ------- ------  ------  -------
                                                      (amounts in thousands)
Revenue:
 Access.................  $ 588   $ --    $801     $ 468   $ 1,487   $4,783   $  658   $ 613  $1,290  $2,431  $30,083
 Value-added services...    324   1,446    --        290     1,326    1,648      848     490     --      --    10,243
 Other..................    745     --     --        187         3    1,660        1      72     --       34    3,587
                          -----   -----   ----     -----   -------   ------   ------   -----  ------  ------  -------
Total revenue...........  1,657   1,446    801       945     2,816    8,091    1,507   1,175   1,290   2,465   43,913
Operating costs and
 expenses:
 Internet services......    344     634    211       332     1,270    4,002      438     516      54   1,801   18,030
 Selling general and
  administrative........  1,140   1,313    559       641     2,734    3,679    1,006     452     256     423   24,267
 Depreciation and
  amortization..........    124      85     82        49       222      437       78     106       2      18    3,211
                          -----   -----   ----     -----   -------   ------   ------   -----  ------  ------  -------
 Total operating costs
  and expenses..........  1,608   2,032    852     1,022     4,226    8,118    1,522   1,074     312   2,242   45,508
                          -----   -----   ----     -----   -------   ------   ------   -----  ------  ------  -------
Income (loss) from
 operations.............     49    (586)   (51)      (77)   (1,410)     (27)     (15)    101     978     223   (1,595)
Interest income
 (expense), net.........    (17)    (22)   (31)      (38)      (58)    (199)      (7)    (10)      4      (1)    (791)
Foreign currency
 gain/(loss)............    --       (4)   --        --        --        80      --      --      --      --        79
                          -----   -----   ----     -----   -------   ------   ------   -----  ------  ------  -------
Income (loss) before
 taxes..................     32    (612)   (82)     (115)   (1,468)    (146)     (22)     91     982     222   (2,307)
Income tax expense......    --      --     --        --        --       --       --       (8)   (453)    (83)    (818)
                          -----   -----   ----     -----   -------   ------   ------   -----  ------  ------  -------
Net income (loss) before
 discontinued operations
 and extraordinary
 gain...................  $  32   $(612)  $(82)    $(115)  $(1,468)  $ (146)  $  (22)  $  83  $  529  $  139  $(3,125)
                          =====   =====   ====     =====   =======   ======   ======   =====  ======  ======  =======

                              VIA NET.WORKS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

  Historical condensed statement of operations information for the Completed and Pending Acquisitions for the nine-months ended September 30, 1999, including the periods from January 1, 1999 to the dates of consolidation (September 30, 1999 for InfoAcces, M&CNet, Net4You, DNS and ISAR) are as follows. Information for the four completed acquisitions and one pending acquisition after September 30, 1999, and all other acquisitions is presented as though they were acquired on January 1, 1998. Amounts are presented in accordance with U.S. GAAP and have been translated into U.S. dollars using average exchange rates for the period.

                                           Ecce
                          bArt   Medianet Terram Artinternet Esoterica  WWS    INS   Netlink
                          -----  -------- ------ ----------- --------- ------  ----  -------
                                              (amounts in thousands)
Revenue:
 Access.................  $ 709   $ 241    $--      $  10     $1,103   $  585  $446  $  --
 Value-added services...    127      83     --         82         96      644   445   1,136
 Other..................      1     --      173         2        155      --     41     --
                          -----   -----    ----     -----     ------   ------  ----  ------
Total revenue...........    837     324     173        94      1,354    1,229   932   1,136
Operating costs and
 expenses:
 Internet services
  operating costs.......    224     109      92        59        609      311    80     193
 Selling general and
  administrative........    639     285     132       182        467    1,006   652     997
 Depreciation and
  amortization..........    111      27      13        26        178       47    48      57
                          -----   -----    ----     -----     ------   ------  ----  ------
 Total operating costs
  and expenses..........    974     421     237       267      1,254    1,364   780   1,247
Income (loss) from
 operations.............   (137)    (97)    (64)     (173)       100     (135)  152    (111)
Interest income
 (expense), net.........    (21)     (4)     (2)        6        (31)     --     (6)     (5)
Foreign currency loss...    --      --      --        --         --       --    --      (13)
                          -----   -----    ----     -----     ------   ------  ----  ------
Income (loss) before
 minority interest and
 taxes..................   (158)   (101)    (66)     (167)        69     (135)  146    (129)
Income tax expense......    --      --      --        --         --       --    --      --
                          -----   -----    ----     -----     ------   ------  ----  ------
Net income (loss)
 attributable to common
 shareholders ..........  $(158)  $(101)   $(66)    $(167)    $   69   $ (135) $146  $ (129)
                          =====   =====    ====     =====     ======   ======  ====  ======

                          Service Net Interbook i-way   InfoAcces M&CNet  Net4You  DNS     ISAR    TOTAL
                          ----------- --------- ------  --------- ------  ------- ------  ------  -------
                                                (amounts in thousands)
Revenue:
 Access.................     $542       $ 434   $1,550   $4,396   $  484   $570   $2,610  $2,122  $15,802
 Value-added services...      --          314    1,506    1,653      742    257      --      --     7,085
 Other..................      --          226      108    2,658        2     80       51     --     3,497
                             ----       -----   ------   ------   ------   ----   ------  ------  -------
Total revenue...........      542         974    3,164    8,707    1,228    907    2,661   2,122   26,384
Operating costs and
 expenses:
 Internet services
  operating costs.......      160         635    1,154    4,036      342    376    1,768     404   10,552
 Selling general and
  administrative........      387         520    1,727    4,866      904    409      584     565   14,322
 Depreciation and
  amortization..........       23          38      317      576       66     67       17      13    1,624
                             ----       -----   ------   ------   ------   ----   ------  ------  -------
 Total operating costs
  and expenses..........      570       1,193    3,198    9,478    1,312    852    2,369     982   26,498
Income (loss) from
 operations.............      (28)       (219)     (34)    (771)     (84)    55      292   1,140     (114)
Interest income
 (expense), net.........      (23)        (12)     (19)     (57)      (4)    (4)      (1)     18     (165)
Foreign currency loss...      --          --       --      (147)     --     --       --      --      (160)
                             ----       -----   ------   ------   ------   ----   ------  ------  -------
Income (loss) before
 minority interest
 taxes..................      (51)       (231)     (53)    (975)     (88)    51      291   1,158     (439)
Income tax expense......      --          --       --       --       --     (18)     (96)   (535)    (649)
                             ----       -----   ------   ------   ------   ----   ------  ------  -------
Net income (loss)
 attributable to common
 shareholders...........     $(51)      $(231)  $  (53)  $ (975)  $  (88)  $ 33   $  195  $  623  $(1,088)
                             ====       =====   ======   ======   ======   ====   ======  ======  =======

                              VIA NET.WORKS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(4)PRO FORMA ADJUSTMENTS

 Pro Forma Condensed Combined Balance Sheet

  (a) To reflect cash and acquisition costs paid for the Completed and Pending Acquisitions subsequent to September 30, 1999.

                    Acquisition     Cash          Acquisition      Total
                        Date       Payment           Costs         Cost
                  ---------------- -------        -----------      -----
   InfoAcces....  October 10, 1999  $35.0 million    $1.1 million  $36.1 million
   M&CNet.......  October 11, 1999    1.5             0.2            1.7
   Net4You......  January 4, 2000     1.9             --             1.9
   DNS..........  January 7, 2000     8.8             --             8.8
   ISAR.........  Pending             9.0             --             9.0
                                    -----            ----          -----
   Total........                    $56.2            $1.3          $57.5
   Restricted
    cash in
    escrow......                     15.0             --            15.0
                                    -----            ----          -----
   Total
    Adjustment..                    $71.2            $1.3          $72.5
                                    =====            ====          =====

  Under the terms of the purchase agreement for InfoAcces, the sellers may be entitled to additional consideration based on the results of InfoAcces following the acquisition in an amount not to exceed $30.0 million. A formula, based largely on multiples of revenue categories, will be applied to the annualized revenues for each of five consecutive quarters beginning with the fourth quarter of 1999 to arrive at the additional purchase price to be paid, if any. Any additional purchase price will be paid 45 days after the end of each calendar quarter beginning in February 2000, with the last possible payment date being February 2001. Such additional consideration has not been reflected in the accompanying pro forma balance sheet but will be reflected as additional goodwill when paid. The Company was required to place $15.0 million in escrow (declining $0.50 for every $1.00 of contingent consideration earned and paid out) pending determination of the contingent consideration. The purchase agreements for DNS and ISAR provide that the sellers may be entitled to additional consideration calculated in accordance with a valuation formula based on future results. There was no such contingent consideration or escrow agreement related to the purchase of M&CNet and Net4You.

  (b) To reflect the allocation of the purchase price in excess of the historical book value of the acquired assets of the companies that were acquired or are anticipated to be acquired after September 30, 1999. Based on preliminary estimates, in the opinion of management, the historical balances of all other assets acquired and liabilities assumed have been determined to approximate fair value. The excess purchase price has been allocated to goodwill as reflected in the table below.

                                                                 Goodwill
                                                                 --------
               InfoAcces........................................  $31.6 million
               M&CNet...........................................    2.6
               Net4You..........................................    2.4
               DNS..............................................   11.2
               ISAR.............................................    8.3
                                                                  -----
               Total Adjustment.................................  $56.1
                                                                  =====

In addition, $1.0 million of the purchase price for InfoAcces was allocated to a two-year non-compete agreement.

  (c) To reflect notes to the sellers of Net4You and DNS in accordance with the respective purchase agreements.

  (d) To reflect the minority interest in M&CNet and Net4You.

  (e) To reflect the conversion of the outstanding manditorily redeemable convertible preferred stock of the Company into voting and non-voting common stock to occur in conjunction with the offering, including voting common stock of $33,000, non-voting common stock of $7,000 and additional paid in capital of $180.9 million.

To also reflect the issuance of 112,500 shares of common stock in connection with the acquisition of DNS on January 7, 2000. For purposes of computing the estimated purchase price, the value of the shares has been determined using an estimated value of $16.00 per share.

  (f) To eliminate the historical equity of the four completed acquisitions and one pending acquisition subsequent to September 30, 1999.

 Pro Forma Condensed Combined Statements of Operations

  (g) To reflect amortization expense of goodwill based on an estimated life of five years and non-compete agreement based on a contractual life of two years. Goodwill amortization reflected in the pro forma financial statements has been translated using average exchange rates during the applicable periods. The impact of exchange rate changes on the amount of amortization as well as total goodwill amortization is reflected in the table below.

                                                  Year ended  Nine months ended
                                                 December 31,   September 30,
                                                     1998           1999
                                                 ------------ -----------------
Pro forma goodwill for completed and pending
 acquisitions..................................    $158,959       $158,959
Amortization period............................           5              5
                                                   --------       --------
Amortization of goodwill for completed and
 pending acquisitions..........................      31,792         23,844
Impact of exchange rate changes on pro forma
 amortization..................................         956             33
                                                   --------       --------
Pro forma amortization of goodwill for
 completed and pending acquisitions............      32,748         23,877
Amount reflected in the historical consolidated
 statement of operations.......................        (936)        (8,145)
                                                   --------       --------
Total adjustment...............................    $ 31,812       $ 15,732
                                                   ========       ========

  (h) To reflect the impact of additional interest expense arising from notes issued in conjunction with Completed Acquisitions for the period from January 1, 1998 to the date of acquisition as follows.

                                              Year ended     Nine months ended
                                           December 31, 1998 September 30, 1999
                                           ----------------- ------------------
U-Net note for (Pounds)4.9 million at a
 rate of 6.563%..........................        $444               $--
Ecce Terram note for DEM 1.1 million at a
 rate of 5%..............................          31                 10
Esoterica note for XEU 915,000 at a rate
 of 5%...................................          51                 18
WWS note for (Pounds)2.2 million at a
 rate of 5%..............................         188                 75
Disbumad note for ptas 229,000,000 at a
 rate of 5%..............................          77                 50
DNS note for DEM 6.3 million at a rate of
 5%......................................          53                 39
                                                 ----               ----
Total adjustment.........................        $844               $192
                                                 ====               ====

  (i) To eliminate minority interests and losses in unconsolidated affiliates upon acquisition of 100% ownership interests of VIA Net Works Argentina and i-way and to reflect additional minority interest in income(loss) on acquisitions of less than 100% owned companies, including GTN, Dialdata, MediaNet, Artinternet, Interbook, M&CNet and Net4You.

  (j) To reflect the impact on earnings per share of:

                                             Year ended     Nine months ended
                                          December 31, 1998 September 30, 1999
                                          ----------------- ------------------
Weighted average number of shares of
 common stock issued in conjunction with
 the acquisitions........................       974,045            750,647
Weighted average number of shares of
 common stock issued upon conversion of
 preferred stock in conjunction with the
 offering................................    11,467,521         13,191,693
                                             ----------         ----------
                                             12,441,566         13,942,340
                                             ==========         ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of VIA NET.WORKS, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of VIA NET.WORKS, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the period from June 13, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

McLean, Virginia
August 26, 1999, except for
the first three paragraphs of Note 13, which are as of October 11, 1999

                              VIA NET.WORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands of U.S. Dollars, except share data)

                                                                     Pro Forma
                                                                   Stockholders'
                                     December 31,                    Equity at
                                    ---------------  September 30, September 30,
                                     1997    1998        1999          1999
                                    ------  -------  ------------- -------------
                                                      (unaudited)   (unaudited)
              ASSETS
Current assets:
 Cash and cash equivalents........  $  807  $34,711    $ 91,502
 Trade and other accounts
  receivable, net of allowance of
  $0, $217, $657 (unaudited),
  respectively....................     --     1,566       6,833
 Other current assets.............       6      951       1,916
                                    ------  -------    --------
 Total current assets.............     813   37,228     100,251
Property and equipment, net.......       8    4,280      22,843
Goodwill..........................     --    29,848      91,535
Other assets......................     --     1,669         466
                                    ------  -------    --------
 Total assets.....................  $  821  $73,025    $215,095
                                    ======  =======    ========
     LIABILITIES, MANDATORILY
 REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable.................  $   94  $ 3,284    $  7,189
 Other taxes payable..............     --       --        1,975
 Short-term notes and current
  portion of long-term debt.......     --    11,182       6,489
 Deferred revenue.................     --     1,710       8,795
 Other current liabilities and
  accrued expenses................     --     1,458       4,336
                                    ------  -------    --------
 Total current liabilities........      94   17,634      28,784
Long-term debt, less current
 portion..........................     --       565      13,551
Other noncurrent liabilities......     --        35         271
                                    ------  -------    --------
 Total liabilities................      94   18,234      42,606
Commitments and contingencies
Minority interest in consolidated
 subsidiaries.....................     --     7,597       4,801
Mandatorily redeemable convertible
 preferred stock:
 Series A convertible preferred
  stock $.001 par value; 1,500,000
  shares authorized; 1,025,000,
  1,488,657, and 1,488,657 shares
  issued and outstanding; none
  issued and outstanding pro forma
  (unaudited) (liquidation
  preference of $1,489 at December
  31, 1998 and September 30,
  1999)...........................   1,018    1,489       1,489      $    --
 Series B-1 voting convertible
  preferred stock, $.001 par
  value; 17,200,000 shares
  authorized; 15,795,335 shares
  issued and outstanding; none
  issued and outstanding pro forma
  (unaudited) (liquidation
  preference of $47,386 at
  December 31, 1998 and September
  30, 1999 (unaudited))...........     --    47,386      47,386           --
 Series B-2 non-voting convertible
  preferred stock, $.001 par
  value; 2,700,000 shares
  authorized; 1,400,000 shares
  issued and outstanding; none
  issued and outstanding pro forma
  (unaudited) (liquidation
  preference of $4,200 at December
  31, 1998 and September 30, 1999
  (unaudited))....................     --     4,200       4,200           --
 Series C-1 voting convertible
  preferred stock, $.001 par
  value; 21,400,000 shares
  authorized; 15,939,657 issued
  and outstanding; none issued and
  outstanding pro forma
  (unaudited) (liquidation
  preference of $95,638 at
  September 30, 1999
  (unaudited))....................     --       --       95,638           --
 Series C-2 non-voting convertible
  preferred stock, $.001 par
  value; 6,000,000 shares
  authorized; 5,370,001 issued and
  outstanding; none issued and
  outstanding pro forma
  (unaudited) (liquidation
  preference of $32,220 at
  September 30, 1999
  (unaudited))....................     --       --       32,220           --
                                    ------  -------    --------      --------
                                     1,018   53,075     180,933           --
Stockholders' deficit:
 Preferred stock, $.001 par value;
  no shares authorized; no shares
  issued and outstanding..........     --       --          --            --
 Common stock, $.001 par value;
  57,000,000 shares authorized;
  60,100 and 273,042, and
  1,957,671 shares issued and
  outstanding; 35,181,820 issued
  and outstanding pro forma
  (unaudited).....................     --       --            2            35
 Non-voting common stock, $.001
  par value; 7,500,000 shares
  authorized; no shares issued and
  outstanding; 6,770,001 shares
  issued and outstanding pro forma
  (unaudited).....................     --       --          --              7
 Additional paid-in capital.......      30      216      13,313       194,206
 Accumulated deficit..............    (321)  (5,663)    (21,620)      (21,620)
 Deferred compensation............     --       --       (1,333)       (1,333)
 Accumulated other comprehensive
  loss............................     --      (434)     (3,607)       (3,607)
                                    ------  -------    --------      --------
 Total stockholders' deficit......    (291)  (5,881)    (13,245)     $167,688
                                    ------  -------    --------      ========
 Total liabilities, mandatorily
  redeemable convertible preferred
  stock and stockholders'
  deficit.........................  $  821  $73,025    $215,095
                                    ======  =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              VIA NET.WORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        (in thousands of U.S. Dollars, except share and per share data)

                                For the period
                                     from
                                June 13, 1997  For the year Nine months ended
                                (Inception) to    ended       September 30,
                                 December 31,  December 31, ------------------
                                     1997          1998       1998      1999
                                -------------- ------------ --------  --------
                                                               (unaudited)
Revenue.......................     $   --        $ 3,348    $    --   $ 22,361
                                   -------       -------    --------  --------
Operating costs and expenses:
  Internet services...........         --          1,724         --      9,649
  Selling, general and
   administrative.............         336         6,387       2,864    21,689
  Depreciation and
   amortization...............         --          1,304           3    10,635
                                   -------       -------    --------  --------
    Total operating costs and
     expenses.................         336         9,415       2,867    41,973
                                   -------       -------    --------  --------
Loss from operations..........        (336)       (6,067)     (2,867)  (19,612)
                                   -------       -------    --------  --------
Interest income...............          15         1,454         962     2,282
Interest expense..............         --            (29)        --       (974)
Loss in unconsolidated
 affiliate....................         --         (1,199)       (447)     (177)
Foreign currency gains........         --            115         --      1,283
                                   -------       -------    --------  --------
Loss before minority interest
 and income taxes.............        (321)       (5,726)     (2,352)  (17,198)
Income tax benefit............         --            145         --        --
Minority interest in loss of
 consolidated subsidiaries....         --            239         --      1,241
                                   -------       -------    --------  --------
Net loss attributable to
 common stockholders..........     $  (321)      $(5,342)     (2,352)  (15,957)
                                   =======       =======    ========  ========
Basic and diluted loss per
 share attributable to common
 stockholders.................     $(10.66)      $(24.29)   $ (11.64) $ (20.17)
                                   =======       =======    ========  ========
Shares used in computing basic
 and diluted loss per share...      30,063       219,964     202,077   790,953
                                   =======       =======    ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              VIA NET.WORKS, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
               (In thousands of U.S. Dollars, except share data)

                                                                                Accumulated
                            Common Stock   Additional                              Other         Total
                          ----------------  Paid-In   Accumulated   Deferred   Comprehensive Stockholders'
                           Shares   Amount  Capital     Deficit   Compensation     Loss         Deficit
                          --------- ------ ---------- ----------- ------------ ------------- -------------
Balance, inception June
 13, 1997...............        --   $--    $   --     $    --      $    --       $   --       $    --
Net loss and
 comprehensive loss.....        --    --        --         (321)         --           --           (321)
Issuance of common
 stock..................     60,100   --         30         --           --           --             30
                          ---------  ----   -------    --------     --------      -------      --------
Balance, December 31,
 1997...................     60,100   --         30        (321)         --           --           (291)
Comprehensive loss:
 Net loss...............        --    --        --       (5,342)         --           --         (5,342)
 Foreign currency
  translation
  adjustment............        --    --        --          --           --          (434)         (434)
                                                                                               --------
Total comprehensive
 loss...................                                                                         (5,776)
Issuance of common
 stock..................    212,942   --        186         --           --           --            186
                          ---------  ----   -------    --------     --------      -------      --------
Balance, December 31,
 1998...................    273,042   --        216      (5,663)         --          (434)       (5,881)
Comprehensive loss:
 Net loss (unaudited)...        --    --        --      (15,957)         --           --        (15,957)
 Foreign currency
  translation adjustment
  (unaudited)...........        --    --        --          --           --        (3,173)       (3,173)
                                                                                               --------
Total comprehensive loss
 (unaudited)............        --    --        --          --           --           --        (19,130)
Grant of employee stock
 options below fair
 market value
 (unaudited)............        --    --      1,816         --        (1,816)         --            --
Amortization of deferred
 compensation
 (unaudited)............        --    --        --          --           483          --            483
Issuance of common stock
 (unaudited)............  1,684,629     2    11,281         --           --           --         11,283
                          ---------  ----   -------    --------     --------      -------      --------
Balance, September 30,
 1999 (unaudited).......  1,957,671  $  2   $13,313    $(21,620)    $ (1,333)     $(3,607)     $(13,245)
                          =========  ====   =======    ========     ========      =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              VIA NET.WORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands of U.S. Dollars)

                                For the period
                                     from
                                June 13, 1997  For the year Nine months ended
                                (Inception) to    ended       September 30,
                                 December 31,  December 31, ------------------
                                     1997          1998       1998      1999
                                -------------- ------------ --------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net loss.....................     $ (321)      $ (5,342)  $ (2,352) $(15,957)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization..............        --           1,304          3    10,635
    Employee stock
     compensation..............        --             --         --        483
    Deferred taxes.............                      (145)       --        --
    Provision for doubtful
     accounts receivable.......        --              26        --        --
    Unrealized foreign currency
     transaction gain..........        --            (126)       --     (1,283)
    Minority interest in loss
     of consolidated
     subsidiaries..............        --            (239)       --     (1,241)
    Loss in unconsolidated
     affiliate.................        --           1,199        447       177
  Changes in assets and
   liabilities, net of
   acquisitions:
    Accounts receivable........        --            (164)       --       (740)
    Other current assets.......         (6)          (679)        (2)      (23)
    Accounts payable...........         94            106        286       139
    Other current liabilities
     and accrued expenses......        --             233        --       (407)
    Deferred revenue...........        --              43        --      1,340
                                    ------       --------   --------  --------
      Net cash used in
       operating activities....       (233)        (3,784)    (1,618)   (6,877)
                                    ------       --------   --------  --------
Cash flows from investing
 activities:
  Acquisitions, net of cash
   acquired....................        --         (11,005)      (504)  (49,944)
  Purchases of property and
   equipment...................         (8)          (520)       (45)  (11,318)
  Purchase of equity
   investment..................        --          (2,781)    (2,636)      --
  Other assets.................        --             (77)       --       (354)
                                    ------       --------   --------  --------
      Net cash used in
       investing activities....         (8)       (14,383)    (3,185)  (61,616)
                                    ------       --------   --------  --------
Cash flows from financing
 activities:
  Repayment of debt............        --             (56)       --     (3,389)
  Proceeds from issuance of
   common stock................         30            186        180     1,525
  Proceeds from issuance of
   manditorily redeemable
   convertible preferred
   stock.......................      1,018         52,057     52,057   127,858
                                    ------       --------   --------  --------
      Net cash provided by
       financing activities....      1,048         52,187     52,237   125,994
                                    ------       --------   --------  --------
Effect of currency exchange
 rate changes on cash..........        --            (116)       --       (710)
                                    ------       --------   --------  --------
Net increase in cash and cash
 equivalents...................        807         33,904     47,434    56,791
Cash and cash equivalents,
 beginning of period...........        --             807        807    34,711
                                    ------       --------   --------  --------
Cash and cash equivalents, end
 of period.....................     $  807       $ 34,711   $ 48,241  $ 91,502
                                    ======       ========   ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              VIA NET.WORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (In thousands of U.S. Dollars, except share and per share data)

1. Organization and Summary of Significant Accounting Policies

 Organization and Nature of Operations

  VIA NET.WORKS, Inc. (the "Company" or "VIA") was founded on June 13, 1997 for the purpose of acquiring existing Internet services providers around the world. The focus of the Company is to be a leading, full-service global provider of Internet connectivity and services, including web hosting, e-commerce, Internet security and other services, primarily to the small and mid-sized business market. In 1997, the Company was considered a development stage enterprise, as it had no significant revenue from principal operations through December 31, 1997. In 1998, the Company acquired or invested in five companies, four of which have been consolidated in the accompanying consolidated financial statements. The Company is no longer considered a development stage enterprise. In 1999, the Company amended its Certificate of Incorporation to change the Company's name from V-I-A Internet, Inc. to VIA NET.WORKS, Inc.

 Risks and Uncertainties

  The Company has a limited operating history and its operations are subject to certain risks and uncertainties, including those associated with: the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; international business activities; suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results could differ from the recorded estimates.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries, as described in
Note 3. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50% owned affiliates over which the Company has the ability to exercise significant influence are accounted for under the equity method. Under the equity method of accounting, an investee's results of operations are not reflected within the Company's consolidated accounts; however, the Company's share of the earnings or losses of the investee is reflected in the caption "loss in unconsolidated affiliate" in the consolidated statements of operations. In applying the equity method to investments in voting preferred stock, the Company recognizes losses based on its share of ownership interest of the preferred stock once common equity of the investee has been fully depleted.

 Revenue Recognition

  Revenue from Internet connectivity and value-added Internet services is recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance. Revenue from consulting, training, installation and maintenance services is recognized as the services are provided. Revenue from hardware and third-party software sales is recognized upon delivery or installation of the respective products, depending on the terms of the arrangement, and when the fee is fixed or determinable and collectibility is considered probable.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

 Property and Equipment

  Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

 Goodwill

  The Company has recorded goodwill related to its acquisitions. Goodwill is amortized using the straight-line method over a five-year period.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of long-lived assets to be held and used, primarily property and equipment, and goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The carrying value of long-lived assets is considered impaired when the separately identifiable undiscounted cash flows from the asset is less than its carrying value. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. In the event that the carrying amount exceeds undiscounted cash flows, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using the anticipated cash flows discounted at a rate commensurate with the risk involved.

  Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets.

 Advertising Costs

  Costs related to advertising and promotion of service are charged to operating expense as incurred. Advertising expense was $5 and $975 for the period from June 13, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, respectively.

 Income Taxes

  The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)

realized. In conjunction with business acquisitions, the Company records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangibles before recognition of a benefit in the consolidated statements of operations.

 Stock-Based Compensation

  SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS No. 123 which requires pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied.

 Foreign Currency

  The functional currency for the Company's international subsidiaries is the applicable local currency. Accordingly, net assets are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders' deficit. At December 31, 1997 and 1998, the cumulative foreign currency translation adjustment was $0 and $434, respectively. Transaction gains or losses, including gains or losses on foreign currency denominated intercompany balances, are recorded in the consolidated statements of operations.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

 Loss Per Share

  Basic loss per share is computed using the weighted-average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted-average number of shares of common stock, adjusted for the dilutive effect of common stock, equivalent shares of common stock options and warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the treasury stock method. The following securities that were outstanding for each of the periods presented have been excluded from the computation of diluted loss per share, as their effect would be antidilutive:

                                                                            Convertible
                                       Stock                                 Preferred
                                      Options            Warrants              Stock
                                     ---------           --------           -----------
December 31, 1997                          --                --              1,025,000
December 31, 1998                    1,365,000           100,000            18,683,992
September 30, 1998 (unaudited)         905,000           100,000            18,683,992
September 30, 1999 (unaudited)       2,752,500           100,000            39,993,650

  Accordingly, there is no reconciliation between basic and diluted loss per share for each of the periods presented.

 Comprehensive Income

  The Company adopted SFAS No. 130, Reporting Comprehensive Income, in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive loss consists of net loss and foreign currency translation adjustments as presented in the consolidated statement of stockholders' deficit. The adoption of SFAS No. 130 had no impact on total stockholders' deficit or net loss.

 Segment Reporting

  The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach to reporting financial information about an enterprise's segments. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not effect the Company's results of operations or financial position.

 Recent Pronouncements

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SOP 98-5, Reporting on the Costs of Start-Up Activities, both of which are required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-1 and SOP 98-5 did not have a material effect on the Company's consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

 Interim Financial Information (Unaudited)

  Interim financial information for the nine months ended September 30, 1998 and 1999 included herein is unaudited. However, the Company believes the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

 Pro Forma Stockholder's Equity (Unaudited)

  The unaudited pro forma stockholders' equity presents the effect of the automatic conversion of all of the outstanding mandatorily redeemable convertible preferred stock into shares of common stock on a one-for-one

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)

basis upon the closing of an Initial Public Offering (IPO) (see Note 8). The conversion of the mandatorily redeemable convertible preferred stock has been reflected in the accompanying unaudited pro forma stockholders' equity as if it had occurred on September 30, 1999.

2. Investment in Affiliate

  In June 1998, the Company acquired a 36% interest in i-way Limited (i-way) an Internet services provider located in the United Kingdom. The Company purchased voting preferred stock for $2,781. The Company had the option to purchase the remaining 64% equity interest in i-way pursuant to certain conditions as set forth in the purchase agreement. Further, the i-way common shareholders had the option to require the Company to purchase a number of common shares that would increase its fully diluted equity interest to 50%. The option was to expire in December 2001.

  Subsequent to the date of the preferred stock investment and for the year ended December 31, 1998, and the nine months ended September 30, 1999, i-way incurred losses of $1,137 and $103 (unaudited), respectively. As discussed in
Note 1, because the common equity of i-way has been fully depleted, the Company has recognized the full amount of the investee's loss arising subsequent to the date of the investment. Additionally, the Company is amortizing goodwill at the date of the initial acquisition (June 1998), over a five-year period. The amortization is included in the Company's consolidated statements of operations in the amount of $62 for the year ended December 31, 1998.

  In June 1999, the Company negotiated the purchase of the remaining 64% equity interest in i-way for total consideration of $13,104, comprised of $10,473 in cash and 317,421 of the Company's common stock, valued at $8.25 per share. The transaction was consummated on August 5, 1999. On the date of acquisition the fair value of net assets acquired was $208. Goodwill of $14,174 was recognized on the acquisition.

3. Acquisitions of Certain Businesses

 1998 Acquisitions

  During 1998, the Company completed four acquisitions for cash and notes payable:

                                                                             Fair Value of
                                                      Aggregate Ownership --------------------
                                                      Purchase  Interest   Assets  Liabilities
   Business Acquired     Location   Acquisition Date    Price   Acquired  Acquired   Assumed
   -----------------     --------- ------------------ --------- --------- -------- -----------
VIA Net Works Argentina
 S.A.................... Argentina September 24, 1998  $ 4,456     51%     $  603    $2,108
Gesellschaft fur
 Telekommunikations und
 Netzwerkdienste mbH
 ("GTN")................ Germany   October 9, 1998     $10,652     51%     $1,402    $1,215
U-Net Ltd............... UK        October 29, 1998    $17,498    100%     $3,513    $3,670
Dialdata S.A. Internet
 Systems................ Brazil    December 29, 1998   $ 6,611     51%     $  938    $  155

  Each of the acquisitions was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of the acquired companies have been included in the Company's consolidated financial statements since the acquisition dates. The purchase price of the acquisitions was allocated to assets acquired, including intangible assets, and liabilities assumed, based on their respective fair values at the acquisition dates. Identifiable intangible assets as of the date of acquisition primarily consists of a customer base, employee workforce and the tradename. Because the Company's operating strategy following the acquisitions is intended to change the nature of the existing target market from residential subscribers to

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)

small to mid-sized businesses, the value of the acquired customer base was determined to not be significant. Due to the short histories of these acquired businesses, the Company has also determined that there is significant uncertainty regarding the future rate of employee retention following the acquisitions and accordingly has concluded that the value of the employee workforce would be nominal. The Company has likewise determined that the value of the tradenames acquired was not significant based on the intention to modify the branding of the acquired businesses following the acquisition. Accordingly, no portion of the purchase price has been allocated to other intangible assets and the excess purchase price over the tangible net assets acquired has been allocated to goodwill. The companies acquired are Internet services providers, offering services including Internet connectivity, web hosting, e-commerce, Internet security and other services, primarily small and mid-sized businesses. See Note 7 regarding disclosure of notes payable issued in connection with these acquisitions.

  The Company has the right to purchase the remaining 49% interest in VIA Net Works Argentina, GTN and Dialdata during certain contractual time periods ending March 24, 2002, October 9, 2002, and May 29, 2002, respectively. In connection with the Dialdata acquisition, assuming the Company does not exercise its option, the existing stockholders have the right to purchase all the shares held by VIA over a period of 90 days beginning on May 30, 2002. Pursuant to these purchase agreements, the Company entered into employment agreements with varying terms, with certain officers of the acquired companies.

  The following presents the unaudited pro forma results of operations of the Company for the years ended December 31, 1998 and 1997 as if the acquisitions had consummated on January 1, 1997. The unaudited pro forma results of operations include certain pro forma adjustments, including the amortization of goodwill relating to the acquisitions.

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                               (unaudited)
   Revenue................................................. $ 12,023  $ 16,692
   Net loss................................................ $ (5,970) $(10,751)
   Basic and diluted loss per share........................ $(198.61) $ (48.88)

  The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at January 1, 1997 or the results that may occur in the future.

 1999 Acquisitions

  Through September 30, 1999, the Company completed additional acquisitions for cash, promissory notes payable, and issuance of common stock:

                                                            Aggregate Ownership
           Business               Aquiree     Acquisition   Purchase  Interest
           Acquired              Location        Date         Price   Acquired
           --------             ----------- --------------- --------- ---------
bART Holding B.V..............  Netherlands March 25, 1999   $ 7,095    100%
MediaNet Ireland Ltd..........  Ireland     April 19, 1999   $ 1,696     60%
Ecce Terram GmbH..............  Germany     April 30, 1999   $   920    100%
Artinternet S.A...............  France      May 12, 1999     $ 1,723     51%
Esoterica-Novas Technologias    Portugal    May 13, 1999
 de Informacao S.A............                               $ 8,322    100%
Worldwide Web Services........  UK          May 27, 1999     $ 7,408    100%
Informationstechnik, Netzwerke  Germany     June 30, 1999
 und Systeme Vertriebs GmbH...                               $ 3,115    100%
Netlink Internet Services       UK          July 9, 1999
 Ltd..........................                               $12,354    100%
Service Net S.A...............  Argentina   July 30, 1999    $ 1,149    100%
Disbumad, S.L.................  Spain       August 26, 1999  $ 6,163     87%

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


  All companies were acquired directly by the Company or its wholly-owned subsidiaries, except for Informationstechnik, Netzwerke und Systeme Vertriebs GmbH ("INS") and Ecce Terram GmbH ("Ecce Terram"), which were acquired by GTN, a majority-owned subsidiary.

  Netlink was acquired for $9,068 in cash and 394,124 shares of the Company's common stock, valued at $8.25 per share. In conjunction with the acquisitions of Esoterica-Novas Technologias de Informacao S.A. ("Esoterica"), Worldwide Web Services ("WWS"), Ecce Terram, INS and Disbumad the Company entered into promissory notes with the selling shareholders for a portion of the the purchase price, as follows:

                                              Principal Amount     Maturity
                                              ---------------- -----------------
   WWS.......................................      $3,658           May 27, 2000
   Esoterica.................................      $  986           May 18, 2000
   INS.......................................      $1,188          June 30, 2000
   Ecce Terram...............................      $  585         April 30, 2001
   Disbumad..................................      $1,471      February 26, 2001

  The promissory notes are denominated and payable in the applicable local currency. All notes bear interest at 5% per annum. Upon maturity, certain of the promissory notes are payable at an amount equal to the greater of the principal and accrued interest or a valuation formula based on the revenues and earnings before interest, taxes, depreciation and amortization of the acquired business, as calculated at maturity. The Esoterica and WWS notes require the continued employment of certain of the selling shareholders to entitle the holders to receive the amount based on the valuation formula.

  The Esoterica and WWS promissory notes are payable in common stock or cash at the option of the holder. If the holder elects payment in common stock, the stock will be valued at fair value. Upon an IPO of the Company, payment of the promissory notes can be accelerated at the option of the Company or the holder in which case the common stock will be valued at the IPO price. Payment date for the notes may be extended for 6 months at the option of the holder. The Disbumad promissory notes are payable 50% in cash and 50% in common stock valued at fair value.

  The principal amount of these promissory notes has been included as a component of the initial purchase price. Upon payment of the Ecce Terram promissory note, any excess of the amount determined under the valuation formula over the principal amount will be recorded as additional purchase consideration at that time. Because the valuation formula of the WWS and Esoterica promissory notes is only applicable in the event that certain selling shareholders remain with as employees of the Company, any excess of the valuation formula over the principal amount will be recognized as a additional compensation expense.

  Also, in conjunction with the acquisition of INS, the Company agreed to make an additional payment to the selling shareholders based on the performance of INS for the 12 months following the date of acquisition. Any payments required under this agreement will be reflected as additional purchase consideration.

  In September 1999, the Company negotiated the early retirement of the WWS promissory note for $4,124, (inclusive of accrued interest) paid in 332,926 shares of common stock valued at $8.25 per share and $1,377 in cash. The Company recognized approximately $417 (unaudited) in compensation expense in the nine months ended September 30, 1999.

  In July 1999, the Company purchased the remaining 49% equity interest in VIA Net Works Argentina S.A. for $2,595, comprised of $1,357 in cash and 150,000 of the Company's common stock, valued at $8.25 per share.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


4. Property and Equipment

  Property and equipment consisted of the following:

                                                   December 31,
                                                   -------------  September 30,
                                                   1997   1998        1999
                                                   -------------  -------------
                                                                   (unaudited)
   Machinery and equipment........................ $   8 $ 3,305     $16,797
   Indefeasible rights of use.....................   --      --       11,500
   Furniture and fixture..........................   --    1,034       1,480
   Purchased software.............................   --      309         879
                                                   ----- -------     -------
                                                       8   4,648      30,656
   Accumulated depreciation and amortization......   --     (368)     (7,813)
                                                   ----- -------     -------
   Property and equipment, net.................... $   8 $ 4,280     $22,843
                                                   ===== =======     =======

  Total depreciation expense was $0, $368, and $2,490 (unaudited) in 1997, 1998, and for the nine months ended September 30, 1999, respectively. As of December 31, 1998, the Company held $1,558 of machinery and equipment under capital lease arrangements. The related accumulated amortization was $70.

  In June 1999 the Company entered into a series of agreements to purchase two indefeasible rights of use (IRU) on fiber-optic telecommunications systems spanning from New York to London and connecting the cities of London, Amsterdam and Dusseldorf, respectively. The purchase price for this capacity aggregated $11,500. Of this amount $6,407 was paid prior to September 30, 1999, $1,457 is required to be paid prior to December 31, 1999 and the remaining amount, plus accrued interest at 12%, is due in quarterly installments through June 2002. The cost excluding interest has been recorded as a component of property and equipment and will be amortized over the contractual life of the IRU, ranging from 20 to 25 years as a component of depreciation and amortization expense. In addition the Company is required to make quarterly payments for certain operations and maintenance services totaling $7,750 over the life of the agreements.

5. Goodwill

  Goodwill consisted of the following:

                                                    December 31,
                                                    ------------  September 30,
                                                    1997  1998        1999
                                                    ---- -------  -------------
                                                                   (unaudited)
   Goodwill........................................ $--  $30,784    $100,793
   Accumulated amortization........................  --     (936)     (9,258)
                                                    ---- -------    --------
     Total......................................... $--  $29,848    $ 91,535
                                                    ==== =======    ========

  Total goodwill amortization expense was $936 in 1998, and $8,145 (unaudited) in the nine months ended September 30, 1999.

6. Related Party Obligations

  At December 31, 1998, the Company had $2,245 due to certain of the former shareholders of Dialdata. The obligation was settled by a cash payment in January 1999.

  At December 31, 1998, the Company had $32 and $88 due to certain directors of U-Net and VIA Net Works Argentina, respectively, representing cash advances from the directors to the subsidiaries that were made prior to the acquisition.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


7. Short-Term Notes and Long-Term Debt

  Debt consisted of the following:

                                                                  December 31,
                                                                  ------------
                                                                  1997  1998
                                                                  ---- -------
   Acquisition debt for U-Net Ltd. at LIBOR+1% .................  $--  $ 8,280
   Acquisition obligation for Dialdata..........................   --    2,245
   Capital lease obligations at interest rates ranging from 7.8%
    to 8.0%.....................................................   --      980
   Advances from directors of subsidiaries......................   --      121
   Note payable at an interest rate of 6.5%.....................   --      121
                                                                  ---- -------
                                                                   --   11,747
   Less current portion.........................................   --  (11,182)
                                                                  ---- -------
   Long-term portion............................................  $--      565
                                                                  ==== =======

8. Mandatorily Redeemable Convertible Preferred Stock

  In 1997 and 1998, the Company issued 1,025,000 shares and 463,657 shares, respectively, of mandatorily redeemable convertible Series A preferred stock ("Series A") at $1.00 per share.

  In May 1998, the Company issued 15,795,335 shares of mandatorily redeemable convertible Series B-1 preferred stock ("Series B-1") and 1,400,000 shares of mandatorily redeemable convertible Series B-2 non-voting preferred stock ("Series B-2"), collectively ("Series B") at $3.00 per share.

  In April 1999, the Company issued 15,939,657 shares of Series C-1 mandatorily redeemable convertible preferred stock ("Series C-1") and 5,370,001 shares of mandatorily redeemable convertible Series C-2 non-voting preferred stock ("Series C-2"), collectively ("Series C") at $6.00 per share.

  The shares of Series A, Series B-1 and Series C-1 are convertible, at the option of the holder, into equivalent shares of common stock. The shares of Series B-2 and Series C-2 are convertible, at the option of the holder, into equivalent shares of non-voting common stock. Shares of Series B-2 and C-2 are convertible into shares of Series B-1 and Series C-1, respectively on a share-for-share basis at the option of the holder. The conversion ratios are subject to adjustment for antidilution provisions.

  In the event of liquidation, dissolution or winding up of the Company, the Series C holders will be entitled to a liquidation preference over payments to Series B holders, Series A holders and common stockholders equal to the investment price plus all declared but unpaid dividends. The holders of Series B will be entitled to be paid out of the assets prior and in preference to any payments to Series A and common stockholders. The holders of Series A will be entitled to be paid out of the assets prior and in preference to any payments to common stockholders. The preference payments would be in an amount per share equal to the investment price plus all declared but unpaid dividends. The holders of Series A and Series B-1 shares, voting as a single class, may elect four directors to serve on the Company's Board of Directors. The holders of Series C-1 shares, voting as a single class, may elect three directors to serve on the Company's Board of Directors.

  Holders of Series A, Series B and Series C shares participate on an as-converted basis in all dividends payable to the holders of common stock.

  Concurrent with the private placement of Series C, the Company amended and restated its Articles of Incorporation (the "Amendment"). The Amendment increased the total authorized shares of voting common

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)

stock of the Company to 57,000,000 shares, increased the total authorized shares of non-voting common stock of the Company to 7,500,000 shares, increased the total authorized shares of the preferred stock of the Company to 48,800,000 shares and modified the redemption rights of the preferred stock to require the Company to redeem for cash all outstanding shares of Series A, Series B, and Series C on May 31, 2008. In the event of redemption, each share of Series C must be redeemed for its investment price ($6) plus all accrued but unpaid dividends prior to any redemption of shares of Series A or Series B, after which each share of Series A and Series B must be redeemed for its investment price ($1 for each Series A share and $3 for each Series B share) plus all accrued but unpaid dividends.

  The Amendment also amended the automatic conversion feature of all outstanding preferred stock in the event of an IPO. Upon the closing of an IPO in which the IPO price per share is at least $12.00 per share, and the gross cash proceeds to the Company are at least $50,000, each share of the Series A, Series B-1, Series B-2, Series C-1 and Series C-2 preferred stock automatically converts into shares of voting or non-voting common stock, based upon the then effective conversion price, currently on a one-for-one basis.

  If issued, holders of non-voting common stock will not be entitled to vote except as required by law. Each share of non-voting common stock will be convertible into one share of common stock at the holder's option at any time, provided the holder is permitted by law to hold the share of common stock. In all other respects, the rights of the non-voting common stock will be the same as those of the common stock.

9. Stock Compensation and Retirement Plans

 Key Employee Equity Plan

  During 1998, the Company adopted the V-I-A Internet Inc. Key Employee Equity Plan (the "KEEP Plan"), an incentive plan. The KEEP Plan provides for the granting of stock purchase rights to key employees of the Company. Rights are granted with an exercise price as determined by the Company's Board of Directors. The stock purchase rights vest immediately and expire on dates specified by the Board of Directors. As of December 31, 1998 and September 30, 1999, the Company has reserved 400,000 and 800,000 (unaudited), respectively, common shares for issuance under the KEEP Plan.

 Stock Option Plan

  During 1998, the Company adopted the V-I-A Internet Inc. Stock Option and Restricted Stock Plan (the "Option Plan"). The Option Plan allows the Company to issue employees either incentive or non-qualified options, which options vest over such periods as may be determined by the Board of Directors. The vesting period is established in each grant award agreement agreed by the Board of Directors, generally two to four years. The options expire ten years after grant date. The Option Plan allows for grants, which would allow the grantees to exercise their options prior to vesting in exchange for restricted common stock or restricted stock units, however, no such grants have been made. Options are granted with an exercise price equal to the estimated fair value of the common stock at the date of grant as determined by the Company's Board of Directors. As of December 31, 1998 and September 30, 1999 the Company has reserved 1,600,000 and 9,200,000 (unaudited), respectively, common shares for issuance under the Option Plan.

 Warrants for Common Stock

  In April 1998, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $2.40, to a non-employee member of the Board of Directors. These warrants vest immediately and expire five years from the grant date. As of December 31, 1998 no warrants have been exercised.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


 Fair Value of Stock Options and Warrants

  For disclosure purposes under SFAS No. 123, the fair value of each stock option and warrant granted is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                  KEEP Plan Option Plan Warrants
                                                  --------- ----------- --------
   Expected life (in months).....................      2       48-60       60
   Risk-free interest rate.......................    4.5%        5.0%     5.0%
   Volatility....................................      0%          0%       0%
   Dividend yield................................      0%          0%       0%

  Utilizing these assumptions, the weighted-average fair value of the stock options and warrants granted in 1998 was $0.02, and $0.36, and $0.53 for the KEEP Plan, Option Plan, and warrants, respectively.

  Under the above model, the total value of stock options and warrants granted was approximately $440 in 1998, which would be amortized on a pro forma basis over the option-vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma results for the year ended December 31, 1998 would have been as follows:

                                                           As Reported Pro Forma
                                                           ----------- ---------
   Net loss...............................................   $(5,342)   $(5,403)
   Net loss per share.....................................   $(24.29)   $(24.56)

  Following is a summary of the Company's stock purchase right, stock option and warrant activity through September 30, 1999:

                             Number of Shares of Common
                                        Stock                          Weighted-
                             -----------------------------              Average
                               KEEP       ISO               Price Per  Exercise
                               Plan      Plan     Warrants    Share      Price
                             --------  ---------  -------- ----------- ---------
   Balance at December 31,
    1997...................       --         --       --   $       --    $ --
   Granted.................   365,000  1,080,000  100,000  $1.00-$2.40   $2.13
   Exercised...............       --         --       --           --      --
   Forfeited...............   (25,000)   (55,000)     --   $      2.40   $2.40
                             --------  ---------  -------
   Balance at December 31,
    1998...................   340,000  1,025,000  100,000  $1.00-$2.40   $2.11
                             --------  ---------  -------
   Granted (unaudited).....   272,000  1,707,500      --   $4.00-$8.25   $5.16
   Exercised (unaudited)...  (490,158)       --       --   $2.40-$4.00   $3.11
   Forfeited (unaudited)...  (101,842)       --       --   $2.40-$4.00   $2.94
                             --------  ---------  -------
   Balance at September 30,
    1999 (unaudited).......    20,000  2,732,500  100,000  $1.00-$8.25   $4.03
                             ========  =========  =======

  All stock purchase rights and options granted during 1998 were granted with exercise prices equal to the fair market value as determined by the Board of Directors. During the nine months ended September 30, 1999, the Company determined that the fair value of the underlying common stock exceeded the exercise price of certain stock purchase right and stock option grants by $1,816 (unaudited.) Such amount will be amortized over the vesting period. The Company recognized an expense of $483 (unaudited) in the nine months ended September 30, 1999.

  In October 1999, the Company granted 1,890,000 (unaudited) stock options, at an exercise price of $9.00 (unaudited) per share. None of these options have been exercised. In November 1999, the Company granted

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)

705,000 (unaudited) stock options, at an exercise price of $9.75 (unaudited) per share. None of these options have been exercised, through December 31, 1999.

  Also in November 1999, the Company granted 60,000 (unaudited) stock purchase rights, at an exercise price of $9.75 (unaudited) per share, none of which have been exercised. Of the 20,000 (unaudited) stock purchase rights outstanding at September 30, 1999, 15,000 (unaudited) have expired and 5,000 (unaudited) have been exercised, through December 31, 1999.

  The Company determined that the fair value of the underlying common stock related to the October and November 1999 stock option grants and stock purchase rights exceeded the exercise price of these grants by $12.7 million (unaudited). Such amount will be amortized over the vesting period.

10. Income Taxes

  The differences between the U.S. federal statutory tax rate and the Company's effective tax rate are as follows:

                                                     For the period
                                                          from        December
                                                     June 13, 1997  For the year
                                                     (Inception) to    ended
                                                      December 31,  December 31,
                                                          1997          1998
                                                     -------------- ------------
   Statutory U.S. federal income tax rate...........       34%           34%
   Minority interest................................      --              1
   Goodwill amortization............................      --             (5)
   State income taxes, net..........................      --              1
   Change in valuation allowance....................      (34)          (19)
   Loss on unconsolidated subsidiary................      --             (7)
   Other............................................      --             (2)
                                                                        ---
   Effective income tax rate........................        0%            3%
                                                          ===           ===

  The benefit from income taxes is summarized below:

                                                     For the period
                                                          from        December
                                                     June 13, 1997  For the year
                                                     (Inception) to    Ended
                                                      December 31,  December 31,
                                                          1997          1998
                                                     -------------- ------------
   Deferred income taxes:
     International..................................      $--          $(145)
     Federal........................................       --            --
     State..........................................       --            --
   Total deferred income taxes......................       --           (145)
                                                          ----         -----
   Total benefit from income taxes..................      $--          $(145)
                                                          ====         =====

  The components of loss before income taxes and minority interest are as follows:

                            For the period
                                 from        December
                            June 13, 1997  For the year
                            (Inception) to    ended
                             December 31,  December 31,
                                 1997          1998
                            -------------- ------------
   U.S operations..........     $(321)       $(4,107)
   Non-U.S. operations.....       --          (1,619)
                                -----        -------
   Loss before minority
    interest and income
    taxes..................     $(321)       $(5,726)
                                =====        =======

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


  Deferred tax assets and liabilities were comprised of the following:

                                                                   1997   1998
                                                                   ----  ------
   Deferred tax assets:
     NOL carryforward............................................. $117  $  539
     Start-up costs...............................................  --      523
     International subsidiaries...................................  --      145
                                                                   ----  ------
   Gross deferred tax assets......................................  117   1,207
                                                                   ----  ------
   Deferred tax liabilities:
     Unrealized foreign currency gain.............................  --      (48)
                                                                   ----  ------
   Gross deferred tax liabilities.................................  --      (48)
                                                                   ----  ------
   Net deferred tax asset......................................... $117  $1,159
                                                                   ----  ------
   Valuation allowance............................................ (117) (1,159)
                                                                   ----  ------
   Net deferred tax asset......................................... $--   $  --
                                                                   ====  ======

  The gross deferred tax assets have been reduced by a valuation allowance because it is currently more likely than not that such benefits will not be realized. The change in the valuation allowance was an increase of $1,042 in 1998, which is primarily related to additional losses from operations and start-up costs.

  At December 31, 1997 and 1998, the Company has a U.S. net operating loss carryforward of approximately $321 and $1,419, respectively, which may be used to offset future taxable income. This carryforward expires in 2018 and 2012, respectively. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur.

  At December 31, 1997, the Company did not have any net operating losses generated from foreign subsidiaries. At December 31, 1998, the Company has net operating losses generated from its foreign subsidiaries of approximately $406 of which $364 will begin to expire in 2003 and $42 which have an indefinite carryforward period.

11. Commitments and Contingencies

 Operating and Capital Lease Commitments

  The Company leases office space and equipment under noncancelable operating leases expiring on various dates through 2004. Rent expense for the year ended December 1998 and for the period from June 13, 1997 (inception) to December 31, 1997 was $178 and $0, respectively.

  The Company also leases telecommunications and other equipment under capital leases.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


  Future minimum lease payments under noncancelable operating leases and capital leases at December 31, 1998 are as follows:

                                                               Operating Capital
                                                               --------- -------
   Year Ending December 31,
     1999.....................................................  $  558    $ 556
     2000.....................................................     521      364
     2001.....................................................     485      145
     2002.....................................................     495        9
     2003.....................................................     378        8
     Thereafter...............................................     521        6
                                                                ------    -----
                                                                $2,958    1,088
                                                                ======    -----
   Less amount representing interest..........................             (108)
                                                                          -----
   Present value of future minimum lease payments.............            $ 980
                                                                          =====

 Contingencies

  From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the results of operations, cash flows or financial position of the Company.

12. Segment Reporting

  The Company offers Internet connectivity, web hosting, e-commerce, Internet security and related services to businesses and consumers in Europe and Latin America. Both segments generate Internet-related revenues from leased lines, dial-up Internet access, web hosting and design, consulting services, and hardware and software sales.

  Each of these geographic operating segments is considered a reportable segment, and the accounting policies of the operating segments are the same as those described in Note 1. The Company evaluates the performance of its segments based on revenue and earnings before interest, taxes, depreciation and amortization and non-cash compensation charges ("EBITDA"). The table below presents information about the reported revenue, EBITDA and assets of the Company's segments for the year ended December 31, 1998, and nine months ended September 30, 1998 and 1999 (unaudited). The Company had only the Corporate segment prior to 1998, since it had not yet acquired any operating companies.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


                                                             Latin
                                        Corporate  Europe   America   Total
                                        ---------  -------  -------  --------
The year ended December 31, 1998:
  Revenue.............................. $    --    $ 2,697  $   651  $  3,348
  EBITDA............................... $ (4,389)  $   (45)    (329) $ (4,763)
  Assets............................... $ 60,952   $ 7,666    4,407  $ 73,025
The nine months ended September 30,
 1998
  Revenue (unaudited).................. $    --    $   --   $   --   $    --
  EBITDA (unaudited)................... $ (2,864)  $   --   $   --   $ (2,864)
  Assets (unaudited)................... $ 50,992   $   --    $3,294  $ 54,286
The nine months ended September 30,
 1999
  Revenue (unaudited).................. $    --    $18,373  $ 3,988  $ 22,361
  EBITDA (unaudited)................... $ (5,664)  $(1,928) $  (902) $ (8,494)
  Assets (unaudited)................... $201,933   $14,177  $(1,015) $215,095

  Adjustments that are made to the total EBITDA in order to arrive at loss before income taxes and minority interest are as follows:

                                                               For the Nine
                                                               Months Ended
                                          For the year ended  September 30,
                                             December 31,    -----------------
                                                 1998         1998      1999
                                          ------------------ -------  --------
                                                               (unaudited)
   EBITDA...............................       $(4,763)      $(2,864) $ (8,494)
   Non-cash compensation................           --            --       (483)
   Depreciation and amortization........        (1,304)           (3)  (10,635)
                                               -------       -------  --------
   Loss from operations.................        (6,067)       (2,867)  (19,612)
   Other income and interest income,
    net.................................         1,540           962     2,591
   Loss in unconsolidated affiliate.....        (1,199)         (447)     (177)
                                               -------       -------  --------
   Loss before income taxes and minority
    interest............................       $(5,726)      $(2,352) $(17,198)
                                               =======       =======  ========

  For the year ended December 31, 1998 the Company recognized revenues from the United Kingdom, Germany and Argentina in the amounts of $1,203, $1,494 and $651, respectively.

13. Subsequent Events

 Acquisitions of Businesses in 1999

  Subsequent to September 30, 1999 the Company made two additional acquisitions in 1999:

                                                                     Ownership
            Business             Aquiree     Acquisition    Purchase Interest
            Acquired            Location         Date        Price   Acquired
            --------           ----------- ---------------- -------- ---------
   InfoAcces S.A. de C.V.
    (InfoAcces)...............      Mexico October 10, 1999 $35,000     100%
   Management and
    Communications S.A.
    (M&CNet).................. Switzerland October 11, 1999 $ 3,329      60%

  In October 1999, the Company acquired all of the outstanding common stock of InfoAcces, an Internet services provider located in Mexico City. The purchase consideration consisted of a $35.0 million initial cash payment and a maximum of $30.0 million of contingent earn-out payments based on a formula valuation through December 2000. In connection with the contingent consideration, the Company has placed $15.0 million in escrow.

                              VIA NET.WORKS, INC.

        (In thousands of U.S. Dollars, except share and per share data)


  Also, in October 1999, the Company acquired 60% of the outstanding shares of M&CNet an Internet services provider operating in Switzerland. The purchase price consisted of cash of $2.1 million payable over a 12 month period and a note in the amount of $1.2 million. Following twelve months from the closing of the transaction or under certain other circumstances, including an IPO, the Company has an option to acquire the remaining interest in M&CNet based on a valuation formula, payable in shares of the Company.

Acquisitions of Businesses in 2000 (unaudited)

  In January 2000, the Company acquired 57.5% of the outstanding shares of Net4You EDV Dienstleistungs und Handelges.m.b.H ("Net4You") an Internet services provider operating in Austria. The total purchase price was $2.8 million, including a note payable to the sellers in the amount of $210 due 12 months from the acquisition date. The Company has the right to purchase the remaining 42.5% interest in Net4You during a contractual time period ending January 4, 2003. Assuming the Company does not exercise its option, the existing stockholders have the right to purchase all the shares held by VIA over a period of 90 days, beginning on January 4, 2003.

  Also in January 2000 the Company acquired 100% of DNS Telecom SAS an Internet services provider operating in France. The total purchase price of $11.6 million consisted of cash of $8.8 million, a note payable in the amount of $986 and 112,500 shares of common stock valued at $16 per share. The note payable accrues interest at 5% per month and is payable July 7, 2001 at an amount equal to the greater of the principal amount and accrued interest or an amount determined based on a valuation formula.

  In addition, in January 2000 the Company entered into an agreement to acquire 100% of I.S.A.R Netzwerke Dienstleistungs GmbH, an Internet services provider operating in Germany. The total purchase price of $9.0 million is payable upon closing, to occur within five days of the Company's anticipated initial public offering. The sellers are entitled to receive additional consideration, not to exceed $3.7 million based on operating results for the year ended December 31, 2000. The additional consideration is payable in cash and common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of VIA Net Works Argentina S.A.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows expressed in Argentine pesos, present fairly, in all material respects, the financial position of VIA Net Works Argentina S.A. as of December 31, 1997 and September 24, 1998 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to September 24, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Argentina which are substantially similar to generally accepted auditing standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse & Co.

       Jorge C. Bacher (Partner)
By __________________________________

Buenos Aires, Argentina
July 30, 1999

                          VIA NET WORKS ARGENTINA S.A.

                                 BALANCE SHEETS

       (All amounts in thousands of AR$, except share and per share data)

                                                     December 31, September 24,
                                                         1997         1998
                                                     ------------ -------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................    $  19        $   28
  Accounts receivable, net of allowance of $38 and
   $11 at September 24, 1998 and December 31, 1997,
   respectively.....................................       33           189
  Prepaid expenses and other current assets.........       10            21
                                                        -----        ------
    Total current assets............................       62           238
Equipment and furniture, net........................      124           393
Intangibles and other assets........................        9            12
                                                        -----        ------
    Total assets....................................    $ 195        $  643
                                                        =====        ======
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................    $ 345        $  608
  Stockholder deposits..............................      380           380
  Accrued liabilities...............................      270           271
  Loans payable to stockholders.....................       16            88
  Short-term portion of capital lease obligations...      --             73
  Value Added Tax and other taxes...................       79           502
  Deferred revenues.................................       29            40
                                                        -----        ------
    Total current liabilities.......................    1,119         1,962
Commitments and contingencies
Long-term liabilities:
  Capital lease obligations, net of current
   portion..........................................      --            146
  Value added tax and other taxes...................      --             40
                                                        -----        ------
    Total liabilities...............................    1,119         2,148
                                                        -----        ------
Stockholders' deficit:
  Common stock (1,200 shares authorized, issued and
   outstanding at
   September 24, 1998 and December 31, 1997, with a
   par value of $0.01)..............................       12            12
  Accumulated deficit...............................     (936)       (1,517)
                                                        -----        ------
    Total stockholders' deficit.....................     (924)       (1,505)
                                                        -----        ------
    Total liabilities and stockholders' deficit.....    $ 195        $  643
                                                        =====        ======

   The accompanying notes are an integral part of these financial statements.

                          VIA NET WORKS ARGENTINA S.A.

                            STATEMENTS OF OPERATIONS

                       (All amounts in thousands of AR$)

                                                      For the    For the period
                                                     year ended   January 1 to
                                                    December 31, September 24,
                                                        1997          1998
                                                    ------------ --------------
Revenue............................................    $1,064        $1,394
Cost of revenue....................................       209           301
                                                       ------        ------
  Gross profit.....................................       855         1,093
Selling, general and administrative expenses.......     1,175         1,501
Depreciation and amortization......................        55           124
                                                       ------        ------
Loss from operations...............................      (375)         (532)
Interest expense...................................        26            49
                                                       ------        ------
Net loss...........................................    $ (401)       $ (581)
                                                       ======        ======



   The accompanying notes are an integral part of these financial statements.

                          VIA NET WORKS ARGENTINA S.A.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

       (All amounts in thousands of AR$ except share and per share data)

                                             Common Stock
                                             ------------- Accumulated
                                             Shares Amount   Deficit    Total
                                             ------ ------ ----------- -------
Balance at January 1, 1997.................. 1,200   $12     $  (535)  $  (523)
Net loss for the year.......................   --    --         (401)     (401)
                                             -----   ---     -------   -------
Balance at December 31, 1997................ 1,200    12        (936)     (924)
Net loss for the period.....................   --    --         (581)     (581)
                                             -----   ---     -------   -------
Balance at September 24, 1998............... 1,200   $12     $(1,517)  $(1,505)
                                             =====   ===     =======   =======



   The accompanying notes are an integral part of these financial statements.

                          VIA NET WORKS ARGENTINA S.A.

                            STATEMENTS OF CASH FLOW

                       (All amounts in thousands of AR$)

                                                               For the period
                                          For the year ended January 1, 1998 to
                                          December 31, 1997  September 24, 1998
                                          ------------------ ------------------
Cash flows from operating activities:
Net loss................................        $(401)             $(581)
Adjustments to reconcile net loss to net
 cash provided by operating activities:
  Depreciation..........................           55                124
  Allowance for doubtful accounts.......           11                 27
  Changes in operating assets and
   liabilities:
    Accounts receivable.................          (44)              (183)
    Prepaid expenses and other current
     assets.............................            2                (11)
    Intangibles and other assets........            3                 (3)
    Accounts payable....................          265                263
    Accrued liabilities.................          200                  1
    Deferred revenue....................          (37)                11
    Value Added Tax and other taxes.....           71                463
                                                -----              -----
      Net cash provided by operating
       activities.......................          125                111
                                                -----              -----
Cash flows from investing activities:
  Acquisition of equipment and
   furniture............................         (113)              (117)
                                                -----              -----
      Net cash used in investing
       activities.......................         (113)              (117)
                                                -----              -----
Cash flows from financing activities:
  Payments of capital lease
   obligations..........................          --                 (57)
  Proceeds from loans payable to
   stockholders.........................          --                  72
                                                -----              -----
      Net cash provided by financing
       activities.......................          --                  15
                                                -----              -----
Net increase in cash and cash
 equivalents............................           12                  9
Cash and cash equivalents, beginning of
 period.................................            7                 19
                                                -----              -----
Cash and cash equivalents, end of
 period.................................        $  19              $  28
                                                =====              =====
Supplemental disclosure of cash flow
 information:
  Acquisition of equipment under capital
   leases...............................        $  --              $ 276
                                                =====              =====
  Cash paid for interest................        $   9              $  10
                                                =====              =====

   The accompanying notes are an integral part of these financial statements.

                          VIA NET WORKS ARGENTINA S.A.

                         NOTES TO FINANCIAL STATEMENTS

       (All amounts in thousands of AR$ except share and per share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  VIA Net Works Argentina S.A. ("the Company") was formed on September 22, 1995, to operate as an Internet Services Provider (ISP) in the city of Buenos Aires. Operations commenced in 1996. On September 24, 1998, 51% of the common stock shares were acquired by VIA NET.WORKS, Inc. for total consideration of AR$3,926. On July 27, 1999, VIA NET.WORKS, Inc. acquired the remaining 49% of the Company for total consideration of AR$2,594.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principles (GAAP) in the country of Argentina. These financial statements have been prepared in accordance with GAAP in the United States for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998 (the date that the Company was acquired by VIA NET.WORKS, Inc.).

  Amounts in these financial statements are presented in Argentine pesos (AR$) unless otherwise indicated. Since inception of the Company, the exchange rate with the U.S. dollar has been AR$1 = US$1.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located primarily in the city of Buenos Aires. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                          VIA NET WORKS ARGENTINA S.A.

       (All amounts in thousands of AR$ except share and per share data)


  Revenues in the period ended December 31, 1997 and the year ended September 24, 1998 and receivables at December 31, 1997 and September 24, 1998 were concentrated principally with four customers as follows (amounts represent percentage of revenue and accounts receivable, respectively):

                                   Revenues              Accounts Receivable
                          --------------------------- --------------------------
                                       For the period
                          For the year from January 1
                             ended           to
                          December 31, September 24,  December 31, September 24,
Company                       1997          1998          1997         1998
-------                   ------------ -------------- ------------ -------------
A........................     -- %         18.25%          -- %        16.80%
B........................     -- %           -- %          -- %        16.10%
C........................     -- %           -- %        55.40%        10.00%
D........................     -- %           -- %        24.20%          -- %

 Equipment and Furniture

  Equipment and furniture are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to ten years. Communication and computer equipment is depreciated over 3 years and furniture and fixtures over 10 years. Cost includes major expenditures for improvements and replacements which extend the useful life or increase capacity of the asset. Expenditures for maintenance and repairs are expensed as incurred.

  Costs for internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

  Management estimates that there is no impairment of assets.

 Advertising Expense

  Costs related to advertising and promotion of services is charged to sales and marketing expense as incurred. Advertising expense for all periods presented is immaterial.

 Dismissal Indemnities

  Dismissal indemnities, required in the event of involuntary termination and payable in accordance with Argentine law, are expensed when employees are terminated.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and

                          VIA NET WORKS ARGENTINA S.A.

       (All amounts in thousands of AR$ except share and per share data)

liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and collected in advance.

  Revenue from consulting services is recognized as the services are provided. Revenue from hardware and third-party software sales is recognized upon shipment of the respective products. Through December 31, 1998, such sales have been immaterial.

 Costs of Revenues

  Costs of access revenues consists of telecommunication expenses inherent in the network infrastructure.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Athough management believes that alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Comprehensive Income

  The Company has adopted the accounting treatment prescribed by SFAS No. 130, "Comprehensive Income". FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. The adoption of this statement has not impacted the Company's financial statements as a result of the Company not having any comprehensive income other than net loss during the periods presented.

 Segment Reporting

  The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position. The Company operates in one segment, all within the city of Buenos Aires and its metropolitan area in Argentina.

 Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are

                          VIA NET WORKS ARGENTINA S.A.

       (All amounts in thousands of AR$ except share and per share data)

required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

NOTE 2: EQUIPMENT AND FURNITURE

  Equipment and furniture is comprised of the following:

                                                      December 31, September 24,
                                                          1997         1998
                                                      ------------ -------------
   Communication and computer equipment..............     $140         $ 529
   Furniture and fixtures............................       64            68
                                                          ----         -----
                                                           204           597
   Accumulated depreciation..........................      (80)         (204)
                                                          ----         -----
                                                          $124         $ 393
                                                          ====         =====

  Depreciation expense for the period ended December 31, 1997 and year ended September 24, 1998 was $55 and $124, respectively.

  The cost of communication and computer equipment at September 24, 1998 includes approximately $276 in equipment under capital leases. Depreciation during the period then ended was approximately $55.

NOTE 3: ACCRUED LIABILITIES

  Accrued liabilities is comprised of the following:

                                                      December 31, September 24,
                                                          1997         1998
                                                      ------------ -------------
   Salaries payable and vacation accrual.............     $ 54         $ 93
   Social security charges...........................      181           89
   Directors' fees and bonus.........................      --            20
   Accrual for legal and other expenses..............       35           69
                                                          ----         ----
                                                          $270         $271
                                                          ====         ====

                          VIA NET WORKS ARGENTINA S.A.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
       (All amounts in thousands of AR$ except share and per share data)

NOTE 4: LONG-TERM LIABILITIES

  At September 24, 1998 long-term liabilities consist of the following:

   Communication and computer equipment capital lease obligations, bearing interest at 8% per annum, with monthly payments through
    2001, and a purchase option equivalent to two months rent, secured by leased assets.................................................... $ 219
   Value Added Tax and other taxes covered by long-term payment plan, bearing interest at 15% per annum, with monthly payments through
    2000................................................................    76
                                                                         -----
                                                                           295
   Less: current portion................................................  (109)
                                                                         -----
                                                                         $ 186
                                                                         =====

  The above obligations are payable as follows:

   Period ending December 31,
   1998................................................................... $ 26
   1999...................................................................  110
   2000...................................................................   97
   2001...................................................................   57
   2002...................................................................    5
                                                                           ----
                                                                           $295
                                                                           ====

NOTE 5: COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases office space under operating leases which expire in May 2000 and provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense for the period ended December 31, 1997 and the year ended September 24, 1998 was $53 and $50, respectively. Future minimum lease payments are as follows:

   Period ending December 31,
   1998................................................................... $ 17
   1999...................................................................   68
   2000...................................................................   29
                                                                           ----
                                                                           $114
                                                                           ====

 Contingencies

  From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the results of operations, cash flows or financial position of the Company.

NOTE 6:  STOCKHOLDERS' EQUITY

  At December 31, 1997 and at September 24, 1998, there were 1,200 Class A ordinary common stock shares, of $10 par value each, authorized, issued and outstanding.

                          VIA NET WORKS ARGENTINA S.A.

       (All amounts in thousands of AR$ except share and per share data)


  In a Stockholders' meeting held on September 24, 1998, a capital increase was approved for an amount of $3,926 in connection with the VIA Net.Works, Inc. purchase of a 51% interest in the Company. The related capital contribution was made subsequent to September 24, 1998 in exchange for newly issued preferred stock to VIA NET.WORKS, Inc.. After this increase, outstanding shares were as follows:

    Class A common shares 1,110 of $0.01 par value each.

    Class B preferred shares 1,155 of $0.01 par value each.

  Preferred shares grant special rights upon liquidation for an amount equivalent to the $3,926 paid by VIA NET.WORKS, Inc. Additionally, the preferred shares have voting rights equivalent to the common stock.

  Argentine law requires that 5% of a company's annual net income be transferred to a legal reserve within stockholders' equity, until such reserve reaches an amount equivalent to 20% of the Company's capital stock. This requirement is effectively a restriction on the Company's ability to distribute a portion of future earnings.

NOTE 7: INCOME TAXES

  The provision for income taxes is as follows:

                                                    For the year  For the period
                                                        ended      January 1 to
                                                     December 31, September 24,
                                                        1997           1998
                                                    ------------- --------------
   Income tax benefit..............................     $ 90           $ 92
   Valuation allowance.............................      (90)           (92)
                                                        ----           ----
                                                        $ --           $ --
                                                        ====           ====

  The provisions for income taxes for the period ended December 31, 1997 and the year ended September 24, 1998 differ from amounts computed at the statutory rate as follows:

                                                    December 31, September 24,
                                                        1997         1998
                                                    ------------ -------------
   Income tax benefit at national statutory rate...     $132         $192
   Permanent differences:
     --Non deductible travel expenses..............       (2)         (32)
     --Forgiveness of receivables from directors...      --           (62)
     --Directors' fees.............................      (40)          (6)
                                                        ----         ----
   Income tax benefit..............................     $ 90         $ 92
                                                        ====         ====

  Deferred tax assets consist of the following:

                                                      December 31, September 24,
                                                          1997         1998
                                                      ------------ -------------
   Deferred tax assets:
     Net operating loss carryforwards................    $ 134         $ 299
     Deferred expenses...............................       50            38
     Allowance for doubtful accounts.................        4            12
     Accrual and reserves............................       17            10
     Software development costs......................       62           --
                                                         -----         -----
   Net deferred tax assets...........................      267           359
   Valuation allowance...............................     (267)         (359)
                                                         -----         -----
                                                         $ --          $ --
                                                         =====         =====

                          VIA NET WORKS ARGENTINA S.A.

       (All amounts in thousands of AR$ except share and per share data)


  The Company has established a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. These net operating loss carryforwards expire at various future dates through 2003. While the need for the valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefit of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense. No cash was paid for income taxes in the year ended December 31, 1997 or the period ended September 24, 1998.

  The Company's net operating loss carry-forwards as of September 24, 1998 expire as follows:

                                                                          Amount
                              Expiration date                             ------
   December 31, 2001.....................................................  $321
   December 31, 2002.....................................................    85
   December 31, 2003.....................................................   500
                                                                           ----
                                                                           $906
                                                                           ====

  The net operating loss carry-forward of $500 to expire in 2003 results from the estimated tax loss for the period ended September 24, 1998, which will be included in the annual income tax return for 1998.

NOTE 8: RELATED PARTY TRANSACTIONS

  During 1996 and 1998, the Company borrowed $16 and $72, respectively, from its stockholders. At December 31, 1997 and September 24, 1998, the aggregate outstanding principal balance was $16 and $88, respectively. The loans bear interest at 4% per annum and have no specified maturity dates. The Company repaid the loans in 1999.

  In connection with the investment by a VIA NET.WORKS, Inc., it was agreed that the Company would forgive certain amounts receivable from officers/stockholders, aggregating approximately $190 related to advances on future director fees. Such amount is included in operating expenses for the period ended September 24, 1998 in the accompanying Statement of Operations.

  At December 31, 1997 and September 24, 1998, the Company held stockholders' deposits for future capital stock increases in the amount of $380. Stockholders' deposits for future capital increases represent cash deposits in anticipation of future conversion into capital stock. The deposits are considered to represent stockholders' equity under accounting principles generally accepted in Argentina. Such deposits are intended to be converted into capital through the issuance of shares of stock, although the law does not require such a conversion. Also, until such time, if any, that deposits are converted into capital, the law does not preclude the stockholder from obtaining a repayment of the deposit. Therefore, stockholders' deposits aggregating $380 are presented as current liabilities in the accompanying balance sheet in accordance with accounting principles generally accepted in the United States.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of GTN Gesellschaft fur Telekommunikations-und Netzwerkdienste mbH

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity, and cash flows expressed in Deutschmarks present fairly, in all material respects, the financial position of GTN Gesellschaft fur Telekommunikations- und Netzwerkdienste mbH ("GTN") as of December 31, 1997 and October 9, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to October 9, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Germany which are substantially similar to generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers GmbH
Wirtschaftsprufungsgesellschaft

I. TrauerA. Jacobs

Dusseldorf, Germany
November 19, 1999

                                      GTN

                                 BALANCE SHEETS

               (All amounts in thousands of DM except share data)

                                                        December 31, October 9,
                                                            1997        1998
                                                        ------------ ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................   DM  126     DM  110
  Accounts receivable, net of allowance of DM 70 and DM
   97 at December 31, 1997 and October 9, 1998,
   respectively........................................       989       1,328
  Accounts receivable stockholders.....................        27          96
  Income taxes.........................................       109          92
  Other accounts receivable and current assets.........         2         --
  Inventory............................................        55         --
                                                          -------     -------
    Total current assets...............................     1,308       1,626
Property and equipment, net............................       382         655
Other assets...........................................        10          14
                                                          -------     -------
    Total assets.......................................   DM1,700     DM2,295
                                                          -------     -------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................   DM  582     DM1,227
  Accrued liabilities..................................       145         139
  Notes payable........................................        67         274
  Value added taxes and other taxes....................       177          69
  Other current liabilities............................        85          50
                                                          -------     -------
   Total current liabilities...........................     1,056       1,759
Deferred taxes.........................................       281         230
                                                          -------     -------
   Total liabilities...................................     1,337       1,989
                                                          -------     -------
Commitments
Stockholders' equity:
  Common stock, par value DM 51; 12 shares authorized,
   issued and outstanding..............................        51          51
  Retained earnings....................................       312         255
                                                          -------     -------
    Total stockholders' equity.........................       363         306
                                                          -------     -------
    Total liabilities and stockholders' equity.........   DM1,700     DM2,295
                                                          =======     =======

   The accompanying notes are an integral part of these financial statement.

                                      GTN

                            STATEMENTS OF OPERATIONS

                        (All amounts in thousands of DM)

                                                      For the    For the period
                                                     year ended  January 1, 1998
                                                    December 31,  to October 9,
                                                        1997          1998
                                                    ------------ ---------------
Revenue............................................   DM8,014        DM7,046
Cost of revenue....................................     5,022          4,816
                                                      -------        -------
  Gross profit.....................................     2,992          2,230
                                                      -------        -------
Selling, general and administrative costs..........     2,111          2,214
Depreciation and amortization......................       337            128
                                                      -------        -------
Income (loss) from operations......................       544           (112)
Interest expense...................................        15              2
Other (income) expense.............................         9             (5)
                                                      -------        -------
Income (loss) before income taxes..................       520           (109)
Income tax (benefit) expense.......................       259            (52)
                                                      -------        -------
Net income (loss)..................................   DM  261        DM  (57)
                                                      =======        =======


   The accompanying notes are an integral part of these financial statement.

                                      GTN

                       STATEMENT OF STOCKHOLDERS' EQUITY

               (All amounts in thousands of DM except share data)

                                            Common Stock               Total
                                            ------------- Retained Stockholders'
                                            Shares Amount Earnings    Equity
                                            ------ ------ -------- -------------
Balance at December 31, 1996...............    6    DM51   DM214       DM265
Net income.................................  --      --      261         261
Dividends..................................  --      --     (163)       (163)
                                             ---    ----   -----       -----
Balance at December 31, 1997...............   12      51     312         363
Net loss...................................  --      --      (57)        (57)
                                             ---    ----   -----       -----
Balance at October 9, 1998.................   12    DM51   DM255       DM306
                                             ===    ====   =====       =====



   The accompanying notes are an integral part of these financial statement.

                                      GTN

                            STATEMENTS OF CASH FLOWS

                        (All amounts in thousands of DM)

                                                   For the year For the period
                                                      ended     January 1, 1998
                                                   December 31,  to October 9,
                                                       1997          1998
                                                   ------------ ---------------
Cash flows from operating activities:
 Net income (loss)................................    DM 261        DM (57)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization...................       334           125
  Provision for doubtful accounts.................        40            27
  Deferred taxes..................................       234           (51)
  Changes in operating assets and liabilities:
   Accounts receivable............................       127          (366)
   Inventory......................................       (23)           55
   Other accounts receivable and current assets...      (133)          (50)
   Other assets...................................       (10)           (4)
   Accounts payable...............................      (203)          645
   Accrued liabilities............................       (55)           (6)
   Value Added Tax and other taxes................       108          (108)
   Other current liabilities......................         6           (35)
                                                      ------        ------
    Net cash provided by operating activities.....       686           175
                                                      ------        ------
Cash flows from investing activities:
  Purchases of furniture and equipment............      (269)         (398)
                                                      ------        ------
    Net cash used in investing activities.........      (269)         (398)
                                                      ------        ------
Cash flows from financing activities:
  Proceeds from (repayment of) short-term debt....      (130)          207
  Dividends paid..................................      (163)          --
                                                      ------        ------
    Net cash (used in) provided by financing
     activities...................................      (293)          207
    Net increase (decrease) in cash and cash
     equivalents..................................       124           (16)
                                                      ------        ------
Cash and cash equivalents, beginning of period....         2           126
                                                      ------        ------
Cash and cash equivalents, end of period..........    DM 126        DM 110
                                                      ======        ======

   The accompanying notes are an integral part of these financial statement.

                                      GTN

                         NOTES TO FINANCIAL STATEMENTS

               (All amounts in thousands of DM except share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  GTN (also referred to as the "Company") was formed on April 2, 1993 to operate as an Internet Services Provider (ISP) in the city of Kaarst, Germany. On October 9, 1998, 51% of the common stock was acquired by VIA NET.WORKS, Inc. for total consideration of DM 16,533.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principals (GAAP) in the country of Germany. These financial statements have been prepared in accordance with GAAP in the United States of America for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998 (the date that the Company was acquired by VIA NET.WORKS, Inc.)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt approximate their fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in Germany. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Inventory

  Inventory as of December 31, 1997 includes DM 55 of finished goods and is stated at the lower of cost or market, cost being determined by the specific identification method.

                                      GTN

               (All amounts in thousands of DM except share data)


 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. Expenditures for maintenance and repairs are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Internet services are recognized as the services are provided. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and third-party software sales is recognized upon shipment of the respective products through October 9, 1998, such sales have been immaterial. Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

 Costs of Revenues

  Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's network infrastructure, product costs, and contractor fees for operation and support services.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Comprehensive Income

  The Company adopted SFAS No. 130, "Comprehensive Income" in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. The adoption of this

                                      GTN

               (All amounts in thousands of DM except share data)

statement had no impact on the Company's financial statements as a result of the Company not having any comprehensive income other than net income and loss during the periods presented.

 Segment Reporting

  The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company operates in one segment, all within the country of Germany.

 Recent Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                         December 31, October 9,
                                                             1997        1998
                                                         ------------ ----------
Furniture and equipment.................................    DM 866     DM1,264
Accumulated depreciation and amortization...............    DM(484)    DM (609)
                                                            ------     -------
                                                            DM 382     DM  655
                                                            ======     =======

                                      GTN

               (All amounts in thousands of DM except share data)


NOTE 3: BORROWINGS

 Lines of Credit

  At October 9, 1998, the Company had a DM 200 line of credit with Commerzbank Monchengladbach, Germany. Under the line agreement, borrowings are secured by personal guarantees of the shareholders, assignment of accounts receivable, a subordination agreement by all shareholders and a pledge of security accounts owned by shareholders. The line of credit expired March 31, 1999 and charged interest at a rate of 7.5% per annum. Under the line of credit, the Company was restricted from paying dividends as long as the equity ratio was less than 20% and the ratio of fixed assets to equity was less than 100%. Dividends may be paid if they are immediately deposited as shareholders' loans. At October 9, 1998, there was no outstanding principal or interest.

  At October 9, 1998, the Company had DM 274 outstanding under a line of credit with Raiffeisenbank Kaarst/Germany. The line of credit which has been agreed in writing provides for borrowings of up to DM 160, which are secured by personal guarantees of shareholders and pledge of security accounts owned by shareholders. The line of credit originally expired in 1997 but is revolving and charges interest at a rate of 7.75% per annum. Borrowings in excess of DM 160 are overdraft facilities granted without written contract.

  At December 31, 1997 the Company had DM 67 outstanding under the above mentioned line of credit.

NOTE 4: COMMITMENTS

 Leases

  The Company leases office space and equipment under noncancelable operating leases with various expiration dates through May 2003. Rent expense for the year ended December 31, 1997 and period ended October 9, 1998 was DM 232 and DM 243, respectively. The terms of the facility lease provide for rental payments increased at 2.5% per year. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. Future minimum lease payments under noncancelable operating leases, including lease commitments entered into subsequent to October 9, 1998 as follows:

   Period Ended
   December 31
   1998................................................................. DM   99
   1999.................................................................     393
   2000.................................................................     385
   2001.................................................................     359
   2002.................................................................     364
   Thereafter...........................................................     153
                                                                         -------
   Total................................................................ DM1,753
                                                                         =======

                                      GTN

                         NOTES TO FINANCIAL STATEMENTS

               (All amounts in thousands of DM except share data)


NOTE 5: INCOME TAXES

  The (benefit from) provision for income taxes is as follows:

                              For the year For the period from
                                 ended     January 1, 1998 to
                              December 31,     October 9,
                                  1997            1998
                              ------------ -------------------
   Current:
     German corporation tax
      (federal)..............    DM 17            DM 24
     German trade tax on
      income (municipal).....        8              (25)
                                 -----            -----
                                    25               (1)
                                 -----            -----
   Deferred:
     German corporation tax
      (federal)..............      145              (31)
     German trade tax on
      income (municipal).....       89              (20)
                                 -----            -----
                                   234              (51)
                                 -----            -----
   (Benefit from) provision
    for income taxes.........    DM259            DM(52)
                                 =====            =====

  The provision for income taxes differs from amounts computed at the statutory rate as follows:

                                                         December 31, October 9,
                                                             1997        1998
                                                         ------------ ----------
   Federal statutory rate...............................     48.3%       48.3%
   Other................................................      1.5        (0.6)
                                                             ----        ----
   Effective Income tax rate............................     49.8%       47.7%
                                                             ====        ====

  Deferred tax assets (liabilities) consist of the following:

                                                         December 31, October 9,
                                                             1997        1998
                                                         ------------ ----------
   Deferred tax assets:
     Net operating loss carry forwards..................    DM--        DM 86
                                                            -----       -----
   Deferred tax liabilities:
     Depreciation and other.............................      281         316
                                                            -----       -----
   Net deferred tax liability...........................    DM281       DM230
                                                            =====       =====

  In the year ended December 31, 1997 and for the period ended October 9, 1998 the Company received DM 34 and paid DM 134 in income tax, respectively.

NOTE 6: RELATED PARTY TRANSACTIONS

                                                         December 31, October 9,
                                                             1997        1998
                                                         ------------ ----------
   Accounts receivable stockholders.....................     DM27        DM96

  The receivables concern cost of the information document prepared by Regent Associates which have to be born by stockholders. The preparation of the information document was commissioned by the stockholders of GTN to facilitate selling their financial interest in the Company. The amounts due have been advanced by GTN.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of V-I-A Internet, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operation of cash flows present fairly, in all material respects, the financial position of U-Net Limited as of July 31, 1997 and 1998 and the period ended October 29, 1998, and the results of its operations and changes in retained earnings and its cash flows for the years ended July 31, 1997 and 1998 and the period from August 1, 1998 to October 29, 1998, in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Manchester, United Kingdom
July 14, 1999

                                 U-NET LIMITED

                                 BALANCE SHEETS

                (All amounts in thousands GBP except share data)

                                            July 31,
                                   ----------------------------   October 29,
                                       1997           1998           1998
                                   -------------  -------------  -------------
              ASSETS
Current assets:
  Cash and cash equivalents....... (Pounds)  140  (Pounds)  355  (Pounds)  290
  Accounts receivable, net of
   allowance of (Pounds)18,
   (Pounds)35 and (Pounds)65,
   respectively...................            98            104            101
  Prepaid expenses and other
   current assets.................            82            172            170
                                   -------------  -------------  -------------
    Total current assets..........           320            631            561
Property and equipment, net.......           836          1,455          1,535
                                   -------------  -------------  -------------
    Total assets.................. (Pounds)1,156  (Pounds)2,086  (Pounds)2,096
                                   =============  =============  =============
  LIABILITIES AND STOCKHOLDERS'
              DEFICIT
Current Liabilities:
  Accounts payable................ (Pounds)  183  (Pounds)  468  (Pounds)  478
  Accrued liabilities.............            27             18             38
  Deferred revenue................           457            903          1,005
  Value Added Tax and other
   taxes..........................            81             75             92
  Current portion of capital lease
   obligations....................            87            242            244
  Short-term debt.................            29             29             29
                                   -------------  -------------  -------------
    Total current liabilities.....           864          1,735          1,886
Long-term debt....................           130             76             68
Deferred taxes....................            15             20              2
Capital lease obligations, net of
 current portion..................           164            274            235
                                   -------------  -------------  -------------
    Total liabilities.............         1,173          2,105          2,191
                                   =============  =============  =============
Commitments
Stockholders' deficit:
  Common stock, par value
   (Pounds)0.01, 500,000 shares
   authorized, issued and
   outstanding, respectively......             5              5              5
  Accumulated deficit.............           (22)           (24)          (100)
                                   -------------  -------------  -------------
    Total stockholders' deficit...           (17)           (19)           (95)
                                   -------------  -------------  -------------
    Total liabilities and
     stockholders deficit......... (Pounds)1,156  (Pounds)2,086  (Pounds)2,096
                                   =============  =============  =============

                                 U-NET LIMITED

                            STATEMENTS OF OPERATIONS

                       (All amounts in thousands of GBP)

                                                                For the period
                                                                  August 1,
                                  For the year   For the year      1998 to
                                      ended          ended       October 29,
                                  July 31, 1997  July 31, 1998       1998
                                  -------------  -------------  --------------
Revenue.......................... (Pounds)1,744  (Pounds)2,997   (Pounds)932
Cost of revenue..................           715          1,245           405
                                  -------------  -------------   -----------
  Gross profit...................         1,029          1,752           527
Selling, general and
 administrative..................           890          1,290           476
Depreciation and amortization....           195            376           130
                                  -------------  -------------   -----------
(Loss) income from operations....           (56)            86           (79)
Interest expense.................            28             83            15
                                  -------------  -------------   -----------
(Loss) income from operations
 before income taxes.............           (84)             3           (94)
Income (benefit) tax provision...            (7)             5           (18)
                                  -------------  -------------   -----------
Net loss......................... (Pounds)  (77) (Pounds)   (2)  (Pounds)(76)
                                  =============  =============   ===========



   The accompanying notes are an integral part of these financial statements.

                                 U-NET LIMITED

                       STATEMENT OF STOCKHOLDERS' DEFICIT

              (All amounts in thousands of GBP except share data)

                                 Common Stock    Retained Earnings
                               -----------------   (Accumulated
                               Shares   Amount       Deficit)         Total
                               ------- --------- ----------------- -----------
Balance at August 1, 1996..... 500,000 (Pounds)5   (Pounds)  55    (Pounds) 60
Net loss......................     --        --             (77)           (77)
                               ------- ---------   ------------    -----------
Balance at July 31, 1997...... 500,000         5            (22)           (17)
Net loss......................     --        --              (2)            (2)
                               ------- ---------   ------------    -----------
Balance at July 31, 1998...... 500,000         5            (24)           (19)
Net loss......................     --        --             (76)           (76)
                               ------- ---------   ------------    -----------
Balance at October 29, 1998... 500,000 (Pounds)5   (Pounds)(100)   (Pounds)(95)
                               ======= =========   ============    ===========

                                 U-NET LIMITED

                            STATEMENTS OF CASH FLOWS

                       (All amounts in thousands of GBP)

                                                                 For the period
                                                                   August 1,
                                    For the year   For the year     1998 to
                                   ended July 31, ended July 31,  October 29,
                                        1997           1998           1998
                                   -------------- -------------- --------------
Cash flows from operating
 activities:
  Net loss........................  (Pounds)(77)   (Pounds) (2)   (Pounds)(76)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
  Depreciation....................          195            376            130
  Provision for doubtful
   accounts.......................           16             17             30
  Deferred taxes..................           (4)             5            (18)
  Changes in operating assets and
   liabilities:
    Accounts receivable...........          (40)           (23)           (27)
    Prepaid expenses and other
     current assets...............          (71)           (90)             2
    Accounts payable and other
     accrued liabilities..........           25            276             30
    Deferred revenue..............          300            446            102
    Other creditors...............           86            155              2
    Value Added Tax and other
     taxes........................           69             (6)            17
                                    -----------    -----------    -----------
      Net cash provided by
       operating activities.......          499          1,154            192
                                    -----------    -----------    -----------
Cash flows from investing
 activities:
Purchases of property and
 equipment........................         (620)          (995)          (210)
                                    -----------    -----------    -----------
      Net cash used in investing
       activities.................         (620)          (995)          (210)
                                    -----------    -----------    -----------
Cash flows from financing
 activities:
  Proceeds from (repayment of)
   note payable...................           56            (54)            (8)
  Proceeds from (repayment of)
   bank borrowings, net...........          147            110            (39)
                                    -----------    -----------    -----------
      Net cash provided by (used
       in) financing activities...          203             56            (47)
                                    -----------    -----------    -----------
      Net increase (decrease) in
       cash and cash equivalents..           82            215            (65)
Cash and cash equivalents,
 beginning of period..............           58            140            355
                                    -----------    -----------    -----------
Cash and cash equivalents, end of
 period...........................  (Pounds)140    (Pounds)355    (Pounds)290
                                    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 U-NET LIMITED

                         NOTES TO FINANCIAL STATEMENTS

               (All amounts in thousands GBP, except share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  U-Net Limited (the "Company") was formed on July 26, 1994 to operate as an Internet service provider (ISP) in the city of Manchester. On October 29, 1998, 100% of the common stock was acquired by VIA NET.WORKS, Inc.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principals (GAAP) in the United Kingdom. These financial statements have been prepared in accordance with GAAP in the United States of America for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998 (the date that the Company was acquired by VIA NET.WORKS, Inc.)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in the United Kingdom. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the

                                 U-NET LIMITED

               (All amounts in thousands GBP, except share data)

asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred.

  Costs for internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Advertising Costs

  Costs related to advertising and promotion of services are charged to sales and marketing expense as incurred. Advertising expense was (Pounds)22, (Pounds)133 and (Pounds)108 for the period ended October 29, 1998 and the years ended July 31, 1998 and 1997, respectively.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Revenue from Internet connectivity and enhanced Internet services are recognized as the services are provided, net of Value Added Tax and trade discounts. Income from subscriptions is recognized ratably over the subscriptions term, generally a twelve month period. The Company records deferred revenue for amounts billed and/or collected in advance.

 Costs of Revenues

  Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's network infrastructure, as well as license fees for web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

                                 U-NET LIMITED

               (All amounts in thousands GBP, except share data)


 Comprehensive Income

  The Company adopted SFAS No. 130, "Comprehensive Income," in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. The adoption of this statement had no impact on the Company's financial statements as a result of the Company not having any comprehensive income other than net loss during the periods presented.

 Segment Reporting

  The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company operates in one segment, all within the United Kingdom.

 Recent Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

                                 U-NET LIMITED

               (All amounts in thousands GBP, except share data)


NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                          July 31,
                                 ----------------------------   October 29,
                                     1997           1998           1998
                                 -------------  -------------  -------------
   Office and computer
    equipment................... (Pounds)1,000  (Pounds)1,895  (Pounds)2,090
   Furniture and fixtures.......            89            126            140
                                 -------------  -------------  -------------
                                         1,089          2,021          2,230
   Accumulated depreciation.....          (253)          (566)          (695)
                                 -------------  -------------  -------------
                                 (Pounds)  836  (Pounds)1,455  (Pounds)1,535
                                 =============  =============  =============

  As of July 31, 1997 and 1998, and October 29, 1998, the Company had 285, 713, and 739, respectively, in capitalized equipment under lease arrangements. Accumulated depreciation related to equipment under capital leases approximated 44 and 164 as of and for the years ended July 31, 1997 and 1998, respectively, and 209 as of October 29, 1998 of and for the period from August 1, 1998 to October 29, 1998.

NOTE 3: DEBT

  Long-term debt consisted of the following:

                                                July 31,
                                         ------------------------
                                                                   October 29,
                                            1997         1998         1998
                                         -----------  -----------  -----------
Notes payable under line of credit,
 6.5%, interest and principal payable
 monthly...............................  (Pounds)114  (Pounds) 86  (Pounds) 78
Note payable to stockholder, non-
 inbterest bearing, balloon payment due
 October 1999..........................           45           19           19
                                         -----------  -----------  -----------
Total long-term debt...................          159          105           97
Less current portion...................          (29)         (29)         (29)
                                         -----------  -----------  -----------
Long-term debt, net of current
 portion...............................  (Pounds)130  (Pounds) 76  (Pounds) 68
                                         ===========  ===========  ===========

  At October 29, 1998, the Company had (Pounds)78 outstanding and due under a line of credit with NatWest Bank. The line of credit provides for borrowings of up to (Pounds)131. The line of credit converts into term notes with various payment terms, bearing interest at a minimum rate of 6.5% per annum.

  Scheduled future maturities of long-term debt for the next four years are as follows:

       October 29,
       -----------
        1999......................................................... (Pounds)45
        2000.........................................................         25
        2001.........................................................         24
        2002.........................................................          3
                                                                      ----------
        Total........................................................ (Pounds)97
                                                                      ==========

                                 U-NET LIMITED

               (All amounts in thousands GBP, except share data)


NOTE 4: COMMITMENTS

  At October 29, 1998, the Company had the following:

  Future minimum lease payments and contractual payments under capital leases and noncancelable purchase commitment, respectively, for the next five years:

                                                      Capital      Purchase
                                                      Leases      Commitment
                                                    -----------  -------------
     October 29,
     -----------
      1999......................................... (Pounds)285  (Pounds)  326
      2000.........................................         187            326
      2001.........................................          62            326
      2002.........................................           3             54
      2003.........................................           7            --
                                                    -----------  -------------
      Less amount representing interest............         544  (Pounds)1,032
                                                    -----------  =============
      Present value of future minimum lease
       payments....................................         (65)
                                                    -----------
                                                    (Pounds)479
                                                    ===========

NOTE 5: STOCKHOLDERS' EQUITY

  On December 1, 1997, the shareholders approved an increase in the number of authorized common shares from 5,000 to 500,000 and a decrease in the par value from (Pounds)1 to (Pounds).01. This allowed the Company to effect a 100-for-1 stock split previously authorized by the Board of Directors. All shares have been adjusted to give retroactive effect to this stock split.

NOTE 6: INCOME TAXES

  The provision for income taxes is as follows (in thousands):

                                                                 For the period
                                        For the year ended July  from August 1,
                                                  31,               1998 to
                                        ------------------------  October 29,
                                           1997         1998          1998
   Current:
   U.K. federal--current..............  (Pounds) (3) (Pounds)--   (Pounds)--
   U.K. federal--deferred.............           (4)           5          (18)
                                        -----------  -----------  -----------
   (Benefit from) provision for income
    taxes.............................  (Pounds) (7) (Pounds)  5  (Pounds)(18)
                                        ===========  ===========  ===========

  The provisions for income taxes differ from amounts computed at the statutory rate as follows:

                                               July 31,
                                        ------------------------  October 29,
                                           1997         1998          1998
                                        -----------  ----------- --------------
   Income tax (benefit) provision at
    federal statutory rate............  (Pounds)(26)   (Pounds)1  (Pounds)(29)
   Increase in taxes resulting from:
   Non-deductible items...............            1            2            4
   Other..............................           18            2            7
                                        -----------  -----------  -----------
   (Benefit) income tax provision.....  (Pounds) (7)   (Pounds)5  (Pounds)(18)
                                        ===========  ===========  ===========

                                 U-NET LIMITED

               (All amounts in thousands GBP, except share data)


  Deferred tax assets (liabilities) consist of the following:

                                                July 31,
                                         ------------------------  October 29,
                                            1997         1998         1998
                                         -----------  -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards... (Pounds) 25  (Pounds) 80  (Pounds)91
   Deferred tax liabilities:
     Depreciation and other.............         (40)        (100)        (93)
                                         -----------  -----------  ----------
   Net deferred tax liabilities......... (Pounds)(15) (Pounds)(20) (Pounds)(2)
                                         ===========  ===========  ==========

NOTE 7: RELATED PARTY TRANSACTIONS

  A stockholder of the Company is a director of U-Sci Limited which received (Pounds)34, (Pounds)78 and (Pounds)15 from U-Net Limited in the form of consultancy fees for services provided in the years ended July 31, 1997 and 1998, and the period ended October 29, 1998, respectively.

  A stockholder of the Company is a director of Mulgrove Limited which received (Pounds)8, (Pounds)12 and (Pounds)3 from U-Net Limited in the form of consultancy fees for services provided in the years ended July 31, 1997 and 1998, and the period ended October 29, 1998, respectively.

                       Report of Independent Accountants


April 9, 1999

To the Board of Directors and
Stockholders of Dialdata S.A., Internet Systems

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity, and of cash flows expressed in U.S. dollars, present fairly, in all material respects, the financial position of Dialdata S.A. Internet Systems at December 31, 1997 and December 29, 1998 (date of acquisition) and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to December 29, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Brazil which are substantially similar to generally accepted auditing standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Auditores Independentes
CRC 2SP000160/O-5

Timothy Leonard
Partner
Contador CRC 1PA003866/T-7 "T" SP001641
Sao Paulo, Brazil

                         DIALDATA S.A. INTERNET SYSTEMS

                                 BALANCE SHEETS

                (In thousands of U.S. Dollars except share data)

                                                      December 31, December 29,
                                                          1997         1998
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................     $ 81         $ 35
  Accounts receivable................................      115          158
  Tax receivable.....................................       11           12
                                                          ----         ----
    Total current assets.............................      207          205
  Property and equipment, net........................      603          766
                                                          ----         ----
    Total assets.....................................     $810         $971
                                                          ====         ====
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................     $ 21         $ 65
  Tax payable........................................       66           51
  Accrued employee benefits..........................       35           39
                                                          ----         ----
    Total current liabilities........................      122          155
                                                          ----         ----
Stockholders' equity:
  Common stock, no par value; 100,000 shares
   Authorized; 11,000 and 69,010 issued and
   outstanding, respectively.........................       11          564
  Retained earnings..................................      677          233
  Accumulated other comprehensive income.............      --            19
                                                          ----         ----
    Total stockholders' equity.......................      688          816
                                                          ----         ----
    Total liabilities and stockholders' equity.......     $810         $971
                                                          ====         ====


   The accompanying notes are an integral part of these financial statements.

                         DIALDATA S.A. INTERNET SYSTEMS

                            STATEMENTS OF OPERATIONS

                         (In thousands of U.S. Dollars)

                                                                  For the period
                                                     For the year   January 1,
                                                        ended        1998 to
                                                     December 31,  December 29,
                                                         1997          1998
                                                     ------------ --------------
Revenue.............................................    $2,234        $3,008
Cost of revenue.....................................       340           694
                                                        ------        ------
Gross profit........................................     1,894         2,314
Operating expenses:
  Selling, general and administrative...............       829         1,166
  Depreciation......................................        77           112
                                                        ------        ------
Income from operations..............................       988         1,036
Interest expense....................................        87            66
Foreign currency gain...............................        (2)          --
                                                        ------        ------
Net income before income taxes......................       903           970
Income tax expense..................................       194           274
                                                        ------        ------
Net income..........................................    $  709        $  696
                                                        ======        ======


   The accompanying notes are an integral part of these financial statements.

                         DIALDATA S.A. INTERNET SYSTEMS

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                (In thousands of U.S. Dollars except share data)

                                                          Accumulated
                                                             Other
                                  Common Stock  Retained Comprehensive
                                  Shares Amount Earnings    Income     Total
                                  ------ ------ -------- ------------- ------
Balance at January 31, 1996...... 11,000  $ 11   $ 371       $--       $  382
Net income.......................    --    --      709        --          709
Dividends........................    --    --     (403)       --         (403)
                                  ------  ----   -----       ----      ------
Balance, December 31, 1997....... 11,000    11     677        --          688
Issuance of common stock......... 58,010   553     --         --          553
Net income.......................    --    --      696        --          696
Foreign currency translation
 adjustment......................    --    --      --          19          19
Dividends........................          --    1,140                  1,140
                                  ------  ----   -----       ----      ------
Balance at December 29, 1998..... 69,010  $564   $ 233       $ 19      $  816
                                  ======  ====   =====       ====      ======


   The accompanying notes are an integral part of these financial statements.

                         DIALDATA S.A. INTERNET SYSTEMS

                            STATEMENT OF CASH FLOWS

                          (In thousands of US Dollars)

                                                                For the period
                                                   For the year   January 1,
                                                      ended        1998 to
                                                   December 31,  December 29,
                                                       1997          1998
                                                   ------------ --------------
Cash Flows From Operating Activities:
Net income........................................     $709         $  696
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization...................       77            112
  Changes in current assets and liabilities:
    Increase in accounts receivable...............      (42)           (54)
    Increase in tax receivable....................       (6)            (2)
    Increase in accounts payable and accrued
     employee benefits............................       13             48
    Decrease in taxes payable.....................      (10)            (3)
                                                       ----         ------
      Net cash provided by operating activities...      741            797
                                                       ----         ------
Cash flows from investing activities:
  Purchase of property and equipment, net.........     (277)          (258)
                                                       ----         ------
    Net cash used in investing activities.........     (277)          (258)
                                                       ----         ------
Cash flows from financing activities:
  Issuance of common stock........................      --             553
  Dividends.......................................     (403)        (1,140)
                                                       ----         ------
    Net cash used in financing activities.........     (403)          (587)
                                                       ----         ------
Effect of exchange rates on cash..................       (1)             2
                                                       ----         ------
Net increase (decrease) in cash and cash
 equivalents......................................       60            (46)
Cash and cash equivalents, beginning of period....       21             81
                                                       ----         ------
Cash and cash equivalents, end of period..........     $ 81         $   35
                                                       ====         ======


   The accompanying notes are an integral part of these financial statements.

                         DIALDATA S.A. INTERNET SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

                (In thousands of US dollars, except share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  Dial-Data Informatica e Assessoria Ltda. ("the Company") was formed on February 1, 1993, to operate as an Internet service provider (ISP) in Brazil. On December 29, 1998, 51% of the common stock was acquired by V-I-A Internet Holdings Brasil Ltda. for total consideration of $5,996, and the name of the Company changed to Dialdata S.A. Internet Systems.

  At the same date, a further 30,990 newly authorized shares were subscribed by V-I-A Internet Holdings Brasil Ltda. and will be paid-up in installments totaling R$5,158 thousand (equivalent to US$3,750 on that date) during 1999.

 Basis Of Presentation

  The Company maintains its accounting records in Brazilian reais in accordance with generally accepted accounting principals (GAAP) in Brazil. These financial statements have been prepared in U.S. dollars and in accordance with GAAP in the United States of America for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the period ended December 29, 1998 and the year ended December 31, 1997.

  For the year ended December 31, 1997 Brazil was a hyperinflationary economy, defined as having cumulative inflation in excess of 100% for the prior three-year period. In accordance with United States GAAP for companies operating in a hyperinflationary economy, the functional currency of the company for purposes of remeasuring the local currency under Financial Accounting Standards Statement 52 (SFAS 52) was the U.S. dollar. Consequently, non-monetary assets and liabilities and stockholders' equity were translated at historical exchange rates, all other assets and liabilities being translated at the year-end exchange rate. The statements of operations and cash flows, except for depreciation, have been translated at the average monthly exchange rate.

  As of January 1, 1998 Brazil was no longer considered to be a hyperinflationary economy. Accordingly, as of and for the period ended December 29, 1998 the functional currency is the Brazilian real and the financial statements have therefore been translated into U.S. dollars using the average exchange rate for the period for the statements of operations and cash flows and using the period-end rate for assets and liabilities. The adjustment at January 1, 1998 to reflect the change in the functional currency and the translation adjustment arising during the period are shown in accumulated other comprehensive income.

 Use Of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value Of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities.

                         DIALDATA S.A. INTERNET SYSTEMS

                (In thousands of US dollars, except share data)


 Cash And Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration Of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in Brazil. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.

 Property And Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally five to ten years. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment, installations and building improvements.

  Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Advertising Costs

  Costs related to advertising and promotion of services are charged to sales and marketing expense as incurred. Advertising expenses for all periods were not significant.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Revenue from Internet and consulting services is recognized as the services are provided. Revenue also includes network installation, maintenance and consulting services. These services are provided on a time-and-

                         DIALDATA S.A. INTERNET SYSTEMS

                (In thousands of US dollars, except share data)

material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

 Costs of Revenues

  Costs of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure, which are recognized on the accrual basis.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Comprehensive Income

  The Company adopted the accounting treatment prescribed by SFAS No. 130, "Comprehensive Income", in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments as presented in the statement of operations and other comprehensive loss. The adoption of SFAS No. 130 had no impact on total stockholders' equity or net income.

 Segment Reporting

  The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company operates in one segment, all within the country of Brazil.

 Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In

                         DIALDATA S.A. INTERNET SYSTEMS

                (In thousands of US dollars, except share data)

addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

2. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                       December 31, December 29,
                                                           1997         1998
                                                       ------------ ------------
   Internet and computer equipment....................    $ 226        $  504
   Furniture and fixtures.............................       31            30
   Software...........................................      339           348
   Leasehold improvements.............................       80            84
   Phone lines and trademarks.........................       93            62
                                                          -----        ------
                                                            769         1,028
   Accumulated depreciation...........................     (166)         (262)
                                                          -----        ------
   Property and equipment, net........................    $ 603        $  766
                                                          =====        ======

3. STOCKHOLDERS' EQUITY

  On December 29, 1998, the Company increased capital in cash and declared a stock dividend to shareholders currently on record, thereby issuing 58,010 additional shares of common stock.

4. INCOME TAXES

  The provision for income taxes is as follows:

                                                                 For the period
                                                    For the year   January 1,
                                                       ended        1998 to
                                                    December 31,  December 29,
                                                        1997          1998
                                                    ------------ --------------
   Current taxes:
     Income tax and social contribution expense....    $  194        $  274
     Paid during the year/period...................      (141)         (247)
                                                       ------        ------
     Provision at the year/period..................    $   53        $   27
                                                       ======        ======

  The income tax and social contribution expense can be summarized as follows:

   Gross revenue, tax basis........................    $2,407        $3,168
   Basis of calculation (32% of gross revenue).....    $  770        $1,014
   Income tax and social contribution expense......    $  194        $  274

  Brazilian tax law provides an alternative income tax and social contribution computation method for small businesses that are wholly-owned by Brazilian residents, referred to as the presumed profits method. The

                         DIALDATA S.A. INTERNET SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

                (In thousands of US dollars, except share data)

Company employed the presumed profits method for calculating its income taxes and social contribution and as a result there were no temporary differences that would give rise to deferred tax assets or liabilities. Accordingly, as of December 31, 1997 and December 29, 1998, the Company had no deferred tax assets nor deferred tax liabilities. Also as a result of this option, the effective tax rate was 27% compared with a standard tax rate of 33%.

5. SUBSEQUENT EVENTS

 Devaluation of local currency

  On January 15, 1999, the Brazilian Central Bank decided to abandon the foreign exchange rate controls which were then in force. As a result of this decision and of the market reaction, the Brazilian real was immediately and significantly devalued, having traded stable since then. On April 9, 1999 the closing exchange rate was US$1 : R$1.71, equivalent to an accumulated devaluation of approximately 40% from December 31, 1998.

  Given that no prediction can be made of the future trend of the exchange rate, of its effects on suppliers' prices and of the market's capacity to absorb price increases, it is not possible to estimate the final effects of these events on the company's future operations. From an immediate financial perspective, the real devaluation had no significant impact on the Company's cash flows, as no major U.S. dollar or other foreign currency denominated balances existed at the devaluation date.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of I-Way Limited

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows expressed in British Pounds, present fairly, in all material respects, the financial position of I-Way Limited as of April 30, 1997 and 1998, and December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended April 30 1998, and the period from May 1, 1998 to December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards in the United Kingdom which are substantially similar to generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Reading, United Kingdom
November 19, 1999

                                 I-WAY LIMITED

                          CONSOLIDATED BALANCE SHEETS

              (All amounts in thousands of GBP, except share data)

                                   April 30,
                            ------------------------
                                                      December 31,
                               1997         1998          1998       June 30, 1999
                            -----------  -----------  -------------  -------------
                                                                      (unaudited)
          ASSETS
 Current assets:
   Cash..................   (Pounds)105  (Pounds)  3  (Pounds)  297  (Pounds)  425
   Restricted cash.......           --           --             316            --
   Accounts receivable,
    net of allowance of
    (Pounds)35,(Pounds)27,
    (Pounds)33 and
    (Pounds)33
    (unaudited),
    respectively.........           214          237            235            771
   Prepaid expenses and
    other current
    assets...............           105          123            105            122
                            -----------  -----------  -------------  -------------
     Total current
      assets.............           424          363            953          1,318
   Property and
    equipment, net.......           127          185            392            958
   Goodwill, net.........           --            79             57             41
                            -----------  -----------  -------------  -------------
     Total assets........   (Pounds)551  (Pounds)627  (Pounds)1,402  (Pounds)2,317
                            -----------  -----------  -------------  -------------
     LIABILITIES AND
  STOCKHOLDERS' (DEFICIT)
          EQUITY
 Current liabilities:
   Accounts payable and
    accrued liabilities..   (Pounds)231  (Pounds)257  (Pounds)  489  (Pounds)  786
   Deferred revenue......           274          456            574            931
   Value Added Tax and
    other taxes..........            58           61             33             74
   Capital lease
    obligations..........           --            81             66             35
   Short-term debt.......           --            85            --             --
                            -----------  -----------  -------------  -------------
     Total current
      liabilities........           563          940          1,162          1,826
   Long-term loan from
    Parent...............           --           --             --             330
                            -----------  -----------  -------------  -------------
     Total liabilities...           563          940          1,162          2,156
 Commitments
 STOCKHOLDERS' (DEFICIT)
          EQUITY:
   Convertible preferred
    stock, par value
    (Pounds).001,
    authorized 50,000
    shares, 0, 0, 26,789
    and 26,789
    (unaudited) issued
    and outstanding,
    respectively.........           --           --              27             27
   Preferred stock, par
    value (Pounds).001,
    authorized 100,000,
    100,000, 0,
    (unaudited) shares,
    50,000, 50,000, 0 and
    0 (unaudited) issued
    and outstanding,
    respectively.........            50           50            --             --
   Common stock, par
    value (Pounds).001;
    authorized 100,000,
    100,000, 150,000 and
    150,000 (unaudited)
    shares, issued and
    outstanding 45,000,
    47,725, 47,725, and
    47,725 (unaudited)
    shares,
    respectively.........            45           48             48             48
   Additional paid-in
    capital..............           --            19          1,310          1,310
   Accumulated deficit...          (107)        (430)        (1,145)        (1,224)
                            -----------  -----------  -------------  -------------
     Total stockholders'
      (deficit) equity...           (12)        (313)           240            161
                            -----------  -----------  -------------  -------------
     Total liabilities
      and stockholders'
      (deficit) equity...   (Pounds)551  (Pounds)627  (Pounds)1,402  (Pounds)2,317
                            ===========  ===========  =============  =============

   The accompanying notes are an integral part of these financial statements.

                                 I-WAY LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (All amounts in thousands of GBP)

                                 Year ended             Period from        Six months ended
                         ----------------------------    May 1 to     ---------------------------
                           April 30       April 30      December 31     June 30        June 30
                             1997           1998           1998           1998          1999
                         -------------  -------------  -------------  ------------  -------------
                                                                             (Unaudited)
Revenue................. (Pounds)1,010  (Pounds)1,355  (Pounds)1,015  (Pounds) 762  (Pounds)1,490
Cost of revenue.........           386            570            472           350            504
                         -------------  -------------  -------------  ------------  -------------
Gross profit............           624            785            543           412            986
Selling, general and
 administrative
 expenses...............           595            972          1,148           492            862
Depreciation and
 amortization...........            64            132             75           140            192
                         -------------  -------------  -------------  ------------  -------------
                                   659          1,104          1,223           632          1,054
Loss from operations....           (35)          (319)          (680)         (220)           (68)
Interest expense........            (2)            (4)           (35)           (5)           (11)
                         -------------  -------------  -------------  ------------  -------------
Net loss................ (Pounds)  (37) (Pounds) (323) (Pounds) (715) (Pounds)(225) (Pounds)  (79)
                         =============  =============  =============  ============  =============


   The accompanying notes are an integral part of these financial statements.

                                 I-WAY LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (All amounts in thousands of GBP)

                                                      Period from
                                 Year ended           May 1, 1998       Six months ended
                          --------------------------       to       --------------------------
                           April 30,     April 30,    December 31,    June 30,      June 30,
                             1997          1998           1998          1998          1999
                          -----------  -------------  ------------  -------------  -----------
                                                                     (unaudited)   (unaudited)
Cash flows from
 operating activities:
Net loss................  (Pounds)(37) (Pounds) (323) (Pounds)(715) (Pounds) (225) (Pounds)(79)
                          -----------  -------------  ------------  -------------  -----------
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities.
  Depreciation and
   amortization.........           64            132            75            140          192
  Provision for doubtful
   accounts.............           35             27            33            --            33
Changes in assets and
 liabilities:
  Accounts receivable...         (174)           (43)          (30)           (18)        (569)
  Prepaid expenses and
   other current
   assets...............         (103)           (18)           19             90          (17)
  Accounts payable and
   other accrued
   liabilities..........           83             30           235            (97)         297
  Deferred revenue......          274            130           126            145          357
  Value Added Tax and
   other taxes..........           58              3           (28)           (13)          41
                          -----------  -------------  ------------  -------------  -----------
Net cash (used in)
 provided by operating
 activities.............          200            (62)         (285)            22          255
                          -----------  -------------  ------------  -------------  -----------
Cash flows from
 investing activities:
Acquisition of property
 and equipment..........         (130)          (143)         (261)          (103)        (742)
                          -----------  -------------  ------------  -------------  -----------
Net cash used in
 investing activities...         (130)          (143)         (261)          (103)        (742)
                          -----------  -------------  ------------  -------------  -----------
Cash flows from
 financing activities:
  Capital lease
   repayments...........          --              (4)          (27)           (77)         (31)
  Restricted cash.......          --             --           (316)           --           316
  Bank overdraft........          --              57           (57)           --           --
  Proceeds from issuance
   of (payment of)
   stockholder loans....          --              28           (28)           --           330
  Proceeds from issuance
   of common stock......          --              22           --               2          --
  Proceeds from issuance
   of preferred stock...          --             --          1,318          1,318          --
  Redemption of
   preferred stock......          --             --            (50)           (50)         --
                          -----------  -------------  ------------  -------------  -----------
Net cash provided by
 financing activities...          --             103           840          1,193          615
                          -----------  -------------  ------------  -------------  -----------
Net increase (decrease)
 in cash................           70           (102)          294          1,112          128
Cash, beginning of
 period.................           35            105             3             41          297
                          -----------  -------------  ------------  -------------  -----------
Cash, end of period.....  (Pounds)105  (Pounds)    3  (Pounds) 297  (Pounds)1,153  (Pounds)425
                          ===========  =============  ============  =============  ===========

Supplemental disclosure of cash flow information:

The Company paid approximately (Pounds)2 and (Pounds)6 for interest during the years ended April 30, 1997 and 1998, respectively, and (Pounds)35 for the period ended Deecember 31, 1998. For the unaudited periods from January 1, 1998 to June 30, 1998 and January 31, 1999 to June 30, 1999 the amounts paid were (Pounds)5 and (Pounds)11 respectively (unaudited).

   The accompanying notes are an integral part of these financial statements.

                                 I-WAY LIMITED

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (All amounts in thousands of GBP)

                            Common stock     Preferred Stock     Additional
                          ----------------- -----------------     Paid-in       Accumulated    Total Stockholders'
                          Shares   Amount   Shares   Amount       Capital         Deficit       Equity (Deficit)
                          ------ ---------- ------ ----------  -------------- ---------------  -------------------
Balance at May 1, 1996..    45   (Pounds)45   50   (Pounds)50  (Pounds)   --     (Pounds) (70)     (Pounds) 25
Net loss................   --           --   --           --              --              (37)             (37)
                           ---   ----------  ---   ----------  -------------- ---------------      -----------
Balance at April 30,
 1997...................    45           45   50           50             --             (107)             (12)
Net loss................   --           --   --           --              --             (323)            (323)
Issuance of common
 stock..................     3            3  --           --               19             --                22
                           ---   ----------  ---   ----------  -------------- ---------------      -----------
Balance at April 30,
 1998...................    48           48   50           50              19            (430)            (313)
Issuance of convertible
 preferred stock........   --           --    27           27           1,291             --             1,318
Redemption of preferred
 stock..................   --           --   (50)         (50)            --              --               (50)
Net loss................   --           --   --           --              --             (715)            (715)
                           ---   ----------  ---   ----------  -------------- ---------------      -----------
Balance at December 31,
 1998...................    48           48   27           27           1,310          (1,145)             240
Net loss (unaudited)....   --           --   --           --              --              (79)             (79)
                           ---   ----------  ---   ----------  -------------- ---------------      -----------
Balance at June 30, 1999
 (unaudited)............    48   (Pounds)48   27   (Pounds)27  (Pounds) 1,310 (Pounds) (1,224)     (Pounds)161
                           ---   ==========  ===   ==========  ============== ===============      ===========


  The accompaanying notes are an integral part of these financial statements.

                                 I-WAY LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (All amounts in thousands of GBP, except share and per share data)

NOTE 1: SUMMARY OF SIGNIFICANT POLICIES

 Business Operations

  I-Way Limited ("the Company") was formed on March 6, 1995 and commenced operation as an internet service provider (ISP) on May 1, 1995 in Reading, United Kingdom. On June 18, 1998, 36% of the Company's outstanding stock was acquired by VIA NET.WORKS, Inc., a company incorporated in the USA for approximately (Pounds)1,347. On August 5, 1999 VIA NET.WORKS, Inc. acquired the remainder of the Company's outstanding stock for (Pounds)8,078.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principles (GAAP) in the United Kingdom. These financial statements have been prepared in accordance with GAAP in the United States for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying consolidated financial statements include the results of the Company for the year ended April 30, 1997 and 1998 and for the periods from May 1, 1998 to December 31, 1998, January 1, 1998 to June 30, 1998 (unaudited) and January 1, 1999 to June 30, 1999 (unaudited).

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, I-way Oxford Limited. All significant intercompany accounts and transactions have been eliminated on consolidation.

 Interim Financial Information (Unaudited)

  Interim financial information for the six months ended June 30, 1998 and 1999 included herein is unaudited. However, the Company believes that interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

                                 I-WAY LIMITED

       (All amounts in thousands of GBP, except share and per share data)


 Cash and Cash Equivalents

  The Company maintains its cash accounts at a major financial institution and has not experienced any losses on its cash deposits as of December 31, 1998. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in the United Kingdom. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

  At April 30, 1997 one customer represented 19% of accounts receivables. During the year ended April 30, 1998 one customer represented 11% of the Company's consolidated revenues.


 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally a three-year period. Cost includes major expenditures for improvements and replacements, which extend usefulness or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred. When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate accounts, with the resulting gain or loss included in current operations.

  The costs of internal use software are expensed as incurred.

 Intangible Assets

  Intangible assets represent the goodwill arising from the purchase of I-Way Oxford Limited in October 1997. This balance represents the difference between the fair value of the assets acquired and the fair value of consideration given on the date of purchase. Intangible assets are recorded at cost less accumulated amortization over the estimated useful economic lives of the assets, generally a three-year period.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Advertising Costs

  Costs related to advertising and promotion of services is charged to operating expense as incurred. Advertising expense was (Pounds)42, (Pounds)43, and (Pounds)71 for the years ended April 30, 1997 and 1998, and the period from May 1, 1998 to December 31, 1998, respectively.

                                 I-WAY LIMITED

       (All amounts in thousands of GBP, except share and per share data)


 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

  The Company provides a valuation allowance against net deferred tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

  Revenue from consulting services is recognized as the services are provided. Revenue from third party hardware and software re-sales is recognized upon shipment of the respective products. Through December 31, 1998, such sales have been immaterial. Other revenues include network installation and maintenance. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as the services are provided.

 Costs of Revenues

  Costs of revenues consist primarily of telecommunication expenses inherent in the network infrastructure. Costs of revenues also includes license fees for software, third-party Web designers, product costs, and contractor fees for operation and support services.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Comprehensive Income

  The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income consists of net income as presented in the consolidated statements of income. The adoption of SFAS No. 130 had no impact on the Company's financial statements as a result of the Company not having any comprehensive income other than net loss during the periods presented.

 Segment Reporting

  The Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the

                                 I-WAY LIMITED

       (All amounts in thousands of GBP, except share and per share data)

internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company operates in one segment, all within the United Kingdom.

 Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The early adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                               April 30,
                                        -------------------------  December 31,
                                           1997          1998          1998
                                        -----------  ------------  ------------
   Machinery and equipment............. (Pounds)169  (Pounds) 326  (Pounds) 569
   Furniture and fixtures..............          22            36            54
                                        -----------  ------------  ------------
                                                191           362           623
   Accumulated depreciation............         (64)         (177)         (231)
                                        -----------  ------------  ------------
                                        (Pounds)127  (Pounds) 185  (Pounds) 392
                                        ===========  ============  ============

  Depreciation expense for the years ended April 30, 1997 and 1998, and the period from May 1, 1998 through December 31, 1998 was (Pounds)64, (Pounds)113 and (Pounds)53, respectively.

NOTE 3: COMMITMENTS

 Operating Leases

  The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through December 2001. Rent expenses for the years ended April 30, 1997 and 1998, and the

                                 I-WAY LIMITED

       (All amounts in thousands of GBP, except share and per share data)

period ended December 31, 1998 were (Pounds)30, (Pounds)68, and (Pounds)47, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to December 31, 1998 under non-cancelable operating leases are as follows:

   1999............................................................. (Pounds) 59
   2000.............................................................          86
   2001.............................................................          75
                                                                     -----------
   Total............................................................ (Pounds)220
                                                                     ===========

 Capital Leases

  At April 30, and December 31, 1998, the Company had (Pounds)81 and (Pounds)66 outstanding and due under capital lease agreements with Lombard Network Services. The assets held under these capital lease agreements comprise machinery and equipment, and fixtures and fittings. Future minimum lease payments under non-cancelable capital leases, including lease commitments entered into subsequent to December 31, 1998 were settled during 1999. These amounted to payments of (Pounds)68, including interest of (Pounds)2.

NOTE 4: BANK OVERDRAFT

  Short-term debt consists of bank overdrafts at April 30, 1998. The bank overdrafts accrued interest at a rate of 2.5% per annum above the bank's base rate and are repayable on demand.

  Interest expense for the year ended April 30, 1998 was (Pounds)2.

NOTE 5: STOCKHOLDERS' EQUITY

  At April 30, 1998, and 1997, there were 100,000 6% preferred stock shares authorized, of which 50,000 shares were issued and outstanding.

  In the period ended December 31, 1998 the Company redeemed 50,000 shares of 6% preferred stock, and the 100,000 6% preferred stock shares authorized were cancelled. On the same date two new classes of preferred stock shares were created being 26,789 Series A convertible preferred shares of (Pounds)1 each and 23,211 Series B convertible preferred shares of (Pounds)1 each. 26,789 of the Series A shares were then issued and remain outstanding.

  The 6% preferred stock shares were entitled to a 6% dividend, payable in arrears and only when the company has available distributable profits. Rights to unpaid dividends were waived when these shares were redeemed.

  The preferred Series A and B convertible shares participate in all dividends payable to holders of the ordinary shares as if all preferred shares had been converted into ordinary shares. Any holders of preferred shares may convert all or any portion of the preferred shares into a number of fully paid ordinary shares. On winding up the holders have priority before all other classes of shares to receive repayment of capital plus any arrears of dividend. The holders have voting rights at general meetings, one vote per share.

                                 I-WAY LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (All amounts in thousands of GBP, except share and per share data)


NOTE 6: INCOME TAXES

  There were no provisions for income taxes in any of the periods.

  The benefits from income taxes differ from amounts computed at the statutory rate as follows:

                                           For the year ended      Period from
                                               April 30,            May, 1 to
                                        -------------------------  December 31,
                                           1997          1998          1998
                                        -----------  ------------  ------------
Income tax benefit at federal
 statutory rate.......................  (Pounds) (8) (Pounds) (76) (Pounds)--
Permanent differences.................            1             4          --
Deferred tax movement not recognized..            6            59          --
Tax effect of U.S. GAAP adjustments...          --             13          --
Deferred tax movement in tax rate.....            1           --           --
                                        -----------  ------------  -----------
Income tax provision (benefit)........  (Pounds)--   (Pounds) --   (Pounds)--
                                        ===========  ============  ===========

Deferred tax assets (liabilities) consist of the following:

                                               April 30,
                                        -------------------------  December 31,
                                           1997          1998          1998
                                        -----------  ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards....  (Pounds) 20  (Pounds)  81  (Pounds)140
  Accruals and reserves...............          --              1          --
Deferred tax liabilities:
  Depreciation and other..............          --             (3)          (1)
                                        -----------  ------------  -----------
Net deferred tax assets...............           20            79          139
Valuation allowance...................          (20)          (79)        (139)
                                        -----------  ------------  -----------
                                        (Pounds)--   (Pounds) --   (Pounds)--
                                        ===========  ============  ===========

  The Company has established a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. While the need for the valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense. No cash was paid for income taxes in the years ended April 30, 1997 and 1998, or the period ended December 31, 1998.

  Net operating losses for tax purposes can be carried forward indefinitely for offset against future taxable income.

NOTE 7: RELATED PARTY TRANSACTIONS

  At April 30, 1998 the Company had loans outstanding and repayable to three stockholders in the amounts of (Pounds)8, (Pounds)10 and (Pounds)10, respectively. These loans were non-interest bearing and were repaid before December 31, 1998.

  At June 30, 1999 the Company had a loan outstanding from VIA NET.WORKS, Inc. of (Pounds)330. The loan was interest bearing at a rate equal to the base rate of the National Westminster Bank PLC plus three quarters of one percent. Repayments of this loan are by twelve quarterly repayments commencing June 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of bART Holding B.V.,

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders'deficit and of cash flows expressed in Dutch guilders present fairly, in all material respects, the financial position of bART Holding B.V. and its subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the Netherlands which are substantially similar to generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers N.V.
Rotterdam, the Netherlands
November 17, 1999
                               bART HOLDING B.V.

                           CONSOLIDATED BALANCE SHEET

          (In thousands of NLG, except share data and per share data)

                                                                   December 31,
                                                             Note      1998
                                                            ------ ------------
                          ASSETS
Current assets:
  Cash.....................................................      1  NLG    26
  Accounts receivable, net of allowance of doubtful
   accounts of NLG 327.....................................      1        642
  Prepaid expenses.........................................                85
                                                                    ---------
    Total current assets...................................               753
  Property and equipment, net..............................    1,2        803
  Intangible assets, net...................................      3         57
                                                                    ---------
    Total assets...........................................         NLG 1,613
                                                                    =========
Current liabilities:
  Short term borrowings....................................      5  NLG   484
  Accounts payable and accrued liabilities.................      4      2,233
  Related party payables...................................    1,7         80
  Deferred Revenue.........................................      1      1,737
  Capital Lease Obligations................................ 1,2, 5        177
                                                                    ---------
    Total current liabilities..............................             4,711
Long-term debt.............................................      6      1,032
Related party loans........................................   1, 7        500
                                                                    ---------
    Total liabilities......................................             6,243
                                                                    ---------
Commitments and contingencies..............................     12
Stockholders' deficit:
  Common stock, 100,000 shares authorized, 75,000 issued
   and outstanding, par value of NLG 10 per share..........     10  NLG   750
  Additional paid-in capital...............................     10      3,990
  Accumulated deficit......................................            (9,370)
                                                                    ---------
    Total stockholders' deficit............................            (4,630)
                                                                    ---------
    Total liabilities and stockholders' deficit............         NLG 1,613
                                                                    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                               bART HOLDING B.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (In thousands of NLG)

                                                                  Year ended
                                                          Note December 31, 1998
                                                          ---- -----------------
Revenue..................................................          NLG 5,726
Costs of revenue.........................................              1,697
                                                                   ---------
Gross margin.............................................              4,029
                                                                   ---------
Operating expenses:
  Selling, general and administrative....................              4,329
  Write-off of customer lists............................                 86
  Depreciation and amortization..........................                945
                                                                   ---------
  Total operating expenses...............................              5,360
  Interest expense.......................................                175
                                                                   ---------
    Total expenses and other income......................              5,535
                                                                   ---------
Loss before extraordinary items..........................             (1,506)
  Gain on restructuring of trade payables................   9            875
                                                                   ---------
Net loss.................................................          NLG  (631)
                                                                   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                               bART HOLDING B.V.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

          (In thousands of NLG, except share data and per share data )

                                   Shares                             Total
                                ------------- Additional  Accumu-    Stock-
                                        Par    Paid-in     lated    Holders'
                                Number value   Capital    Deficit    Deficit
                                ------ ------ ---------- ---------  ---------
Balance at January 1, 1998..... 75,000 NLG750  NLG3,384  NLG(8,739) NLG(4,605)
Net loss.......................           --        --        (631)      (631)
Capital contributions from
 stockholders..................           --        606        --         606
                                ------ ------  --------  ---------  ---------
Balance at December 31, 1998... 75,000 NLG750  NLG3,990  NLG(9,370) NLG(4,630)
                                ====== ======  ========  =========  =========



  The accompanying notes are an integral part of these consolidated financial statements.

                               bART HOLDING B.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (In thousands of NLG)

                                                                 Year ended
                                                              December 31, 1998
                                                              -----------------
Cash flows from operating activities:
  Net loss...................................................     NLG(1,331)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization............................           945
    Write-off of customer lists..............................            86
    Provision for doubtful accounts..........................           459
  Decrease (increase) in assets:
    Accounts receivable......................................          (516)
    Prepaid expenses.........................................           197
  Increase (decrease) in liabilities:
    Accounts payable and accrued liabilities.................        (2,215)
    Deferred revenue.........................................           520
                                                                  ---------
      Total adjustments......................................          (524)
                                                                  ---------
Net cash (used in)/provided by operating activities..........     NLG(1,855)
                                                                  ---------
Cash flows from investing activities:
  Acquisitions of property and equipment.....................          (260)
  Purchase of customer lists.................................           (86)
                                                                  ---------
Net cash used in investing activities........................     NLG  (346)
                                                                  ---------
Cash flows from financing activities:
  Capital contributions from stockholders....................           606
  Proceeds from borrowings...................................           569
  Payments on capital leases.................................          (228)
                                                                  ---------
Net cash provided by financing activities....................     NLG   947
                                                                  ---------
Net (decrease)/increase in cash..............................        (1,254)
  Cash at beginning of period................................         1,280
                                                                  ---------
Cash at end of period........................................     NLG    26
                                                                  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                               bART HOLDING B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (In thousands of NLG, except share data and per share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operation

  bART Holding B.V. ("the Company", "bART"), formerly Anjantus Altissima was incorporated on August 26, 1996 to operate as an Internet service provider ("ISP").

  On March 25, 1999, the Company was acquired by VIA NET.WORKS, Inc. for NLG 13,450.

  At December 31, 1998, bART Holding B.V. is the parent company of the wholly owned subsidiaries: Arameta B.V., Xenovic B.V., bART Noord Nederland B.V., bART Midden Nederland B.V., and bART Den Haag B.V.("bART Internet Services").

 Basis of Presentation

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for purposes of inclusion into the filing of VIA NET.WORKS, Inc. with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended December 31, 1998.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, together with the amounts disclosed in the related notes to the financial statements. Actual results could differ from these estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Accounts receivable are typically
                               bART HOLDING B.V.

          (In thousands of NLG, except share data and per share data)

unsecured and are derived from revenues earned from customers located in the Netherlands. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. At December 31, 1998, no one customer accounted for 10% or more of the accounts receivable balance.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation, which is recorded on the straight-line method over the estimated useful lives of the assets, generally three to five years.

  Costs capitalized include major expenditures for improvements which extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment installations and building improvements.

  Gains or losses on the disposal of property and equipment are included in income and the related costs and accumulated depreciation are removed from the accounts.

  The Company finances part of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the asset under lease. Assets under these capital leases are depreciated over the terms of the related leases.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Income Taxes

  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carry forwards. Valuation allowances are established on deferred tax assets when management estimates that it is more likely than not that the related benefit will not be realised.

 Stock-Based Compensation

  The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation.". Under APB 25, compensation cost is recognised over the vesting period based on the
                               bART HOLDING B.V.

          (In thousands of NLG, except share data and per share data)

differences if any, on the date of the grant between the fair value of the Company's stock and the exercise price.

 Revenue Recognition

  Internet services are recognised as the services are provided. The Company records deferred revenue for amounts billed in advance of the service that is provided.

  The Company provides consulting services. Revenue from these services is recognized as the services are provided.

 Costs of Revenues

  Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the network infrastructure, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services. Discounts received are set against the related expenses.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Recently Issued Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SOP 98-5, Reporting on the Costs of Start-Up Activities, both of which are required to be adopted for fiscal years beginning under December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalised. SOP 98-5 requires costs of start-up activities and organisation costs to be expensed as incurred. The adoption of SOP 98-1 and SOP 98-5 would not have a material effect on the Company's consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

                               bART HOLDING B.V.

          (In thousands of NLG, except share data and per share data)


 Segment Reporting

  The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organisation that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company operates in one segment, all within the country of the Netherlands.

2. PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1998 consists of the following:

                                                                      1998
                                                                    ---------
   Computer equipment, including assets held under capital lease... NLG 1,991
   Furniture and fixtures..........................................       250
                                                                    ---------
                                                                        2,241
   Accumulated depreciation........................................    (1,438)
                                                                    ---------
   Total........................................................... NLG   803
                                                                    =========

  As of December 31, 1998, the Company held NLG 745 of equipment under capital lease arrangements. The related accumulated depreciation was NLG 603.

  Depreciation expense for the year ended December 31, 1998 was NLG 254.

3. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities at December 31, 1998 consist of the following:

                                                                        1998
                                                                      ---------
   Accounts Payable.................................................. NLG 1,151
   Other creditors...................................................       209
   Supplier Payable for User fees....................................       479
   Wages taxation payable............................................       366
   VAT...............................................................        28
                                                                      ---------
   Total............................................................. NLG 2,233
                                                                      =========

4. SHORT-TERM BORROWINGS

 Lines of Credit

  At December 31, 1998, the Company had NLG 484 outstanding and due under a short-term facility of with ABN-Amro Bank N.V. The line of credit provides for borrowings of up to NLG 850 which was collateralised by the Company's current assets. Interest was charged at rates from 5.75 to 7.5% per annum. This line of credit was paid subsequent to the year on March 31, 1999.

                               bART HOLDING B.V.

          (In thousands of NLG, except share data and per share data)


 Capital Lease Obligations

  At December 31, 1998, the Company had NLG 177 outstanding and due under an equipment lease financing agreement which had an interest rate of 12.7% per annum. The capital lease obligation was paid in May 1999.

5. LONG TERM DEBT

  At December 31, 1998, the Company had NLG 792 outstanding and due under a long-term facility of credit with ABN-Amro Bank N.V. The lines of credit provided for borrowings of up to NLG 950 which are collateralised by the Company's trading assets and by credit insurance. NLG 792 is due in the year ended December 31, 2001. Interest was charged at rates from 5.75 to 7.5% per annum. The lines of credit were paid subsequent to the year on March 31, 1999.

  As at December 31, 1998, the Company had a loan of NLG 200 outstanding and due under an agreement with Ontwikkelings Bedrijf Rotterdam, repayable in December 2001. The interest rate for this arrangement was 7.5% and the interest expense was NLG 15 for the year ended December 31, 1998.

  At December 31, 1998, the Company had a note payable of NLG 40 with VIA Home Vision B.V. which is due after 2000.

  Repayments of long-term debt are as follows:

                                                                        December
                                                                        31, 1998
                                                                        --------
   1999................................................................    --
   2000................................................................    264
   2001................................................................    504
   Thereafter..........................................................    264
                                                                         -----
   Total Long Term Debt................................................  1,032
                                                                         =====

6. RELATED PARTY TRANSACTIONS

  In 1998, a loan from the stockholders of NLG 500 was given to the Company which had an interest rate of 6%. The purpose of the loan was for immediate cash needs. The interest expense for the year ended December 31, 1998 was NLG 14.

  These loans were repaid subsequent to year end.

  During the year ended December 31, 1998, management fees of NLG 462 were paid to former stockholders of the Company, Goede Paard B.V. and Conew B.V.

7. INCOME TAXES

  The Company has a deferred tax asset which consists of net operating loss carryforwards of NLG 6,777. These net operating loss carryforwards have an indefinite life. While this tax position is subject to periodic review, the tax benefits of the carry forwards will be recorded in the future operations as a reduction of the Company's income tax expense.

                               bART HOLDING B.V.

          (In thousands of NLG, except share data and per share data)


  During the year ended December 31, 1998, there were not any net operating losses utilised in the current year as the entities did not have any profit.

  A 100% valuation allowance has been provided against the deferred tax asset as the Company has determined that it is not likely that these amounts will be realized in the future. The Company will continue to review this valuation allowance and make adjustments when and if deemed appropriate.

8. EXTRAORDINARY ITEM

  During 1998, the Company negotiated a settlement with certain of its trade creditors. The settlement reduced the amounts owed by NLG 875. This gain has been disclosed as an extraordinary items as it meets the criteria as defined in APB 30 "Reporting the Results of Operations--Extraordinary, Unusual and Infrequently Occurring Events and Transactions, Gains and Losses from Unusual and Infrequent Occurrences."

9. STOCKHOLDERS' DEFICIT

  The Company's Articles of Incorporation, as amended, authorise the Company to issue 100,000 shares of NLG 10 par value common stock.

  During 1998, the stockholders contributed capital of NLG 606 in cash for operating purposes.

10. STOCK COMPENSATION AGREEMENTS

  On April 25, 1998, the Company granted stock options to certain of its stockholders. The stock option agreements with the stockholders consisted of the right to purchase an aggregate of 5,625 newly issued shares of bART at an exercise price of NLG 62 per share, the fair value of the underlying stock on the date of grant. The options were exercisable on April 25, 2000 (2 years from April 25, 1998) or in the event of the shares and/or activities of bART being sold. The expiration date of the options is April 22, 2002.

  On April 28, 1998, the Company granted incentive stock options to certain directors. The stock option agreements with the directors consist of the right to purchase an aggregate of 2,250 newly issued shares of bART at an exercise price of NLG 31 per share. The options are exercisable on or after April 25, 1998 and can be exercised until April 25, 2003 when they expire.

  For disclosure purposes under SFAS No. 123, the fair value of each stock option and granted is estimated on the date of the grant using the minimum value method. The assumptions used in the minimum value method are as follows:

          Fair value of underlying stock on date
           of grant............................... NLG 62
          Risk free interest rate................. 6%
          Expected life........................... 2 years
          Dividend yield.......................... 0

  Under the above method, the total value of the stock options granted to the directors is NLG 78 which would be recognized upon grant. Had stock compensation been recognized in accordance with SFAS 123, pro forma net loss would have been NLG 709.

  The total value of the stock options granted to the shareholders is NLG 37 which would be recognized as an equity transaction.

                               bART HOLDING B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (In thousands of NLG, except share data and per share data)


  Following is a summary of the Company's stock option activity:

                                           Number of      Weighted Average
                                         Stock Options Exercise Price (in NLG)
                                         ------------- -----------------------
   Balance at January 1, 1998...........       --                --
   Granted to Directors ................     2,250                31
   Granted to Stockholders..............     5,625                62
   Exercised............................       --                --
                                             -----               ---
   Balance at December 31, 1998.........     7,875                53
                                             -----               ---
   Number of Options Vested at December
    31, 1998............................       --

11. COMMITMENTS AND CONTINGENCIES

  Rent expense for the year ended December 31, 1998 was NLG 233. The Company recognises rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. During 1999, the Company moved to new offices and has entered into a new agreement which results in total commitments of NLG 1,725 over a five-year period.

  The Company leases office equipment under non-cancelable operating and capital leases with various expiration dates through 2001.

  Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to the year ended December 31, 1998 under non-cancelable operating leases:

  As of December 31, 1998, the Company had the following commitments:

                                                                       Operating
                                                                        leases
   Year ending December 31                                             ---------
   1999...............................................................     226
   2000...............................................................     446
   2001...............................................................     376
   2002...............................................................     345
   2003...............................................................     345
   Thereafter.........................................................     230
                                                                         -----
   Total minimum payments required....................................   1,968
                                                                         =====

12. SUBSEQUENT EVENTS

  On March 31, 1999, VIA purchased all the outstanding equity securities of bART from the existing stockholders for NLG 13,450. All short and long term borrowings and the related party loans were paid in April 1999 after the acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ESOTERICA--Novas Tecnologias de Informacao, SA

In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' deficit, and of cash flows expressed in thousand Escudos (PTE), present fairly, in all material respects, the financial position of ESOTERICA--Novas Tecnologias de Informacao, SA on December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with generally accepted auditing standards in Portugal, which are substantially similar to generally accepted auditing standards in the United States of America, and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers--Auditores e Consultores, Lda
Lisbon, Portugal
October 20, 1999

                ESOTERICA -- NOVAS TECNOLOGIAS DE INFORMACAO, SA

                                 BALANCE SHEET

              (All amounts in thousand PTE, except for share data)

                                                                   December 31,
                                                                       1998
                                                                   ------------
                              ASSETS
Current assets:
  Cash and cash equivalents....................................... PTE  15,545
  Accounts receivable.............................................      62,337
  Other accounts receivable.......................................      42,146
  Prepaid expenses................................................       6,637
  Inventory.......................................................          30
  Other current assets............................................         460
                                                                   -----------
    Total current assets..........................................     127,155
Property and equipment, net.......................................      61,694
Investment in affiliated company at cost..........................       2,435
                                                                   -----------
    Total assets.................................................. PTE 191,284
                                                                   ===========
              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................................ PTE  79,269
  Accrued liabilities.............................................      31,013
  Deferred revenue................................................      42,589
  Current portion of long-term debt...............................      41,000
  Other current liabilities.......................................      44,252
                                                                   -----------
  Total current liabilities.......................................     238,123
  Long-term debt, net of current portion..........................     100,000
  Other liabilities...............................................       9,797
                                                                   -----------
    Total liabilities.............................................     347,920
Commitments
Stockholders' Deficit:
  Common stock, PTE 1,000 par value; PTE 100,000 authorized, issued and outstanding shares.................................. PTE 100,000
  Accumulated deficit.............................................    (256,636)
                                                                   -----------
    Total stockholders' deficit...................................    (156,636)
                                                                   -----------
    Total liabilities and stockholders' deficit................... PTE 191,284
                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                 ESOTERICA--NOVAS TECNOLOGIAS DE INFORMACAO, SA

                            STATEMENT OF OPERATIONS

                         (All amounts in thousand PTE)

                                                                    Year ended
                                                                   December 31,
                                                                       1998
                                                                   ------------
Revenue...........................................................  PTE320,323
Cost of revenue...................................................    (174,903)
                                                                    ----------
Gross profit......................................................     145,420
Operating expenses:
  Selling, general and administrative.............................    (145,218)
  Depreciation and amortization...................................     (44,311)
                                                                    ----------
  Total operating expenses........................................    (189,529)
                                                                    ----------
Loss from operations..............................................     (44,109)
Interest expense..................................................     (12,520)
                                                                    ----------
Net loss..........................................................  PTE(56,629)
                                                                    ==========


   The accompanying notes are an integral part of these financial statements.

                ESOTERICA -- NOVAS TECNOLOGIAS DE INFORMACAO, SA

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                (All amounts in thousand PTE except share data)

                               Common Stock
                         ------------------------
                                                  Accumulated          Total
                         No. of shares   Amount     Deficit    Stockholders' Deficit
                         ------------- ---------- -----------  ---------------------
Balance at December 31,
 1997...................     45,000    PTE 45,000 PTE(200,007)      PTE(155,007)
Issuance of common
 stock..................     55,000        55,000         --             55,000
Net loss................        --            --      (56,629)          (56,629)
                            -------    ---------- -----------       -----------
Balance at December 31,
 1998...................    100,000    PTE100,000 PTE(256,636)      PTE(156,636)
                            =======    ========== ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                ESOTERICA -- NOVAS TECNOLOGIAS DE INFORMACAO, SA

                            STATEMENT OF CASH FLOWS

                         (All amounts in thousand PTE)

                                                                   Year ended
                                                                    December
                                                                      31,
                                                                      1998
                                                                   ----------
Cash flows from operating activities:
  Net loss........................................................ PTE(56,629)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................     44,311
Changes in assets and liabilities:
  Accounts receivable.............................................    (80,441)
  Prepaid expenses................................................         79
  Other current assets............................................      7,321
  Accounts payable................................................      5,291
  Accrued liabilities.............................................     18,849
  Deferred income.................................................     33,835
  Other liabilities...............................................     11,727
                                                                   ----------
    Net cash used in operating activities.........................    (15,657)
Cash flows from investing activities:
  Acquisition of property and equipment...........................     72,073
                                                                   ----------
    Net cash used in investing activities.........................    (72,073)
Cash flows from financing activities:
  Proceeds from debt..............................................     46,000
  Proceeds from issuance of common stock..........................     55,000
                                                                   ----------
    Net cash provided by financing activities.....................    101,000
                                                                   ----------
  Net increase in cash and cash equivalents.......................     13,270
  Cash and cash equivalents, beginning of year....................      2,275
                                                                   ----------
  Cash and cash equivalents, end of year.......................... PTE 15,545
                                                                   ==========


   The accompanying notes are an integral part of these financial statements.

                 ESOTERICA--NOVAS TECNOLOGIAS DE INFORMACAO, SA

                         NOTES TO FINANCIAL STATEMENTS

                (All amounts in thousand PTE except share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  Esoterica--Novas Tecnologias de Informacao, SA ("Company") was formed on February 17, 1995 to operate as an Internet service provider (ISP) in the city of Oporto. The Company now provides a full range of typical ISP services throughout Portugal, and has its headoffice in Lisbon. On May 13, 1999, 100% of the common stock was acquired by VIA NET.WORKS Europe Holding BV, a wholly-owned subsidiary of VIA NET.WORKS, Inc.

 Basis of Presentation

  The Company is required to maintain its accounting records in accordance with generally accepted accounting principles (GAAP) in the country of Portugal. These financial statements have been prepared in accordance with GAAP in the United States of America for the purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company, which in are significantly different. The accompanying financial statements include the results of the Company for the year ended December 31, 1998.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Risks and Uncertainties

  The Company has a limited operating history and its operations are subject to certain risks and uncertainties, including those associated with: the ability to meet obligations, continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquistions and strategic alliances, including their integration; managing rapid growth and expansion; international business activities; suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company's accounts receivable are derived from revenue earned

                 ESOTERICA--NOVAS TECNOLOGIAS DE INFORMACAO, SA

              (All amounts in thousand PTE except for share data)

from customers located in Portugal. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Inventory

  Inventory includes mainly CD ROMs and is stated at the lower of cost or market, cost being determined using the first in first out (FIFO) method.

 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. Cost includes major expenditures for improvements and replacements that extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment installations and building improvements.

  The Company finances part of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of three to five years, which are generally longer than the terms of the leases.

  Costs for internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

                 ESOTERICA--NOVAS TECNOLOGIAS DE INFORMACAO, SA

              (All amounts in thousand PTE except for share data)


  Revenue from consulting services is recognized as the services are provided. Revenue from hardware and third-party software sales is recognized upon shipment of the respective products. Through December 31, 1998, such sales have been immaterial. Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

 Costs of Revenues

  Costs of access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also includes fees paid for the network infrastructure, as well as other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Recent Pronouncements

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SOP 98-5, Reporting on the Costs of Start-Up Activities, both of which are required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The early adoption of SOP 98-1 and SOP 98-5 did not have a material effect on the Company's financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

                 ESOTERICA--NOVAS TECNOLOGIAS DE INFORMACAO, SA

                         NOTES TO FINANCIAL STATEMENTS

              (All amounts in thousand PTE except for share data)


NOTE 2: EQUIPMENT, FURNITURE AND FIXTURES

  Equipment, furniture and fixtures are comprised of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Internet and computer equipment.................................  PTE127,672
   Furniture and fixtures..........................................      10,786
   Accumulated depreciation........................................     (76,764)
                                                                     ----------
     Total.........................................................  PTE 61,694
                                                                     ==========

NOTE 3: BORROWINGS

 Notes payable

  At December 31, 1998, the Company had PTE 100,000 outstanding with Barclays Bank. The note expires in October 3, 2001 and bears interest at a rate of Lisbor (3 months) + 2.5% per annum. The note is guaranteed by the Company and its shareholders.

 Line of credit

  i) At December 31, 1998, the Company had PTE 31,000 outstanding and due under a line of credit with Barclays Bank. The line of credit provides for borrowings of up to PTE 50,000. This line of credit does not expire and charges interest at a rate of Lisbor (3 months) + 2.5% per annum. The line of credit is guaranteed by the Company and its shareholders.

  ii) At December 31, 1998, the Company had PTE 10,000 outstanding and due under a line of credit with Banco Mello. The line of credit provides for borrowings of up to PTE 10,000. This line of credit expires on December 31, 1999 and interest is charged at a rate of 7% per annum. The line of credit is guaranteed by the Company and its shareholders.

NOTE 4: COMMITMENTS

 Leases

  The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through March 16, 2000 and December 31, 2001. At December 31, 1998, the Company had PTE 27,975 outstanding and due under an equipment lease financing line with Mello Leasing (Mello Locacao e Renault Gest), with annual installments due of approximately PTE 10,000. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

NOTE 5: INCOME TAXES

  The gross deferred tax assets have been reduced by a valuation allowance because it is currently more likely than not that such benefits will not be realized. At December 31, 1998, the Company has potential net operating loss carryforwards of approximately PTE 255,000, which may be used to offset future taxable income. These carryforwards expire after 6 years from the date they are reported in the fiscal tax return.

NOTE 6: SUBSEQUENT EVENT

  Following the Company's acquisition on May 13, 1999, all bank borrowings have been repaid and replaced with advances from VIA NET.WORKS, Inc. in the amount of approximately PTE102,000.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of Worldwide Web Services Limited

In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' deficit, and of cash flows expressed in British Pounds present fairly, in all material respects, the financial position of Worldwide Web Services Limited as of May 27, 1999, and the results of its operations and its cash flows for the period from July 1, 1998 to May 27, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom which are substantially similar to generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Reading, United Kingdom
November 19, 1999

                         WORLDWIDE WEB SERVICES LIMITED

                                 BALANCE SHEET

              (All amounts in thousands of GBP, except share data)

                                                                    May 27,
                                                                     1999
                                                                  -----------
                             ASSETS
Current assets:
  Cash........................................................... (Pounds) 21
  Accounts receivable, net of allowance of (Pounds)11............         532
  Inventory......................................................          23
  Prepaid expenses...............................................          45
                                                                  -----------
    Total current assets.........................................         621
  Property and equipment, net....................................         199
                                                                  -----------
    Total assets................................................. (Pounds)820
                                                                  ===========
              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable............................................... (Pounds)252
  Accrued liabilities............................................          57
  Deferred revenue...............................................         559
  Related party loan.............................................          50
  Value Added Tax and other taxes................................         307
                                                                  -----------
    Total current liabilities....................................       1,225
Commitments
                      STOCKHOLDERS' DEFICIT
Common stock, (Pounds)1.00 par value, 100,000 shares Authorized;
 55,556 shares issued and outstanding............................          56
Additional paid-in capital.......................................         449
Accumulated deficit..............................................        (910)
                                                                  -----------
    Total stockholders' deficit..................................        (405)
                                                                  -----------
    Total liabilities and stockholders' deficit.................. (Pounds)820
                                                                  ===========


   The accompanying notes are an integral part of these financial statements.

                         WORLDWIDE WEB SERVICES LIMITED

                            STATEMENT OF OPERATIONS

                       (All amounts in thousands of GBP)

                                                                 For the period
                                                                  from July 1,
                                                                      1998
                                                                   to May 27,
                                                                      1999
                                                                 --------------
Revenue......................................................... (Pounds)1,438
Cost of revenue:
  Telecommunications services...................................           252
  Related party services........................................             6
                                                                 -------------
                                                                           258
                                                                 -------------
Gross profit....................................................         1,180
Selling, general and administrative expenses....................         1,890
Depreciation....................................................            56
                                                                 -------------
Net loss........................................................ (Pounds) (766)
                                                                 =============


   The accompanying notes are an integral part of these financial statements.

                         WORLDWIDE WEB SERVICES LIMITED

                       STATEMENT OF STOCKHOLDERS' DEFICIT

              (All amounts in thousands of GBP, except share data)

                           Common Stock    Additional                    Total
                         -----------------   Paid-in   Accumulated   Stockholders'
                         Shares   Amount     Capital     Deficit        Deficit
                         ------ ---------- ----------- ------------  -------------
Balance at July 1,
 1998...................   50   (Pounds)50 (Pounds)--  (Pounds)(144) (Pounds) (94)
Stock based
 compensation...........    6            6         449          --            455
Net loss................  --           --          --          (766)         (766)
                          ---   ---------- ----------- ------------  ------------
Balance at May 27,
 1999...................   56   (Pounds)56 (Pounds)449 (Pounds)(910) (Pounds)(405)
                          ===   ========== =========== ============  ============



   The accompanying notes are an integral part of these financial statements.

                         WORLDWIDE WEB SERVICES LIMITED

                            STATEMENT OF CASH FLOWS

                       (All amounts in thousands of GBP)

                                                                 For the Period
                                                                  From July 1,
                                                                      1998
                                                                   to May 27,
                                                                      1999
                                                                 --------------
Cash flows from operating activities:
 Net loss.......................................................  (Pounds)(766)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..................................................            56
  Provision for doubtful accounts...............................             8
  Stock based compensation expense..............................           449
  Changes in operating assets and liabilities:
   Accounts receivable..........................................          (266)
   Inventory....................................................            (7)
   Other current assets.........................................            12
   Accounts payable.............................................            99
   Accrued expenses.............................................            34
   Value Added Tax and other taxes..............................           281
   Deferred revenues............................................           216
                                                                  ------------
    Net cash provided by operating activities...................           116
Cash flows from investing activities:
  Purchases of property and equipment...........................          (124)
                                                                  ------------
    Net cash used in investing activities.......................          (124)
Cash flows from financing activities:
  Proceeds from issuance of common stock........................             6
                                                                  ------------
    Net cash provided by financing activities...................             6
    Net decrease in cash and cash equivalents...................            (2)
Cash at beginning of period.....................................            23
                                                                  ------------
Cash at end of period...........................................  (Pounds)  21
                                                                  ============


   The accompanying notes are an integral part of these financial statements.

                         WORLDWIDE WEB SERVICES LIMITED

                         NOTES TO FINANCIAL STATEMENTS

       (All amounts in thousands of GBP, except share and per share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  Worldwide Web Services Limited ("the Company") was formed on May 24, 1996 to operate as an internet service provider (ISP) in the town of Staines, England. On May 27, 1999, 100% of the common stock was acquired by VIA NET.WORKS, Inc. Worldwide Web Services Limited was acquired for total consideration of (Pounds)4,550.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principles (GAAP) in the United Kingdom. These financial statements have been prepared in accordance with GAAP in the United States for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the period from July 1, 1998 to May 27, 1999 (the date that the Company was acquired by VIA NET.WORKS Inc.).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other current liabilities. The carrying amounts of financial instruments approximate fair value due to their short-term maturities.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in United Kingdom. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Inventory

  Inventory consists primarily of work-in-progress regarding web site authoring and is stated at cost.

                         WORLDWIDE WEB SERVICES LIMITED

       (All amounts in thousands of GBP, except share and per share data)


 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows:

          Machinery and Equipment................... 4 years
          Vehicles.................................. 4 years
          Furniture and Fixtures.................... 4 years

  Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred.

  Costs for internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Income Taxes

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred tax liabilities and assets are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance, and releases to revenue ratably over subscription term ranging from three to twelve months.

  Revenue from consulting services is recognized as the services are provided. Revenue from hardware and third party software sales is recognized upon shipment of the respective products. Through May 27, 1999, such sales have been immaterial. Other revenues include network installation, maintenance and consulting services. These services are provided on a time-and-material basis and revenue is recognized based upon time (at established rates) and other direct costs as incurred.

                         WORLDWIDE WEB SERVICES LIMITED

       (All amounts in thousands of GBP, except share and per share data)


 Costs of Revenues

  Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure, license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services.

 Advertising Costs

  Advertising costs are charged to operations when incurred. There were no advertising expenses incurred for the period from July 1, 1998 to May 27, 1999.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

 Recent Pronouncements

  In March 1998, the American Institute of Certified Public Accounts ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The early adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following :

   Machinery and equipment......................................... (Pounds)274
   Vehicles........................................................          13
   Furniture and fixtures..........................................          20
                                                                    -----------
                                                                            307
   Less: Accumulated depreciation..................................        (108)
                                                                    -----------
     Total......................................................... (Pounds)199
                                                                    ===========

                         WORLDWIDE WEB SERVICES LIMITED

       (All amounts in thousands of GBP, except share and per share data)


  Depreciation expense for the period from July 1, 1998 to May 27, 1999 was (Pounds)56.

NOTE 3: COMMITMENTS

 Operating Leases

  The Company leases office space under noncancelable operating leases that expire in 2007. Rent expense for the period from July 1, 1998 to May 27, 1999 was (Pounds)83. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense as incurred over the lease period. Future minimum lease payments under noncancelable operating leases, including lease commitments entered into subsequent to May 27, 1999 under noncancelable operating leases are as follows:

                                                                      Operating
   Period Ended                                                        Leases
   May 27,                                                           -----------
   2000............................................................. (Pounds)114
   2001.............................................................         114
   2002.............................................................         114
   2003.............................................................         114
   2004.............................................................         114
   Thereafter.......................................................         314
                                                                     -----------
   Total minimum lease payments..................................... (Pounds)884
                                                                     ===========

  In March of 2002, the Company's operating leases will be reviewed by the landlord and a new monthly rental expense will be assessed at that time through March of 2007.

NOTE 4: STOCKHOLDERS' DEFICIT

  The Company's Memorandum and Articles of Association, as amended, authorize the Company to issue 100,000 shares of (Pounds)1.00 par value common stock. Holders of the Company's common stock are entitled to one vote per share. The Board of Directors is elected by a majority vote of the shares of common stock voting thereon and any action to be taken by the stockholders requires a majority vote of the shares of common stock voting thereon.

  In May 1999, 5,556 common stock shares were issued to two key employees at a price below the fair market value at the date of the issuance. The exercise price paid by the employees was (Pounds)1 per share. Fair market value at the date of issuance was (Pounds)81.89 per share. The Company recognized (Pounds)449 in compensation expense and (Pounds)235 in related taxes, during the period from July 1, 1998 to May 27, 1999 in connection with the issuance of common stock. Compensation expense is equal to the difference between what the employees paid for the shares and the amount that VIA NET.WORKS, Inc. subsequently paid to acquire the shares. Had the Company determined compensation cost for these shares in accordance with SFAS No. 123, the Company's pro forma results would not have differed materially from the reported amount.

                         WORLDWIDE WEB SERVICES LIMITED

                         NOTES TO FINANCIAL STATEMENTS

       (All amounts in thousands of GBP, except share and per share data)


NOTE 5: INCOME TAXES

  No provision for income taxes was recorded from the period July 1, 1998 through May 27, 1999 as the Company incurred net operating losses during the period. The components of the net deferred tax asset as of May 27, 1999 is as follows:

          Net operating loss carry forwards.......  (Pounds)43
          Cumulative temporary differences........          (8)
                                                   -----------
                                                            35
          Valuation allowance.....................         (35)
                                                   -----------
          Net deferred tax asset.................. (Pounds)--
                                                   ===========

  Management has evaluated the positive and negative evidence impacting the realizeability on the deferred tax asset. Management has considered the history of losses and has concluded that as of May 27, 1999, the deferred tax asset more likely than not will not be realized. Therefore, management has recorded a full valuation allowance against the deferred tax asset. Net operating losses for tax purposes can be carried forward indefinitely to offset future taxable income from Internet services.

NOTE 6: RELATED PARTY TRANSACTIONS

  During the period presented, the Company purchased goods and services for a total of (Pounds)6 from a related party, a relative of a director. At May 27, 1999 the Company owed a total of (Pounds)50 to two related parties, split equally. The related parties were a director and a company in which a director has an interest. Neither loan was interest bearing and both were repaid subsequent to May 27, 1999 shortly after the end of the period.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Netlink Internet Services Limited

In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' deficit, and of cash flows expressed in British Pounds present fairly, in all material respects, the financial position of Netlink Internet Services Limited as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom which are substantially similar to generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Reading, United Kingdom
November 19, 1999

                       NETLINK INTERNET SERVICES LIMITED

                                 BALANCE SHEETS

              (All amounts in thousands of GBP, except share data)

                                                       December 31,   June 30,
                                                           1998         1999
                                                       ------------  -----------
                                                                     (Unaudited)
                       ASSETS
Current assets:
  Cash...............................................  (Pounds)  2   (Pounds)207
  Accounts receivable, net of allowance of (Pounds)79
   in 1998 and (Pounds)65 (unaudited) in 1999........           62           181
  Prepaid expenses...................................           97           132
                                                       -----------   -----------
    Total current assets.............................          161           520
Property and equipment, net..........................           72           119
                                                       -----------   -----------
    Total assets.....................................  (Pounds)233   (Pounds)639
                                                       -----------   -----------
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities...........  (Pounds)220   (Pounds)233
  Deferred revenue...................................          605           780
  Bank overdraft.....................................           53           137
  Loan due to VIA NET.WORKS, Inc.....................          --            200
  Other current liabilities..........................            7            19
  Loan from stockholder..............................           94            86
  Value Added Tax and other taxes....................           79            83
                                                       -----------   -----------
Total current liabilities............................        1,058         1,538
Commitments
                STOCKHOLDERS' DEFICIT
Common stock, (Pounds)0.01 par value; authorized: 400
 shares; authorized issued and outstanding 200 shares
 in 1998 and 400 shares in 1999 (unaudited)..........          --            --
Additional paid-in capital...........................          --              1
Accumulated deficit..................................         (825)         (900)
                                                       -----------   -----------
Total stockholders' deficit..........................         (825)         (899)
                                                       -----------   -----------
Total liabilities and stockholders' deficit..........  (Pounds)233   (Pounds)639
                                                       ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                       NETLINK INTERNET SERVICES LIMITED

                            STATEMENTS OF OPERATIONS

                       (All amounts in thousands of GBP)

                                                      Six Months   Six Months
                                       For the Year     Ended         Ended
                                          Ended        June 30,     June 30,
                                       December 31,      1998         1999
                                           1998      (Unaudited)   (Unaudited)
                                       ------------  ------------  -----------
Revenue............................... (Pounds) 873  (Pounds) 373  (Pounds)702
Cost of revenue.......................          383           119          119
                                       ------------  ------------  -----------
Gross profit..........................          490           254          583
Operating expenses:
  Selling, general and administrative
   expenses...........................          792           382          617
  Research and development............           32           --           --
  Depreciation........................           52            10           30
                                       ------------  ------------  -----------
Loss from operations..................         (386)         (138)         (64)
Other expenses:
  Interest expense....................           13             5            3
  Foreign currency loss...............            3           --             8
                                       ------------  ------------  -----------
Net loss.............................. (Pounds)(402) (Pounds)(143) (Pounds)(75)
                                       ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                       NETLINK INTERNET SERVICES LIMITED

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

              (All amounts in thousands of GBP, except share data)

                             Common Stock    Additional                    Total
                          ------------------   Paid-in   Accumulated   Stockholders'
                          Shares   Amount      Capital     Deficit        Deficit
                          ------ ----------- ----------- ------------  -------------
Balance at December 31,
 1997...................   200   (Pounds)--  (Pounds)--  (Pounds)(423) (Pounds)(423)
Net loss................   --            --          --          (402)         (402)
                           ---   ----------- ----------- ------------  ------------
Balance at December 31,
 1998...................   200   (Pounds)--          --  (Pounds)(825) (Pounds)(825)
Issuance of common stock
 (unaudited)............   200           --            1          --              1
Net loss (unaudited)....   --            --          --           (75)          (75)
                           ---   ----------- ----------- ------------  ------------
Balance at June 30, 1999
 (unaudited)............   400   (Pounds)--  (Pounds)  1 (Pounds)(900) (Pounds)(899)
                           ===   =========== =========== ============  ============



   The accompanying notes are an integral part of these financial statement.

                       NETLINK INTERNET SERVICES LIMITED

                            STATEMENTS OF CASH FLOWS

                       (All amounts in thousands of GBP)

                                                      Six Months   Six Months
                                         For the        Ended         Ended
                                        Year Ended     June 30,     June 30,
                                         December        1998         1999
                                         31, 1998    (Unaudited)   (Unaudited)
                                       ------------  ------------  -----------
Cash flows from operating activities:
Net loss.............................  (Pounds)(402) (Pounds)(143) (Pounds)(75)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
  Depreciation.......................            52            10           30
  Provision for doubtful accounts....            51           --           --
  Changes in operating assets and
   liabilities:
    Accounts receivable..............           (54)         (100)        (119)
    Prepaid expenses.................           (96)           (2)         (35)
    Accounts payable and accrued
     liabilities.....................           108            52           13
    Deferred revenue.................           330           218          175
    Value Added Tax and other taxes..            54            26            4
    Other creditors..................           (41)          (48)          12
                                       ------------  ------------  -----------
Net cash provided by operating
 activities..........................             2            13            5
Cash flows from investing activities:
Acquisition of property and
 equipment...........................           (67)          (26)         (77)
                                       ------------  ------------  -----------
Net cash used in investing
 activities..........................           (67)          (26)         (77)
Cash flows from financing activities:
  Proceeds from loan due to VIA
   NET.WORKS Inc.....................           --            --           200
  Bank overdraft.....................           --            --            84
  Payments on short-term debt........            39           (14)
  Proceeds from issuance of common
   stock.............................           --            --             1
  Amounts owed to stockholder........            26            12           (8)
                                       ------------  ------------  -----------
Net cash provided by (used in)
 financing activities................            65            (2)         277
Net (decrease) increase in cash......           --            (15)         205
Cash, beginning of period............             2             2            2
                                       ------------  ------------  -----------
Cash, end of period..................  (Pounds)   2  (Pounds) (13) (Pounds)207
                                       ============  ============  ===========

 Supplementary disclosure of cash flow information:

  The Company paid approximately (Pounds)13 for interest for the year ended December 31, 1998 and (Pounds)5 and (Pounds)3 for the unaudited six month periods ended June 30, 1998 and 1999, respectively.

   The accompanying notes are an integral part of these financial statements.

                       NETLINK INTERNET SERVICES LIMITED

                         NOTES TO FINANCIAL STATEMENTS

        (All amounts in thousands GBP, except share and per share data)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  Netlink Internet Services, Ltd. ("the Company") was formed on September 7, 1995 to operate as an Internet service provider (ISP) in the city of London, England. On July 9, 1999, 100% of the common stock was acquired by VIA NET.WORKS, Inc., for total consideration of (Pounds)7,500.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principles (GAAP) in the United Kingdom. These financial statements have been prepared in accordance with GAAP in the United States for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended December 31, 1998 and for the unaudited six month periods ended June 30, 1998 and 1999.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of long-term debt and capital lease obligations approximate fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three years. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred.

  Costs for internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is

                       NETLINK INTERNET SERVICES LIMITED

        (All amounts in thousands GBP, except share and per share data) considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Income Taxes

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred tax liabilities and assets are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance and releases to revenue ratably over subscription term ranging from three to twelve months.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company's accounts receivable are derived from revenue earned from customers located in United Kingdom and from other European countries. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

 Costs of Revenues

  Costs of access revenues primarily consist of telecommunication expenses inherent in the network infrastructure. Costs of access revenues also includes fees paid for lease of the company's network infrastructure, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for operation and support services.

 Advertising Costs

  Advertising costs are charged to operations when incurred. Advertising expense for the year ended December 31, 1998, was (Pounds)126.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunication facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

                       NETLINK INTERNET SERVICES LIMITED

        (All amounts in thousands GBP, except share and per share data)


 Research and Development

  Costs incurred in research and development are charged to operations when incurred. Research and development expense for the year ended December 31, 1998 and the unaudited periods ended June 30, 1998 and 1999 were (Pounds)32, (Pounds)Nil (unaudited) and (Pounds)Nil (unaudited) respectively.

 Recent Pronouncements

  In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The early adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

 Unaudited Interim Financial Information

  The interim financial information for the six months ended June 30, 1998 and 1999 included herein is unaudited. However, the company believes that interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Computer equipment............................................. (Pounds)132
   Furniture and fixtures.........................................          12
                                                                   -----------
                                                                           144
   Less: accumulated depreciation.................................         (72)
                                                                   -----------
     Total........................................................ (Pounds) 72
                                                                   ===========

                       NETLINK INTERNET SERVICES LIMITED

        (All amounts in thousands GBP, except share and per share data)

NOTE 3: OTHER CURRENT LIABILITIES

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Value Added Tax and other taxes................................. (Pounds) 79
   Other creditors.................................................           7
   Amounts owed to director (see Note 8)...........................          94
                                                                    -----------
     Total......................................................... (Pounds)180
                                                                    ===========

NOTE 4: BANK OVERDRAFT

  Short-term debt consists of bank overdrafts at December 31, 1998 and June 30, 1999 (unaudited). The bank overdrafts accrued interest at a rate of 2.5% per annum above the bank's base rate and are repayable on demand.

  Interest expense for the year ended December 31, 1998 and the unaudited periods ended June 30, 1998 and 1999 were (Pounds)13, (Pounds)5 and (Pounds)3 respectively.

NOTE 5: COMMITMENTS

 Operating Leases

  The Company leases office space under noncancelable operating leases with various expiration dates through 2000 with options for renewals. Rent expense totalled approximately (Pounds)36 for the year ended December 31, 1998 and (Pounds)16 and (Pounds)18 for the unaudited six month periods ended June 30, 1998 and 1999, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. Future minimum lease payments under noncancelable operating leases are as follows:

   Year Ended
   December 31,
   1999.............................................................. (Pounds)35
   2000..............................................................          9
                                                                      ----------
                                                                      (Pounds)44
                                                                      ==========

NOTE 6: STOCKHOLDERS' EQUITY

 Common Stock

  The Company's Articles of Incorporation authorized the Company to issue 400 shares of (Pounds)0.01 par value Common Stock. Holders of the Company's Common Stock are entitled to one vote per share. The Board of Directors is elected by a majority vote of the shares of Common Stock voting thereon and any action to be taken by the shareholders requires a majority vote of the shares of Common Stock voting thereon.

                       NETLINK INTERNET SERVICES LIMITED

                         NOTES TO FINANCIAL STATEMENTS

               (All amounts in thousands GBP, except share data)


NOTE 7: INCOME TAXES

  Deferred tax assets and liabilities consist of the following:

                                                                   December 31,
                                                                       1998
                                                                   ------------
   Deferred tax assets:
     Net operating losses......................................... (Pounds) 51
   Gross deferred tax liabilities:
     Depreciation and other.......................................          (5)
                                                                   -----------
   Net deferred tax asset.........................................          46
     Valuation allowance..........................................         (46)
                                                                   -----------
                                                                   (Pounds)--
                                                                   ===========

  The Company has established a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. These net operating losses are available for carryforward indefinitely and can be offset against future profits of the same trade. While the need for the valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense. No cash was paid for income taxes in the year ended December 31, 1998.

NOTE 8: RELATED PARTY TRANSACTIONS

  Throughout the year ended December 31, 1998 and the unaudited six months period ended June 30, 1999, a director of Netlink Internet Services Limited paid trade invoices in the amount of (Pounds)6 and (Pounds)0 nil, respectively, for normal operating expenses on behalf of the Company. The Company repaid the outstanding liability to the director in July of 1999 and was not required to pay interest on the amounts owed.

  On February 8, 1999 VIA NET.WORKS, Inc. loaned (Pounds)200 (unaudited) to Netlink Internet Services Limited. This is due for repayment on December 1, 1999 together with interest charged at a per annum rate of 6.6875%.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of DISBUMAD, SL

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Disbumad, SL at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for the opinion expressed above.

Yours faithfully,

PricewaterhouseCoopers Auditores, S.L.
Seville, Spain
October 29, 1999

                                  DISBUMAD, SL

                                 BALANCE SHEETS

             (All amounts expressed in thousands of pesetas--Pths)

                                                                    June 30,
                                                       December       1999
                                                       31, 1998    (Unaudited)
                       ASSETS
Current Assets
  Cash and cash equivalents.......................... Pths 20,591  Pths 11,570
  Trade accounts receivable (net of allowance of Pths
   3 and Pths 4 at December 31, 1998 and June 30,
   1999, respectively)...............................       3,024        5,932
  Inventory..........................................       7,694          --
  Prepayments and other accounts receivable..........       7,830        2,642
                                                      -----------  -----------
    Total Current Assets.............................      39,139       20,144
Tangible Fixed assets, net...........................      96,391       21,727
Intangible assets, net...............................       1,669        1,775
Assets transferred to shareholders...................         --        84,430
                                                      -----------  -----------
    TOTAL ASSETS..................................... Pths137,199  Pths128,076
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Accounts payable................................... Pths 43,926  Pths 40,504
  Accrued liabilities................................      10,184       10,184
  Loans payable to stockholders......................      30,596       30,596
  Other short-term debt..............................       6,417        5,282
  Short-term portion of capital lease obligations....       1,527        1,574
  Other creditors....................................       8,378       18,090
  Taxes payable......................................       9,391        8,167
  Deferred revenue...................................      76,308      103,425
                                                      -----------  -----------
    Total Current Liabilities .......................     186,727      217,822
Long-term debt.......................................      52,669       49,898
Capital lease obligations............................       3,844        3,011
Commitments and Contingencies (see note 5)...........         --           --
                                                      -----------  -----------
    Total Liabilities ...............................     243,240      270,731
Stockholders' Deficit
Common stock Pths 10 Par Value; 4,849 Shares
 Authorized, Issued and Outstanding .................      48,490       48,490
Accumulated deficit..................................    (154,531)    (191,145)
                                                      -----------  -----------
    Total............................................    (106,041)    (142,655)
                                                      -----------  -----------
    TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT........ Pths137,199  Pths128,076
                                                      ===========  ===========

                                  DISBUMAD, SL

                            STATEMENTS OF OPERATIONS

             (All amounts expressed in thousands of pesetas--Pths)

                                                    Six months    Six months
                                                      ended         ended
                                      Year ended     June 30,      June 30,
                                     December 31,      1998          1999
                                         1998      (Unaudited)   (Unaudited)
                                     ------------  ------------  ------------
Revenue............................. Pths 140,953  Pths  60,471  Pths 104,374
                                     ------------  ------------  ------------
Internet Services Operating Costs...       49,515        29,939        75,417
Selling, General and Administrative
 Expenses...........................       95,741        42,234        50,042
Depreciation and Amortization.......        7,248         3,098         4,578
                                     ------------  ------------  ------------
Loss from Operations................      (11,551)      (14,800)      (25,663)
Interest Expense....................        5,729         2,632         1,285
                                     ------------  ------------  ------------
Net loss, before Discontinued
 Operations.........................      (17,280)      (17,432)      (26,948)
                                     ------------  ------------  ------------
Discontinued Operations.............      (21,866)       (3,073)       (9,666)
                                     ------------  ------------  ------------
Net Loss............................ Pths (39,146) Pths (20,505) Pths (36,614)
                                     ============  ============  ============

                                  DISBUMAD, SL

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

   (All amounts expressed in thousands of pesetas--Pths except share amounts)

                                   Common Stock                       Total
                                ------------------  Accumulated   Stockholders'
                                Shares   Amount       Deficit        Deficit
                                ------ ----------- -------------  -------------
Balance at January 1, 1998....  4,849  Pths 48,490 Pths (115,385) Pths (66,895)
Net loss for the year.........    --           --        (39,146)      (39,146)
Balance at December 31, 1998..  4,849       48,490      (154,531)     (106,041)
Net loss for the period
 (Unaudited)..................    --           --        (36,614)      (36,614)
                                -----  ----------- -------------  ------------
Balance at June 30, 1999
 (Unaudited)..................  4,849  Pths 48,490 Pths (191,145) Pths(142,655)
                                =====  =========== =============  ============

                                  DISBUMAD, SL

                            STATEMENTS OF CASH FLOWS

             (All amounts expressed in thousands of pesetas--Pths)

                                                     Six months    Six months
                                                       ended         ended
                                       Year ended     June 30,        June
                                      December 31,      1998        30, 1999
                                          1998      (Unaudited)   (Unaudited)
                                      ------------  ------------  ------------
Cash flows from operating
 activities:
  Net loss..........................  Pths (39,146) Pths (20,505) Pths (36,614)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
Depreciation and amortization.......         9,996         4,432         5,952
Changes in assets and liabilities:
Allowance for doubtful accounts.....           821           410         1,712
Accounts receivable.................         9,875         4,168        (4,620)
Prepaid expenses and other..........        (7,073)         (508)        5,188
Inventory...........................           555           265        (1,977)
Accounts payable, accrued
 liabilities and other creditors....        27,656         4,561         6,290
Deferred revenue....................        39,389        23,247        27,117
Value Added Tax and other taxes.....        (3,677)       (4,761)       (1,224)
                                      ------------  ------------  ------------
Net cash provided by operating
 activities.........................        38,396        11,309         1,824
                                      ------------  ------------  ------------
Cash flows from investing
 activities:
Acquisition of equipment and
 furniture..........................       (13,478)       (3,254)       (6,153)
                                      ------------  ------------  ------------
Net cash used in investing
 activities.........................       (13,478)       (3,254)       (6,153)
                                      ------------  ------------  ------------
Cash flows from financing
 activities:
Payments of capital lease
 obligations........................        (1,676)         (957)         (786)
Payment of loans....................        (8,180)       (4,861)       (3,906)
                                      ------------  ------------  ------------
Net cash used in financing
 activities.........................        (9,856)       (5,818)       (4,692)
                                      ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents...................        15,062         2,237        (9,021)
                                      ------------  ------------  ------------
Cash and cash equivalents, beginning
 of period..........................         5,529         5,529        20,591
                                      ------------  ------------  ------------
Cash and cash equivalents, end of
 period.............................  Pths  20,591  Pths   7,766  Pths  11,570
                                      ============  ============  ============

                                  DISBUMAD, SL

                       NOTES TO THE FINANCIAL STATEMENTS
    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas--Pths except share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Operations

  DISBUMAD, SL (the "Company") was formed on October 27, 1994 to operate as an online bookshop. During 1997, the company started its activities as an Internet Services Provider (ISP) in Spain. On August 26, 1999 the Company was acquired by VIA NET.WORKS, Inc.

 Basis of Presentation

  The Company maintains its accounting records in accordance with generally accepted accounting principles (GAAP) in Spain. These financial statements have been prepared in accordance with GAAP in the United States of America for purposes of filing with the Securities and Exchange Commission and do not represent the statutory financial statements of the Company. The accompanying financial statements include the results of the Company for the year ended December 31, 1998.

 Interim Financial Information

  Interim financial information for the six months ended June 30, 1998 and 1999 included herein is unaudited. However, the Company believes the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

 Fair Value of Financial Instruments

  Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. No significant concentration of credit risk exists.

                                  DISBUMAD, SL

    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas--Pths except share amounts)


 Inventory

  Inventory consists of books and is stated at the lower of cost or market, cost being determined by their purchase price.

 Tangible Fixed Assets

  Fixed assets are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally four to ten years. Cost includes major expenditures for improvements and replacements which extend the useful life or increase capacity of the asset and interest cost associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred.

  Costs for internally generated internal use software are expensed as incurred.

 Long-Lived Assets

  The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

 Advertising Expense

  Costs related to advertising and promotion of services is charged to sales and marketing expense as incurred.

  The Company contracted for an advertising campaign on November 15, 1998 for a twelve-month period for a total amount of Pths 4,644. As of December 31, 1998 the balance of Pths 4,562 related to this contract is included as a prepayment and will be expensed as the services are rendered.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates.

 Revenue Recognition

  Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and collected in advance.

  Revenue from consulting services is recognized as the services are provided. Revenue from books sales is recognized upon shipment of the product.

                                  DISBUMAD, SL

    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas-Pths except share amounts)


 Cost of Revenues

  Costs of access revenues consists of telecommunication expenses inherent in the network infrastructure.

  Cost of books sold are recorded at their carrying value.

 Sources of Suppliers

  The Company relies on local telephone companies and other companies to provide data communications. Although Management believes that alternative telecommunication facilities could be found in a timely manner, however any disruption of these services could have an adverse effect on operating results.

 Comprehensive Income

  The Company has adopted the accounting treatment prescribed by SFAS No. 130, Comprehensive Income. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. The adoption of this statement has not impacted the Company's financial statements as a result of the Company not having any comprehensive income other than net loss during the periods presented.

 Segment Reporting

  The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not effect the Company's results of operations or financial position. The Company operates in two segments, bookshop and ISP. All operations are made within Spain.

 Recent Pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of SFAS No. 133. Subsequent to the issuance of SFAS No. 133, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS No. 137"), which defers the effective date of SFAS No. 133 to periods beginning after June 15, 2000. The Company has not committed or expects to commit to any derivative instrument transactions, and thus does not anticipate that this pronouncement will have a significant effect on its results.

  In 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which is required to be adopted for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for

                                  DISBUMAD, SL

    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas-Pths except share amounts)

the costs of computer software developed or obtained for internal use, determining whether computer software is for internal use, and when costs incurred for internal-use computer software are and are not capitalized. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

2. TANGIBLE FIXED ASSETS

  Fixed assets are comprised of the following:

                                                               December 31, 1998
                                                               -----------------
   Buildings..................................................    Pths 83,441
   Computers & equipment......................................         30,971
   Vehicles...................................................            128
   Furniture & fixtures.......................................          9,085
                                                                  -----------
   Total Tangible Assets......................................        123,625
   Accumulated depreciation...................................        (27,234)
                                                                  -----------
                                                                  Pths 96,391
                                                                  ===========

  Depreciation expense for the year ended December 31, 1998 was Pths 9,255.

  The cost of fixed assets at December 31, 1998 and June 30, 1999 includes approximately Pths 6,418 in equipment under capital leases. Related depreciation during the year ended December 31, 1998 was Pths 1,605.

  The Companys building is mortgaged by a loan signed with La Caixa (see note
4).

3. OTHER CREDITORS

  Other creditors consist of the following:

                                                               December 31, 1998
                                                               -----------------
   Bonuses to be paid.........................................    Pths 3,387
   Commissions................................................         4,582
   Others.....................................................           409
                                                                  ----------
     Total....................................................    Pths 8,378
                                                                  ==========

4. CURRENT AND LONG-TERM DEBT

  Current and long-term debt consist of the following:

                                                                December 31,1998
                                                                ----------------
   Loan payable to bank........................................   Pths 16,757
   Mortgaged loan..............................................        42,329
                                                                  -----------
     Total.....................................................        59,086
                                                                  -----------
   Less current portion........................................        (6,417)
                                                                  -----------
   Long term debt..............................................   Pths 52,669
                                                                  ===========

                                  DISBUMAD, SL

    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas--Pths except share amounts)


  The above obligations are payable as follows:

                                                               December 31, 1998
                                                               -----------------
   1999.......................................................    Pths  6,417
   2000.......................................................          7,788
   2001.......................................................          7,975
   2002.......................................................          8,173
   2003.......................................................          4,382
   Thereafter.................................................         24,351
                                                                  -----------
     Total debt...............................................    Pths 59,086
                                                                  ===========

  The loan payable to BSCH bank totalling Pths 20,000 was formalised on January 30, 1998 with a maturity date of January 30, 2003. This loan bears interest at an annual rate of 5.85%. The mortgaged loan was formalised with La Caixa totalling Pths 49,030 on November 15, 1994 and has a maturity date of November 15, 2009. This loan bears interest rate of 5.75%. The building is mortgaged to guarantee the payment of said loan.

  Prior to the acquisition by VIA NET.WORKS, Inc. the mortgaged loan was transferred to its previous stockholders (see note 10).

 Leases

  The Company leases computers under capital leases which expire in 2002. The Company depreciates these assets over the life of the lease agreement or estimated life of the asset, which ever is shorter.

  Future minimum lease payments under capital leases for the next four years net of the interest component are as follows:

                                                               December 31, 1998
                                                               -----------------
   1999.......................................................    Pths 1,527
   2000.......................................................         1,572
   2001.......................................................         1,572
   2002.......................................................           700
                                                                  ----------
     Total lease debt.........................................    Pths 5,371
                                                                  ==========

5. CONTINGENCIES

  From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the results of operations or financial position of the Company.

6. STOCKHOLDERS' DEFICIT

  As of December 31, 1998, there were 4,849 ordinary common stock shares of 10,000 pesetas par value each, authorised, issued and outstanding.

  According to Spanish law, the Company is in situation of legal dissolution as it presents negative equity in the two periods disclosed (see note 10).

                                  DISBUMAD, SL

    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas--Pths except share amounts)


7. INCOME TAXES

  The provision for income taxes is as follows:

                                                               December 31, 1998
                                                               -----------------
   Income Tax benefit.........................................       13,701
   Valuation allowance........................................      (13,701)
                                                                    -------
                                                                        --
                                                                    =======

  The amounts of assets and liabilities for financial reporting purposes under US GAAP differ significantly from their respective tax bases, which are similar to the local statutory reporting basis. The most significant difference relates to deferred revenue. Deferred taxes are calculated at the statutory rate of 35%.

  Deferred tax assets consist of the following:

                                                               December 31, 1998
                                                               -----------------
   Tax credit on statutory loss carryforward..................        2,478
   Temporary differences (statutory vs US GAAP)...............       51,608
                                                                    -------
                                                                     54,086
   Valuation allowance........................................      (54,086)
                                                                    -------
   Net Deferred Tax Asset.....................................          --
                                                                    =======

  The Company has established a valuation allowance for deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. The related operating loss carryforwards expire at various future dates through 2008. While the need for the valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefit of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense. No cash was paid for income taxes in the periods reported.

  The Company's net tax loss carry-forwards as of December 31, 1998 expire as follows:

                                                                          Amount
   Expiration date                                                        ------
   December 31, 2006..................................................... 1,469
   December 31, 2007..................................................... 5,611
                                                                          -----
                                                                          7,080
                                                                          =====

  An additional loss carry-forward of Pths 9,432 to expire in 2009 results from the estimated tax loss for the period ended June 30, 1999, which will be included in the annual income tax return for 1999.

  Temporary differences will be accounted for in local statutory accounting records at 1999 year-end, therefore generating additional tax loss carryforwards that will expire in year 2009.

8. RELATED PARTY TRANSACTIONS

  During 1995 and 1996, the Company borrowed Pths 12,754 and Pths 10,000 respectively from its stockholders. At December 31, 1998 and June 30, 1999, the aggregate outstanding principal balances were Pths 30,596 and Pths 30,596 respectively. The loans bear interest at 9.3% per annum and have no specified maturity dates. The Company repaid the loans in August 1999.

                                  DISBUMAD, SL

                       NOTES TO THE FINANCIAL STATEMENTS
    (Information for the six months ended June 30, 1999 and June 30, 1998 is unaudited)
   (All amounts expressed in thousands of pesetas--Pths except share amounts)


  As of December 31, 1998 and June 30, 1999, there was accrued interest relating to these loans for Pths 10,184 and Pths 10,184, respectively.

  Disbumad, SL purchases books from its stockholders. The purchases in the year ended December 31, 1998 and in the six-month periods ended June 30, 1999 were Pths 15,529 and Pths 7,948. The outstanding amounts to be paid as of December 31, 1998 and June 30, 1999 were Pths 3,031 and Pths 3,837.

  The Company made payments of Pths 2,175 and Pths 6,080 to the members of the Board of Directors in the year ended December 31, 1998 and in the six-month period ended June 30, 1999, respectively.

  Prior to the acquisition by VIA NET.WORKS, Inc. the Company paid the outstanding balances owed to its stockholders.

9. SEGMENT INFORMATION

                                Year ended                  Six months ended              Six months ended
                             December 31, 1998               June 30, 1998                  June 30, 1999
                         ---------------------------  ----------------------------  ------------------------------
                         Bookshop  Internet   Total   Bookshop  Internet    Total   Bookshop Internet     Total
                                                               (Unaudited)                             (Unaudited)
Revenues................  41,687   140,953   182,640   22,793     60,471    83,264   17,127  104,374     121,501
Cost of revenue.........  29,180    49,515    78,695   11,900     29,939    41,839   11,012   75,417      86,429
Selling, general and
 administrative
 expenses...............  29,057    95,741   124,798   11,236     42,234    53,470   13,751   50,042      63,793
Depreciation and
 Amortization...........   2,748     7,248     9,996    1,334      3,098     4,432    1,374    4,578       5,952
                         -------   -------   -------   ------    -------   -------   ------  -------     -------
Loss from operations.... (19,298)  (11,551)  (30,849)  (1,677)   (14,800)  (16,477)  (9,010) (25,663)    (34,673)
Interest expenses.......   2,568     5,729     8,297    1,396      2,632     4,028      656    1,285       1,941
                         -------   -------   -------   ------    -------   -------   ------  -------     -------
Net Loss................ (21,866)  (17,280)  (39,146)  (3,073)   (17,432)  (20,505)  (9,666) (26,948)    (36,614)
                         =======   =======   =======   ======    =======   =======   ======  =======     =======
Total Assets at period
 end....................  68,286    68,913   137,199   63,056     56,501   119,557   64,851   63,225     128,076
                         =======   =======   =======   ======    =======   =======   ======  =======     =======

10. SUBSEQUENT EVENTS

 Audited

  VIA NET.WORKS, Inc. acquired 85.23% of Disbumad, SL common stock as of August 26, 1999. Subject to the purchase agreement, Disbumad, SL will increase its equity by Pths 303,000 in three tranches.

  The first increase has been completed in August, 1999 for Pths 101,000. This increase was formalized with a common stock increase of Pths 5,390 and a premium of Pths 95,610. The following increases are expected for the same amount in February, 2000 and August, 2000.

  Prior to the acquisition by VIA NET.WORKS, the Company sold the assets relating to the bookshop activity to its previous stockholders. The main assets sold were the office building, some equipment, furniture and inventory for a total amount of Pths 85,076. This operation had a positive impact of Pths 71 in the Profit and Loss account in August, 1999.

 Unaudited

  During November 1999, the Board of Directors will submit to the approval of the shareholders, the merger of Disbumad, SL with its Holding Company, Via Net Works Spain Holdings, SL. Management expects that this transaction will not have any impact in the activities of the Company.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Infoacces, S. A. de C. V. and Subsidiary:

We have audited the consolidated balance sheets of Infoacces, S. A. de C. V. and Subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and changes in financial position for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, and are prepared in accordance with generally accepted accounting principles. An audit consists of examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1a., the consolidated financial statements have been restated in order to present all periods of the consolidated financial statements in constant pesos as of the most recent balance sheet date as required by Bulletin B-10 "Recognition of the Effects of Inflation on the Financial Information" issued by the Mexican Institute of Public Accountants. The above mentioned consolidated financial statements have been restated from amounts previously reported to reflect the purchasing power of the Mexican peso as of September 30, 1999.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infoacces, S. A. de
C. V. and Subsidiary at December 31, 1997 and 1998, and the results of their operations, the changes in their stockholders' equity and the changes in their financial position for each of the years in the two-year period ended December 31, 1998, in accordance with generally accepted accounting principles in Mexico.

Generally accepted accounting principles in Mexico vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the two-year period ended December 31, 1998, and stockholders' equity as of December 31, 1997 and 1998 to the extent summarized in note 15 to the consolidated financial statements.

KPMG CARDENAS DOSAL, S. C.

Luis Gonzalo Garcia Delgado

Mexico City, Mexico

April 23, 1999, except as to
note 15 and the restatement
described in the third
paragraph of this report
which are as of October 10,
1999.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

               (Constant Mexican pesos as of September 30, 1999)

                                                                    (Unaudited-
                                                                     note 1b.)
                                              December 31,         September 30,
                                        -------------------------  -------------
Assets                                      1997          1998         1999
Current assets:
 Cash and cash equivalents............  Mp$   134,953   3,018,485     2,226,432
 Accounts receivable, net (note 5)....      7,724,699   6,975,163    10,226,736
 Notes and accounts receivable from
  To2 Mexico, S.A. de C.V. (note 14)..            --          --     14,224,099
 Due from related parties (note 4)....        445,920         --      1,949,309
 Inventory............................        595,099     416,333       384,151
 Prepaid expenses, advertising and
  other assets........................        593,102   2,434,877     3,687,723
                                        -------------  ----------   -----------
  Total current assets................      9,493,773  12,844,858    32,698,450
 Furniture and equipment, net (note
  6)..................................     17,704,384  24,850,755    26,365,983
 Long-term receivable from To2 Mexico,
  S. A. de C. V. (note 14)............            --          --     20,378,000
 Other assets (note 7)................      3,842,247   7,566,123     2,351,646
                                        -------------  ----------   -----------
                                        Mp$31,040,404  45,261,736    81,794,079
                                        =============  ==========   ===========
                                                                    (Unaudited-
                                                                     note 1b.)
                                              December 31,         September 30,
                                        -------------------------  -------------
Liabilities and Stockholders' Equity        1997          1998         1999
Current liabilities:
 Current installments of long-term
  debt (note 9).......................  Mp$ 1,222,846     911,150     3,208,364
 Current installments of obligations
  under capital leases (note 10)......        320,842     931,261       825,002
 Notes payable to To2 Mexico, S. A. de
  C. V. (note 14).....................            --          --      4,158,032
 Accounts payable.....................     10,493,705  16,988,346    16,567,620
 Accrued expenses (note 8)............      2,811,831   2,187,490     2,072,496
 Due to related parties (note 4)......        456,515   1,522,982       349,193
 Income taxes payable.................        690,462     235,752     4,156,640
 Employees' statutory profit sharing..        583,767     531,000     1,246,158
 Deferred revenue.....................      1,554,276   4,346,002     4,869,833
 Deferred income taxes (note 12)......            --      144,376       131,814
                                        -------------  ----------   -----------
  Total current liabilities...........     18,134,244  27,798,359    37,585,152
 Long-term debt, excluding current
  installments (note 9)...............        524,642   1,703,888     3,081,472
 Long- term obligations under capital
  leases, excluding current
  installments (note 10)..............        623,663     724,207       465,331
 Deferred income taxes (note 12)......            --      577,501       430,315
                                        -------------  ----------   -----------
  Total liabilities...................     19,282,549  30,803,955    41,562,270
                                        -------------  ----------   -----------
Stockholders' equity (note 11):
 Common stock.........................     15,092,546  19,272,680    49,966,960
 Additional paid-in capital...........      1,826,804   1,826,804     3,728,606
 Accumulated deficit..................     (5,213,298) (6,667,989)  (13,463,757)
                                        -------------  ----------   -----------
  Total majority stockholders'
   equity.............................     11,706,052  14,431,495    40,231,809
  Minority interest...................         51,803      26,286           --
                                        -------------  ----------   -----------
  Total stockholders' equity..........     11,757,855  14,457,781    40,231,809
Contingent liabilities and commitments
 (note 13)............................
Subsequent events (note 14)...........
                                        -------------  ----------   -----------
                                        Mp$31,040,404  45,261,736    81,794,079
                                        =============  ==========   ===========

        See accompanying notes to the consolidated financial statements.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (Constant Mexican pesos as of September 30, 1999)

                                                        (Unaudited--note 1b.)
                                                        ----------------------
                                                          Nine-months ended
                             Years ended December 31,       September 30,
                             -------------------------  ----------------------
                                 1997          1998        1998        1999
Service revenue............. Mp$65,249,803  88,243,150  66,633,990  78,734,741
Cost of service revenue.....    32,218,821  43,305,610  31,618,874  36,246,062
                             -------------  ----------  ----------  ----------
  Gross profit..............    33,030,982  44,937,540  35,015,116  42,488,679
                             -------------  ----------  ----------  ----------
Operating expenses:
 General and
  administrative............     9,133,136   7,523,432   6,703,934  11,468,880
 Selling and marketing......    17,433,055  29,539,396  20,245,460  30,571,891
 Depreciation and
  amortization..............     5,028,220   6,305,386   3,465,506   6,137,213
                             -------------  ----------  ----------  ----------
    Total operating
     expenses...............    31,594,411  43,368,214  30,414,900  48,177,984
                             -------------  ----------  ----------  ----------
  Operating income (loss)...     1,436,571   1,569,326   4,600,216  (5,689,305)
                             -------------  ----------  ----------  ----------
Comprehensive financing
 income (cost):
 Interest expense...........      (556,322)   (822,171)   (413,153) (1,174,006)
 Interest income............       205,445      25,132      19,651     320,889
 Foreign exchange loss,
  net.......................      (757,552)   (690,859)   (937,653) (1,197,218)
 Monetary gain (loss).......       865,225     815,112     615,318    (502,373)
                             -------------  ----------  ----------  ----------
    Net comprehensive
     financing cost.........      (243,204)   (672,786)   (715,837) (2,552,708)
                             -------------  ----------  ----------  ----------
Other income (expenses):
 Other income (expenses),
  net.......................       729,273     466,446     167,517     341,456
 Loss on acquisition of
  subsidiary company
  (note 2)..................      (154,411)        --          --          --
 Gain on To2 project sale
  (note 14).................           --          --          --    3,546,098
 Gain on sale of furniture
  and equipment.............           --          --          --      363,809
 Gain on sale of subsidiary
  company (note 14).........           --          --          --    1,025,790
                             -------------  ----------  ----------  ----------
    Other income, net.......       574,862     466,446     167,517   5,277,153
  Income (loss) before
   income taxes and
   employees' statutory
   profit sharing, and
   extraordinary item.......     1,768,229   1,362,986   4,051,896  (2,964,860)
                             -------------  ----------  ----------  ----------
 Income tax (note 12).......     1,661,965   1,620,815   1,749,709   4,156,640
 Benefit from excess in
  income tax provision......           --          --          --   (1,377,247)
 Employees' statutory profit
  sharing (note 12).........       576,750     500,502     106,030   1,187,611
 Deferred income taxes (note
  12).......................           --      721,877         --      (99,616)
                             -------------  ----------  ----------  ----------
    Total income tax and
     employees' statutory
     profit sharing.........     2,238,715   2,843,194   1,855,739   3,867,388
                             -------------  ----------  ----------  ----------
 (Loss) income before
  extraordinary item........      (470,486) (1,480,208)  2,196,157  (6,832,248)
 Extraordinary item--tax
  benefit from tax loss
  carryforwards.............       396,109         --          --          --
                             -------------  ----------  ----------  ----------
    Consolidated net (loss)
     income.................       (74,377) (1,480,208)  2,196,157  (6,832,248)
    Minority interest net
     loss...................         8,447      25,517      47,409      36,480
                             -------------  ----------  ----------  ----------
    Majority interest net
     (loss) income.......... Mp$   (65,930) (1,454,691)  2,243,566  (6,795,768)
                             =============  ==========  ==========  ==========

        See accompanying notes to the consolidated financial statements.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               (Constant Mexican pesos as of September 30, 1999)

                                                                                                  Total
                                       Common stock                                             majority
                            ------------------------------------   Additional    Accumulated  stockholders' Minority
                   Shares    Subscribed     Unpaid       Net     paid-in capital   deficit       equity     interest
                 ---------- ------------- ----------  ---------- --------------- -----------  ------------- --------
Balance at
 December 31,
 1996...........  5,569,000 Mp$11,593,343        --   11,593,343    1,212,608     (5,147,368)   7,658,583       --
Issuance of
 common stock
 (note 11)......  2,431,000     3,499,203        --    3,499,203      614,196            --     4,113,399    60,250
Net loss........        --            --         --          --           --         (65,930)     (65,930)   (8,447)
                 ---------- ------------- ----------  ----------    ---------    -----------   ----------   -------
Balance at
 December 31,
 1997...........  8,000,000    15,092,546        --   15,092,546    1,826,804     (5,213,298)  11,706,052    51,803
Issuance of
 common stock
 (note 11)......    800,000     8,849,371 (4,669,237)  4,180,134          --             --     4,180,134       --
Net loss........        --            --         --          --           --      (1,454,691)  (1,454,691)  (25,517)
                 ---------- ------------- ----------  ----------    ---------    -----------   ----------   -------
Balances at
 December
 31, 1998.......  8,800,000    23,941,917 (4,669,237) 19,272,680    1,826,804     (6,667,989)  14,431,495    26,286
Issuance of
 common stock
 (unaudited)
 (note 11)......  1,560,000    29,555,043  1,139,237  30,694,280    1,901,802            --    32,596,082    10,194
Net loss
 (unaudited)....        --            --         --          --           --      (6,795,768)  (6,795,768)  (36,480)
                 ---------- ------------- ----------  ----------    ---------    -----------   ----------   -------
Balance at
 September 30,
 1999
 (Unaudited).... 10,360,000 Mp$53,496,960 (3,530,000) 49,966,960    3,728,606    (13,463,757)  40,231,809       --
                 ========== ============= ==========  ==========    =========    ===========   ==========   =======
                     Total
                 stockholders'
                    equity
                 -------------
Balance at
 December 31,
 1996...........   7,658,583
Issuance of
 common stock
 (note 11)......   4,173,649
Net loss........     (74,377)
                 -------------
Balance at
 December 31,
 1997...........  11,757,855
Issuance of
 common stock
 (note 11)......   4,180,134
Net loss........  (1,480,208)
                 -------------
Balances at
 December
 31, 1998.......  14,457,781
Issuance of
 common stock
 (unaudited)
 (note 11)......  32,606,276
Net loss
 (unaudited)....  (6,832,248)
                 -------------
Balance at
 September 30,
 1999
 (Unaudited)....  40,231,809
                 =============


        See accompanying notes to the consolidated financial statements.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

               (Constant Mexican pesos as of September 30, 1999)

                                                       (Unaudited--note 1b.)
                                                       -----------------------
                                                         Nine-months ended
                            Years ended December 31,       September 30,
                            -------------------------  -----------------------
                                1997         1998         1998        1999
Operating activities:
 Majority interest net
  (loss) income............ Mp$  (65,930)  (1,454,691)  2,243,566   (6,795,768)
 Add charges (deduct
  credits) not requiring
  (providing) funds:
  Minority interest net
   loss....................       (8,447)     (25,517)    (47,409)     (36,480)
  Gain on To2 project
   sale....................          --           --          --    (3,546,098)
  Gain on sale of
   subsidiary company......          --           --          --    (1,025,790)
  Gain on sale of
   furniture and
   equipment...............          --           --          --      (363,809)
  Depreciation and
   amortization............    5,028,220    6,305,386   3,465,506    6,137,213
  Deferred income taxes....          --       721,877         --      (159,748)
                            ------------  -----------  ----------  -----------
   Funds provided by (used
    in) operations.........    4,953,843    5,547,055   5,661,663   (5,790,480)
 Accounts receivable, net..      717,604      749,536     (61,616)  (3,943,180)
 Related parties, net......      504,044    1,512,387     (10,595) (13,189,165)
 Inventory.................      291,419      178,766    (991,336)      32,182
 Prepared expenses.........    3,194,804   (1,841,775)    (69,032)  (1,687,877)
 Accounts payable and
  accrued expenses.........   (3,704,496)   5,817,533   4,926,715      231,712
 Income taxes payable......      690,462     (454,710)   (690,462)   3,920,888
 Deferred revenue..........     (250,763)   2,791,726      54,529      523,831
                            ------------  -----------  ----------  -----------
   Funds provided by (used
    in) operating
    activities.............    6,396,917   14,300,518   8,819,866  (19,902,089)
                            ------------  -----------  ----------  -----------
Financing activities:
 Proceeds from (repayment
  of) bank loans and
  capital leases, net......   (3,623,654)   1,578,513   1,672,116    3,494,861
 Increases in common
  stock....................    3,499,203    4,180,134         --    30,694,280
 Increases in minority
  interest.................       60,250          --          --        10,194
 Additional paid-in
  capital..................      614,196          --          --     1,901,802
                            ------------  -----------  ----------  -----------
   Funds provided by
    financing activities...      549,995    5,758,647   1,672,116   36,101,137
                            ------------  -----------  ----------  -----------
Investing activities:
 Acquisition of furniture
  and equipment............   (8,629,225) (13,399,035) (5,275,038) (12,684,275)
 Proceeds from sale of
  furniture and equipment..    1,581,789      601,972         --     7,189,297
 Acquisition of CSI shares,
  net......................   (1,289,184)         --          --           --
 Disposition of (investment
  in) other assets.........    1,264,228   (4,378,570) (4,046,113) (16,881,011)
 Long-term note
  receivable...............          --           --          --   (20,378,000)
 Proceeds from sale of To2
  project..................          --           --          --    24,353,098
 Proceeds from sale of CSI,
  S.A. de C.V. shares......          --           --          --     1,409,790
                            ------------  -----------  ----------  -----------
   Funds used in investing
    activities.............   (7,072,392) (17,175,633) (9,321,151) (16,991,101)
                            ------------  -----------  ----------  -----------
   (Decrease) increase in
    cash and cash
    equivalents............     (125,480)   2,883,532   1,170,831     (792,053)
Cash and cash equivalents:
 At beginning of period....      260,433      134,953     134,953    3,018,485
                            ------------  -----------  ----------  -----------
 At end of period.......... Mp$  134,953    3,018,485   1,305,784    2,226,432
                            ============  ===========  ==========  ===========

        See accompanying notes to the consolidated financial statements.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998

               (Constant Mexican pesos as of September 30, 1999)

(1) Operations and summary of significant accounting policies:

  Infoacces, S. A. de C. V. (Infoaccess or "the Company") was organized in October 1993. The Company is an internet data communications carrier and provides a wireline internet connectivity and internet services through its network capability. The Company also provides internet connectivity in largest metropolitan areas in Mexico and renders professional, technical and designed web services and its derivatives.

  The Company's operations are subject to certain risks and uncertainties including those associated with: acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; possible year 2000 issues; regulatory issues; competition in the internet services industry; technology trends; economy changes and evolving industry standards; and, delivering reliable service.

  On November 30, 1996, Infoacces merged with Infoserv, S. A. de C. V. (affiliate), Alta Corporativo, S. A. de C. V. (affiliate) and Infoserve Information Services, S. A. de C. V. (holding company) becoming Infoacces the sucessor Company.

  Significant accounting policies and practices used by the Company, in the preparation of the accompanying consolidated financial statements are as follows:

  a. Financial statement presentation--The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico, which include the recognition of the effects of inflation on the financial information, and are expressed in Mexican pesos of constant purchasing power as of the date of the most recent balance sheet presented. The inflation is computed based on the National Consumer Price Index (NCPI) provided by the Banco de Mexico (Central Bank). The related factors derived therefrom have been used to express the financial statements in constant Mexican pesos as of September 30, 1999. The corresponding notes to the financial statements have been revised from the notes originally prepared under Mexican GAAP in order to comply with the disclosure requirements of Accounting Principles Generally Accepted in the United States (U.S.
     GAAP) and with the regulations of the U.S. Securities and Exchange Commission (SEC).

                                                December 31,
                                                -------------
                                                 1997   1998  September 30, 1999
                                                ------ ------ ------------------
     Inflation restatement factor.............. 1.1572 1.1861       1.0953

  b. Unaudited interim financial statements--In the opinion of the management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

  c. Principles of consolidation--The consolidated financial statements include those of Infoacces and its subsidiary CSI, S. A. de C. V. (CSI) in which the Company holds a majority interest and has control.

    All significant intercompany balances and transactions have been eliminated in consolidation.

  d. Revenue recognition and costs of revenue--Revenue from Internet connectivity services is recognized ratably over the terms of the contract as the services are provided, which are generally three months to one year. Cash received in advance of revenues earned is recorded as deferred revenue. Revenue from third party interconnectivity software products re-sales is recognized upon shipment of the respective products, depending on the terms of the arrangement. Revenue from

                    INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)

     designed services and network installation is recognized upon customer acceptance which installation and designed time-frame vary from one to two months.

    Costs of access revenues primarily consist of telecommunication expenses inherent to the network infrastructure which are expensed as incurred. Costs of revenues also include license fees for software, Web designer labor costs, product costs, and contractor fees for operation and support services.


  e. Advertising expenses--The Company expenses all advertising costs in the period incurred. Advertising expense was Mp$3,796,309, Mp$5,972,671 and Mp$4,973,000 for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999 (unaudited), respectively.

  f. Cash and cash equivalents--Cash and cash equivalents include all highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of approximately Mp$3,428 and Mp$5,203 at December 31, 1997 and 1998, respectively. Gains or losses resulting from changes in market value and the effects of inflation are included in the accompanying statements of operations as part of comprehensive financing income or costs.

  g. Inventories and cost of sales--Inventory consists primarily of wireless modems and accessories and is stated at the lower of cost or market. Cost is determined using identified cost. The inventory of the Company is subject to rapid technological changes which could have an adverse impact on its realization in future periods. Inventories are updated using factors derived from the NCPI.

  h. Fair value of financial instruments--The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, obligations under capital leases accounts payable and accrued expenses approximate their fair values. The carrying amounts of long term debt and obligations approximate fair value based upon the Company's borrowing activities and assessment of current prices offered for similar loans.

  i. Concentration of credit risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company extends credit to its customers on a unsecured basis in the normal course of business. As of December 31, 1998, the Company had concentration of trade receivable denominated in foreign currency from two customers of approximately Mp$2,380,000. The Company maintains reserves for potential credit losses.

  j. Furniture and equipment--Furniture and equipment are updated using factors derived from the NCPI.

    Depreciation is computed under the straight-line method, according to the estimated useful lives of the assets, at the annual rates mentioned in note 6. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the asset.

    Leasehold improvements include costs associated with telecommunications equipment installation and building improvements. No interest was capitalized in 1997 and 1998.

    The Company finances part of its data communication equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, or the fair value of the assets under lease. Assets under capital leases are depreciated over their estimated useful life three to ten years.

    The carrying value of property, plant and equipment is assessed annually and/or when factors indicating possible impairment are present. If an impairment is present, the assets are reported at the lower of carrying value or fair value.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  k. Other assets--Other assets principally comprise capitalized pre-operating expenses and capitalized costs of "Contenidos" project (virtual information newspaper developed and customized over the internet-web page) updated through NCPI factors. These assets are amortized ratably over the estimated life of the project.

    At December 31, 1998 "Contenidos" project had not been amortized because it was in the development stage. The Company has estimated that this project will be launched during 1999. (see notes 7 and 14).

  l. Long-lived assets--The Company's policy is to review long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is measured by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The measurement of the impairment loss to be recognized is based upon the difference between the fair value and the carrying amounts of the assets. The Company determined that as of December 31, 1997 and 1998, there had been no impairment in the carrying value of long-lived assets.

  m. Income tax (IT) and employees' statutory profit sharing (ESPS)--IT and ESPS expenses include the amounts payable and, in addition, recognize the effects on IT and ESPS of significant timing differences between taxable and book income, on which it may reasonably be estimated that over a defined period a tax benefit or liability will arise; other effects are recognized when realized.

  n. Seniority premiums and severance payments--Seniority premiums to which employees are entitled upon retirement after 15 or more years of service, in accordance with the Federal Labor Law, have not been recognized as cost of the years in which services are rendered, because the accrued liability, based on Company's estimates, is not material.

    Any other payments to which employees may be entitled in the event of dismissal, disability or death are charged to operations for the year in which paid.

  o. Foreign currency transactions and exchange differences--Foreign currency transactions are recorded at the rates of exchange prevailing on the date of execution or settlement. Foreign currency assets and liabilities are translated at the exchange rates in force at the balance sheet date. Exchange differences arising from assets or liabilities denominated in foreign currencies are charged to operations for the year, and included under comprehensive financing income or cost.

  p. Monetary gain (loss)--Determined by multiplying the difference between monetary assets and liabilities, at the beginning of each month, by inflation through year-end. The aggregate of these results represents the monetary gain or loss for the year, arising from inflation.

  q. Updating of common stock, additional paid-in capital and accumulated deficit--Determined by multiplying stockholders' contributions and accumulated deficit by factors derived from the NCPI, which measure accumulated inflation from the dates contributions were made and earnings (losses) arose through year-end. The resulting amounts represent the constant values of stockholders' equity.

  r. Use of estimates--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Acquisition and sale of CSI:

  On October 9, 1997, the Company acquired 95% interest of CSI, S. A. de C. V.
(CSI). The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)

operations of the acquired company has been included in the Company's consolidated financial statements since the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed, based on their respective fair values at the acquisition date.

  CSI develops and designs web pages and other web applications.

  In connection with this acquisition, the Company paid approximately Mp$1,299,000. The amount paid exceeded the fair market value of the net assets acquired by Mp$154,411, which were carried to operations for the year.

  On July 1, 1999, the Company sold its 95% interest of CSI, for approximately Mp$1,410,000 (unaudited). As a result of this transaction, the Company no longer consolidates the assets and liabilities of CSI. The net assets of CSI consolidated into the amounts of the Company was approximately Mp$674,000 as of June 30, 1999. As a result of this transaction, the Company recognized a gain of approximately Mp$1,026,000 (unaudited) in the nine-month period ended September 30, 1999 (see note 14).

  The following represents the results of operations of the Company for the years ended December 31, 1997 and 1998 as if the acquisition was consummated on January 1, 1997.

                                                            December 31,
                                                      -------------------------
                                                           1997         1998
                                                      -------------- ----------
   Revenue........................................... Mp$ 67,459,542 88,243,150
   Consolidated Net income (loss)....................         33,306 (1,480,208)
                                                      ============== ==========

(3) Foreign currency exposure:

  Monetary assets and liabilities denominated in U.S. dollars are as follows:

                                              Thousands of
                                              U.S. dollars
                                              December 31,
                                              --------------
                                               1997    1998   Nine months ended
                                              ------  ------  September 30, 1999
                                                                 (Unaudited)
                                                              ------------------
   Assets:
     Current.................................    --      402          706
                                              ------  ------         ----
   Liabilities:
     Current.................................   (644)   (866)        (960)
     Long-term...............................    (50)    --           --
                                              ------  ------         ----
                                                (694)   (866)        (960)
                                              ------  ------         ----
     Net liabilities.........................   (694)   (464)        (254)
                                              ======  ======         ====

  The exchange rate of the Mexican peso to the U.S. dollar at December 31, 1997, 1998 and September 30, 1999 was Mp$8.06, Mp$9.94 and Mp$9.34,
respectively.

  At December 31, 1998 and September 30, 1999, the Company had no foreign exchange risk hedge instruments.

  At December 31, 1997 and 1998 and September 30, 1999 (unaudited) the Company had foreign inventories amounting to U.S.$83,927, U.S.$24,053 and U.S.$41,575, respectively.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  Cost of services related to transactions carried out abroad during 1997, 1998 and the nine-month period ended September 30, 1999 (unaudited) amounted to U.S.$1,093,792, U.S.$1,316,065 and U.S.$706,272 dollars, respectively. Service revenue amounted to U.S.$1,576,457 and U.S.$1,238,696 dollars during 1998 and the nine-month period ended September 30, 1999 (unaudited), respectively.

(4) Transactions and balances with related parties:

  Transactions carried out with affiliated companies and other related parties, during the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1999 (unaudited) were as follows:

                                                December 31,      September 30,
                                           ----------------------     1999
                                               1997       1998     (Unaudited)
                                           ------------ --------- -------------
   Services rendered (1).................. Mp$1,418,946       --          --
   Services received (2)..................      605,524 7,920,415  13,820,679
                                           ============ =========  ==========

---------------------
(1) The Company provided administrative services to CSI, related party, before the acquisition.
(2) The Company was billed for management, consulting, payroll and administrative services by Carral y Asociados, S. C.

  Non-interest bearing accounts receivable from and payable to related parties are as follows:

                                                December 31,     September 30,
                                            --------------------     1999
                                               1997      1998     (Unaudited)
                                            ---------- --------- -------------
Accounts receivable
Holding Alta, S. A. de C. V. .............. Mp$426,430       --          --
Alta Integracion, S. A. de C. V. ..........     19,490       --          --
CSI, S. A. de C. V. (Promissory note--note
 14).......................................        --        --    1,949,309
                                            ---------- ---------   ---------
                                            Mp$445,920       --    1,949,309
                                            ========== =========   =========
Accounts payable
Carral y Asociados, S. C. ................. Mp$456,515 1,522,982     349,193
                                            ========== =========   =========

(5) Accounts receivable:

  Accounts receivable are analyzed as follows:

                                                December 31,      September 30,
                                           ----------------------     1999
                                               1997       1998     (Unaudited)
                                           ------------ --------- -------------
Trade..................................... Mp$7,820,151 6,808,773  11,847,685
Prepaid services..........................          --    504,946         --
Prepaid taxes.............................       44,503   355,585         --
Officers and employees....................      770,817   218,422     548,500
Shareholders'.............................      213,858   283,667      65,998
Telefonos de Mexico, S. A. de C. V........          --        --      598,432
Others debtors............................      153,578   223,480     393,948
                                           ------------ ---------  ----------
                                              9,002,907 8,394,873  13,454,563
Less allowance for doubtful accounts......    1,278,208 1,419,710   3,227,827
                                           ------------ ---------  ----------
                                           Mp$7,724,699 6,975,163  10,226,736
                                           ============ =========  ==========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


(6) Furniture and equipment:

  Furniture and equipment is analyzed as follows:

                                   December 31,       September 30,    Annual
                             ------------------------     1999      depreciation
                                 1997         1998     (Unaudited)      rate
                             ------------- ---------- ------------- ------------
   Computer equipment......  Mp$ 6,508,620 11,596,594  10,527,647    25% and 30%
   Data communication
    equipment..............      9,592,540 11,879,985  14,460,151    10% and 30%
   Furniture and
    equipment..............      2,405,815  2,753,816   3,725,391            10%
   Transportation
    equipment..............         80,710    312,829     146,897            25%
   Telecommunication
    bandwith and lines.....      6,044,268  7,488,785  11,346,509              (1)
   Leasehold improvements..      1,227,012  2,960,084   2,949,791              (2)
   Less accumulated
    depreciation...........      8,817,487 14,085,263  18,322,491
                             ------------- ----------  ----------
                                17,041,478 22,906,830  24,833,895
                             ------------- ----------  ----------
   Data communication
    equipment under capital
    leases.................            --   1,059,636         --     10% and 30%
   Furniture and equipment
    under capital leases...            --     457,236     481,790            10%
   Transportation equipment
    under capital leases...        662,906    662,902   1,423,270            25%
                             ------------- ----------  ----------
                                   662,906  2,179,774   1,905,060
   Less accumulated
    amortization...........            --     235,849     372,972
                             ------------- ----------  ----------
                                       --   1,943,925   1,532,088
                             ------------- ----------  ----------
   Furniture and equipment,
    net....................  Mp$17,704,384 24,850,755  26,365,983
                             ============= ==========  ==========

---------------------
(1) Shorter of useful life or indefeasible right of use lease agreement, generally ten years, beginning when telecommunication bandwith and lines are available for use.
(2) Shorter of lease or useful life, generally five years.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


(7) Other assets:

  Other assets are analyzed as follows:

                                                December 31,       September 30,
                                          ------------------------     1999
                                              1997         1998     (Unaudited)
                                          ------------- ---------- -------------
Preoperating expenses:
  Organization........................... Mp$ 2,203,273  2,203,267     748,410
  Internet project.......................     3,179,482  3,179,482   3,167,745
Contenidos project costs (1).............       409,502  4,707,197         --
Deposits.................................       162,348    443,229   1,212,784
                                          ------------- ----------   ---------
                                              5,954,605 10,533,175   5,128,939
Less accumulated amortization............     2,112,358  2,967,052   2,777,293
                                          ------------- ----------   ---------
Other assets, net........................ Mp$ 3,842,247  7,566,123   2,351,646
                                          ============= ==========   =========

---------------------
(1) On September 1, 1999, the Company sold Contenido (To2) Project to To2 Mexico, S.A. de C.V. (See note 14--unaudited).

(8) Accrued expenses:

  Accrued expenses are analyzed as follows:

                                               December 31,       September 30,
                                          -----------------------     1999
                                              1997        1998     (Unaudited)
                                          ------------- --------- -------------
Value added tax payable..................   Mp$ 441,836   517,010   1,234,014
Accrued withholding taxes payable........     2,165,566 1,095,656     546,248
Accrued payroll and related taxes........       204,429   405,986     292,234
Other accrued expenses...................           --    168,838         --
                                          ------------- ---------   ---------
  Total.................................. Mp$ 2,811,831 2,187,490   2,072,496
                                          ============= =========   =========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


(9) Long-term debt:

  The long-term debt is comprised as follows:

                                               December 31,
                                          ---------------------- September 30,
                                              1997       1998        1999
                                          ------------ --------- -------------
                                                                  (Unaudited)
   Line of credit with the California
    Commerce Bank, amounting to 166,720
    and 50,054 U.S. dollars, at December
    31, 1997 and 1998, respectively,
    payable in 35 consecutive monthly
    installments, beginning on August 5,
    1996, with a final payment on July 5,
    1999, guaranteed by the stockholders,
    and bearing interest at the rate of
    10.52% in 1997 and 11.82% in 1998.... Mp$1,747,488   544,922         --
   Mp$1,890,000 and Mp$6,289,836
    unsecured loans from Banca Quadrum,
    maturing on various dates through
    December 15, 2001, bearing interest
    at the TIIE (28 day) rate, averaging
    25.19% and 21.94% at December 31,
    1998 and September 30, 1999,
    respectively (1).....................          --  2,070,116   6,289,836
                                          ------------ ---------   ---------
                                             1,747,488 2,615,038   6,289,836
   Less current installments.............    1,222,846   911,150   3,208,364
                                          ------------ ---------   ---------
   Long-term debt, excluding current
    installments......................... Mp$  524,642 1,703,888   3,081,472
                                          ============ =========   =========

  Long-term debt is payable as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
   2000.............................................. Mp$  760,796         --
   2001..............................................      943,092   3,081,472
                                                      ------------   ---------
                                                      Mp$1,703,888   3,081,472
                                                      ============   =========

---------------------
(1) In October 1999, the Company fully repaid Banca Quadrum's loans
    (unaudited).

(10) Leases:

  The Company is obligated under various capital leases for equipment that expire in 2001. These leases are payable to Banca Quadrum, S. A. de C. V. in Mexican Pesos and Capital Corporation de Mexico, S. A. de C. V. in U.S. dollars in monthly installments through 2001, and bear interest at the TIIE (28 day) rate for pesos and 11.96% for dollars. TIIE rate averaged 24.77%, 25.19% and 21.94% in 1997, 1998 and the nine-month period ended September 30, 1999, respectively. The related balances are as follows:

                                                December 31,
                                            -------------------- September 30,
                                               1997      1998        1999
                                            ---------- --------- -------------
                                                                  (Unaudited)
   Principal payable....................... Mp$944,505 1,655,468   1,290,333
   Less current installments...............    320,842   931,261     825,002
                                            ---------- ---------   ---------
   Obligations under capital leases,
    excluding current installments......... Mp$623,663   724,207     465,331
                                            ========== =========   =========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  Future minimum lease payments under capital leases are as follows:

                                                   December 31,
                                                ------------------ September 30,
                                                   1997     1998       1999
                                                ---------- ------- -------------
                                                                    (Unaudited)
   1999........................................ Mp$320,881     --         --
   2000........................................    302,782 724,207        --
   2001........................................        --      --     465,331
                                                ========== =======    =======

(11) Stockholders' equity:

  Following is a description of the main characteristics of the stockholders' equity accounts:

 a. Effects of inflation:

                                         Capital      Additional    Accumulated
                                          stock     paid-in capital   deficit
                                      ------------- --------------- -----------
December 31, 1997
Historical pesos..................... Mp$ 8,000,000     (170,544)    (2,566,054)
Effects of inflation.................     7,092,546    1,997,348     (2,647,244)
                                      -------------    ---------    -----------
  Constant pesos..................... Mp$15,092,546    1,826,804     (5,213,298)
                                      =============    =========    ===========
December 31, 1998
Historical pesos..................... Mp$11,737,025     (170,544)    (3,780,890)
Effects of inflation.................     7,535,655    1,997,348     (2,887,099)
                                      -------------    ---------    -----------
  Constant pesos..................... Mp$19,272,680    1,826,804     (6,667,989)
                                      =============    =========    ===========
September 30, 1999 (unaudited)
Historical pesos..................... Mp$41,174,000    1,646,989     (8,418,884)
Effects of inflation.................     8,792,960    2,081,617     (5,044,873)
                                      -------------    ---------    -----------
  Constant pesos..................... Mp$49,966,960    3,728,606    (13,463,757)
                                      =============    =========    ===========

 b. Changes in stockholders' equity:

  --At the Extraordinary Stockholders' Meeting held on January 28, 1997, it was agreed to increase the fixed portion of common stock, issuing 1,824,998 Series "A" shares, with a par value of one Mexican peso each, equivalent to Mp$2,674,809 (Mp$1,824,998 historical). These shares were paid through capitalization of contributions for future capital stock increases, previously paid in cash.

   It was also agreed to change the minimum fixed portion of common stock, so that it be represented by 5,750,000 Series "A" shares, not subject to withdrawal.

  --At the Extraordinary Stockholders' Meeting held on May 14, 1997, final approval was granted for the merger of Infoserv, S. A. de C. V., Alta Corporativo, S. A. de C. V. (affiliated companies) and Infoserve Information Services, S. A. de C. V. (parent company) into Infoacces, S.
    A. de C. V. effective November 30, 1996. Infoacces, S. A de C. V. was the successor company.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


   As a result of the above, the variable portion of the capital stock was increased issuing 256,002 Series "B" shares, with a par value of one Mexican peso each, equivalent to Mp$358,216 (Mp$256,002 historical), which had been previously recognized as additional paid-in capital. The new shares are represented by registered provisional certificates, to be delivered to the stockholders upon signature of the protocolization document of this Meeting's minutes. Such provisional certificates must be exchanged for final certificates within one year from the date of the meeting.

  --At the Stockholders' Meeting held on October 15, 1997, it was agreed to increase the variable portion of common stock, issuing of 350,000 Series "B" shares, with a par value of one Mexican peso each, equivalent to Mp$466,178 (Mp$350,000 historical); it was also agreed that these shares were paid with a premium of Mp$972,412 (Mp$730,000 historical), through capitalization of contributions for future capital stock increases, previously paid in cash.

  --At the Extraordinary Stockholders' Meeting held on August 11, 1998, it was agreed to transfer 2,250,000 shares of the variable portion to the fixed minimum common stock. After this change, the minimum fixed portion of common stock was represented by 8,000,000 common, registered Series "A" shares with a par value of one Mexican peso each.

  --At the Extraordinary Stockholders' Meeting held on November 26, 1998 it was agreed to increase the variable portion of common stock by Mp$8,849,371 (Mp$8,000,000 historical), issuing 800,000 Series "B"
    shares, with no par value. Mp$4,180,134 (Mp$3,737,025 historical) was paid in cash, while Mp$4,669,237 is still unpaid. It was also agreed to eliminate the par value of the shares.

  --At the Ordinary Stockholders' Meeting held on November 30, 1998, it was agreed to issue common stock aggregating Mp$657,180 (Mp$600,000 historical), represented by 600,000 limited vote, common, registered shares with no par value, identified as Series "V". The Board of Directors was granted the authority to sell these shares and/or to establish a trust for an employees' plan, which serves as an incentive to retain key personnel. To date, the trust has not been established.

   After the above agreements, the capital stock at December 31, 1998 is represented by 8,000,000 Series "A" shares, representing the fixed portion of the common stock, and 800,000 Series "B" shares, representing the variable portion, which is unlimited. The shares have no par value.

  Subsequent events (unaudited):

  --At the Extraordinary Stockholders' Meeting held on January 22, 1999, it was agreed to increase the variable portion of common stock by Mp$31,744,440, issuing 1,560,000 Series "A" shares. The shares have no par value.

  --At the Extraordinary Stockholders' Meeting held on May 3, 1999, it was agreed to adopt the par value of the common stock of U.S.$2 dollars per share. The Stockholders' agreed to adopt retroactively the par value of the stock regarding the resolution made on January 22, 1999. As a result of this change, the increase of the variable portion of common stock was Mp$29,555,043 (Mp$28,704,000 historical). Therefore, the difference between the par value and the price paid at the subscription date of Mp$1,901,802 (Mp$1,817,533 historical) was considered as an additional paid-in capital in the accompanying statement of changes in stockholders' equity.

  --During October 1999, the stockholders fully paid all the unpaid common stock.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


 c. Retained earnings:

  Retained earnings are subject to the following restrictions:

  --5% of net income for the year should be appropriated to the legal reserve until it reaches one-fifth of the capital stock. At December 31, 1998, the legal reserve was zero.

  --Earnings of subsidiaries may not be distributed until received as dividends in the parent company.

 d. Restrictions to stockholders' equity:

  The amount updated on tax bases of stockholders' contributions and retained earnings, on which income tax has been paid, when applicable, may be reimbursed or distributed to the stockholders tax-free. Other refunds and distributions, in excess of these amounts, pursuant to the procedure set forth by the Law, are subject to income tax at the rate of 35%. Therefore, stockholders may only receive of 65% of such amounts. Beginning January 1, 1999, profits distributed to individuals or residents abroad are subject to an additional 5% income tax withholding.

(12) Income tax (IT), tax on assets (TA), employees' statutory profit sharing
    (ESPS) and tax loss carryforwards:

  In accordance with Mexican tax laws companies must pay the greater of IT or TA. Both taxes recognize the effects of inflation, computed on a basis other than generally accepted accounting principles in Mexico.

  ESPS is computed practically on the same basis as IT, but without recognizing the effects of inflation.

  The TA Law provides for a 1.8% tax on assets updated for inflation, net of certain liabilities. TA payable in excess of IT for the year may be recovered in the ten succeeding years, updated for inflation, provided that IT exceeds TA in any such years. In 1998 and 1997 the Company was not subject to TA in accordance with the provisions of the Law.

  IT and ESPS expense are summarized as follows:

                                                               (Unaudited)
                                         December 31,         September 30
                                    ---------------------- -------------------
                                        1997       1998      1998      1999
                                    ------------ --------- --------- ---------
Current income tax................. Mp$1,661,965 1,620,815 1,749,709 4,156,640
Employees' statutory profit shar-
 ing...............................      576,750   500,502   106,030 1,187,611
Utilization of tax loss
 carryforward......................      396,109       --        --        --
                                    ============ ========= ========= =========

  The Company and its subsidiary file their income tax and tax on assets returns on an individual basis. Therefore, the amounts of these items included in the accompanying consolidated financial statements represents the sum of the individual results of each company. For employees' statutory profit sharing purposes, the amount presented represents the sum of the individual results of each company.

  In accordance with the Mexican IT Law, the net operating losses of a year, updated for inflation, may be carried forward to the taxable income of the ten succeeding years. Tax losses have no effect on ESPS. The remaining net operating losses sustained in prior years, amounting to Mp$1,165,026, were carried to the 1997 taxable income, resulting in a tax benefit of Mp$396,109, reported as an extraordinary item in the consolidated statement of operation of such year.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  At December 31, 1998 the Company has accumulated tax loss carryforwards as follows:

   Year in which tax                                      Amount of    Year of
   loss ocurred                                          carryforward expiration
   1997................................................. Mp$ 300,541     2008
   1998.................................................     149,923     2009
                                                         ===========

  At December 31, 1997, 1998 and September 30, 1999, there are net timing differences on which no deferred IT and ESPS of Mp$199,798, Mp$1,025,314 and Mp$2,894,243 (unaudited), respectively have been recognized, since it is considered that they do not meet the requirements established by generally accepted accounting principles in Mexico. These differences may reduce the taxable income in future years, and include the following:

                                           December 31,
                         ---------------------------------------------------
                                    1997                      1998             September 30, 1999
                         ---------------------------  ----------------------  ----------------------
                               IT            ESPS         IT         ESPS         IT         ESPS
                         ---------------  ----------  ----------  ----------  ----------  ----------
                                                                                   (Unaudited)
Allowance for doubtful
 accounts receivable....  Mp$ (1,278,208) (1,278,208) (1,419,710) (1,419,710) (3,227,827) (3,227,827)
Inventories.............         595,099     595,099     416,333     416,333     384,151     384,151
Fixed assets and pre-
 operating expenses.....         558,332   5,948,190   2,039,767   6,882,472     845,617   5,577,498
Prepaid expenses........             --          --    1,598,219   1,598,219         --          --
Deferred revenue........      (1,554,276) (1,554,276) (4,346,002) (4,346,002) (4,869,833) (4,869,833)
Other reserves..........             --          --   (1,643,239) (1,643,239)   (607,289)   (607,289)
                         ---------------  ----------  ----------  ----------  ----------  ----------
                         Mp$ (1,679,053)   3,710,805  (3,354,632)  1,448,073  (7,475,181) (2,743,300)
                         ===============  ==========  ==========  ==========  ==========  ==========

  At December 31, 1998, the Company considered tax deductible the aggregate expenses associated with leasehold improvements (note 6), resulting in a benefit of Mp$2,062,506. As a result, deferred taxes amounting to Mp$721,877 were charged to operations in 1998.

(13) Contingent liabilities and commitments:

  a. There is a contingent liability arising from labor obligations referred to in note 1n.

  b. Beginning January 1, 1997, pursuant to the amendments to the Income Tax Law, companies carrying out transactions with related parties, whether domestic or foreign, are subject to important tax limitations and obligations regarding the determination of transfer prices, since such prices should be similar to those that would be used in arm's-length transactions.

    In the event the tax authorities review the prices and reject the amounts determined, they could demand, in addition to the tax and corresponding additional charges (updating and surcharges), fines on the omitted taxes, which could be of up to 100% of the updated amounts of taxes.

  c. The Company has a plan (unaudited) to address the "Year 2000" issue. This plan addresses the impact of the Year 2000 problem in the computer systems that affect the Company's operations, its transactions with third parties and its financial information. Notwithstanding the steps being taken by the Company and due to the general uncertainty inherent in the Year 2000 problem, there may be internal undetected problems or consequences arising from transactions with third parties, which the Company is unable to determine or quantify at this time. Not sufficient elements were available to

                    INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)

     determine the costs incurred in connection with this plan for the year ended December 31, 1998 and the overall project cost.

  d. The Company is obligated under non cancellable operating leases, principally office space, in five different locations. Future minimum payments under these non-cancellable operating leases as of December 31, 1998 and September 30, 1999 are as follows:

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
                                                                  (Unaudited)
   Year ending December 31:
   1999............................................ Mp$1,363,260     522,781
   2000............................................    1,024,672   1,453,224
   2001............................................      916,661   1,120,202
   2002............................................      758,412     872,045
   2003 and thereafter.............................      309,760     473,039
                                                    ------------   ---------
                                                    Mp$4,372,765   4,441,291
                                                    ============   =========

    Rental expense for 1997, 1998 and nine months period ended September 30, 1999 (unaudited) amounted to Mp$951,210, Mp$1,440,114 and Mp$1,590,493, respectively.

  e. The Company's contracts with customers contain commitments, for remaining periods ranging from three months to one year, to provide internet and customer services.

(14) Subsequent events (unaudited):

 Sale of CSI and To2 project:

  On July 1, 1999, the Company entered into a stock purchase agreement (with the former shareholders) to sell its 95% interest in CSI, S. A. de C. V. (CSI) for approximately Mp$1,410,000. As a result of this transactions, the Company recognized a gain of approximately Mp$1,026,000 in the accompanying consolidated statement of operations for the nine-month period ended September 30, 1999.

  On September 1, 1999, the Company entered into a purchase agreement with To2 Mexico, S. A. de C. V. (To2) to sell the To2 project (developed web page) for approximately Mp$24,353,000 to former shareholders. To2 project consisted in the research, design and development of the web page (virtual newspaper developed under internet platform). The Company sold all related To2's project costs such as indirect and direct costs, capital expenditures and other fixed assets. Research and development expenses had been capitalized since the inception of the project which were included in other assets at December 31, 1997 and 1998. As a result of this transaction the Company recognized a gain of approximately Mp$3,546,000 in the accompanying consolidated statement of operations for the nine-month period ended September 30, 1999.

  During 1999, the Company sold part of its fixed assets to CSI, (subsidiary Company through July 1, 1999). As a result of this transaction, the Company recognized a loss of approximately Mp$20,000 in the accompanying consolidated statement of operations. The accounts receivable arising from this transaction was supported with notes receivable approximating Mp$958,000. In October 1999, CSI paid the amount related to the fixed assets sale.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  In October 1999, To2 paid approximately Mp$12,183,000 (U.S.$1,287,000 dollars) via wire-transfer to Infoacces. Furthermore, on October 9, 1999, To2 formalized its outstanding debt with credit instrument of approximately Mp$20,378,000 (U.S.$2,154,000 dollars), plus interest at an annual rate of 5%. Such instrument must be exchanged for common stock of To2 within two to four years in accordance with the terms of the purchase agreement. The number of shares to be exchanged for the instrument shall be determined based on the current per share price which may not be less than the price prevailing at the date of the last subscription made. Infoacces shall in no event assign the aforesaid instrument to a competitor of To2 or to any person with direct or indirect equity interest in a To2 competitor.

  In addition, on October 8, 1999, Infoacces entered into a non-compete agreement with To2 for a two year period commencing on the execution date of the purchase agreement. As consideration for this agreement, Infoacces paid U.S.$1,150,000 dollars. The agreement shall be terminated: a) after the expiration of the two-year term or b) because of a change in shareholder control of To2 board.

  After the above mentioned transactions, the unaudited notes and accounts receivable balance from To2 Mexico, S. A. de C. V. as of September 30, 1999, is comprised as follows:

   "Contenidos" (To2 project)..................................... Mp$28,006,455
   CSI shares.....................................................     1,410,000
   Fixed assets...................................................     2,679,044
   Trade..........................................................     1,478,062
   Notes receivables..............................................     1,028,538
                                                                   -------------
                                                                      34,602,099
   Less long term portion.........................................    20,378,000
                                                                   -------------
   Current portion................................................ Mp$14,224,099
                                                                   =============

  Notes payable to To2 as of September 30, 1999 are represented by three documents, bearing interest at an annual rate of 15% maturing in October 1999, and amounting to U.S.$444,790 dollars. During October 1999, the Company fully repaid these loans.

(15) Reconciliation between Mexican (Mexican GAAP) and United States of America (U.S. GAAP) Generally Accepted Accounting Principles:

  The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, "Recognition of the Effects of Inflation on the Financial Information". The application of this statement represents a comprehensive measure of the effects of price level changes in the Mexican economy and is believed to result in a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes. Therefore, the following reconciliation to U.S. GAAP does not include the reversal of such inflationary effects.

  The principal differences between Mexican GAAP and U.S. GAAP are summarized below with an explanation, where appropriate, of the effects on consolidated results of operations and stockholders' equity.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  Reconciliation of consolidated results of operations:

                                  December 31,             September 30,
                            -------------------------  -----------------------
                                1997          1998        1998        1999
                            -------------  ----------  ----------  -----------
                                                            (Unaudited)
Net (loss) income of
 majority interest under
 Mexican GAAP.............. Mp$   (65,930) (1,454,691)  2,243,565   (6,795,768)
Approximate U.S. GAAP
 adjustments:
  Pre-operating expenses
   and deferred costs (a)..       335,122  (1,552,885) (1,176,665)   1,265,267
  Deferred income taxes and
   employees' statutory
   profit sharing (b)......    (1,409,043)  2,307,996   1,493,416      254,258
  Unrealized gain on To2
   project and
   CSI Stock (j)...........           --          --          --    (4,571,888)
  Imputed dividend on
   acquisition of
   subsidiary..............       154,411         --          --           --
  Accrued vacations (c)....           --          --          --      (150,000)
  Monetary (loss) on prior
   years U.S. GAAP
   adjustments.............      (545,004)   (261,925)   (181,062)    (158,317)
                            -------------  ----------  ----------  -----------
Approximate net (loss)
 income of majority
 interest under U.S. GAAP,
 including the effects of
 inflation................. Mp$(1,530,444)   (961,505)  2,379,254  (10,156,448)
                            =============  ==========  ==========  ===========
Basic and diluted loss per
 common share under U.S.
 GAAP...................... Mp$   (0.2000)    (0.1182)    (0.2974)     (1.0092)
                            =============  ==========  ==========  ===========
Basic and diluted weighted
 average number of common
 shares outstanding........     7,652,166   8,133,333   8,000,000   10,063,888
                            =============  ==========  ==========  ===========

  Reconciliation of stockholders' equity:

                                                           Nine months ended
                                    December 31,             September 30,
                              -------------------------  ----------------------
                                  1997          1998        1998        1999
                              -------------  ----------  ----------  ----------
                                                              (Unaudited)
Majority stockholders'
 equity balance under
 Mexican GAAP...............  Mp$11,706,052  14,431,495  16,050,113  40,231,809
Pre-operating and deferred
 costs (a)..................     (3,679,899) (5,232,784) (4,856,564) (3,967,517)
Deferred income taxes and
 employees' profit sharing
 on current and prior years
 U.S. GAAP adjustments (b)..      2,624,829   4,932,825   4,118,245   5,187,083
Unrealized gain on To2
 Project and CSI stock (j)..            --          --          --   (4,571,888)
Accrued vacations (c).......            --          --          --     (150,000)
Monetary loss on current and
 prior years U.S. GAAP
 adjustments................       (545,004)   (806,929)   (726,066)   (965,246)
                              -------------  ----------  ----------  ----------
Approximate majority
 stockholders' equity
 balance under U.S. GAAP....  Mp$10,105,978  13,324,607  14,585,728  35,764,241
                              =============  ==========  ==========  ==========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  An analysis of the changes in majority stockholders' equity under U.S. GAAP is as follows:

                                                         Nine months ended
                                  December 31,             September 30,
                            -------------------------  ----------------------
                                1997          1998        1998       1999
                            -------------  ----------  ---------- -----------
                                                            (Unaudited)
Balance at beginning of
 period.................... Mp$ 7,677,434  10,105,978  10,105,978  13,324,607
Stock issuance.............     4,113,399   4,180,134   2,100,496  32,596,082
Imputed dividend on
 acquisition of
 subsidiary................      (154,411)        --          --          --
Net (loss) income under
 U.S. GAAP.................    (1,530,444)   (961,505)  2,379,254 (10,156,448)
                            -------------  ----------  ---------- -----------
Balance at end of period... MP$10,105,978  13,324,607  14,585,728  35,764,241
                            =============  ==========  ========== ===========

 a. Preoperating expenses and deferred costs

  Under Mexican GAAP, all preoperating costs incurred by the Company prior to commencement of operations are capitalized and amortized over their related useful lives. In addition, all direct and indirect costs related to the Contenidos projects are capitalized and amortized over the estimated life of the project. For U.S. GAAP purposes, the Company expenses all preoperating and project costs that are incurred in the preliminary project stage. Costs incurred after technological feasibility is reached are capitalized and amortized over the estimated life of the project. At September 1, 1999, Contenidos project was in a development stage when the Company sold it (note
14) thus, all costs incurred were recognized as cost of the project sold in the accompanying statements of operations. The Company had capitalized approximately Mp$1,890,000 for US GAAP purposes.

  The Company capitalized approximately Mp$5,792,000 and Mp$10,090,000 as of December 31, 1997 and 1998, respectively of preoperating and deferred costs such as start-up, organizational, administrative, consulting fees, among others under Mexican GAAP. These costs were identified and expensed for U.S. GAAP purposes.

 b. Deferred income taxes and employees' statutory profit sharing

  Under Mexican GAAP deferred income taxes are recognized only for identifiable, non-recurring timing differences between taxable and book income. The benefit for utilizing tax loss carryforwards and assets tax credits is not recognized until realized, at which time it is presented as an extraordinary item.

  The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" for U.S. GAAP reconciliation purposes. This statement requires an asset and liability approach for financial accounting and reporting for income taxes under the following basic principles: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year, (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and tax loss and tax credit carryforwards, (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated, (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Under this method, deferred taxes are recognized with respect to all temporary differences, and the benefit from utilizing tax loss carryforwards and asset tax credits is recognized in the year in which the loss or credits arise (subject to a valuation allowance with respect to any tax benefits not expected to be realized). The subsequent realization of this benefit does not affect income. Consequently, such realization does not give rise to extraordinary items from this for U.S. GAAP purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  The temporary differences under SFAS No. 109 are determined based on the differences between the indexed tax basis amount of the asset or liability and the related amount reported in the financial statements.

  Deferred tax expense or benefit is calculated as the difference between (a) deferred tax assets and liabilities net of any valuation allowances reported at the end of the current year determined as indicated above and (b) deferred tax assets and liabilities net of any valuation allowances reported at the end of the prior year, remeasured to units of current general purchasing power at the end of the current period.

  Since employees' profit sharing is calculated based on taxable income after certain adjustments and is subject to future consequences of temporary differences in the same manner as income taxes, the deferred employees' statutory profit sharing, which is not recorded under Mexican GAAP, must be included in the reconciliation of Mexican to U.S. GAAP.

  The components of the income tax expense under U.S. GAAP are as follows:

                                                           Nine months ended
                                      December 31,           September 30,
                                 -----------------------  ---------------------
                                     1997        1998        1998       1999
                                 ------------ ----------  ----------  ---------
                                                              (Unaudited)
Current......................... Mp$1,265,856  1,620,815   1,749,709  2,779,393
Deferred (benefit)..............    1,250,675 (1,268,009) (1,510,425)  (299,388)
                                 ------------ ----------  ----------  ---------
  Net effect.................... Mp$2,516,531    352,806     239,284  2,480,005
                                 ============ ==========  ==========  =========

  Current and deferred employees' statutory profit sharing expense was reclassified in note 15n. to operating expenses in order to comply with U.S. GAAP presentation.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  The income tax and employees' statutory profit sharing effects of significant items comprising the Company's net deferred tax and liabilities and employees' statutory profit sharing under SFAS No. 109 are as follows:

                                        December 31,                       Nine-months ended September 30,
                          -------------------------------------------  ------------------------------------------
                                  1997                   1998                 1998                  1999
                          ----------------------  -------------------  -------------------  ---------------------
                                         Profit    Income     Profit    Income     Profit                Profit
                           Income tax   sharing      tax     sharing      tax     sharing   Income tax   sharing
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
                                                                                     (Unaudited)
Deferred income tax and
 employees' statutory
 profit sharing assets:
 Net operating loss
  carryforwards.........  Mp$  132,750       --     194,128       --     194,128       --          --         --
 Fixed assets,
  preoperating expenses
  and other assets......     1,245,537       --   1,095,000       --   2,237,038       --      102,636        --
 Deferred revenue.......       528,440   155,423  1,523,877   435,394    646,038   184,582   1,704,442    486,983
 Unrealized gain on To2
  project and CSI
  shares................           --        --         --        --         --        --    2,500,291    714,369
 Other reserves.........       401,366   118,049  1,170,508   334,430    850,997   243,142   1,342,289    383,512
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
 Total deferred income
  tax and employees'
  statutory profit
  sharing assets........     2,308,093   273,472  3,983,513   769,824  3,928,201   427,724   5,649,658  1,584,864
Valuation allowance.....      (132,750)      --    (194,128)      --    (194,128)      --   (2,500,291)  (714,369)
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
 Net deferred income tax
  and employees'
  statutory profit
  sharing assets........     2,175,343   273,472  3,789,385   769,824  3,734,073   427,724   3,149,367    870,495
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
Deferred income tax and
 employees' statutory
 profit sharing
 liabilities:
 Fixed assets,
  preoperating expenses
  and other assets......           --   (172,652)       --   (171,413)       --   (274,943)        --    (443,864)
 Prepaid expenses.......           --        --    (559,377) (159,822)  (268,973)  (76,849)        --         --
 Other..................      (151,766)  (44,572)  (255,692)  (73,055)  (150,380)  (42,966)   (134,453)   (38,415)
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
 Total deferred income
  tax and employees'
  statutory profit
  sharing liabilities...      (151,766) (217,224)  (815,069) (404,290)  (419,353) (394,758)   (134,453)  (482,279)
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
 Net deferred income tax
  and employees'
  statutory profit
  sharing asset U.S.
  GAAP..................     2,023,577    56,248  2,974,316   365,534  3,314,720    32,966   3,014,914    388,216
Inflation effects.......       511,491    33,513    828,763    42,335    730,949    39,610   1,143,814     78,010
 Deferred tax liability
  recorded under Mexican
  GAAP..................           --        --     721,877       --         --        --      562,129        --
                          ------------  --------  ---------  --------  ---------  --------  ----------  ---------
 U.S. GAAP adjustments
  to stockholders'
  equity................  Mp$2,535,068    89,761  4,524,956   407,869  4,045,669    72,576   4,720,857    466,226
                          ============  ========  =========  ========  =========  ========  ==========  =========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During 1997, 1998 and the nine-month period ended September 30, 1999, the valuation allowance for deferred income tax assets and statutory employees' profit sharing increased by Mp$132,750, Mp$61,378 and Mp$3,020,532 (unaudited), respectively. The increase to the allowance was the result of additional net operating loss carryforwards of its subsidiary and unrealized gain on To2 project and CSI shares as described in note 15j. The Company is not expecting to apply such net operating loss carryforwards against future taxable income as well as the uncertainty of the realization of the deferred tax assets arising from the sale of certain assets. The amount of the deferred tax asset considered realizable could, however, be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

  Effective December 31, 1998, the Company increased its income tax rate from 34% to 35% for temporary differences to give effect to the enactment of the new income tax law in Mexico. This resulted in a reduction in the deferred tax benefit of Mp$77,586 for U.S. GAAP purposes in 1998.

 c. Accrued vacation cost

  Under Mexican GAAP, vacation expense is recognized when taken rather than during the period in which it is earned by the employees. The Company's policy and practice is that any vacation not taken by employees prior to the end of the year is lost. The Company has, therefore, not recorded a liability for vacation pay as of December 31, 1997 and 1998.

 d. Accrued termination benefits

  Under Mexican GAAP, an accrual is not provided for estimable termination benefits, and they are recognized in the results of the Company when they are paid to terminated employees. In order to comply with U.S. GAAP, the Company estimated the benefits it would pay to terminated employees in the future as of December 31, 1997, 1998 and September 30, 1999. These amounts were not considered significant by the Company's management.

 e. Other employee benefits

   The Company has no postretirement health care insurance or other benefit plans; therefore. SFAS No. 106. "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits" would have no effect on the Company's financial position.

 f. Minority interest

  Under Mexican GAAP, Bulletin B-8, minority interests in subsidiaries must be included as a component of stockholders' equity. Consequently, minority interest in the income of subsidiaries is not presented as an expense in the statement of operations. Under U.S. GAAP, minority interest in subsidiaries is classified as a separate component between total liabilities & stockholders equity in the consolidated balance sheet and is excluded from stockholders' equity.

 g. Monetary gain/(loss)

  The U.S. GAAP financial information reflects the effects of inflation as this provides more meaningful information in inflationary economies.

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


 h. Extraordinary items

  Infoacces utilized tax loss carryforwards of Ps$1,165,026 (Mp$896,769 historically) for the year ended December 31, 1997. Under Mexican GAAP, the utilization of these items is reported as extraordinary items in the statement of operations. Under U.S. GAAP, the utilization of tax loss carryforwards and tax credits is included in the accrual for income taxes.

 i. Segment information under U.S. GAAP

  The Company divides its operations principally into three different business units: internet services, network and web development. The Company makes resource allocation decisions on individual business unit level, and therefore, segment data has been presented for the Company's significant units. During 1997, the company had one business unit only, therefore no financial data is provided for such year.

  A summary of selected financial information under Mexican GAAP by business unit is presented as follow:

                                                      Internet services
                                               ---------------------------------
                                               December 31,
                                                   1998       September 30, 1999
                                               -------------  ------------------
                                                                 (unaudited)
   Revenue.................................... Mp$56,698,535      50,272,907
   Operating (loss) income....................    15,257,743      14,672,837
                                                           Network
                                               ---------------------------------
                                               December 31,
                                                   1998       September 30, 1999
                                               -------------  ------------------
                                                                 (unaudited)
   Revenue.................................... Mp$30,247,806      27,852,228
   Operating (loss) income....................   (10,961,478)    (17,036,986)
                                                       Web development
                                               ---------------------------------
                                               December 31,
                                                   1998       September 30, 1999
                                               -------------  ------------------
                                                                 (unaudited)
   Revenue.................................... Mp$   739,111             --
   Operating (loss) income....................    (1,722,621)            --
                                                            Others
                                               ---------------------------------
                                               December 31,
                                                   1998       September 30, 1999
                                               -------------  ------------------
                                                                 (unaudited)
   Revenue.................................... Mp$   557,698         609,606
   Operating (loss) income....................    (1,004,318)     (3,325,156)

 j. Sale of To2 project and CSI stock

  As a result of the To2 project and CSI's share sales, the Company generated a gain of approximately Mp$3,546,000 and Mp$1,026,000, respectively for Mexican GAAP purposes. However, for US GAAP purposes, it is considered as an unrealized gain since other transactions and events offset the cash flows of the To2 and CSI sales (see note 14), as follows:

  . The company formalized its outstanding account receivable of approximately Mp$20,378,000 (US$2,154,000) with a credit instrument which is required to be exchanged for a minority interest in the

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)

   common stock of To2 Mexico SA de CV within two to four years at the price prevailing on the date of last subscription date, and collected in cash approximately MP$12,183,000 (US$1,287,000) derived from the purchase agreement between To2 and the Company.

  . The Company entered into a non-compete agreement with To2 for a two-year period. As consideration of this agreement Infoacces paid US$1,150,000 in cash. As a result of this payment, the Company offset the cash collected in the aforementioned agreement.

 k. Comprehensive income (loss)

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) and net income (loss) is the same at December 31, 1997 and 1998. Adoption of this statement did not have an impact on the Company's financial condition or result of operations as it only relates to changes in, or additions to, the financial statements disclosures.

 l. Recent pronouncements

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The statement provides guidance for accounting for all derivative and hedging activities. All derivative instruments are to be recognized as assets or liabilities in the balance sheet and measured at fair value. In accounting for a fair value hedge, the derivative hedging instrument will be measured at fair value with the market to fair value being recorded in earnings. SFAS No. 133 is effective for fiscal quarters or fiscal years beginning after June 15, 2000. The Company is not expected to have a significant impact from the adoption of this standards.

  In March 1998, the AICPA Accounting for Standards Executive Committee (AcSEC) issued Statements of Position 98-1 "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software and that costs related to the preliminary project stage and post-implementation operations stage (as defined in SOP 98-1), in an internal-use computer software development project be expensed as incurred. SOP 98-1 is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

  In April 1998, the AcSEC issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), which requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Under U.S. GAAP, the Company expenses costs of start-up activities as incurred and, consequently, the Company believes that the adoption of this SOP will not have a material impact on its results of operations, financial position or cash flows.

  The Mexican Institute of Public Accountants issued Bulletin D-4 "Accounting for Income Taxes, Tax on Assets and Employees' Statutory Profit Sharing," which provides guidance an accounting for deferred employees' statutory profit sharing and income taxes. This statement requires an asset and liability approach for financial accounting and reporting for deferred income taxes and statement of operations approach for deferred employees' statutory profit sharing. This bulletin is similar as SFAS No. 109 for U.S. GAAP, as described in

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)

note 15b. "D-4" is effective for fiscal years beginning after December 31, 1999, although early application is encouraged.

 m. Cash flow information

  The following table summarizes the cash flow items as required under SFAS 95 provided by (used in) operating, investing and financing activities for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, giving effect to the U.S. GAAP adjustments, excluding the effects of inflation required by Bulletin B-10. The following information is presented on a historical peso basis and it is not presented in constant purchasing power.

                                                        Nine months ended
                                December 31,              September 30,
                          --------------------------  -----------------------
                              1997          1998         1998        1999
                          -------------  -----------  ----------  -----------
                                                           (Unaudited)
Net cash provided by
 (used in) operating
 activities.............. Mp$ 4,851,866    9,399,960   6,356,620  (18,186,212)
Net cash used in
 investing activities....    (5,106,820) (10,817,457) (7,246,427) (19,820,481)
Net cash provided by
 financing activities.... Mp$   185,592    4,069,470   1,913,353   37,477,273

  Supplemental disclosure of cash flow information:

                               December 31,         September 30,
                           --------------------- -------------------
                              1997       1998      1998      1999
                           ----------- --------- --------- ---------
                                                     (Unaudited)
Cash paid during the year
 for:
  Interest................ Mp$ 239,754   557,604   298,086   888,548
                           =========== ========= ========= =========
  Income taxes............ Mp$ 974,386 2,318,404 1,511,212   495,025
                           =========== ========= ========= =========
  Capital lease
   obligations incurred... Mp$ 510,281 1,384,892 1,384,892 1,136,629
                           =========== ========= ========= =========

  Supplemental disclosure of noncash investing activities:

  In 1997, the Company acquired a 95% interest in CSI, S. A. de C. V. (CSI). In connection with this acquisition, the Company capitalized notes receivable from CSI of approximately Mp$1,000,000 in exchange for CSI stock. The acquisition has been accounted for using the purchase method of accounting (see note 2).

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


 n. Condensed balance sheets and statements of operations

  The following condensed balance sheets and statements of operations reflect the effects of the principal differences between Mexican GAAP and U.S. GAAP:

                                         December 31,
                                   -------------------------
                                        1997         1998    September 30, 999
                                   -------------- ---------- -----------------
                                                                (Unaudited)
Balance sheets
Current assets.................... Mp$ 10,500,673 15,260,848    36,442,532
Furniture and equipment, net......     17,704,384 24,850,755    26,365,983
Deferred taxes....................      1,072,885    923,585           --
Long-term notes receivable from
 To2 Mexico, S. A. de C. V.                   --         --     13,234,311
Other assets......................        162,388  2,397,783     1,212,784
                                   -------------- ----------    ----------
  Total assets....................  Mp$29,440,330 43,432,971    77,255,610
                                   ============== ==========    ==========
Short-term debt...................      1,543,688  1,842,411     4,033,366
Notes payable to To2..............            --         --      4,158,032
Accounts payable and accrued
 liabilities......................     13,889,303 19,706,836    19,886,274
Deferred revenue..................      1,554,276  4,346,002     4,869,833
Income taxes......................        690,462    235,752     4,156,640
Other current liabilities.........        456,515  1,522,982       499,193
                                   -------------- ----------    ----------
  Total current liabilities.......     18,134,244 27,653,983    37,603,338
Deferred taxes....................            --         --        341,228
Long-term debt....................      1,148,305  2,428,095     3,546,803
                                   -------------- ----------    ----------
  Total liabilities...............     19,282,549 30,082,078    41,491,369
                                   -------------- ----------    ----------
Minority interest.................         51,803     26,286           --
Stockholders' equity..............     10,105,978 13,324,607    35,764,241
                                   -------------- ----------    ----------
                                       10,157,781 13,350,893    35,764,241
                                   -------------- ----------    ----------
  Total liabilities and
   stockholders' equity........... Mp$ 29,440,330 43,432,971    77,255,610
                                   ============== ==========    ==========

                     INFOACCES, S.A. DE C.V. AND SUBSIDIARY

               (Constant Mexican pesos as of September 30, 1999)


Statements of operations

                                                         Nine months ended
                                  December 31,             September 30,
                            -------------------------  -----------------------
                                1997          1998        1998        1999
                            -------------  ----------  ----------  -----------
                                                            (Unaudited)
Revenue...................  Mp$65,249,803  88,243,150  66,633,990   78,734,741
Cost of revenue...........     32,218,821  43,305,610  31,618,874   36,246,062
                            -------------  ----------  ----------  -----------
Gross profit..............     33,030,982  44,937,540  35,015,116   42,488,679
Operating expenses........     31,994,405  45,063,632  31,714,605   48,195,842
                            -------------  ----------  ----------  -----------
Operating income (loss)...  Mp$ 1,036,577    (126,092)  3,300,511   (5,707,163)
Comprehensive financing
 cost:
  Interest expense, net...       (350,877)   (797,039)   (393,502)    (853,117)
  Foreign exchange loss,
   net....................       (757,552)   (690,859)   (937,653)  (1,197,218)
  Monetary gain (loss)....        320,219     553,189     434,256     (660,690)
                            -------------  ----------  ----------  -----------
Net comprehensive
 financing cost...........       (788,210)   (934,709)   (896,899)  (2,711,025)
                            -------------  ----------  ----------  -----------
Other income..............        729,273     426,585     167,517      705,265
                            -------------  ----------  ----------  -----------
Income (loss) before taxes
 and minority interest....        977,640    (634,216)  2,571,129   (7,712,923)
Income tax expense........     (2,516,531)   (352,806)   (239,284)  (2,480,005)
                            -------------  ----------  ----------  -----------
(Loss) income before
 minority interest........     (1,538,891)   (987,022)  2,331,845  (10,192,928)
Minority interest.........          8,447      25,517      47,409       36,480
                            -------------  ----------  ----------  -----------
Net (loss) income and
 comprehensive
 (loss)/income............  Mp$(1,530,444)   (961,505)  2,379,254  (10,156,448)
                            =============  ==========  ==========  ===========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     , 2000




                            [LOGO OF VIA NET.WORKS]

                     14,300,000 Shares of Common Stock


                               ----------------
                                   PROSPECTUS
                               ----------------

Donaldson, Lufkin & Jenrette              Morgan Stanley Dean Witter

                  ------------------------------------------

   Salomon Smith Barney                           DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of VIA have not changed since the date of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until       , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                [Alternate Page]

                 SUBJECT TO COMPLETION - FEBRUARY 9, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
     , 2000


                            [LOGO OF VIA NET.WORKS]

                         700,000 Shares of Common Stock

--------------------------------------------------------------------------------

    VIA NET.WORKS, Inc.:   The Offering:


    . We are a leading     . We are offering
      international          shares of our
      provider of            common stock. This
      Internet access        prospectus relates
      and services           to an offering of
      focusing on small      700,000 shares we
      and mid-sized          are making directly
      businesses located     to our preferred
      in Europe and          stockholders. In
      Latin America.         addition, we are
                             offering
    . VIA NET.WORKS,         14,300,000 shares
      Inc. 12100 Sunset      in a concurrent
      Hills Road, Suite      underwritten
      110 Reston, VA         offering.
      20190 (703) 464-
      0300                 . We have granted the
                             U.S. underwriters
    Symbol & Markets:        of the underwritten
                             offering an option
                             to purchase an
    . VNWI                   additional
                             2,000,000 shares
    . Nasdaq National        from us to cover
      Market                 over-allotments.

    . Amsterdam Stock      . This is our initial
      Exchange               public offering and
                             we anticipate that
                             the initial public
                             offering price will
                             be between $19.00
                             and $21.00 per
                             share.

                           . Closing: February
                               , 2000

    --------------------------------------------------
                                       Per Share Total
    --------------------------------------------------
     Public offering price:             $        $
     Proceeds to VIA NET.WORKS, Inc.:   $        $
    --------------------------------------------------


    This investment involves risks. See "Risk Factors" beginning on Page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete, nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                [Alternate Page]

                               TABLE OF CONTENTS

                                                   Page
Prospectus Summary..............................     1
Risk Factors....................................     6
Special Note Regarding Forward-
 Looking Statements.............................    14
Use of Proceeds.................................    15
Dividend Policy.................................    15
Capitalization..................................    16
Dilution........................................    17
Selected Consolidated Financial
 Data...........................................    18
Selected Combined Pro Forma
 Financial Data.................................    20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations..................................    23

                                                  Page
Business........................................    33
Management......................................    49
Transactions with Related Parties...............    58
Principal Stockholders..........................    61
Description of Capital Stock....................    64
Shares Eligible For Future Sale.................    67
Material Federal Income Tax Consequences to Non-
 United States Stockholders.....................    70
Material Netherlands Tax Consequences...........    73
Plan of Distribution............................    76
Legal Matters...................................    76
Experts.........................................    76
Where You Can Find More Information.............    78
Index to Financial Statements...................   F-1

                                [Alternate Page]

                              PLAN OF DISTRIBUTION

  Under a stockholders agreement, VIA is obligated to offer 700,000 shares of common stock to its preferred stockholders.

  Subject to the terms and conditions of purchase agreements, dated as of
February   , 2000,    of our preferred stockholders have severally agreed to
purchase from us the respective number of shares of common stock set forth in those purchase agreements.

  The purchase agreements provide that the obligations of the several purchasers to purchase and accept delivery of the shares of common stock included in this offering are subject to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of the common stock for quotation on the Nasdaq National Market and for trading on the Amsterdam Stock Exchange and no occurrence of an event that would have a material adverse effect on us.

  We estimate expenses related to the offering will be $2.9 million.

  Our common stock has been approved for quotation on the Nasdaq National Market and for trading on the Amsterdam Stock Exchange under the symbol "VNWI."

Pricing of the Offering

  Prior to the offering, there has been no established trading market for our common stock. The initial public offering price of our common stock will be determined by negotiation among VIA and the representatives of the underwriters conducting the underwritten offering. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which VIA competes . VIA's past and present operations
  . VIA's historical results of operations
  . VIA's prospects for future earnings
  . the recent market prices of securities of generally comparable companies
    and
  . the general condition of the securities markets at the time of the offering

                                 LEGAL MATTERS

  Hogan & Hartson L.L.P., Washington, D.C., will pass upon the validity of the issuance of the shares being offered.

                                    EXPERTS

  The consolidated financial statements of VIA NET.WORKS, Inc. as of December 31, 1997 and 1998 and for the period from June 13, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of VIA Net Works Argentina S.A. as of December 31, 1997 and September 24, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to September 24, 1998 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                [Alternate Page]

  The financial statements of GTN Gesellschaft fur Telekommunikations und Netzwerkdienste mbH as of December 31, 1997 and October 9, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to October 9, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers GmbH, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of U-Net Limited as of July 31, 1997 and 1998 and October 29, 1998 and for the years ended July 31, 1997 and 1998 and for the period from August 1, 1998 to October 29, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dialdata S.A. Internet Systems as of December 31, 1997 and December 29, 1998 and for the year ended December 31, 1997 and for the period from January 1, 1998 to December 29, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of I-Way Limited as of April 30, 1997 and 1998 and December 31, 1998 and for the two years ended April 30, 1998 and for the period from May 1, 1998 to December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of bART Holding B.V. as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Esoterica-Novas Tecnologias de Informacao SA as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers-Auditores e Consultores, Lda, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of WorldWide Web Services Limited as of May 27, 1999 and for the period from July 1, 1998 to May 27, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Netlink Internet Services Limited as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Disbumad, SL as of December 31, 1998 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores, S.L., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Infoacces, S.A. de C.V. as of December 31, 1997 and 1998, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG CARDENAS DOSAL, S.C., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                [Alternate Page]
                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus contains all information about VIA and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC.

                                [Alternate Page]

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--------------------------------------------------------------------------------
     , 2000




                            [LOGO OF VIA NET.WORKS]

                         700,000 Shares of Common Stock


                               ----------------
                                   PROSPECTUS
                               ----------------



--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of VIA have not changed since the date of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until       , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC Registration fee.......................................... $   97,048
      NASD filing fee...............................................     30,500
      Nasdaq National Market listing fee............................     95,000
      Amsterdam Stock Exchange listing fee..........................      5,000
      Printing and engraving expenses...............................    350,000
      Legal fees and expenses.......................................    600,000
      Accounting fees and expenses..................................  1,700,000
      Blue Sky fees and expenses (including legal fees).............      3,500
      Transfer agent and registrar fees and expenses................      7,000
      Miscellaneous.................................................      5,805
                                                                     ----------
          Total..................................................... $2,893,853
                                                                     ==========

  VIA will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

  Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant will provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

  As permitted by the DGCL, the Registrant's Certificate of Incorporation will provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Under the Bylaws, the Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's status, and related expenses, whether or not the Registrant would have the power to indemnify the person against liability under the provisions of the DGCL. The Registrant has purchased director and officer liability insurance on behalf of its directors and officers.

  Additionally, we expect to enter into indemnification agreements with certain of our directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that arise by reason of their status or service as our directors or officers, to reimburse or advance the expenses they may incur as a result of threatened claims or proceedings brought against them, and to cover them under our directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained. Some of our directors who serve on our board at the request of our stockholders may also be indemnified by these stockholders under agreements or pursuant to these stockholders' formation documents.

  The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of VIA against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

  Since its formation in June 1997, VIA has sold and issued the following unregistered securities:

  (a) In August 1997, VIA sold 100 shares of common stock to one accredited investor for an aggregate purchase price of $50, and sold 900,000 shares of Series A Preferred Stock ("Series A Preferred") for an aggregate purchase price of $900,000 to seven accredited investors.

  (b) In September 1997, VIA sold 60,000 shares of common stock to one executive of VIA for an aggregate purchase price of $30,000.

  (c) In October 1997, VIA sold 125,000 shares of Series A Preferred for an aggregate purchase price of $125,000 to two accredited investors.

  (d) In January 1998, VIA sold 22,942 shares of common stock to one executive of VIA for an aggregate purchase price of $11,471.

  (e) In February 1998, VIA sold 30,000 shares of common stock to two executives of VIA for an aggregate purchase price of $15,000.

  (f) In April 1998, VIA sold 150,000 shares of common stock to one executive of VIA for an aggregate purchase price of $150,000, and sold 463,657 shares of Series A Preferred for an aggregate purchase price of $463,657 to nine accredited investors.

  (g) Effective April 1998, VIA granted a warrant to purchase 100,000 shares of common stock to Steven C. Halstedt for an aggregate purchase price of $240,000 as compensation for services rendered by Mr. Halstedt to VIA.

  (h) In May 1998, VIA sold 17,195,335 shares of Series B Preferred Stock ("Series B Preferred") for an aggregate purchase price of $51,586,005 to 23 accredited investors.

  (i) In June 1998, VIA sold 10,000 shares of common stock to one executive of VIA for an aggregate purchase price of $10,000 in reliance on Rule 701 under the Securities Act.

  (j) In January 1999, VIA sold 272,284 shares of common stock to nine executives and employees of VIA for an aggregate purchase price of $653,482 in reliance on Section 4(2) of the Securities Act and Rule 701 under the Securities Act.

  (k) In April 1999, VIA sold 21,309,658 shares of Series C Preferred Stock ("Series C Preferred") for an aggregate purchase price of $127,857,948 to 30 accredited investors.

  (l) In July 1999, VIA sold 394,124 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $3,152,992 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. In addition, VIA sold 127,874 shares of common stock to 12 executives, employees and consultants of VIA for an aggregate purchase price of $511,496 in reliance on Regulation S and Rule 701 under the Securities Act and Section 4(2) of the Securities Act.

  (m) In August 1999, VIA sold 317,421 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $2,539,368 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. Further, VIA sold 150,000 shares of common stock to the stockholders of one of VIA's operating companies in connection with the acquisition by VIA of the remaining shares in the operating company. These shares were valued at approximately $1,237,500 and were issued in consideration for stock of the operating company. This sale was made in reliance on Regulation S under the Securities Act. In addition, VIA sold 50,000 to a director for an aggregate purchase price of $200,000 in reliance on Section 4(2) of the Securities Act.

  (n) In September 1999, VIA sold 332,926 shares of common stock to pay off the outstanding notes held by the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $2,746,640 and were issued in reliance on Regulation S under the Securities Act. In addition, VIA sold 40,000 shares of common stock to an employee for an aggregate purchase price of $160,000 in reliance on Section 4(2) of the Securities Act.

  (o) In November 1999, VIA sold 5,000 shares of common stock to one employee for an aggregate of $41,250 in reliance on Rule 701 under the Securities Act.

  (p) In January 2000, VIA sold 112,500 shares of common stock to the stockholders of one of VIA's operating companies in connection with the operating company's acquisition by VIA. These shares were valued at approximately $1,800,000 and were issued in reliance on Regulation S under the Securities Act.

  (q) In January 2000, VIA sold 50,000 shares of common stock to a director for an aggregate purchase price of $487,500.

  (r) In January 2000, VIA sold 2,825 shares of common stock to one employee for $27,544 in reliance on Rule 701 under the Securities Act.

  (s) In January 2000, VIA sold 31,250 shares of common stock to one executive officer for $75,000 upon his exercise of stock options.

  (t) In February 2000, VIA sold 38,958 shares of common stock to one executive officer for $93,499 upon his exercise of stock options.

  (u) In February 2000, VIA sold 41,250 shares of common stock to one executive officer for $99,000 upon her exercise of stock options.

  Except where otherwise indicated, the sales and issuances of securities in the transactions described above were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about VIA or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit Number                          Description
 --------------                          -----------
   1.1*         Form of Underwriting Agreement

   3.1.1*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed before the closing of this offering

   3.1.2*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed after the closing of this offering

   3.2*         Form of Amended and Restated Bylaws of VIA NET.WORKS, Inc.

 Exhibit Number                           Description
 --------------                           -----------
   4.1*         Specimen certificate representing the Common Stock

   5.1 Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

  10.1*+        Amended and Restated 1998 Stock Option and Restricted Stock
                Plan

  10.2A*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for executive employee

  10.2B*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for non-executive employee

  10.3*+        Key Employee Equity Plan, as amended

  10.3.1*+      Amendment No. 2 to Key Employee Equity Plan

  10.4* Form of Purchase Agreement by and between VIA and its preferred stockholders

  10.5#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                Kingdom), dated as of
                June 21, 1999, by and between GT U.K. Ltd. and VIA NET.WORKS
                Europe Holding B.V.

  10.6#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                States), dated as of June 21, 1999, by and between GT Landing
                Corp. and VIA NET.WORKS Europe Holding B.V.

  10.7#* Capacity Purchase Agreement, dated as of June 21, 1999, by and between Atlantic Crossing Ltd. and VIA NET.WORKS Europe Holding
                B.V.

  10.8#*        Customer Agreement for an IRU Capacity, dated as of July 21,
                1999, by and between iaxis Limited and VIA NET.WORKS Europe
                Holding B.V.

  10.9#*        Software License and Support Agreement by and between Portal
                Software, Inc. and VIA Net Works UK Limited, dated as of
                October 29, 1999

  10.10*        Distribution and Revenue Sharing Agreement, dated as of June
                30, 1999, by and between Trellix Corporation and VIA NET.WORKS,
                Inc.

  10.11*        Amended and Restated Stockholders Agreement by and among VIA
                NET.WORKS, Inc. and the additional parties named therein, dated as of April 20, 1999

  10.12*        Registration Rights Agreement by and among VIA NET.WORKS, Inc.
                and the stockholders named therein

  10.13*        Transit Service Agreement, dated as of August 1, 1999, between
                Verio Inc. and VIA NET.WORKS, Inc.

  10.14.1*+     Employment Letter Agreement between VIA and Kenneth Blackman

  10.14.2*+     Employee Confidentiality Agreement between VIA and Kenneth
                Blackman

  10.15.1*+     Employment Letter Agreement between VIA and Antonio Tavares

  10.15.2*+     Supplemental Letter Agreement between VIA and Antonio Tavares

  10.15.3*+     Retention Agreement by and between Dialdata and Antonio Tavares

  10.15.4*+     Termination Agreement by and between Dialdata and Antonio
                Tavares

  10.16*+ Form of Indemnification Agreement by and between VIA and its officers and directors

  21.1*         List of subsidiaries

  23.1*         Consent of Pricewaterhousecoopers LLP (VIA NET.WORKS, Inc.)

  23.2*         Consent of Price Waterhouse & Co. (VIA Net Works Argentina,
                S.A.)

  23.3*         Consent of PricewaterhouseCoopers Auditores Independentes
                (Dialdata S.A. Internet Systems)

  23.4*         Consent of PricewaterhouseCoopers (Netlink Internet Services,
                Limited)

 Exhibit Number                           Description
 --------------                           -----------
  23.5*         Consent of PricewaterhouseCoopers Auditores, S.L. (Disbumad,
                S.L.)

  23.6*         Consent of PricewaterhouseCoopers GmbH (GTN Gesellschaft fur
                Telekommunikations-und Netzwerkdienste mbH)

  23.7*         Consent of PricewaterhouseCoopers (U-Net Limited)

  23.8*         Consent of PricewaterhouseCoopers N.V. (bART Holding B.V.)

  23.9*         Consent of PricewaterhouseCoopers (I-Way Limited)

  23.10*        Consent of PricewaterhouseCoopers-Auditores e Consultores, Lda
                (Esoterica-Novas Tecnologias de Informacao SA)

  23.11*        Consent of PricewaterhouseCoopers (WorldWide Web Services
                Limited)

  23.12*        Consent of KPMG Cardenas Dosal, S.C. (Infoacces, S.A. de C.V.)

  23.13         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

  24.1*         Power of Attorney

  27.1*         Financial Data Schedule

---------------------
+  Management or compensatory contract or plan.
*  Previously filed.
# Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

  (b) Financial Statement Schedules:

    Schedule II Valuation and Qualifying Accounts

  All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on February 9, 2000.

                                          VIA NET.WORKS, INC.

                                                 /s/ David M. D'Ottavio
                                          By: _________________________________
                                                   David M. D'Ottavio
                                          Chief Executive Officer and Chairman
                                                of the Board of Directors

  Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed as of February 9, 2000 by the following persons in the capacities indicated.

              Signature                                     Title
              ---------                                     -----

        /s/ David M. D'Ottavio         Chief Executive Officer and Chairman of the
______________________________________ Board of Directors
          David M. D'Ottavio           (Principal Executive Officer)

       /s/  Michael J. Simmons         President
______________________________________
          Michael J. Simmons

       /s/ Catherine A. Graham         Vice President, Chief Financial Officer and
______________________________________ Treasurer (Principal Financial and Accounting
         Catherine A. Graham           Officer)

                  *                    Director
______________________________________
         William A. Johnston

                  *                    Director
______________________________________
           Gabriel Battista


              Signature                                     Title
              ---------                                     -----

                  *                    Director
______________________________________
           Edward D. Breen

                  *                    Director
______________________________________
           Stephen J. Eley

                  *                    Director
______________________________________
          William J. Elsner

                  *                    Director
______________________________________
             Adam Goldman

                  *                    Director
______________________________________
           Mark J. Masiello

                  *                    Director
______________________________________
            John G. Puente

                  *                    Director
______________________________________
          Erik M. Torgerson

      /s/ David M. D'Ottavio
*By: _________________________________
          David M. D'Ottavio
           Attorney-in-fact

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of VIA NET.WORKS, Inc.

Our audits of the consolidated financial statements referred to in our report dated August 26, 1999, except for the first three paragraphs of Note 13, which are as of October 11, 1999, appearing in this Registration Statement on Form S-1 also included an audit of the consolidated financial statement schedule included in this Registration Statement. In our opinion, this consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

McLean, Virginia
August 26, 1999

                                                                     SCHEDULE II

                              VIA NET.WORKS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                         Balance at            Charged               Balance at
                         Beginning             to Costs                End of
  Description            of Period  Acquired and Expenses Deductions   Period
  -----------            ---------- -------- ------------ ---------- ----------
Period from Inception
 (June 13, 1997) to
 December 31, 1997:
  Allowance for doubtful
   Accounts.............    $ 0         0          0           0        $  0
                            ===       ===        ===         ===        ====
Year ended December 31,
 1998:
  Allowance for doubtful
   Accounts.............    $ 0       200         17           0        $217
                            ===       ===        ===         ===        ====

                                 Exhibit Index

 Exhibit Number                           Description
 --------------                           -----------
   1.1*         Form of Underwriting Agreement

   3.1.1*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed before the closing of this offering

   3.1.2*       Form of Amended and Restated Certificate of Incorporation of
                VIA NET.WORKS, Inc. to be filed after the closing of this offering

   3.2*         Form of Amended and Restated Bylaws of VIA NET.WORKS, Inc.

   4.1*         Specimen certificate representing the Common Stock

   5.1 Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

  10.1*+        Amended and Restated 1998 Stock Option and Restricted Stock
                Plan

  10.2A*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for executive employee

  10.2B*+       Form of 1998 Stock Option and Restricted Stock Plan Incentive
                Stock Option Agreement for non-executive employee

  10.3*+        Key Employee Equity Plan, as amended

  10.3.1*+      Amendment No. 2 to Key Employee Equity Plan

  10.4* Form of Purchase Agreement by and between VIA and its preferred stockholders

  10.5#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                Kingdom), dated as of
                June 21, 1999, by and between GT U.K. Ltd. and VIA NET.WORKS
                Europe Holding B.V.

  10.6#*        Indefeasible Right of Use Agreement in Inland Capacity (United
                States), dated as of June 21, 1999, by and between GT Landing
                Corp. and VIA NET.WORKS Europe Holding B.V.

  10.7#* Capacity Purchase Agreement, dated as of June 21, 1999, by and between Atlantic Crossing Ltd. and VIA NET.WORKS Europe Holding
                B.V.

  10.8#*        Customer Agreement for an IRU Capacity, dated as of July 21,
                1999, by and between iaxis Limited and VIA NET.WORKS Europe
                Holding B.V.

  10.9#*        Software License and Support Agreement by and between Portal
                Software, Inc. and VIA Net Works, UK Limited, dated as of
                October 29, 1999

  10.10*        Distribution and Revenue Sharing Agreement, dated as of June
                30, 1999, by and between Trellix Corporation and VIA NET.WORKS,
                Inc.

  10.11*        Amended and Restated Stockholders Agreement by and among VIA
                NET.WORKS, Inc. and the additional parties named therein, dated as of April 20, 1999

  10.12*        Registration Rights Agreement by and among VIA NET.WORKS, Inc.
                and the stockholders named therein

  10.13*        Transit Service Agreement, dated as of August 1, 1999, between
                Verio Inc. and VIA NET.WORKS, Inc.

  10.14.1*+     Employment Letter Agreement between VIA and Kenneth Blackman

  10.14.2*+     Employee Confidentiality Agreement between VIA and Kenneth
                Blackman

  10.15.1*+     Employment Letter Agreement between VIA and Antonio Tavares

  10.15.2*+     Supplemental Letter Agreement between VIA and Antonio Tavares

  10.15.3*+     Retention Agreement by and between Dialdata and Antonio Tavares

 Exhibit Number                           Description
 --------------                           -----------

  10.15.4*+     Termination Agreement by and between Dialdata and Antonio
                Tavares

  10.16*+ Form of Indemnification Agreement by and between VIA and its officers and directors

  21.1*         List of subsidiaries

  23.1*         Consent of Pricewaterhousecoopers LLP (VIA NET.WORKS, Inc.)

  23.2*         Consent of Price Waterhouse & Co. (VIA Net Works Argentina,
                S.A.)

  23.3*         Consent of PricewaterhouseCoopers Auditores Independentes
                (Dialdata S.A. Internet Systems)

  23.4*         Consent of PricewaterhouseCoopers (Netlink Internet Services,
                Limited)

  23.5*         Consent of PricewaterhouseCoopers Auditores, S.L. (Disbumad,
                S.L.)
  23.6*         Consent of PricewaterhouseCoopers GmbH (GTN Gesellschaft fur
                Telekommunikations-und Netzwerkdienste mbH)

  23.7*         Consent of PricewaterhouseCoopers (U-Net Limited)

  23.8*         Consent of PricewaterhouseCoopers N.V. (bART Holding B.V.)

  23.9*         Consent of PricewaterhouseCoopers (I-Way Limited)

  23.10*        Consent of PricewaterhouseCoopers--Auditores e Consultores,
                Lda. (Esoterica-Novas Tecnologias de Informacao SA)

  23.11*        Consent of PricewaterhouseCoopers (WorldWide Web
                Services Limited)

  23.12*        Consent of KPMG Cardenas Dosal, S.C. (Infoacces, S.A. de C.V.)

  23.13         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

  24.1*         Power of Attorney

  27.1*         Financial Data Schedule

---------------------
+  Management or compensatory contract or plan.
*  Previously filed.
# Portions of this exhibit have been omitted pursuant to a request for confidential treatment.